Exhibit 99.1

A.C. Zucaro

Chairman &

Chief Executive Officer

To Old Republic’s Shareholders

Spin-Off of the Republic Financial Indemnity

Group’s Common Stock Through a

Distribution on the Old Republic Common Stock

In mid-March 2012 we announced the combination of our Consumer Credit Indemnity (“CCI”) Underwriting Division with our Mortgage Insurance (“MI”) Group. Concurrently we called attention to the necessity of recapitalizing the combined business which was re-named the Republic Financial Indemnity Group, Inc. (“RFIG”).

Recessionary conditions in U.S. housing finance which began in 2007 have led to substantial losses in the MI and CCI lines. As a result, capital funds identified with these lines at year-end 2006 have been fully depleted. Both of the lines are in a run-off operating mode, and cannot write new business due to the depleted capital accounts. While we still maintain a long-term strategic interest in these lines, we have stopped capital funding for them since they no longer meet our consolidated enterprise risk and capital management disciplines and objectives.

In consideration of all these factors, our management and board of directors concluded that the necessary future recapitalization and re-direction of the combined business could best be effected by separating these operations from the Old Republic International holding company. Combining the two lines, while maintaining their separateness within RFIG, provides the corporate structure to achieve these objectives. In late May of this year, we announced that RFIG would be established as an independent publicly held company. We will accomplish this through a spin-off of substantially all of our RFIG shares to Old Republic’s stockholders. The accompanying Information Statement describes the RFIG business and the interests of Old Republic's shareholders in the spin-off of RFIG’s stock.

If you own Old Republic common stock as of the close of business on June     , 2012, you will receive one share of RFIG common stock for each eight shares of Old Republic common stock that you own. The RFIG shares should be delivered to your account shortly after June     , 2012. As indicated in the accompanying Information Statement the value of the RFIG shares you receive will be treated as a taxable dividend. This value will be determined shortly after the spin-off occurs.

No Old Republic stockholder action is required, and you do not need to surrender your Old Republic shares to receive the RFIG common stock to which you are entitled. You will continue to hold the same number of Old Republic common shares after the spin-off. If a market develops for the RFIG common stock, it will trade in the over-the-counter markets under a trading symbol as yet unassigned.

The attached Information Statement contains detailed information about RFIG and the Spin-Off which we encourage you to read carefully.

Respectfully submitted on behalf

of the Old Republic Board of Directors,

A. C. Zucaro

Chairman & Chief Executive Officer

                    , 2012

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Subject to Completion, dated May 23, 2012

INFORMATION STATEMENT

Republic Financial Indemnity Group, Inc.

Common Stock

(par value $0.01 per share)

Old Republic International Corporation (“Old Republic”) is furnishing this information statement to its shareholders in connection with the distribution by Old Republic of [        %] of the outstanding shares of common stock of Republic Financial Indemnity Group, Inc. (“RFIG”) that are owned by Old Republic to holders of Old Republic’s common stock. As of the date of this information statement, Old Republic owns [        %] of all of RFIG’s outstanding common stock.

On [                ], 2012, Old Republic’s board of directors granted final approval of the distribution of [        ]% of the shares of RFIG common stock owned by Old Republic to holders of Old Republic common stock. Holders of Old Republic common stock will be entitled to receive [                ] shares of RFIG common stock for every eight shares of Old Republic common stock held as of 5:00 p.m. New York time on the record date, [                ], 2012. No fractional shares will be issued. In the event a holder of Old Republic common stock would otherwise be entitled to a fractional share of RFIG common stock, the number of shares of RFIG common stock such holder will receive in the spin-off will be rounded up to the nearest whole number of shares of RFIG common stock. The distribution date for the spin-off will be [                ], 2012. Following the spin-off, Old Republic will retain approximately 371,000 shares of RFIG common stock, representing approximately 0.90% of RFIG’s issued and outstanding common stock. Old Republic also owns and will retain warrants to purchase 18,000,000 shares of RFIG common stock at $0.12 per share. If all such warrants were exercised in the future at the rate of one RFIG common share per warrant, Old Republic would own approximately 18,371,000 (31%) RFIG common shares out of approximately 59,288,000 resulting shares then outstanding inclusive of the 8,500,000 shares issued in May 2012.

You will not be required to pay any cash or other consideration for the shares of RFIG common stock that will be distributed to you or to surrender or exchange your shares of Old Republic common stock to receive shares of RFIG common stock in the spin-off. The distribution will not affect the number of shares of Old Republic common stock that you hold. No approval by Old Republic shareholders of the spin-off is required or being sought. You are not being asked for a proxy and you are requested not to send a proxy.

As discussed under “The Spin-Off—Trading of Old Republic Common Stock After the Record Date and Prior to the Distribution,” if you sell your shares of Old Republic common stock in the “regular way” market after the record date and prior to the spin-off, you also will be selling your right to receive RFIG common stock in connection with the spin-off. You are encouraged to consult with your financial advisor regarding the specific implications of selling your Old Republic common stock on or prior to the distribution date.

Currently, there is no public trading market for RFIG common stock. Following the spin-off, we will seek to have market prices for shares of RFIG common stock quoted in the over-the-counter markets (the OTC Bulletin Board and/or the OTC Markets Group, Inc. quotation services). There is no assurance that we will succeed in that attempt or that, if the shares are quoted in the over-the-counter markets, a market will ever develop for such securities.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Old Republic first mailed this information statement to its shareholders on or about [                ], 2012.

The date of this information statement is                 , 2012.

Unless we otherwise state or the context otherwise indicates, all references in this information statement to “us,” “we,” “our,” “ours,” “the Company,” or “RFIG” mean Republic Financial Indemnity Group, Inc. and its subsidiaries, and all references to “Old Republic” or “ORI” mean Old Republic International Corporation and its subsidiaries, other than, for all periods following the spin-off, RFIG.

The transaction in which RFIG will be separated from Old Republic International Corporation and become an independent, publicly traded company is referred to herein alternatively as the “distribution” or the “spin-off.”

This information statement is being furnished solely to provide information to Old Republic shareholders who will receive shares of RFIG common stock in connection with the spin-off. It is not provided as an inducement or encouragement to buy or sell any securities. You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information contained in this information statement, unless we are required by applicable securities laws to do so.

i

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Q:	What is the spin-off?

A:	The spin-off involves Old Republic’s distribution to its shareholders of approximately 99% of the shares of our common stock that it owns. Following the spin-off, we will be independent from ORI, and our shares will be registered under the 1934 Act and may be publicly traded if a trading market develops in the over-the-counter markets. You do not have to pay any consideration or give up any portion of your Old Republic common stock to receive shares of our common stock in the spin-off.

Q:	Why is Old Republic separating RFIG from Old Republic’s business?

A:	Recessionary conditions in U.S. housing finance which began in 2007 have led to substantial losses in Old Republic’s mortgage insurance and consumer credit indemnity lines. As a result, capital funds identified with these lines at year-end 2006 have been fully depleted. Both of the lines are in a run-off operating mode, and cannot write new business due to the depleted capital accounts. While Old Republic still maintains a long-term strategic interest in these lines, it has stopped capital funding for them since they no longer meet Old Republic’s enterprise risk and capital management disciplines and objectives. In consideration of all these factors, Old Republic’s management and board of directors concluded that the necessary future recapitalization and re-direction of the combined business could best be effected by separating these operations from the Old Republic International Corporation holding company. Combining the two lines, while maintaining their separateness within RFIG, provides the corporate structure to achieve these objectives. In late May of this year, Old Republic announced that RFIG would be established as an independent publicly held company. The spin-off of the RFIG shares to Old Republic’s shareholders will accomplish this objective.

Q:	What is being distributed in the spin-off?

A:	Old Republic will distribute as a dividend on a pro rata basis to its shareholders one share of RFIG common stock for each eight shares of Old Republic common stock outstanding as of the record date for the spin-off.

Q:	What is the record date for the spin-off, and when will the spin-off occur?

A:	The record date is [ ], 2012 and ownership is determined as of 5:00 p.m. New York time on that date. Shares of RFIG common stock will be distributed on [ ], 2012, which we refer to as the distribution date.

Q:	As a holder of shares of Old Republic common stock as of the record date, what do I have to do to participate in the spin-off?

A:	Nothing. However, you are urged to read this entire information statement carefully. No shareholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing common shares of Old Republic or take any other action to receive your shares of RFIG common stock.

You will receive one share of RFIG common stock for each eight shares of Old Republic common stock held as of the record date and retained through the distribution date. You may also participate in the spin-off if you purchase Old Republic common stock in the “regular way” market after the record date and retain your Old Republic shares through the distribution date. See “The Spin-Off—Trading of Old Republic Common Stock After the Record Date and Prior to the Distribution.”

Q:	If I sell my shares of Old Republic common stock before or on the distribution date, will I still be entitled to receive RFIG shares in the spin-off?

A:	If you sell your shares of Old Republic common stock prior to or on the distribution date, you may also be selling your right to receive shares of RFIG common stock. See “The Spin-Off—Trading of Old Republic Common Stock After the Record Date and Prior to the Distribution.” You are encouraged to consult with your financial advisor regarding the specific implications of selling your Old Republic common stock prior to or on the distribution date.

Q:	How will fractional shares be treated in the spin-off?

A:	No fractional shares will be issued. In the event a holder of Old Republic common stock would have otherwise been entitled to a fractional share of RFIG common stock, the number of shares of RFIG common stock such holder will receive in the spin-off will be rounded up to the nearest whole number of shares of RFIG common stock.

Q:	Will the spin-off affect the number of shares of Old Republic I currently hold?

A:	The number of shares of Old Republic common stock held by a shareholder will be unchanged.

Q:	Why is the separation of the two companies structured as a spin-off?

A:	We do not believe that a sale of RFIG to a third party is feasible in the near future. Therefore, we believe that a spin-off of shares in RFIG to Old Republic’s shareholders is the most viable way to separate the companies in the near term.

Q:	What are the U.S. federal income tax consequences of the distribution of RFIG common stock?

A:	We intend to take the position that the spin-off will be a taxable transaction for U.S. federal income tax purposes. Assuming this to be the case, an amount equal to the fair market value on the distribution date of the shares of our common stock received by you (after giving effect to rounding up to the nearest whole number of shares, if applicable) generally will be taxable as a dividend to the extent of your ratable share of Old Republic’s current or accumulated earnings and profits, if any, as determined for U.S. federal income tax purposes, with the excess treated first as a tax-free return of capital that reduces (but not below zero) your adjusted tax basis in your Old Republic common stock and then as capital gain from the sale or exchange of Old Republic common stock. For a more detailed discussion of the material U.S. federal income tax consequences of the spin-off, please see “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” below. Tax matters are complicated and the tax consequences of the spin-off to any particular Old Republic stockholder will depend on that stockholder’s particular situation. You should consult your own tax advisor to determine the tax consequences of the spin-off to you.

Q:	When will I receive my RFIG shares? Will I receive a stock certificate for RFIG shares distributed as a result of the spin-off?

A:	Registered holders of Old Republic common stock who are entitled to participate in the spin-off will receive a book-entry account statement reflecting their ownership of RFIG common stock. For additional information, registered shareholders in the United States or Canada should contact Old Republic’s transfer agent, Wells Fargo Shareowner Services, at (800) 468-9716 or through its website at www.wellsfargo.com/shareownerservices. See “Description of Capital Stock—Transfer Agent and Registar.”

Q:	What if I hold my shares through a broker, bank or other nominee?

A:	Old Republic shareholders who hold their shares through a broker, bank or other nominee will have their brokerage account credited with RFIG common stock. For additional information, those shareholders should contact their broker or bank directly.

Q:	What if I have stock certificates reflecting my shares of Old Republic common stock? Should I send them to the transfer agent or to Old Republic?

A:	No, you should not send your stock certificates to the transfer agent or to Old Republic. You should retain your Old Republic stock certificates.

Q:	If I was enrolled in an Old Republic dividend reinvestment plan, will I automatically be enrolled in an RFIG dividend reinvestment plan?

A:	No. It is not contemplated at this time that RFIG will have a dividend reinvestment plan. As a result, any dividends declared and paid following the spin-off date will be made in cash to holders of these shares.

Q:	What are the conditions of the spin-off?

A:	The spin-off is subject to a number of conditions, including, among others, that the SEC has declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act.

We cannot assure you that any or all of these conditions will be met. To the extent waivable, Old Republic may waive one or more of these conditions in its sole and absolute discretion, and the determination by Old Republic regarding the satisfaction of these conditions will be conclusive. The fulfillment of these conditions will not create any obligation on Old Republic’s part to effect the distribution, and Old Republic has reserved the right to amend, modify or abandon any and all terms of the distribution and the related transactions at any time prior to the distribution date. See “The Spin-Off—Spin-Off Conditions and Termination.”

Q:	Can Old Republic decide to cancel the distribution of RFIG common stock even if all the conditions have been met?

A:	Yes. Until the distribution occurs, Old Republic has the right in its sole discretion to terminate the distribution, even if all conditions are satisfied.

Q:	Will RFIG incur any debt prior to or at the time of the spin-off?

A:	It is not expected that RFIG will incur any material indebtedness prior to the spin-off; however, pursuant to the terms of its outstanding Series A Variable Rate Senior Indenture No. 5 due December 31, 2038, RFIG currently has $180 million in outstanding indebtedness, all of which is owed to Old Republic.

Q:	Are there risks to owning RFIG common stock?

A:	Yes. RFIG’s business is subject to risks relating to the industry in which it operates, its ongoing contractual relationships with Old Republic and its status as a separate, publicly held company. RFIG’s business is also subject to risks relating to the separation. You are encouraged to read the section entitled “Risk Factors” in this information statement carefully.

Q:	Does RFIG intend to pay cash dividends?

A:	We do not expect to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any future earnings to finance our operations. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, capital requirements, any contractual, regulatory or other restrictions on the payment of dividends by our subsidiaries to RFIG, and other factors that our board of directors deems relevant. See “Dividend Policy.”

Q:	Will RFIG common stock trade on a stock market?

A:	Currently, there is no public market for RFIG common stock. We do not anticipate that RFIG common stock, immediately following the spin-off, will be listed on a national securities exchange. We anticipate, however, that subject to completion of the spin-off and acceptance by FINRA and/or the OTC Markets Group, Inc., price quotations for RFIG common stock will be made available in the over-the-counter markets (the OTC Bulletin Board and/or the OTC Markets Group, Inc. quotation services). We cannot predict with certainty the date on which a trading symbol for RFIG common stock will be received, or the date on which trading prices for RFIG common stock will begin to be quoted by any quotation service. We expect that those events will occur after the distribution date.

Q:	Who will manage RFIG after the separation?

A:	RFIG benefits from having in place a management team with an extensive background in the mortgage guaranty businesses. Led by Christopher S. Nard, who will be RFIG’s President and Chief Executive Officer after the separation, RFIG’s management team possesses deep knowledge of, and extensive experience in its industry. For more information regarding RFIG’s management, see “Management.”

Q:	What will the relationship between Old Republic and RFIG be following the spin-off?

A:	After the spin-off, Old Republic will own approximately 371,000 shares of RFIG common stock and warrants to acquire an additional 18,000,000 shares. Old Republic and RFIG will each be independent, publicly held companies with their own management teams and boards of directors. However, in connection with the spin-off, we are entering into or retaining a few agreements with Old Republic that will remain in effect for a while subsequent to the completion of the spin-off. See “Relationship with Old Republic After the Spin-Off.” We do not expect, however, that such agreements will be materially critical to RFIG’s operations. In any event, any subsequent renewal of the agreements would be approved by RFIG board members unaffiliated with Old Republic.

Q:	Will I have appraisal rights in connection with the spin-off?

A:	No. Holders of Old Republic common stock are not entitled to appraisal rights in connection with the spin-off.

Q:	Who is the transfer agent for Old Republic and RFIG common stock?

A:	Old Republic’s transfer agent is Wells Fargo Shareowner Services, whom we refer to as “Wells Fargo.” Upon consummation of the spin-off, we anticipate that Wells Fargo will also serve as the transfer agent for RFIG. Wells Fargo's address and telephone number is as follows:

Wells Fargo Shareowner Services

P.O. Box 64874

St. Paul, Minnesota 55164-0874

Telephone: (800) 468-9716

Website: www.wellsfargo.com/shareownerservices

Q:	Who is the distribution agent for the spin-off?

A:	Wells Fargo will also serve as the distribution agent for the spin-off.

Q:	Whom can I contact for more information?

A:	If you have questions relating to the mechanics of the distribution of Old Republic shares, you should contact the distribution agent at the address and telephone number provided above.

Before the spin-off, if you have questions relating to the spin-off, you should contact Old Republic at:

Old Republic International Corporation

307 North Michigan Avenue

Chicago, Illinois 60601

Attention: Investor Relations

Telephone: (312) 346-8100

After the spin-off, questions should be addressed to:

Republic Financial Indemnity Group, Inc.

307 North Michigan Avenue

Chicago, Illinois 60601

Attention: Investor Relations

Telephone: (312) 346-8100.

SUMMARY

The following is a summary of some of the information contained in this information statement. It does not contain all the details concerning us or the spin-off, including information that may be important to you. We urge you to read the entire document carefully, including the risk factors, our pro forma financial information and our historical consolidated financial statements and the notes to those financial statements.

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of the separation of RFIG from Old Republic and the related distribution of our common stock.

Who We Are

Republic Financial Indemnity Group, Inc. (“RFIG”), is currently a majority-owned subsidiary of Old Republic. RFIG is a holding company which, through its wholly-owned operating subsidiaries, Republic Mortgage Insurance Company (“RMIC”), Republic Mortgage Insurance Company of North Carolina (“RMICNC”), and Republic Mortgage Insurance Company of Florida (“RMICFL”), is principally engaged as a nationwide private mortgage insurer.

In mid-March, 2012, Old Republic reorganized its operations to combine its Consumer Credit Indemnity (“CCI”) division with its mortgage guaranty operations. These two operations offer similar insurance coverages, share the same senior management leadership, and have been operating in run-off mode since 2008 and August, 2011, respectively. The term “run-off” means continuing to service existing insurance policies but not writing any new policies. Accordingly, the future results of RFIG will reflect the performance of the run-off of its mortgage guaranty business as well as its CCI business.

The spin-off will separate our mortgage guaranty and CCI business from the remainder of Old Republic’s operations and holdings. Recessionary conditions in U.S. housing finance which began in 2007 have erased the long-term profitability of Old Republic’s mortgage guaranty and CCI insurance lines and led to substantial losses. As a result, capital funds identified with these lines at year-end 2006 have been fully depleted. While Old Republic still maintains a long-term strategic interest in these lines, it has stopped capital funding for them since they no longer meet its enterprise risk and capital management disciplines and objectives. In consideration of all these factors, Old Republic’s management and board of directors have concluded that a necessary future recapitalization of the combined mortgage guaranty and CCI businesses can best be effected by separating these operations from Old Republic’s consolidated holdings.

RMIC, our flagship mortgage guaranty insurance carrier, had been operating pursuant to a waiver of minimum state regulatory capital requirement since late 2009. This waiver expired on August 31, 2011. As a consequence, underwriting of new policies ceased and the existing book of business was placed in run-off operating mode. On January 19, 2012, the North Carolina Department of Insurance, or NCDOI, issued a Supervisory Order (“Order”), providing for its immediate administrative supervision of RMIC’ s run-off operations. The Order responds to the capital depletion at RMIC caused by an unprecedented level of losses experienced industry-wide.

In light of all the above factors our Mission as in independent company will be:

•	First and foremost to manage the MI and CCI run-off books of business in the most economical manner for the best interest of policyholders and their beneficiaries;

•

To operate as an administrative services company by offering our well-regarded policyholder and claim management services, and our information technology data base and processing facilities, to other unrelated parties that could gain economic benefits and efficiencies from such services; and

•

To seek to recapitalize one or more of our MI and CCI insurance companies by accessing the capital markets for the new capital necessary for a re-entry into these insurance lines. Our re-entry will give important consideration to a redefined and legitimately robust business model that addresses currently, through reinsurance or similar means, the continued exposures of these lines to future economic catastrophe events such as those experienced since 2007.

Our Mortgage Guaranty Business — Historical Overview

Private mortgage insurance protects mortgage lenders and investors from default related losses on residential mortgage loans made primarily to homebuyers who make down payments of less than 20% of the home's purchase price. We insure only first mortgage loans, primarily on residential properties incorporating one-to-four family dwelling units. Our mortgage guaranty business was started in 1973.

There are two principal types of private mortgage insurance coverage: “primary” and “pool.” Primary mortgage insurance provides mortgage default protection on individual loans and covers a stated percentage of the unpaid loan principal, delinquent interest, and certain expenses associated with the default and subsequent foreclosure. In lieu of paying the stated coverage percentage, we may pay the entire claim amount, take title to the mortgaged property and subsequently sell the property to mitigate our loss. Our obligation to an insured lender with respect to a claim is determined by applying the policy’s coverage percentage to the claim amount. The traditional primary coverage percentage averaged 24.5% in 2011, although it ranges generally from 12% to 35%. Pool insurance, which is written on a group of loans in negotiated transactions, provides coverage that ranges up to 100% of the net loss on each individual loan included in the pool, subject to provisions regarding deductibles, caps on individual exposures, and aggregate stop loss provisions which limit aggregate losses to a specified percentage of the total original balances of all loans in the pool.

Traditional primary insurance is issued on an individual loan basis to mortgage bankers, brokers, commercial banks and savings institutions through a network of underwriting sites located throughout the country. Traditional primary loans are individually reviewed (except for loans insured under delegated approval programs) and priced according to filed premium rates. In underwriting traditional primary business, we generally adhere to the underwriting guidelines published by the Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”), the Federal National Mortgage Association (“FNMA” or “Fannie Mae”), or other large mortgage purchasers on a negotiated basis. Delegated underwriting programs allow approved lenders to commit us to insure loans provided they adhere to a set of predetermined underwriting guidelines.

Bulk and other insurance is issued on groups of loans to mortgage banking customers through a centralized risk assessment and underwriting department. These groups of loans are priced in the aggregate, on a bid or negotiated basis. Coverage for insurance issued in this manner can be provided through primary insurance policies (loan level coverage) or pool insurance policies (aggregate coverage). We consider transactions designated as bulk insurance to be exposed to higher risk (as determined by characteristics such as origination channel, loan amount, credit quality, and loan documentation) than those designated as other insurance. The Company ceased writing business in the bulk channel in 2008.

Before insuring any loans, we issue to each approved customer a master policy outlining the terms and conditions under which coverage will be provided. Primary business is then executed via the issuance of a commitment/certificate for each loan submitted and approved for insurance. In the case of business providing pool coverage, a separate pool insurance policy is issued covering the particular loans applicable to each transaction.

As to all types of mortgage insurance products, the amount of premium charge depends on various underwriting criteria such as loan-to-value ratios, the level of coverage being provided, the borrower's credit history, the type of loan instrument (whether fixed rate/fixed payment or an adjustable rate/adjustable payment), documentation type, and whether or not the insured property is categorized as an investment or owner occupied property. Coverage is non-cancelable by the Company (except in the case of non-payment of premium or certain master policy violations) and premiums are paid under single, annual, or monthly payment plans. Single premiums are paid at the inception of coverage and provide coverage for the entire policy term. Annual and monthly premiums are renewable on their anniversary dates with the premium charge determined on the basis of the original or outstanding loan amount. The majority of our direct premiums are written under monthly premium plans. Premiums may be paid by borrowers as part of their monthly mortgage payment and passed through to us by the servicer of the loan or they may be paid directly by the originator of, or investor in the mortgage loan.

We have historically provided traditional primary and bulk mortgage guaranty insurance coverage on U.S. residential mortgage loans. Insurance in force is the total principal balance of our insured loans, and risk in force is the total amount of coverage for which we are at risk under our certificates of insurance. In run-off, we receive only the ongoing premiums of the remaining traditional primary and pool insurance in force, which we refer to as renewal premiums, net of any premium ceded to captive reinsurers and refunds resulting from policy cancellations or rescission of coverage. In most cases, renewal premium rates were determined at origination of coverage, based on perceived risk of the policy at that time, and cannot be subsequently changed.

Traditional primary insurance policies comprised 92.3%, 92.4% and 92.0% of our net risk in force at March 31, 2012, December 31, 2011, and December 31, 2010, respectively, while bulk insurance comprised substantially all of the remaining balance.

Run-off and Regulatory Supervision

RMIC, our flagship mortgage guaranty insurance carrier, had been operating pursuant to a waiver of minimum state regulatory capital requirement since late 2009. This waiver expired on August 31, 2011. As a consequence, underwriting of new policies ceased and the existing book of business was placed in run-off operating mode. On January 19, 2012, the NCDOI, issued an Order, providing for its immediate administrative supervision of RMIC’s run-off operations. The Order responds to the capital depletion at RMIC caused by an unprecedented level of losses experienced industry-wide.

Supervision is an administrative proceeding under North Carolina law. It gives the NCDOI more oversight and control with the objective of allowing the insurer to develop a corrective plan subject to the NCDOI's approval. It is unlike receivership which involves rehabilitation or liquidation of a company pursuant to a formal, court-ordered proceeding. Receivership results in a company's assets and management passing to a receiver who is overseen by a court. Under the Order, RMIC continues to manage the business through the Company’s employees, and retains its status as a wholly-owned subsidiary of RFIG. The Order specifies that RMIC may not, without the prior written approval of the Commissioner, among other things, transfer any of its property, incur any debt, enter into any new reinsurance arrangement, make any material changes in management or increase salaries or benefits to management, and pay more than fifty percent of any claim allowed under any policy issued by RMIC. The remaining fifty percent of any claim is to be deferred and credited to a temporary statutory surplus account on the books of RMIC during an initial period not to exceed one year. Accordingly, all claim payments made on January 19, 2012 and thereafter are to be made at the rate of fifty percent.

In this run-off operating mode, RMIC collects renewal premiums, participates in industry modification activities, and services policies in force as of August 31, 2011. We have not written any new mortgage insurance business since August 31, 2011. Servicing in force policies during run-off includes, among things, billing and collecting premiums on policies that remain in force, cancelling coverage at the insured’s request, working to mitigate losses, reviewing policies for the existence of misrepresentation or fraud, and settling all legitimate filed claims per the provisions of the policies and the Order.

The term “settled,” as used in this information statement in the context of the payment of a claim, refers to the satisfaction of RMIC’s obligations following the submission of valid claims by our policyholders. Prior to January 19, 2012, valid claims were settled solely by a cash payment. As required by the Order, effective on and after January 19, 2012, valid claims are settled by a combination of 50% in cash and 50% in the form of a deferred payment obligation, or DPO.

The DPO is a subordinated obligation of RMIC with no stated repayment terms. At March 31, 2012, the recorded DPO amounted to approximately $93 million or 7.7% of total invested assets and 4.9% of liabilities. The recording of a DPO does not impact reported settled losses as we continue to report the entire amount of a claim in our results of operations. The accounting treatment for the recording of DPOs on our balance sheet on a SAP basis is similar to a surplus note that is reported as a component of statutory surplus which serves to increase reported statutory surplus. However, in our financial statements prepared in accordance with GAAP included in this information statement, the DPOs are reported as liabilities. Any repayment of the DPO is dependent on the financial condition and future prospects of RMIC and is subject to the approval of the NCDOI.

Failure to comply with the provisions of the Order or any other violation of the North Carolina Insurance Code may result in the imposition of fines or penalties or subject RMIC to further legal proceedings, including the institution by the NCDOI of receivership proceedings for the conservation, rehabilitation or liquidation of RMIC. Any such actions could lead RFIG to institute a proceeding seeking relief from creditors under U.S. bankruptcy laws, or otherwise consider dissolution of the Company.

In light of the regulatory supervision to which RMIC is subject as already discussed, absent substantial capital additions and future regulatory and other approvals, the ability of RFIG and its insurance subsidiaries to reemerge as an active underwriter of new business is currently unknown if not doubtful. The ultimate parent, Old Republic, has, based on its enterprise risk management objectives, communicated its unwillingness and inability to provide additional capital funds in an amount sufficient to restore and maintain minimum risk-to-capital ratios. Accordingly, recapitalization of RFIG will be dependent on the possible availability of funds from capital market sources.

All of these circumstances raise substantial doubt about RFIG’s and its insurance subsidiaries’ ability to continue as going concerns. However, the financial statements included in this information statement have been prepared on the assumption that RFIG will continue as a going concern. Under this assumption, RFIG contemplates the realization of assets, liquidation of liabilities, and settlement of deferred payment obligations in the ordinary course of running off the business over several years. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Recent Developments

In mid-March 2012, Old Republic combined its CCI division with its mortgage guaranty segment. The CCI and the mortgage guaranty operations offer similar insurance coverages, share the same senior management leadership, and have been operating in run-off mode since 2008 and August, 2011, respectively. CCI policies provide limited indemnity coverage to lenders and other financial intermediaries for the risk of non-payment of loan balances by individual buyers and borrowers. The coverage is for the risk of non-payment of loan balances. Claim costs are typically affected by unemployment, bankruptcy, and other wide-ranging economic circumstances leading to failures to pay.

The CCI run-off business is operated through Republic Credit Indemnity Companies, Inc., a wholly-owned subsidiary of RFIG, and its wholly-owned subsidiaries, Republic Insured Credit Services, Inc. (“RICS”), Republic Equity Credit Services, Inc. (“RECS”), and, effective April 1, 2012, by Republic Credit Indemnity Company with respect to run-off underwriting exposures.

The CCI product is a property and casualty insurance coverage underwritten by Old Republic Insurance Company (“ORINSCO”) since 1955. From its inception, the coverage has been marketed, underwritten and claims administered for ORINSCO by ORI's wholly-owned managing underwriting agency, Republic Insured Credit Services, Inc. The original model for the coverage was the FHA Title I program, a program designed to assist consumers to obtain affordable home improvement loans by insuring loans made by private lenders to improve properties that meet certain requirements.

CCI coverage insures lenders against losses due to defaults on loans secured by liens against real property, generally single family residential property. From financial accounting and capital management standpoints the CCI product is categorized as a financial indemnity, long-tail insurance line. In varying applications and degrees, the underwriting principles applicable to CCI coverage take into account such factors as:

•	the credit worthiness and financial standing of the institution and assured(s);

•	the credit history and worthiness of the debtor or financial service provider;

•	the underwriting and servicing practices of the lending or financial intermediary and its performance in adherence to underwriting rules and standards;

•	the spread and diversification of risks; and,

•	similar loss mitigation opportunities.

CCI is underwritten on a policy year by policy year basis and covers portfolios of loans extended by such lenders or financial intermediaries as large and small banks, credit unions, savings & loans, and mortgage bankers. CCI coverage typically provides for a maximum loss payment equal to 10% of the original insured amounts.

ORINSCO prepares periodic analyses of its loss reserve estimates using reserving methodology that is akin to that used for other long-tail property and liability insurance lines. Loss estimates are established initially for the most recent accident years. Initial reserve levels are adjusted prospectively as actual claims emerge and greater permanence of longer term trends is established. A variety of external factors, including loan default and employment trends are considered in establishing our periodic loss reserve estimates. Expected loan loss recoveries are also taken into account on the basis of past experience and expectations about borrowers' future ability to repay defaulted debt balances.

Due to a general deterioration in the credit quality of such loans being made by lenders and the advent of the current recessionary conditions, ORINSCO voluntarily elected to discontinue writing new business in 2008 and to allow its earlier written business to run-off in the ordinary course.

Licensing and policy forms and rate filing efforts are underway to position Republic Credit Indemnity Company (“RCIC”) to replace ORINSCO as the CCI product underwriter. With the return of a favorable underwriting environment, RCIC would be free to resume writing new CCI business. It is not known when that might occur, and we have not established any timetable for a resumption of new business.

Notwithstanding the Quota Share Reinsurance Agreement and the Stop Loss Reinsurance Agreement discussed below, ORINSCO remains primarily liable under its CCI policies in the run-off business subject to this agreement.

In connection with the combination of the CCI and mortgage guaranty businesses, we have entered into two reinsurance arrangements with subsidiaries of Old Republic pertaining to the CCI business:

Quota Share Reinsurance Agreement. Effective April 1, 2012, ORINSCO reinsured its liabilities with Republic Credit Indemnity Company (“RCIC”) under a Quota Share Reinsurance Agreement covering 100% of the policy liabilities, except for the litigation expenses and exposures on certain existing lawsuits. Those liabilities are limited. RCIC is not responsible for those liabilities once its cumulative loss ratio under the Quota Share Reinsurance Agreement reaches 155% and any excess of such liabilities would remain with ORINSCO until RCIC’s cumulative loss ratio drops below 155% in subsequent years. ORINSCO pays RCIC a premium for the reinsurance coverage equal to 100% of the earned premiums less a ceding commission allowance for all production costs, premium taxes, board and bureau assessments, other external expenses, and a 1.25% annual processing fee adjustable by the year-over-year change in the consumer price index (“CPI”). The processing fee is subject to an annual minimum of $400,000, similarly adjustable by the annual change in the CPI.

Stop Loss Reinsurance Agreement. The liabilities assumed by RCIC under the Quota Share Reinsurance Agreement are in turn reinsured in part under a Stop Loss Reinsurance Agreement between RCIC and Old Republic General Insurance Corporation (“ORGENCO”), an Old Republic General Insurance Group subsidiary, under which ORGENCO reimburses RCIC for losses once RCIC's cumulative loss ratio reaches 85% for up to 70 additional loss ratio points. RCIC pays ORGENCO a reinsurance premium equal to 10% of the premium RCIC earns under the Quota Share Reinsurance Agreement. If cumulative losses during the stated term of the retrospective premium adjustment calculation are less than the total reinsurance premiums paid during that term, 50% of the excess reinsurance premium would be refunded to RCIC.

RFIG’S CORPORATE STRUCTURE

Republic Financial Indemnity Group, Inc. is an insurance holding company that was incorporated in Delaware in 1979 as Old Republic Mortgage Guaranty Group, Inc. The name of the corporation was changed in March 2012. Our principal operating subsidiaries are reflected in the chart below. Our mortgage guaranty home office operations are located at 101 North Cherry Street, Winston-Salem, North Carolina 27101. Our telephone number at that location is (336) 661-0015. Our CCI operations and executive offices are located at 307 N. Michigan Avenue, Chicago, IL 60601, and our telephone number at that location is (312) 346-8100.

(*)	While the alignment and ownership structure of the mortgage guaranty insurance subsidiaries is subject to final determination, there are no plans to change their stand-alone status within RFIG.

RISK FACTORS

Risks Relating to Our Business

Overview

RFIG, as now constituted, consists of Old Republic’s:

•	Mortgage Guaranty (“MI”) business which it entered into early in 1980 through its acquisition of RMIC Corporation and subsidiaries; and

•

Its CCI business which it started in 1955 as an underwriting division of Old Republic Insurance Company, the flagship carrier of the Old Republic General Insurance Group, Inc., (a property and liability group of insurance companies).

Old Republic announced the combination of the CCI division with its mortgage guaranty group of companies in mid-March 2012. The combination of these two businesses, separately held under the RFIG holding company, was effected since the two operations offer similar insurance coverages, share the same senior management leadership, and have been in run-off operating mode since 2008 (as to CCI) and August 2011 (as to MI). Both businesses have operated at a loss since 2007, are more likely than not to post losses in 2012 and 2013, if not longer, do not currently underwrite any new insurance policies, and need to be recapitalized in order to gain the opportunity of separately re-entering the MI and CCI markets.

Other than the “Order” discussed below and its impact on our mortgage guaranty business, the risk factors summarized hereinafter generally apply to both our MI and CCI lines. However, the issues and other matters pertaining to Fannie Mae and Freddie Mac, in particular, affect mostly our mortgage guaranty business.

We expect to experience continued material losses in our mortgage insurance and consumer credit indemnity lines, which will have a material adverse effect on our financial position and results of operations.

It is more likely than not that our MI and CCI lines will continue to incur material losses for years 2012 and 2013 in particular, though subsequent years may experience losses as well. Any decline in the rate and severity of losses will depend in part on improvements in general economic conditions, unemployment rates, and the housing, mortgage and credit markets. The timing of any such improvements cannot be accurately forecasted, and there is no assurance that improvements will be uniform across all sectors. Housing values and unemployment may be the last to recover in the current economic cycle. It is unclear to what extent, if at all, the loan modification programs of the FDIC, Fannie Mae, Freddie Mac, and loan servicers will reduce the rate of loan defaults and, in turn, mortgage insurance claims and losses.

Excessive losses and loss expenses due to unanticipated frequency and severity of claims have had a material adverse effect on our financial condition and results of operations

Excessive losses due to unanticipated claims frequency, severity or a combination of both is our most significant risk factor. Many of the factors affecting the frequency and severity of claims depend upon the type of insurance coverage, but others are shared in common. Severity and frequency can be affected by changes in national economic conditions, unexpectedly adverse outcomes in claims litigation, often as a result of unanticipated jury verdicts, changes in court made law, adverse court interpretations of insurance policy provisions resulting in increased liability or new judicial theories of liability, together with unexpectedly high costs of defending claims.

It is possible that RMIC, our flagship mortgage insurer, will become statutorily impaired and placed into receivership or liquidation by the North Carolina Department of Insurance

The material increases in mortgage guaranty insurance claims and loss payments that began in 2007 have substantially depleted RMIC’s statutory capital base and forced it to discontinue writing new business. Sixteen states have insurance laws or regulations which require a mortgage insurer to maintain a minimum amount of statutory capital relative to the level of risk in force, the most common measure being a risk to capital ratio of 25 to 1. The failure to maintain the prescribed minimum capital level in a particular state would generally require a mortgage insurer to immediately stop writing new business until it reestablishes the required level of capital or receives a waiver of the requirement from a state's insurance regulatory authority. RMIC breached the minimum capital requirement during the third quarter of 2010. RMIC had previously requested and, subsequently received waivers or forbearance of the minimum policyholder position requirements from the regulatory authorities in substantially all affected states. Following several brief extensions, the waiver from its domiciliary state of North Carolina expired on August 31, 2011, and RMIC and its sister company, Republic Mortgage Insurance Company of North Carolina, discontinued writing new business in all states and limited themselves to servicing the run-off of their existing business.

On January 19, 2012, the NCDOI issued an Order immediately placing RMIC under administrative supervision. Among other measures, RMIC was directed to reduce claim payments by 50% for up to one year’s time. The remaining 50% is to be recorded as a deferred payment obligation (“DPO”) and credited to a temporary statutory surplus account. The imposition of supervision and the restriction on claims payments will significantly reduce the rate at which RMIC's statutory capital is eroded by losses. As a result, management believes the Order makes RMIC’s statutory insolvency less likely. However, the Order could be amended or withdrawn by the NCDOI at any time or allowed to lapse after a year's time. There is therefore no assurance that the 50% payment limitation will remain in place for an extended period, nor that RMIC and its affiliated insurance companies will ultimately regain enough capital to re-enter the market and write new business, or that the Order will preclude the statutory impairment of RMIC at a later date. The NCDOI is currently reviewing the reasonableness of the level of our DPO through an independent actuarial firm retained by the NCDOI. We are unable to predict what the outcome of the NCDOI’s review will be; however, any reduction in the current level of our DPO would likely have a material adverse effect on our financial condition and results of operations.

In addition to restrictions on the payment of claims, the Order contains many other restrictions on the operation of RMIC’s business. Failure to comply with the provisions of the Order or any other violation of the North Carolina Insurance Code may result in the imposition of fines or penalties or subject RMIC to further legal proceedings, including the institution by the NCDOI of receivership proceedings for the conservation, rehabilitation or liquidation of RMIC. Any such actions could lead RFIG to institute a proceeding seeking relief from creditors under U.S. bankruptcy laws, or otherwise consider dissolution of the company.

There is substantial doubt about our ability to continue as a going concern.

In light of the regulatory supervision to which RMIC is subject as already discussed, absent substantial capital additions and future regulatory and other approvals, the ability of RFIG and its insurance subsidiaries to reemerge as an active underwriter of new business is currently unknown if not doubtful. The ultimate parent, Old Republic, has, based on its enterprise risk management objectives, communicated its unwillingness and inability to provide additional capital funds in an amount sufficient to restore and maintain minimum risk-to-capital ratios. Accordingly, recapitalization of RFIG will be dependent on the possible availability of funds from capital market sources.

All of these circumstances raise substantial doubt about RFIG’s and its insurance subsidiaries' ability to continue as going concerns. However, the financial statements included in this information statement have been prepared on the assumption that RFIG will continue as a going concern. Under this assumption, RFIG contemplates the realization of assets, liquidation of liabilities, and settlement of deferred payment obligations in the ordinary course of running off the business over several years. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Either by notice or consent order, the following states have either suspended or provided notice of their intent to suspend RMIC’s license: AK, AR, GA, ID, IL, KY, LA, MO, NC, OK, TN, UT, VA, WV, and we

expect other states will take similar action in the future. RMIC has confirmed with each state in which its license has been suspended that it should continue to service its existing in-force book of business. As such, while RMIC no longer issues coverage on new policies, it continues to process modifications on existing certificates of insurance, process premiums and settle claims in the normal course of business.

To actively write mortgage insurance we must be approved by Fannie Mae and Freddie Mac. RMIC and its affiliated MI insurance companies are no longer approved by Fannie Mae or Freddie Mac. There is no guarantee that we would be approved in the future to once again begin writing new insurance business.

We are indebted to Old Republic in the amount of $180 million and we do not have, nor is it likely that we will have in the future, the ability to service this debt, and as a result we may have difficulty raising additional capital in the future.

RFIG is a holding company that transacts business through its operating subsidiaries. Our primary assets are the capital stock of these operating subsidiaries. Thus, our ability to service the indebtedness owed to Old Republic under the $180 million face amount Series A Variable Rate Senior Debenture No. 5 due December 31, 2038 (the “Senior Debenture”) that we issued to Old Republic on March 14, 2012 in exchange for certain existing notes and the extension of an additional $5 million loan, depends upon the surplus and earnings of our subsidiaries and their ability to pay dividends to the holding company. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payment on RFIG’s debts or to make any funds available for that purpose. Given the restrictions in the Order on payments or other transfers of funds by RMIC, our flagship mortgage guaranty insurer, we do not expect that any funds will be available to RFIG from RMIC, nor do we expect any of our other subsidiaries to pay dividends to us in order to satisfy holding company obligations. Accordingly, we do not expect that we will be able to make interest payments when due under the Senior Debenture. While the Senior Debenture does not contain provisions giving the holder the right to accelerate the principal balance due in the event of a failure to make payments of interest or principal when due, our inability to make payments when due under the Senior Debenture could have a material adverse effect on our ability to raise capital through either the sale of debt or equity securities.

Our ability to finance our operations through the incurrence of additional indebtedness is constrained by the terms of our Senior Debenture and our lack of cash flow to service any such indebtedness.

Our Senior Debenture prohibits us from borrowing more than $5 million without the holder’s prior written approval. Further, given the constraints on our ability to receive dividends or other payments from RMIC under the Order, we do not expect that RFIG will have access to funds with which to service additional indebtedness that it may need to finance its operations. If RFIG is unable to raise the funds necessary to continue its operations, it may have to institute a proceeding seeking relief from creditors under U.S. bankruptcy laws, or otherwise consider dissolution of the Company.

Our mortgage guaranty GAAP earnings may be materially adversely affected because our recognition of premium income under GAAP is not appropriately matched to our long-term claim exposures

Our mortgage insurance subsidiaries issue long duration, guaranteed renewable policies covering multi-year periods during which exposure to loss exists. Loss exposures typically manifest themselves as recurring losses usually concentrated between the second and fifth year following issuance of any one year's new policies. Additionally, the policies cover catastrophic aggregations of claims such as those that have occurred during the current recession engendered by substantial market dislocations in the housing and mortgage lending industries.

Our mortgage guaranty premiums stem principally from monthly installment policies. Substantially all such premiums are generally written and earned in the month coverage is effective. Recognition of claim costs, however, occurs only after an insured mortgage loan has missed two or more consecutive monthly payments. Accordingly, GAAP revenue recognition is not appropriately matched to the risk exposure and the consequent recognition of both normal and, most significantly, future catastrophic loss occurrences. As a result, mortgage guaranty GAAP earnings for any individual year or series of years may be materially adversely affected, particularly by cyclical catastrophic loss events such as the mortgage insurance industry has experienced since mid-year 2007. Reported GAAP earnings and financial condition form, in part, the basis for significant judgments and strategic evaluations made by management, analysts, investors, and other users of the financial statements issued by mortgage guaranty companies. The risk exists that such judgments and evaluations are at least partially based on GAAP financial information that does not match revenues and expenses and is not reflective of the long-term normal and catastrophic risk exposures assumed by mortgage guaranty insurers at any point in time.

Our loss reserves have proven to be inadequate to cover our losses on our mortgage insurance and CCI businesses

Our mortgage insurance subsidiaries establish reserves for losses and loss adjustment expenses based upon mortgage loans reported to be in default, as well as estimates of those in default but not yet reported. Of necessity, the reserves are at best estimates by management, taking into consideration its judgments and assumptions regarding the housing and mortgage markets, unemployment rates and economic trends in general. During the ongoing sustained economic downturn, loss reserve estimates become subject to even greater uncertainty and volatility. The rate and severity of actual losses have at times proven to be greater than expected and have required us to effect substantial increases in our loss reserves. Depending upon the magnitude, future claim reserve increases could have a materially adverse impact on our mortgage insurance business and our consolidated results of operations and financial condition. There can be no assurance that actual losses paid by the mortgage insurance subsidiaries, even with the benefit of the DPO provisions under the Order described above, will not be materially greater than previously established loss reserves.

We also establish reserves for CCI claim exposures based on reported loan defaults. These reserves are an estimate of liability for unpaid claims and claims defense and adjustment expenses, and cover both reported and incurred but not yet reported (“IBNR”) claims net of expected recoveries of incurred claims. It is not possible to calculate precisely what these liabilities will amount to in advance and, therefore, the reserves represent management's best estimate at any point in time. Such estimates are based upon known historical loss data, certain assumptions and expectations of future trends in claim frequency and severity, interest rates, claim salvage recoveries, and other economic considerations. The latter are affected by a variety of factors over which insurers have little or no control and which can be quite volatile.

Reserve estimates for our mortgage guaranty and CCI business are periodically reviewed in light of known developments and, where necessary, they are adjusted and refined as circumstances may warrant. Nevertheless, the reserve setting process is inherently uncertain. If, for any reason, reserve estimates prove to be inadequate, reported liabilities would need to be increased and our pretax income for the period in which our reserves are increased will decrease by a corresponding amount; such an occurrence could result in a materially adverse impact on our results of operations and financial condition.

We expect to experience fewer coverage rescissions in the future, and therefore the benefit we receive from rescissions will decline over time

Our mortgage insurance and CCI policy provisions permit us to rescind coverage whenever we find evidence that a loan did not qualify for insurance coverage in the first instance, or that a material misrepresentation had been made in the loan application by the borrower, the lender, and/or its agent. During the past several years, rescission rates rose dramatically. As a result, rescissions reduced materially the percentage of approved claims, and loss reserving estimates have reflected assumptions as to the levels and trends of rescission activity. Although we expect rescission activity to continue in future years, it is likely that the reserve reductions and lower claim settlements we will experience from future rescission activity will decline over time and will not be as significant as it has been in the past.

A few policyholders who have experienced high rates of coverage rescission have instituted litigation or arbitration proceedings challenging our position on rescissions. Whether the current rescission rates continue or decrease, it is possible that further litigation or arbitral challenges to our rescissions of coverage could arise. If any of the challenges are successful, they could have a materially adverse effect on our consolidated operating results and financial position. Even if such challenges should prove unsuccessful, the legal defense costs of addressing them could be substantial.

A diminished role for Fannie Mae and Freddie Mac (“GSEs”) could materially adversely affect our ability to re-enter the mortgage insurance market

The market for private mortgage insurance exists almost entirely as a result of restrictions within the federal charters of the GSEs which require an acceptable form of credit enhancement on loans purchased by the GSEs that have loan- to-value (“LTV”) ratios in excess of 80%. These institutions establish the levels of required coverage, the underwriting standards for the loans they will purchase and the loss mitigation efforts that must be followed on insured loans. In response to their deteriorating financial conditions, the GSEs were placed in conservatorship under the Federal Housing Finance Agency (“FHFA”) in September 2008. As their conservator, the FHFA could change the GSEs’ business practices with respect to mortgage credit enhancement, or new federal legislation prompted by the increasing role of the federal government in the residential mortgage market could alter their charters or restructure the GSEs in ways that may reduce or eliminate their roles in the residential mortgage market. The current Federal administration has recommended winding down and gradually eliminating the GSEs’ role in housing finance. Any such changes could have a material adverse effect on the mortgage insurance industry and RMIC’s and its affiliates' ability to re-enter the market.

Competition in the mortgage insurance industry may adversely affect our ability to re-enter the mortgage insurance market

Competition is always a risk factor and arises not only from other private mortgage insurers, but also from the Federal Housing Administration (“FHA”), the Veterans Administration (“VA”), as well as the GSEs and the insured mortgage lenders themselves. Beginning in 2008, the volume of business underwritten by private mortgage insurers began to decline significantly, generally as a result of more restrictive underwriting guidelines, increased premium rates, and changes to the pricing policies of the GSE’s. These changes, coupled with certain changes to the FHA’s guidelines, resulted in a significant increase in the FHA’s insured volume and its share of the market for mortgage default protection.

Other competitive risk factors faced by the mortgage insurance industry stem from certain credit enhancement alternatives to private mortgage insurance. These include:

•	the retention of mortgage loans on an uninsured basis in the lender's portfolio of assets; and

•	capital markets alternative credit enhancements.

As previously noted, we ceased underwriting new mortgage guaranty business effective August 31, 2011. All of the above-noted competitive risk factors could adversely affect our mortgage insurance subsidiaries ability to re-enter the market in the future.

Historically, the CCI line has been a much smaller part of the financial indemnity field when compared to mortgage guaranty. Underwriting of new CCI policies ceased in early 2008 and the business has since been in run-off operating mode. Our ability to re-enter the CCI business through a newly established RFIG insurance subsidiary that is currently limited to assuming the CCI run-off will be predicated on a number of factors, including regulatory approval of revised policy forms, the obtaining of operating licenses in several additional states, and the availability of sufficient additional capital to gain market acceptance of the insurance coverage we plan to offer. There is no assurance that any or all of these requirements will be met in the near term.

Adverse changes in the economy or the stock market could negatively affect the value of our invested assets, which could result in a material adverse effect on our financial condition and results of operations.

The invested assets of our insurance subsidiaries are managed by an asset management subsidiary of Old Republic pursuant to an agreement that has been in place for many years. Substantially all of the investments consist of fixed maturity securities.

Changes in interest rates directly affect the income from, and the fair value of, fixed maturity investments. Such changes could reduce the value of our investment portfolio and adversely affect our results of operations and financial condition. Further, we manage our fixed maturity investments by taking into account the maturities of such securities and our anticipated liquidity needs. Should we suddenly experience greater than anticipated liquidity needs for any reason, we could face a temporary cash shortfall that could have a materially adverse effect on our financial condition or operating results.

Our policies have not been priced adequately in the past, and our business, operating results and financial condition have been materially adversely affected

Premium rates are generally determined on the basis of historical data for claim frequency and severity as well as related production and other expense patterns. The housing crisis has resulted in ultimate claims and expenses exceeding historically projected levels, and premium rates have proved to be insufficient. Premium rate inadequacy will require time to correct, and, much like excessive losses, has adversely affected our business, operating results and financial condition.

The regulatory environment in which we operate imposes substantial restrictions on our ability to operate our business

Our insurance businesses are subject to extensive governmental regulation under U.S. laws and state regulations. These regulations relate to such matters as licensing requirements, types of insurance products that may be sold, premium rates, marketing practices, capital and surplus requirements, investment limitations, underwriting limitations, dividend payment limitations, transactions with affiliates, accounting practices, taxation and other matters. While most of the regulation is at the state level in the U.S., the federal government has increasingly expressed an interest in regulating the insurance business and has injected itself through the Graham-Leach-Bliley Act, the Patriot Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2009. Regulations bear directly on the costs of conducting an insurance business through increased compliance expenses. Apart from the rising costs of compliance, as existing regulations evolve through administrative and court interpretations, and as new regulations are adopted, there is no basis for predicting the impact that changes could have on our businesses in the future. The impact could have a material adverse effect on the manner in which we do business and our future ability to compete.

We are currently unrated by the major rating agencies. Ratings are not currently important to us because we are operating in run-off mode; however, our ability to re-enter the market or to raise capital in the future will be adversely affected by not having satisfactory ratings

The competitive positions of insurance companies in general have come to depend increasingly on independent ratings of their financial strength and claims-paying ability. The rating agencies base their ratings on criteria they establish regarding an insurer's financial strength, operating performance, strategic position and ability to meet its obligations to policyholders. The future inability to obtain sufficient ratings for any of our insurance subsidiaries could have a materially adverse effect on their future ability to compete for new business and, as a result, their operations and financial condition.

Our subsidiaries have significant relationships with financial institutions; the failure of any such institutions could have a material adverse effect on our business, results of operations and financial condition

Our MI subsidiaries have significant business relationships with financial institutions, particularly national banks. The subsidiaries are the beneficiaries of a considerable amount of security generally in the form of trust assets which they hold as collateral securing the obligations of insureds and certain reinsurers. Some of the banks themselves have subsidiaries that reinsure our business. There is thus a risk of concentrated financial exposures in one or more such banking institutions. If any of these institutions fail or are unable to honor their credit obligations, the result could have a materially adverse effect on our business, results of operations and financial condition.

Our risk management processes have proved inadequate in the past and could prove to be inadequate in the future

We have established processes and procedures designed to identify, measure, analyze, monitor and report the types of risk we and our subsidiaries are subject to, including operational risk, market risk, credit risk, liquidity risk, investment risk, interest rate risk, legal risk and reputational risk, among others. There are inherent limitations in such processes and procedures. In the past we have not adequately identified or anticipated risks relating to our business, and there is a risk that we may not adequately anticipate risks in the future. Such inadequacies have in the past resulted in, and could in the future lead to unexpected losses or expenses.

We are subject to legal risks relating to our business that could negatively affect us

We and certain of our subsidiaries are from time to time named defendants or otherwise involved in various legal proceedings, including class actions and other litigation or arbitration proceedings with third parties, as well as proceedings by regulatory agencies. Any of these actions could result in judgments, settlements, fines or penalties which could materially adversely affect our business, financial condition or results of operations.

Attracting and retaining qualified employees is critical to our continued operations

Our employees at all levels are employees at will and are depended on to successfully manage the run-off and any re-entry we make into the market place. Therefore, should we for any reason be unable to attract and retain qualified employees, our ability to effectively, efficiently and economically run off the book of business of the Company could be materially adversely affected. Further, under the Order entered by the NCDOI, we are prohibited from increasing the salaries or benefits of any member of RMIC’s management without the approval of the NCDOI. In the event that the NCDOI should not approve compensation increases that we believe are necessary to attract and retain qualified employees, our ability to successfully manage our run-off operations would be impaired, which could materially and adversely affect our financial condition and results of operations.

At March 31, 2012, we reported a common shareholder’s deficit under GAAP of $17.5 million. We believe that, absent significant positive changes in the economy and the residential real estate market, it is possible that the existing assets and future premiums of RMIC may not be sufficient to meet its current and future policyholder obligations, which could result in the institution of receivership proceedings for RMIC and consequently could lead us to institute a proceeding seeking relief from creditors under U.S. bankruptcy laws, or otherwise seek to dissolve RFIG.

Since December 31, 2006, we have reported a cumulative net loss of $1.4 billion, which largely accounted for the GAAP common shareholder’s equity (deficit) of ($17.5) million at March 31, 2012. The item that has the most significant impact on the net income or loss that we report is incurred losses. Incurred losses are comprised of settled losses and the change in loss reserves. There have been large swings in incurred losses over the past five years, with most of the volatility coming from the level of newly reported defaults and related loss reserves and the loss development, including the change in loss reserves covering existing defaults.

As already noted, loss reserves are estimates of the ultimate costs of claim settlement on loans reported in default, and loans in default that are in the process of being reported to us as of the date of our financial statements. The actual amount of our claim settlements may be substantially different from our loss reserve estimates. Our estimates could be adversely affected by a variety of factors, including, but not limited to, further declines in home prices, specifically in certain geographic regions that have experienced only modest declines to date, a lack of improvement in the unemployment rate, and a decrease in the realized rescission rates compared to those utilized in our reserve methodology. Changes to our estimates of reserves could result in a significant impact to our results of operations and our accumulated deficit.

While a deficit in assets is a useful metric to measure the financial viability of a company at any point in time, it does not measure the future net profits, if any, on the existing book of business based upon the ongoing collection of premiums against the projected future claim payments on new defaults. Our standard model of the run-off of our remaining book of business indicates that it is more likely than not that years 2012 and 2013, at the least, will produce losses. Absent significant positive changes in the economy and the residential real estate market, it is possible that our existing assets and future premiums may not be sufficient to meet our current and future policyholder obligations.

Furthermore, because we are in run-off and no longer write new mortgage guaranty insurance, our primary source of revenue consists solely of renewal premiums, which we project will decline as our insurance in force declines.

We expect to receive reimbursement from RMIC for operating expenses incurred on behalf of the operating subsidiary under terms of a services agreement. Terms of the Order require the approval of the NCDOI for RMIC to reimburse these expenses. If we are unable to obtain the NCDOI’s approval for RMIC to reimburse certain operating costs of RFIG, then the limited assets of RFIG will dissipate at a much greater pace.

RFIG is a holding company and will be reliant on reimbursement from RMIC to pay for certain operating expenses, including expenses for directors’ fees, legal and accounting fees, and certain insurance premiums. RFIG together with a non-regulated service company had liquid assets of $9.2 million at March 31, 2012. Investment income is not a meaningful source of cash. If RFIG were unable to recoup the majority of its cash expenses from RMIC, RFIG’s assets would dissipate at a much greater pace, which could lead RFIG to institute a proceeding seeking relief from creditors under U.S. bankruptcy laws or otherwise consider liquidation, and possibly eliminate all remaining shareholder value.

Since 2007, the United States housing market has experienced a significant amount of home price depreciation that has had and continues to have a negative impact on our results of operations and financial condition. If home prices do not appreciate or decline further, we may incur a higher level of losses from settled claims and increases to our loss reserves. Additionally, if home prices remain at depressed levels or decline further, additional borrowers that have the ability to pay may choose to default on their loan, which would further negatively impact our results of operations and financial condition.

In years prior to the onset of the current housing-related recession, one of the primary means of loss mitigation included the borrower selling a property prior to foreclosure. RMIC has, on occasion, purchased the property in lieu of paying the coverage percentage specified in the insurance policy. The ongoing decline in home prices has negatively affected both of these mitigation options as the fair value of many of the borrowers’ homes is actually less than the outstanding mortgage. If home values fail to appreciate or decline on a more significant and expanded geographic basis, the frequency of loans going into default and eventually resulting in a paid claim could increase and our ability to mitigate our losses on mortgages may be further reduced, which could have a material adverse effect on our business, financial condition and operating results.

We have a concentration of traditional primary risk in force in the distressed markets and these markets have a large amount of risk in default. Ongoing depressed home prices in these distressed markets could lead to further increases in reserves and paid claims, which could further negatively influence our financial performance.

At March 31, 2012, our traditional primary risk in force for the distressed markets in which we have written business—Florida, Arizona, California and Nevada—represented approximately 15.3% of our gross risk in force.

These distressed markets have experienced greater home price depreciation since 2007 and higher foreclosure rates when compared to the rest of the country. Moreover, defaults in distressed markets represented 27.6% of our risk in default and 29.7% of our gross loss reserves at March 31, 2012. The default rate at March 31, 2012 in these distressed markets was 25.8% compared to 12.5% for the remainder of our portfolio. If the home values in the distressed markets remain at current depressed levels or drop further, we could experience additional adverse effects on our results of operations and financial condition due to the large concentration of our business in these distressed markets.

A large portion of our traditional primary risk in force consists of loans with high LTVs, which could result in a greater number of defaults and larger claims than loans with lower LTVs, especially during and following periods of declining home prices.

At March 31, 2012, 26.2% of our traditional primary mortgage insurance in force consisted of insurance on mortgage loans with LTVs at origination greater than 95%. During and following periods of rapidly declining home prices such as that which has occurred during the past few years, these loans have a greater propensity to default due to the decline in borrower’s equity. Loans with greater than 95% LTV at origination have historically experienced a significantly greater default rate than loans with lower LTVs. Many of the high LTV loans also contain other risk factors such as geographic location in distressed markets and were originated with reduced documentation requirements. If we experience an increased rate of default and paid claims on high LTV loans, our results of operations could be adversely affected.

Because we generally cannot cancel mortgage guaranty insurance policies or adjust renewal premiums due to changing economic conditions, unanticipated defaults and claims could cause our financial performance to suffer significantly.

We generally cannot cancel the mortgage guaranty insurance coverage that we provide or adjust renewal premium rates during the life of a mortgage guaranty insurance policy, even as economic conditions change. As a result, the impact of unanticipated changes, such as declining home prices and high levels of unemployment, cannot be offset by premium increases on policies in force or cancellation of insurance coverage other than those allowed by the master policies relating to fraud, misrepresentation or program violations at origination. The premiums we charge in many cases have not been adequate to compensate us for the risks and costs associated with the insurance coverage provided to our customers, especially in these distressed financial markets. An increase in the number or size of unanticipated defaults and claims could adversely affect our financial condition and operating results because we could not cancel existing policies or increase renewal premiums.

Our loss experience may increase as our policies continue to age.

Historically, we expected the majority of claims on insured loans in our portfolio to occur during the second through the fifth years after loan origination with only modest losses occurring thereafter. However, given the decline in home prices and high levels of unemployment that have occurred in recent years, we experienced an earlier default and claim pattern in the 2005, 2006 and 2007 policy years combined with an increase in new default activity in older policy years. Our loss experience may continue to increase as our policies age due to the significant decline in home prices and continued high unemployment rates.

If we failed to properly underwrite mortgage loans when we provided contract underwriting services, we may be required to provide monetary and other remedies to the customer.

Under the terms of our contract underwriting agreements, one of our subsidiaries agreed to indemnify the participating lender against losses incurred in the event that we failed to properly underwrite a loan in accordance with the lender’s underwriting guidelines, subject to contractual limitations on liability. The indemnification may be in the form of monetary or other remedies. As a result, we assumed risk in connection with our contract underwriting services. During 2011, we paid out $4.6 million on remedies and we have a reserve established of

$11.9 million at December 31, 2011, which may not be sufficient to cover our future indemnification obligations. An increase in the number of previous contract underwritten loans for which we must provide an indemnity could adversely affect our financial condition.

Loan servicers have experienced a significant increase in their workload due to the rapid growth in defaults and foreclosures. If the loan servicer fails to act proactively with delinquent borrowers in an effort to avoid foreclosure, then the number of delinquent loans eventually resulting in a paid claim could increase.

The loan servicer maintains the primary contact with the borrowers throughout the life of the loan; however, we can become involved with any potential loss mitigation. It is important to us that the servicer is proactive in dealing with delinquent borrowers rather than simply allowing the loan to go to foreclosure. Historically, when a servicer became involved at an earlier stage of delinquency with workout programs and credit counseling, there was a greater likelihood that the loan would avoid foreclosure and would not result in a claim. It thus becomes extremely important that the servicer be properly staffed and trained to assist borrowers to avoid foreclosure and involve RMIC as part of the loss mitigation effort as early as possible. If loan servicers do not properly staff and train their personnel or enlist our assistance in loss mitigation efforts, then the number of loans going to foreclosure may increase. Increased foreclosures result in a greater number of claims that we are required to pay, which would have an adverse impact on our future operating results.

Risks Relating to the Spin-Off

We may not realize the potential benefits from the spin-off.

We may not realize the potential benefits that we expect from our spin-off from Old Republic. These potential benefits include: 1) allowing our executive management to concentrate on, and give their full attention to our businesses, 2) enhanced ability of each company to incentivize its key employees with equity-based compensation that is aligned with the performance of its own operations and the interests of RFIG’s shareholders, and 3) potentially allow RFIG to raise capital from private capital market sources to refinance the business.

In addition, we will incur costs, including those described below, which may exceed our estimates, and we will incur some negative effects from our separation from Old Republic, including loss of access to the financial, managerial and professional resources from which we have benefited in the past.

We will no longer enjoy the benefits of being included in Old Republic’s consolidated tax return

As a subsidiary of Old Republic, we have been included in Old Republic’s consolidated federal income tax returns, and have been a party to a tax sharing agreement with Old Republic. To the extent our tax losses have been used in Old Republic’s consolidated returns, we have received payment from Old Republic under the tax sharing agreement.

Following the spin-off, we will no longer be included in Old Republic’s consolidated returns, and will no longer be a party to the tax sharing agreement with Old Republic. We expect this will significantly limit our ability to obtain current and deferred tax benefits from our tax losses. This in turn will likely have a material adverse effect on our financial condition.

In 2010 and 2011, we received payments of $6.2 million and $4.4 million, respectively, under the tax sharing agreement with Old Republic. Those payments were attributable to the use of our tax losses in Old Republic’s consolidated tax returns. If we had filed a separate consolidated tax return with our subsidiaries for those years, we likely would not have received any current tax benefit from those tax losses. As of March 31, 2012, we have an outstanding current tax recoverable of $162.1 million due from Old Republic under the tax sharing agreement.

Our historical consolidated and pro forma financial information are not necessarily indicative of our future financial results, nor do they reflect what our financial results would have been as an independent public company during the periods presented.

The historical consolidated financial information we have included in this information statement does not reflect what our financial condition, results of operations or cash flows would have been as an independent public company during the periods presented and is not necessarily indicative of our future financial condition, future results of operations or future cash flows. This is primarily a result of the following factors:

•

our historical consolidated financial results reflect expenses for services historically provided by Old Republic, and those amounts may be significantly lower than the comparable expenses we would have incurred as an independent company;

•

our capital requirements historically have been satisfied as part of Old Republic’s corporate-wide capital management programs, and our cost of debt and other capital may be significantly higher from that reflected in our historical consolidated financial statements;

•

the historical consolidated financial information may not fully reflect the increased costs associated with being an independent public company, including changes that will occur in our cost structure, management, financing arrangements and business operations as a result of our spin-off from Old Republic, including all the costs related to being an independent public company; and

•

our historical consolidated financial results reflect the benefits of being included in Old Republic’s consolidated federal income tax returns. See the discussion above under, “We will no longer enjoy the benefits of being included in Old Republic’s consolidated tax returns.”

The pro forma adjustments are based on available information and assumptions that we believe are reasonable; however, our assumptions may prove not to be accurate. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Statements” and our historical consolidated financial statements and the notes to those statements included in this information statement.

We intend to take the position that the spin-off will be a taxable transaction for U.S. federal income tax purposes and your receipt of our common stock will likely be taxable to you.

We intend to take the position that the spin-off will be a taxable transaction for U.S. federal income tax purposes. Assuming this to be the case, an amount equal to the fair market value on the distribution date of the shares of our common stock received by you (after giving effect to rounding up to the nearest whole number of shares, if applicable) generally will be taxable as a dividend to the extent of your ratable share of Old Republic’s current or accumulated earnings and profits, if any, as determined for U.S. federal income tax purposes, with the excess treated first as a tax-free return of capital that reduces (but not below zero) your adjusted tax basis in your Old Republic common stock and then as capital gain from the sale or exchange of Old Republic common stock. This determination is made on a share-by-share basis.

In general, the public trading value of stock is strong evidence of its fair market value. Our common stock will not be listed on a national securities exchange. We currently anticipate that, following the spin-off, quotations for our common stock will be available on the OTC Bulletin Board and/or the OTC Markets Group, Inc. The value Old Republic reports to you as the amount of the distribution may be higher or lower than the trading price, if any, of our common stock as may be reported on the OTC Bulletin Board and/or the OTC Markets Group, Inc. quotation services on the distribution date. The value Old Republic reports to you will not be binding on the IRS or any other taxing authority and a taxing authority could ascribe a higher value to our shares. For a more detailed discussion of the material U.S. federal income tax consequences of the spin-off, please see “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” below.

We will be subject to continuing contingent liabilities of Old Republic following the spin-off.

After the spin-off, there will be several significant areas where the liabilities of Old Republic may become our obligations. For example, under the Code and the related rules and regulations, each corporation that was a member of the Old Republic consolidated tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the spin-off is jointly and severally liable for the federal income tax liability of the entire Old Republic consolidated tax-reporting group for that taxable period. In connection with the spin-off, we will enter into a Tax Indemnity Agreement with Old Republic that will, among other things, allocate the responsibility for prior period taxes of the Old Republic consolidated tax reporting group between us and Old Republic. However, if Old Republic is unable to pay any prior period taxes for which it is responsible, we could be required to pay the entire amount of such taxes. Other provisions of federal law establish similar liability for other matters, including laws governing tax-qualified pension plans as well as other contingent liabilities.

We will not have complete control over matters relating to our taxation, which could adversely affect our liability for taxes.

We anticipate that we and our subsidiaries will be included in Old Republic’s consolidated group for U.S. federal income tax purposes for periods prior to the spin-off. In addition, we or one or more of our subsidiaries may be included in the combined, consolidated or unitary tax returns of Old Republic or one or more its subsidiaries for U.S. state or local income tax purposes. We expect that we will enter into a Tax Indemnity Agreement with Old Republic under which Old Republic will have effective control over U.S. tax decisions in connection with any consolidated, combined or unitary income tax returns in which we (or any of our subsidiaries) are included. That Agreement will require us to pay our allocable share of the tax due under any such returns. In addition, we expect to enter into a Services Agreement under which Old Republic will provide tax preparation and advisory services to us for a period following the spin-off. These arrangements may result in conflicts of interest between Old Republic and us. For example, under the Tax Indemnity Agreement, Old Republic may be able to choose to contest, compromise or settle an adjustment or deficiency proposed by the relevant taxing authority in a manner beneficial to Old Republic and detrimental to us.

Potential indemnification liabilities to Old Republic pursuant to the Separation and Distribution Agreement could materially and adversely affect our business, financial condition, results of operations and cash flows.

In connection with the spin-off, we will enter into a Separation and Distribution Agreement with Old Republic that provides for, among other things, the principal corporate transactions required to effect the spin-off, certain conditions to the spin-off and provisions governing the relationship between our company and Old Republic with respect to and resulting from the spin-off. Among other things, the Separation and Distribution Agreement will provide for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist relating to our mortgage guarantee business activities, whether incurred prior to or after the spin-off, as well as those obligations of Old Republic assumed by us pursuant to the Separation and Distribution Agreement. If we are required to indemnify Old Republic under the circumstances set forth in the Separation and Distribution Agreement, we may be subject to substantial liabilities. For a description of the Separation and Distribution Agreement, see “Relationship with Old Republic After the Spin-Off.”

In connection with our separation from Old Republic, the latter will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that Old Republic’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the Separation and Distribution Agreement, Old Republic will agree to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that Old Republic agrees to retain, and there can be no assurance that the indemnity from Old Republic will be sufficient to protect us against the full amount of such liabilities, or that Old Republic will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Old Republic any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. If Old Republic is unable to satisfy its indemnification obligations, the underlying liabilities could have a material adverse effect on our business, financial condition, results of operations and cash flows.

After the spin-off, Old Republic’s insurers may deny coverage to us for liabilities associated with the occurrences prior to the spin-off. Even if we ultimately succeed in recovering from such insurance providers, we may be required to temporarily bear such loss of coverage.

Old Republic may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

In connection with the separation, we and Old Republic will enter into a Separation and Distribution Agreement and will enter into various other agreements, including a Services Agreement, a Tax Indemnity Agreement, an Investment Counsel Services Agreement and certain reinsurance agreements. The Separation and Distribution Agreement, the Tax Indemnity Agreement and the Services Agreement will provide for the allocation of assets and liabilities between the companies following the separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. The Services Agreement will provide for the performance of certain services by each company for the benefit of the other for a period of time after the separation. We will rely on Old Republic to satisfy its performance obligations under these agreements. If Old Republic is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses. If we do not have in place our own systems and services, or if we do not have agreements with other providers of these services once certain transaction agreements expire, we may not be able to operate our business effectively and our profitability may decline.

We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with Old Republic.

The agreements we will enter into with Old Republic in connection with the spin-off, including the Separation and Distribution Agreement, Tax Indemnity Agreement, an Investment Counsel Services Agreement, a Services Agreement and the reinsurance agreements, were prepared in the context of the spin-off while we were still a wholly owned subsidiary of Old Republic. Accordingly, during the period in which the terms of those agreements were prepared, we did not have an independent board of directors or a management team that was independent of Old Republic. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. Arm’s-length negotiations between Old Republic and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See “Relationship with Old Republic After the Spin-Off.”

Following the spin-off, we will have debt obligations that could restrict our business, financial condition, results of operations and cash flows.

Following the spin-off, we will need to finance our company’s capital needs on a stand-alone basis. Prior to and following the spin-off, we will have a total indebtedness for borrowed money of $180 million. RFIG has pledged surplus notes of RMIC and RMICNC totaling $155 million and the stock of our three mortgage insurance companies to Old Republic to secure this indebtedness. We may also incur a limited amount of additional indebtedness in the future. The terms of our existing indebtedness restricts us from incurring additional debt in excess of $5.0 million.

Several members of our board of directors may have actual or potential conflicts of interest because of their ownership of shares of common stock of Old Republic.

Several members of our board of directors may have actual or potential conflicts of interest because of their ownership of shares of common stock or other relationships with Old Republic. See “Certain Relationships and Related Party Transactions.”

After the separation, certain of our directors may have actual or potential conflicts of interest because of their positions at Old Republic.

After the separation, one of our directors, Mr. Zucaro, will serve as Chairman of our Company and is expected to continue serving as CEO and Chairman of the board of directors of Old Republic. In addition, Mr. LeRoy, Old Republic's general counsel, will serve as the Vice Chairman of our board. The service of Messrs. Zucaro and LeRoy, as a director of RFIG, as well as a director or officer of Old Republic, could create, or appear to create, potential conflicts of interest when our or Old Republic’s management and directors pursue the same corporate opportunities or face decisions that could have different implications for us and Old Republic. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between us and Old Republic regarding the terms of the agreements governing the separation and the relationship thereafter between us and Old Republic. Potential conflicts of interest could also arise if we and Old Republic enter into any commercial arrangements with each other in the future. In addition, conflicts of interest may arise with regard to the allocation of Mr. Zucaro’s and Mr. LeRoy’s and the other directors’ time between us and Old Republic. See “Certain Relationships and Related Party Transactions.” In all these regards, however, as a part of its corporate governance principles, RFIG will require Messrs. Zucaro and LeRoy to recuse themselves from any RFIG board approval of any contract or transaction with Old Republic.

Risks Relating to Ownership of Our Common Stock

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our common stock following the spin-off.

Prior to the spin-off, there will have been no trading market for our common stock. We cannot assure you that an active trading market will develop or be sustained for our common stock after the spin-off, nor can we predict the prices at which our common stock will trade after the spin-off. The market price of our common stock could fluctuate significantly due to a number of factors, many of which are beyond our control, including:

•	fluctuations in our quarterly or annual earnings results or those of other companies in our industry;

•	failures of our operating results to meet the estimates of securities analysts or the expectations of our shareholders or changes by securities analysts in their estimates of our future earnings;

•	announcements by us or our competitors;

•	changes in laws or regulations which adversely affect our industry or us;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic, industry and stock market conditions;

•	future sales of our common stock by our shareholders;

•	future issuances of our common stock by us; and

•	the other factors described in these “Risk Factors” and other parts of this information statement.

There is not now, and there may not ever be, an active market for RFIG common stock, which limits your ability to sell or trade your shares and which may also adversely affect the price of such shares.

There currently is no market for RFIG common stock. Further, although RFIG common stock may be quoted in the future on a quotation service, trading of RFIG common stock may be extremely sporadic. For example, several days may pass before any shares may be traded. There can be no assurance that a more active market for the common stock will develop.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange or that price quotations will be provided by quotation services.

We cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that our stock will be quoted on a quotation service. We have no plans to list our common stock on a stock exchange. We expect that our common stock will be eligible to be quoted on the OTC Bulletin Board and/or the OTC Markets Group, Inc. quotations services following the spin-off. In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in regulations promulgated by the SEC, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

Even if publicly traded in the future, RFIG common stock may be subject to “Penny Stock” restrictions.

If RFIG common stock becomes publicly traded and our stock price remains at less than $5, we will be subject to so-called penny stock rules which could decrease our stock’s market liquidity. The SEC has adopted regulations which define a “penny stock” to include any equity security that has a market price of less than $5 per share or an exercise price of less than $5 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery to and execution by the retail customer of a written disclosure statement of suitability relating to the penny stock, which must include disclosure of the commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. Finally, the broker/dealer must send monthly statements disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Those requirements could adversely affect the market liquidity of such stock. There can be no assurance that if RFIG common stock becomes publicly traded, the price will rise above $5 per share so as to avoid these regulations.

RFIG common stock may trade only in an illiquid trading market, which limits your ability to sell your shares.

When and if it occurs, trading of RFIG common stock will likely be conducted on the OTC Bulletin Board and/or the OTC Markets Group, Inc. quotation services. This will likely have an adverse effect on the liquidity of RFIG common stock, not only in terms of the number of shares that could be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analyst and media coverage of RFIG common stock. Each of these factors alone could generally have a depressive effect on the price of RFIG common stock.

A large number of our shares are or will be eligible for future sale, which may cause the market price for our common stock to decline.

Upon completion of the spin-off, we will have outstanding an aggregate of approximately 41.2 million shares of our common stock. A large number of those shares will be freely tradable without restriction or registration under the Securities Act of 1933. We are unable to predict whether large amounts of our common stock will be sold in the open market following the spin-off. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. A portion of Old Republic’s outstanding common stock is held by index funds tied to the Standard & Poor’s 500 Index, the Dow Jones Industrial Average or other stock indices. Based on a review of publicly available information as of March 31, 2012, we believe that at least 85% of Old Republic’s outstanding common stock is held by institutional investors. It is possible that these or other Old Republic shareholders will sell the shares of our common stock they receive in the spin-off for various reasons. For example, such shareholders may not believe that our business profile or level of market capitalization as an independent company fits their investment objectives. The sale of significant amounts of our common stock or the perception in the market that this will occur may lower the market price of our common stock.

Provisions in our corporate documents could delay or prevent a change in control of our company, even if that change may be considered beneficial by some of our shareholders.

The existence of some provisions of our certificate of incorporation and by-laws, as well as its shareholders’ rights plan described below, could discourage potential proposals to acquire our company, discourage, delay or prevent a change in control of our company that a shareholder may consider favorable, or limit the price that investors may be willing to pay in the future for shares of our common stock. These include provisions:

•	permitting our board of directors to issue and set the terms of preferred stock without the approval of our shareholders;

•	permitting our board of directors to adopt, amend or repeal our by-laws;

•	providing for the division of our board of directors into three classes with staggered terms; and

•	restricting the rights of shareholders to submit proposals to be considered at shareholders’ meetings.

In connection with the spin-off, we expect to adopt a rights plan under which each outstanding share of our common stock will include a common share purchase right. The rights will be attached to and trade with the shares of common stock and will not be currently exercisable. The rights will become exercisable if a person or group acquires, or announces an intention to acquire, 5% or more of our outstanding common stock. The rights have some anti-takeover effects and generally will cause substantial dilution to a person or group that attempts to acquire control of us without conditioning the offer on either redemption of the rights or amendment of the rights to prevent this dilution, each of which requires our board’s approval. The rights could have the effect of delaying, deferring or preventing a change of control.

In addition, following the spin-off, we will be subject to Section 203 of the Delaware General Corporation Law, which may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for shares of our common stock.

We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our company and our shareholders. See “Description of Capital Stock.”

We may issue preferred stock with terms that could dilute the voting power or reduce the value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of the common stock. See “Description of Capital Stock—Preferred Stock.”

We have issued warrants to Old Republic to purchase 18,000,000 shares of our common stock at $0.12 per share, the exercise of which would dilute the voting power and possibly reduce the value of our common stock.

In March 2012, we issued to Old Republic warrants to purchase 18,000,000 shares of RFIG common stock at $0.12 per share. If all such warrants were exercised in the future at the rate of one RFIG common share per warrant, the issuance of 18,000,000 shares at an exercise price of $0.12 per share would result in Old Republic’s percentage ownership of our common stock increasing from less than 1% (after giving effect to the distribution) to approximately 31%. Such issuance would be dilutive to the voting power of our outstanding common stock and could reduce the value of our common stock. See “Recent Sales of Unregistered Securities.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement contains certain forward-looking information about RFIG and Old Republic that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this information statement or may be incorporated into this information statement by reference to other documents and may include statements for the period after the completion of the spin-off. Forward-looking statements are statements that are not historical facts. Words such as “expect,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” “can,” “likely,” “could” and similar expressions are intended to identify forward-looking statements. These statements include statements about the expected benefits of the spin-off, information about our objectives, plans, and expectations, the likelihood of satisfaction of certain conditions to the completion of the spin-off and whether and when the spin-off will be completed. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond our control. These include, but are not limited to, quarterly variations in operating results, adverse changes in economic conditions, estimates and assumptions in determining financial results, and the other risks described under “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in addition to the following other factors:

•	Any failure to realize expected benefits from the spin-off;

•	Risks associated with our substantial leverage following the spin-off; and

•	A change in our revenue and operating costs following the spin-off.

THE SPIN-OFF

General

The board of directors of Old Republic regularly reviews the various operations conducted by Old Republic to ensure that resources are deployed and activities are pursued in the best interest of its shareholders. On May [            ], 2012, Old Republic announced that its board of directors had granted initial approval of a plan to take various actions in contemplation of the distribution of our common stock to Old Republic’s shareholders in a spin-off transaction. This authorization is subject to final approval by the Old Republic board of directors, which approval is subject to, among other things, the conditions described below under “—Spin-Off Conditions and Termination.”

We are currently a majority-owned subsidiary of Old Republic. We will be separated from Old Republic and will become an independent, publicly held company through a pro rata distribution of approximately 78.5% of our outstanding common stock to Old Republic’s shareholders, which we refer to as the distribution or the spin-off, on [            ], 2012, the distribution date. As a result of the spin-off, each holder of Old Republic common stock as of 5:00 p.m. New York time on [            ], 2012, the record date, will be entitled to (i) receive one share of our common stock for each of eight shares of Old Republic common stock owned by such holder and (ii) retain such holder’s shares in Old Republic.

Old Republic shareholders will not be required to pay for shares of our common stock received in the spin-off or to surrender or exchange shares of Old Republic common stock in order to receive our common stock or to take any other action in connection with the spin-off. No vote of Old Republic shareholders is required or sought in connection with the spin-off, and Old Republic shareholders have no appraisal rights in connection with the spin-off.

Reasons for the Spin-Off

Old Republic’s board and management believe that our separation from Old Republic will provide the following benefits:

•	potentially allow our executive management to concentrate on, and give their full attention to our business;

•

potentially enhance the ability of each company to incentivize its key employees with equity-based compensation that is aligned with the performance of its own operations and the interests of RFIG's shareholders; and

•	potentially allow RFIG to raise capital from private capital market sources to refinance the business.

Enhancing ability to attract, retain and appropriately reward key employees

The capital resources and the management skills required to run a successful mortgage guaranty and credit indemnity business are different from those required to run different insurance businesses. Old Republic’s board of directors and management concluded that separating the two businesses should improve both businesses’ ability to attract managers with the appropriate skill sets. In addition, they concluded that the proposed spin-off will allow each company to provide incentive compensation to key employees in the form of equity-based incentive compensation that is better aligned with the performance of each business. By separating the two companies while in run-off and, possibly, as re-entrants to the businesses, management of each should be in an improved position to attract and retain employees with the correct skill set, to motivate them appropriately, and to retain them for the long term.

Opportunity to achieve a recapitalization of our mortgage guaranty and consumer credit indemnity business

Recessionary conditions in U.S. housing finance which began in 2007 have led to substantial losses in Old Republic’s mortgage insurance and consumer credit indemnity lines. As a result, capital funds identified with these lines at year-end 2006 have been fully depleted. Both of the lines are in a run-off operating mode, and cannot write new business due to the depleted capital accounts. While Old Republic still maintains a long-term strategic interest in these lines, it has stopped capital funding for them since they no longer meet Old Republic’s enterprise risk and capital management disciplines and objectives. In consideration of all these factors, Old Republic’s management and board of directors concluded that the necessary future recapitalization and re-direction of the combined business could best be effected by separating these operations from the Old Republic International Corporation holding company. Combining the two lines, while maintaining their separateness within RFIG, provides the corporate structure to achieve these objectives. In late May of this year, Old Republic announced that RFIG would be established as an independent publicly held company. The spin-off of the RFIG shares to Old Republic’s shareholders will accomplish this objective.

Results of the Spin-Off

After the spin-off, we will be an independent, publicly traded company. Immediately following the spin-off, we expect that approximately 41.2 million shares of our common stock will be issued and outstanding, based on (i) the distribution of one share of our common stock for each eight shares of Old Republic common stock anticipated to be outstanding on the record date, (ii) 8,500,000 shares issued in a private placement completed in May, 2012, and (iii) approximately 371,000 shares of our common stock retained by Old Republic. In addition, Old Republic owns warrants to purchase an additional 18,000,000 shares of our common stock at a future, indeterminate date at $0.12 per RFIG common share. See “Recent Sales of Unregistered Securities.” The actual number of shares of our common stock to be distributed will be determined based on the number of shares of Old Republic common stock outstanding as of the record date.

We and Old Republic will be parties to a number of agreements that govern the spin-off and our future relationship. For a more detailed description of these agreements, please see “Relationship with Old Republic After the Spin-Off.”

You will not be required to make any payment for the shares of RFIG common stock you receive, nor will you be required to surrender or exchange your shares of Old Republic common stock or take any other action in order to receive the shares of RFIG common stock to which you are entitled. The spin-off will not affect the number of outstanding shares of Old Republic common stock or any rights of Old Republic shareholders, although it could affect the market value of the outstanding Old Republic common stock.

Manner of Effecting the Spin-Off

The general terms and conditions relating to the spin-off are set forth in a Separation and Distribution Agreement that we will enter into with Old Republic. For a description of the terms of that agreement, see “Relationship with Old Republic After the Spin-Off.” Under the Separation and Distribution Agreement, the spin-off will be effective on the distribution date. As a result of the spin-off, each Old Republic shareholder will be entitled to receive one share of our common stock for each of eight shares of Old Republic common stock owned on the record date. As discussed below under “—Trading of Old Republic Common Stock After the Record Date and Prior to the Distribution,” if a holder of record of Old Republic common stock sells those shares in the “regular way” market after the record date and prior to the distribution, that shareholder also will be selling the right to receive shares of our common stock in the distribution. The distribution will be made in book-entry form. For registered Old Republic shareholders, our transfer agent will credit their shares of our common stock to book-entry accounts established to hold their shares of our common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For shareholders who own Old Republic common stock through a bank or brokerage firm, their shares of our common stock will be credited to their accounts by the bank or broker. See “—When and How You Will Receive RFIG Shares” below. Each share of our common stock that is distributed will be validly issued, fully paid and nonassessable. As indicated under “Description of Capital Stock”, we expect that purchase rights for one one-hundredth of a share of Series A Junior Participating Preferred Stock will initially be attached to and trade with all shares of common stock pursuant to the terms of RFIG’s Rights Agreement. Holders of shares of our common stock will not be entitled to preemptive rights. See “Description of Capital Stock.” Following the spin-off, shareholders whose shares are held in book-entry form may request the transfer of their shares of our common stock to a brokerage or other account at any time, without charge.

When and How You Will Receive RFIG Shares

On the distribution date, Old Republic will release its shares of our common stock for distribution by Wells Fargo Shareowner Services, the distribution agent. The distribution agent will cause the shares of our common stock to which you are entitled to be registered in your name or in the “street name” of your bank or brokerage firm.

“Street Name” Holders. Many Old Republic shareholders have Old Republic common stock held in an account with a bank or brokerage firm. If this applies to you, that bank or brokerage firm is the registered holder that holds the shares on your behalf. For shareholders who hold their Old Republic common stock in an account with a bank or brokerage firm, our common stock being distributed will be registered in the “street name” of your bank or broker, who in turn will electronically credit your account with the shares that you are entitled to receive in the distribution. We anticipate that banks and brokers will generally credit their customers’ accounts with our common stock on or shortly after the distribution date. We encourage you to contact your bank or broker if you have any questions regarding the mechanics of having your shares credited to your account.

Registered Holders. If you are the registered holder of Old Republic common stock and hold your Old Republic common stock either in physical form or in book-entry form, the shares of our common stock distributed to you will be registered in your name and you will become the holder of record of that number of shares of our common stock. Our distribution agent will send you a statement reflecting your ownership of our common stock.

Direct Registration System. As part of the spin-off, we will be adopting a direct registration system for book-entry share registration and transfer of our common stock. The shares of our common stock to be distributed in the spin-off will be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates representing your shares will be mailed to you in connection with the spin-off. Under the direct registration system, instead of receiving stock certificates, you will receive a statement reflecting your ownership interest in our shares. The distribution agent will begin mailing book-entry account statements reflecting your ownership of shares promptly after the distribution date. You can obtain more information regarding the direct registration system by contacting our transfer agent and registrar.

Treatment of Fractional Shares

No fractional shares will be issued. In the event a holder of Old Republic common stock would otherwise be entitled to a fractional share of RFIG common stock, the number of shares of RFIG common stock such holder will receive in the spin-off will be rounded up to the nearest whole number of shares of RFIG common stock.

Transferability of Shares You Receive

The shares of our common stock distributed to Old Republic shareholders will be freely transferable, except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act of 1933, as amended, or the Securities Act. Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with us, and include our directors and certain of our officers. Our affiliates will be permitted to sell their shares of RFIG common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144.

Under Rule 144, an affiliate may not sell within any three-month period shares of our common stock in excess of the greater of:

•	1% of the then outstanding number of shares of our common stock; and

•

the average weekly trading volume of our common stock in the over-the-counter markets during the four calendar weeks preceding the filing of a notice with the SEC on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain provisions regarding holding periods, the manner of sale, notice requirements and availability of current public information about us.

Stock-Based Plans

Upon the completion of the spin-off, all unvested options of Old Republic held by our employees, including those being transferred to us from Old Republic through the CCI acquistion, will become immediately vested and, along with any options currently vested and not exercised, will be exercisable during the period running from the date of the completion of the spin-off until the earlier to occur of the expiration of the option or the fourth anniversary from the date of the completion of the spin-off.

Material U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of certain U.S. federal income tax consequences to holders of Old Republic common stock. This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, stockholders who acquire shares as compensation for services, insurance companies and dealers in securities. In addition, this summary does not address any state, local or foreign tax consequences.

All stockholders should consult their own tax advisors concerning the specific tax consequences of the distribution of our common stock to holders of Old Republic common stock in light of their particular circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.

U.S. Stockholders

We intend to take the position that the spin-off will be a taxable transaction for U.S. federal income tax purposes. Assuming this to be the case, a U.S. stockholder receiving shares of our common stock in the spin-off will be treated as receiving a distribution of property equal to the fair market value on the distribution date of the shares received. That distribution will be taxable as a dividend to the extent of the U.S. stockholder’s ratable share of Old Republic’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Subject to certain limitations, the portion of the distribution treated as a dividend may be taxable to individuals at a reduced rate of 15%. Any amount of the distribution that exceeds a U.S. stockholder’s ratable share of Old Republic’s current and accumulated earnings and profits will be treated as a tax-free return of capital that reduces (but not below zero) the U.S. stockholder’s adjusted tax basis in its Old Republic common stock to the extent of such tax basis, with any remaining amount taxable as capital gain from the sale or exchange of Old Republic common stock. This determination is made on a share-by-share basis. Any capital gain will be long-term capital gain if the U.S. stockholder’s holding period for its shares of Old Republic common stock exceeds one year on the distribution date.

A U.S. stockholder’s tax basis in its shares of our common stock received in the spin-off generally will equal the fair market value of such shares on the distribution date, and a U.S. stockholder’s holding period for such shares will begin the day after the distribution date. As noted above, a U.S. stockholder’s tax basis in its shares of Old Republic common stock generally will be reduced (but not below zero) to the extent the spin-off represents a return of capital to such holder; the U.S. stockholder’s holding period for such Old Republic shares will not be affected by the spin-off.

We have not determined at this point the amount of the distribution or what portion, if any, of the distribution will be treated as a taxable dividend. This will be determined by us after the distribution and will be reported to our stockholders as described below under the caption, “Tax Reporting.”

Backup withholding may apply with respect to the amount of the distribution treated as a dividend paid to a U.S. stockholder, unless the U.S. stockholder provides a correct taxpayer identification number (which, in the case of an individual, is his or her social security number) and certifies whether such U.S. stockholder is subject to backup withholding by properly completing and executing IRS Form W-9 (or successor form) or otherwise establishes a basis for exemption from backup withholding. Certain U.S. stockholders (including, among others, corporations) are not subject to backup withholding. If backup withholding is required, shares of our common stock will be held back and sold on the market to the extent necessary to remit tax to the IRS and to pay brokerage and other costs.

Non-U.S. Stockholders

For non-U.S. stockholders, the treatment of the spin-off by Old Republic of our common stock as a dividend, a return of capital or a capital gain will be determined in the manner described above under “U.S. Stockholders.”

In the case of a non-U.S. stockholder, the amount of the distribution constituting a dividend for U.S. federal income tax purposes will generally be subject to U.S. federal income tax at a rate of 30%, or a lower rate specified in any applicable income tax treaty. The amount of the distribution not constituting a dividend generally will not be subject to U.S. federal income tax.

The 30% income tax referenced above is generally collected by way of withholding. To the extent such withholding is required with respect to a non-U.S. stockholder, the withholding agent will sell a portion of the RFIG stock that has been allocated to such non-U.S. stockholder to satisfy the withholding tax liability and to pay brokerage and other costs. Non-U.S. stockholders who wish to claim the benefit of an applicable income tax treaty or other reduction in withholding for the spin-off must provide the withholding agent with a properly executed IRS Form W-8BEN, claiming such reduction.

Special rules will apply to a non-U.S. stockholder whose ownership of Old Republic common stock is treated as effectively connected with such non-U.S. stockholder’s trade or business conducted within the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained in the United States).

Tax Reporting

The fair market value of the RFIG common stock received by each Old Republic stockholder will be determined by us after the distribution, based on a number of factors that will include, without limitation, the trading price of RFIG common stock at or near the distribution date. After this determination is made (and within the time limit required by the Internal Revenue Code), we will report to such stockholder and to the IRS the amount of the distribution (consisting of the fair market value of the RFIG common stock), together with the portion of the distribution treated as a taxable dividend. There is no assurance that the IRS or the courts will agree that the amount received in the distribution by an Old Republic stockholder is the amount determined by us, and it is possible that the IRS and the courts will ultimately determine that Old Republic stockholders, or some of them, received a larger distribution amount for Federal income tax purposes than the amounts reported to them by us. If the IRS were to challenge the amount of the distribution reportable by any Old Republic stockholder on such stockholder’s Federal income tax return, such stockholder would have to bear the expense and effort of defending against or otherwise resolving such challenge.

Consequences to Old Republic

If the fair market value of the RFIG common stock distributed in the spin-off exceeds Old Republic’s tax basis in such stock at the distribution date, the distribution will be treated as a taxable sale by Old Republic. Old Republic will recognize a gain on the distribution in an amount equal to the excess of the fair market value of the RFIG common stock on the distribution date over its tax basis in such common stock. If, however, Old Republic’s tax basis in the RFIG common stock exceeds the fair market value of such stock on the distribution date, then no gain or loss will be recognized by Old Republic on the distribution. Any such gain recognized may be offset, to the extent available, by capital loss carryovers and net operating loss carryovers.

The amount received in the distribution attributable to the RFIG common stock (i.e., the fair market value of the stock that is distributed) will be determined after the distribution, based on a number of factors that will include, without limitation, the trading price of RFIG common stock at or near the distribution date. Accordingly, the actual tax impact of the distribution on Old Republic cannot be determined until after the distribution.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE SPIN-OFF. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE SPIN-OFF, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE, GIFT AND OTHER TAX LAWS IN YOUR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

Market for Our Common Stock

There is currently no public market for RFIG common stock. We have not applied to list RFIG common stock on any securities exchange but, subject to completion of the spin-off, we anticipate that RFIG common stock will trade in the over-the-counter market (OTCBB and/or OTC Markets Group, Inc. quotation services) after completion of applications by market makers with FINRA and/or the OTC Markets Group, Inc. Neither we nor Old Republic can give any assurances as to whether a trading market will develop or at what price our common stock may trade if a trading market develops following the spin-off. The trading price of RFIG common stock is likely to fluctuate significantly, particularly until an orderly market develops, if such a market develops. We cannot predict whether such a market will ever develop or the prices at which our shares may trade following the spin-off. See “Risk Factors—Risks Relating to Ownership of Our Common Stock.”

It is possible that trading of our common stock will commence on a when-issued basis shortly before the record date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading with respect to our common stock will end and “regular way” trading will begin. “Regular way” trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. We cannot predict what the trading prices for our common stock will be before or after the distribution date. See “Risk Factors—Risks Relating to Ownership of Our Common Stock.”

Trading of Old Republic Common Stock After the Record Date and Prior to the Distribution

Beginning on or shortly before the record date and through the distribution date, there will be two concurrent markets in which to trade Old Republic common stock: a “regular way” market and an ex-distribution market. Shares of Old Republic common stock that trade in the "regular way" market will trade with an entitlement to shares of our common stock distributed in connection with the spin-off. Shares that trade in the ex-distribution market will trade without an entitlement to shares of our common stock distributed in connection with the spin-off. Therefore, if you owned shares of Old Republic common stock at 5:00 p.m., New York time, on the record date and sell those shares in the “regular way” market after the record date and on or prior to the distribution date, you also will be selling your right to receive the shares of our common stock that would have been distributed to you in connection with the spin-off. If you sell those shares of Old Republic common stock in the ex-distribution market after the record date and on or prior to the distribution date, you will still receive the shares of our common stock that were to be distributed to you in connection with the spin-off as a result of your ownership of the shares of Old Republic common stock.

Spin-Off Conditions and Termination

We expect that the spin-off will be effective on [            ], 2012, provided that, among other things:

•	the completion of the distribution and the related transactions in accordance with the provisions set forth in the Separation and Distribution Agreement;

•

the SEC declaring effective our registration statement on Form 10, of which this information statement forms a part, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC and this information statement shall have been mailed to holders of Old Republic common stock as of the Record Date;

•

all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws shall have been taken and, where applicable, become effective or been accepted by the applicable governmental authority;

•	the transaction agreements relating to the spin-off shall have been duly executed and delivered by the parties;

•

no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the related transactions shall be in effect;

•

except for Messrs. Zucaro and Leroy as more fully described under “Management,” all of Old Republic’s representatives or designees shall have resigned or been removed as officers of RFIG or its subsidiaries and all of our representatives or designees shall have resigned or been removed as officers of Old Republic or its subsidiaries; and

•

no event or development shall have occurred or exist that, in the judgment of Old Republic’s board of directors, in its sole discretion, makes it inadvisable to effect the spin-off and other related transactions.

We cannot assure you that any or all of these conditions will be met. Old Republic may waive one or more of these conditions in its sole and absolute discretion, and the determination by Old Republic regarding the satisfaction of these conditions will be conclusive. The fulfillment of these conditions will not create any obligation on Old Republic’s part to effect the distribution, and Old Republic has reserved the right to amend, modify or abandon any and all terms of the distribution and the related transactions at any time prior to the distribution date.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Old Republic shareholders who will receive shares of RFIG common stock in the spin-off. It is not to be construed as an inducement or encouragement to buy or sell any of our securities. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Old Republic nor we undertake any obligation to update the information, except to the extent applicable securities laws require us to do so.

CAPITALIZATION

The following table presents our historical capitalization at March 31, 2012 on an actual basis and on a pro forma basis to give effect to (i) the issuance of 8,500,000 shares of common stock in a private placement completed in mid-May, 2012, and (ii) the spin-off and the related transactions as if the spin-off and the related transactions had occurred as of that date.

We are providing the capitalization table below for informational purposes only. You should not construe it as indicative of our capitalization or financial condition had the spin-off and the related transactions and events been completed on the date assumed. The capitalization table below also may not reflect the capitalization or financial condition that would have resulted had we been operated as an independent, public company at that date or our future capitalization or financial condition.

You should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our “Consolidated Financial Statements” and related notes included elsewhere in this information statement.

As of March 31, 2012 ($ in Millions)	Actual	Pro Forma
Debt	$177.8	$177.8

Common Shareholder’s Equity:
Common stock(*)	0.3	0.4
Additional paid-in-capital	227.2	228.2
Retained earnings (accumulated deficit)(**)	(256.9)	(291.5)
Accumulated other comprehensive income (loss)	11.7	11.7

Total Common Shareholder’s Equity	(17.5)	(51.1)

Total Capitalization	$160.3	$126.6

(*)	At March 31, 2012 (i) there were 100,000,000 shares of $.01 par value common stock authorized, of which 32,787,914 shares were outstanding, (ii) there were 50,000,000 Class B shares of $.01 par value common stock authorized, none of which were outstanding, and (iii) there were 25,000,000 shares of $0.01 par value preferred stock authorized, of which no shares were outstanding. The number of shares of common stock shown to be outstanding upon completion of the spin-off includes 8,500,000 shares of common stock issued in a private placement completed in mid-May, 2012. See “Recent Sales of Unregistered Securities.”

(**)	Following the spin-off, RFIG will no longer be included in Old Republic's consolidated tax return. Consequently, it is more likely than not that full realization of RFIG's deferred tax assets of $34.6 million as of March 31, 2012 would not be achieved.

DIVIDEND POLICY

We do not expect to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any future earnings to finance our operations. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual, regulatory or other restrictions on the payment of dividends by our subsidiaries to RFIG, and other factors that our board of directors deems relevant.

RFIG is a holding company and has no direct operations. Our ability to pay dividends in the future will depend on the ability of our operating subsidiaries to pay dividends to us. Our insurance company subsidiaries are regulated insurance companies and therefore are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. RMIC and RMICNC are domiciled in North Carolina, RMICFL is domiciled in Florida, and RCIC is domiciled in Illinois. The insurance laws of these states generally limit the payments of dividends by an insurance company unless it has sufficient capital and surplus. Under the Order, RMIC is currently prohibited from transferring any of its property, which would include paying dividends to RFIG. Given RMIC’s current financial condition and operating outlook, we do not expect RMIC will ever pay dividends to RFIG.

For additional information regarding restrictions on the payment of dividends by us and our insurance company subsidiaries, see “Business—Regulation.”

SELECTED HISTORICAL FINANCIAL DATA

The following tables present a summary of selected historical financial data for the periods indicated for Republic Financial Indemnity Group, Inc. and the Consumer Credit Indemnity Division.

Republic Financial Indemnity Group, Inc. —The selected historical statements of income and the selected balance sheet data as of and for the years ended December 31, 2009, 2008, and 2007 are derived from our unaudited consolidated financial statements, which are not included in this information statement. The selected historical statements of income and selected balance sheet data as of and for each of the years ended December 31, 2011 and 2010 are derived from our audited consolidated financial statements, which are included elsewhere in this information statement.

The selected historical financial data for the quarterly periods ended March 31, 2012 and 2011 are derived from our unaudited interim consolidated financial statements, which are included elsewhere in this information statement. We have prepared our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements and have included all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the audited periods. The selected historical financial data for the first quarters of 2012 and 2011 are not necessarily indicative of the results that may be obtained for a full year.

Consumer Credit Indemnity (“CCI”) Division—The CCI line has been a division of Old Republic Insurance Company (“ORINSCO”) since it was established in 1955. The selected historical statements of income for all periods indicated are derived from our unaudited internal divisional financial statements, which are not included in this information statement. As a division, the CCI business has not had a legally dedicated capital structure. Moreover, underwriting operations during all periods presented have generally been cash flow negative as paid claims have far exceeded premium income. Accordingly, little investment income has been attributed to the CCI line’s income statement. All other adjustments, consisting of normal and recurring adjustments, that we consider necessary for fair presentation of our operating results have been recorded in the preparation of the divisional financial statements.

The financial statements included in this information statement may not necessarily reflect our financial position, results of operations, and cash flows as if we had operated as a stand-alone public company during all periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance.

The following selected historical financial data should be read in conjunction with “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our “Consolidated Financial Statements” and related notes included elsewhere in this information statement.

Republic Financial Indemnity Group, Inc.

Selected Historical Financial Data

($ in Millions, Except Share Data)

	As of and For the Quarters Ended March 31,		As of and For the Years Ended December 31,
Statements of Income Data:	2012	2011	2011	2010	2009	2008	2007
Revenues:
Net premiums earned	$103.2	$113.9	$444.9	$498.8	$644.5	$592.5	$518.2
Net investment income	10.3	16.6	59.2	84.9	92.0	86.8	79.0
Other income	6.6	.5	1.9	4.6	9.5	10.6	11.0

Total operating revenues	120.2	131.2	506.1	588.4	746.1	690.0	608.3
Realized investment gains (losses)	—	1.4	84.6	43.4	1.1	(9.9)	7.5

Total revenues	120.2	132.6	590.8	631.9	747.2	680.1	615.8

Benefits, Claims and Expenses:
Claims and settlement expenses	179.3	212.7	1,057.1	766.2	1,134.1	1,180.7	615.8
Underwriting, acquisition and other expenses	20.6	17.8	108.3	76.3	91.1	103.6	102.9
Interest and other charges	2.0	1.8	18.7	6.6	7.2	—	—

Total expenses	202.0	232.4	1,184.3	849.3	1,232.5	1,284.4	718.8

Income (loss) before income taxes (credits)	(81.8)	(99.7)	(593.5)	(217.3)	(485.2)	(604.3)	(102.9)
Total Income Taxes (Credits)	(28.6)	(35.1)	(204.6)	(79.4)	(175.1)	(217.1)	(41.4)

Net Income (Loss)	$(53.2)	$(64.5)	$(388.8)	$(137.8)	$(310.1)	$(387.2)	$(61.5)

Net Income (Loss) Per Share:
Basic and diluted	$(2.75)	$(3.97)	$(23.91)	$(8.48)	$(19.07)	$(23.81)	$(3.78)

Average Shares Outstanding:
Basic and diluted	19,349,643	16,262,473	16,262,473	16,262,473	16,262,473	16,262,473	16,262,473

Balance Sheet Data:
Total assets	$2,025.2	$2,387.8	$2,027.6	$2,537.9	$3,233.4	$2,973.1	$2,523.8
Total policy liabilities and accruals	1,787.2	1,711.9	1,757.1	1,803.3	2,303.8	1,674.0	727.7
Debt(2)	177.8	175.0	175.0	150.0	150.0	150.0	—
Common shareholder’s equity(1)	$(17.5)	$374.6	$16.2	$441.1	$581.7	$828.0	$1,237.7

Book Value Per Share	$(0.54)	$23.04	$1.00	$27.13	$35.77	$50.92	$76.11

Common Shares Outstanding	32,787,914	16,262,473	16,262,473	16,262,473	16,262,473	16,262,473	16,262,473

Notes

(1)	Acquisition of and Combination with Old Republic’s Credit Indemnity Division - In March, 2012, RFIG issued 16,525,441 common shares in exchange for all the stock of Republic Credit Indemnity Companies, Inc. (“RCICI”), an insurance holding company recently formed by ORI. RCICI was organized to encompass the Consumer Credit Indemnity (“CCI”) Division of ORI’s General Insurance Group (property and liability) subsidiary. On the date of exchange, RCICI’s balance sheet consisted of the following accounts ($ in millions):

Cash and short-term funds	$15.0
Investment in three CCI agency and related services companies at ORI’s historical GAAP carrying value	1.5

Total assets	$16.5

Liabilities	$—

Common shareholder's equity:
Capital stock	.1
Paid in capital	16.0
Retained earnings	.3

Total common shareholder's equity	16.5

Total liabilities and common shareholder's equity	$16.5

(2)	In March, 2012 the Company’s $175.0 million notes payable to ORI were increased to $180.0 million after a cash receipt of $5.0 million from ORI. The notes were then consolidated into a single new note with detachable warrants to acquire RFIG common shares. The new note expires on December 31, 2038 and bears a variable interest rate indexed to the London Interbank Offered Rate ("LIBOR") plus 450 basis points, not to exceed a maximum rate of 8.5%. The new note is collateralized by the surplus notes previously issued by RMIC and RMICNC in the aggregate amount of $155.0 million and the stock of our three mortgage insurance companies.

Concurrent with the issuance of the new note, a total of 18,000,000 warrants were issued with the right to purchase one RFIG common share for $0.12 per share per warrant. The warrants may be exercised in whole or in part at any time after March 31, 2015 except that earlier exercise could occur in the event of certain exigent circumstances such as the acquisition of more than 15% of any RFIG voting securities by any one investor or group of investors acting in concert. A portion of the note principal amount was allocated to the warrants and accounted for as additional paid-in capital equal to their relative fair value of $2.1 million.

Consumer Credit Indemnity (CCI) Division

Selected Historical Financial Data

($ in Millions)

	Quarters Ended March 31,		Years Ended December 31,
Statement of Income Data:	2012	2011	2011	2010	2009	2008	2007
Revenues:
Net premiums earned	$12.0	$20.8	$58.3	$87.9	$121.4	$204.3	$193.4
Net investment income	—	—	—	—	—	.3	.5
Other income	—	—	—	—	—	—	—

Total operating revenues	12.0	20.8	58.4	88.0	121.5	204.6	194.0
Realized investment gains (losses)	—	—	—	—	—	—	—

Total revenues	12.0	20.8	58.4	88.0	121.5	204.6	194.0

Benefits, Claims and Expenses:
Claims and settlement expenses	20.2	40.0	102.9	225.4	225.7	264.9	181.3
Underwriting, acquisition and other expenses	1.2	1.0	5.1	6.5	7.0	8.3	7.8
Interest and other charges	—	—	—	—	—	—	—

Total expenses	21.5	41.1	108.0	232.0	232.8	273.3	189.1

Income (loss) before income taxes (credits)	(9.4)	(20.2)	(49.6)	(143.9)	(111.2)	(68.6)	4.8
Total Income Taxes (Credits)	(3.3)	(7.0)	(17.3)	(50.3)	(38.9)	(24.0)	1.7

Net Income (Loss)	$(6.1)	$(13.1)	$(32.2)	$(93.5)	$(72.3)	$(44.6)	$3.1

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements (together with the related notes) should be read in conjunction with the sections entitled “Business”, “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical annual and interim RFIG Consolidated Financial Statements and accompanying notes included elsewhere within this information statement.

The unaudited pro forma combined statements of income give effect to the spin-off as if it had occurred on January 1, 2011. The unaudited pro forma combined condensed balance sheet gives effect to the spin-off as it had occurred on March 31, 2012. In management’s opinion, the unaudited pro forma combined financial statements reflect adjustments that are both necessary to present fairly the unaudited pro forma combined statements of income and the unaudited pro forma combined condensed balance sheet of our business and for the periods indicated and are reasonable given the information currently available.

The unaudited pro forma combined financial statements are for illustrative and informational purposes only and are not intended to represent what our results from operations or financial position would have been had the transactions contemplated below occurred on the dates indicated. The unaudited pro forma combined financial statements should not be considered indicative of our future results of operations or financial position as an independent, public company.

The following unaudited pro forma combined financial statements give pro forma effect to the following:

•	Separation of the combined mortgage guaranty (“MI”) and consumer credit indemnity (“CCI”) insurance lines from Old Republic International Corporation’s consolidated business.

•	Acquisition for cash of $3.2 million all of the stock of the Republic Credit Indemnity Company (“RCIC”), an inactive property and liability insurer owned by an ORI subsidiary.

•

Assumption as reinsurance by RCIC of a 100% quota share portfolio as of April 1, 2012 of all CCI premium and loss reserves from Old Republic Insurance Company, the ORI insurance company subsidiary that underwrote this coverage.

•

RCIC’s entering into a stop loss reinsurance agreement with an ORI general insurance subsidiary. In substance, the stop loss agreement will cover RCIC’s quota share exposures in excess of 85% loss ratio retention (for up to 70 additional loss ratio points) during the term of the reinsurance contract.

•	Private placement of 8,500,000 newly issued shares of common stock at $0.12 per share (partial leveraged buyout).

Republic Financial Indemnity Group, Inc.

Unaudited Pro Forma Combined Statements of Income

($ in Millions, Except Share Data)

	Historical
Quarter Ended March 31, 2012:	RFIG	CCI Division	Adjustments		Pro forma
Revenues:
Net premiums earned	$103.2	$12.0	$(1.2	)(2)	$114.1
Net investment income	10.3	—	—		10.3
Other income	6.6	—	(6.2	)(3)	.3

Total operating revenues	120.2	12.0	(7.4)		124.8
Realized investment gains (losses)	—	—	—		—

Total revenues	120.2	12.0	(7.4)		124.8

Claims and expenses:
Claims and settlement expenses	179.3	20.2	(7.6	)(2)	191.9
Underwriting, acquisition and other expenses	20.6	1.2	(6.1	)(3)	15.8
Interest and other charges	2.0	—	—		2.0

Total expenses	202.0	21.5	(13.7)		209.8

Income (loss) before income taxes (credits)	(81.8)	(9.4)	6.2		(85.0)
Income taxes (credits)	(28.6)	(3.3)	68.2	(1)	36.3

Net income (loss)	$(53.2)	$(6.1)	$(62.0)		$(121.3)

Net income (loss) per share	$(2.75)				$(2.94)

Average shares outstanding	19,349,643				41,287,914

Underwriting ratio:
Claim ratio	173.6%	167.6%			168.2%
Expense ratio	13.6	10.5			13.5

Composite ratio	187.2%	178.1%			181.7%

	Historical
Quarter Ended March 31, 2011:	RFIG	CCI Division	Adjustments		Pro forma
Revenues:
Net premiums earned	$113.9	$20.8	$(2.0	)(2)	$132.7
Net investment income	16.6	—	—		16.6
Other income	.5	—	—		.6

Total operating revenues	131.2	20.8	(2.0)		150.0
Realized investment gains (losses)	1.4	—	—		1.4

Total revenues	132.6	20.8	(2.0)		151.4

Claims and expenses:
Claims and settlement expenses	212.7	40.0	(13.1	)(2)	239.7
Underwriting, acquisition and other expenses	17.8	1.0	.2		19.1
Interest and other charges	1.8	—	—		1.8

Total expenses	232.4	41.1	(12.8)		260.7

Income (loss) before income taxes (credits)	(99.7)	(20.2)	10.7		(109.2)
Income taxes (credits)	(35.1)	(7.0)	3.7	(1)	(38.5)

Net income (loss)	$(64.5)	$(13.1)	$7.0		$(70.7)

Net income (loss) per share	$(3.97)				$(1.71)

Average shares outstanding	16,262,473				41,287,914

Underwriting ratio:
Claim ratio	186.7%	192.1%			180.5%
Expense ratio	15.1	5.1			14.0

Composite ratio	201.8%	197.2%			194.5%

Republic Financial Indemnity Group, Inc.

Unaudited Pro Forma Combined Statements of Income

($ in Millions, Except Share Data)

	Historical
Year Ended December 31, 2011:	RFIG	CCI Division	Adjustments		Pro forma
Revenues:
Net premiums earned	$444.9	$58.3	$(5.8)	(2)	$497.4
Net investment income	59.2	—	—		59.3
Other income	1.9	—	—		2.0

Total operating revenues	506.1	58.4	(5.8)		558.7
Realized investment gains (losses)	84.6	—	—		84.6

Total revenues	590.8	58.4	(5.8)		643.4

Claims and expenses:
Claims and settlement expenses	1,057.1	102.9	(36.7)	(2)	1,123.3
Underwriting, acquisition and other expenses	108.3	5.1	1.0		114.5
Interest and other charges	18.7	—	—		18.7

Total expenses	1,184.3	108.0	(35.6)		1,256.7

Income (loss) before income taxes (credits)	(593.5)	(49.6)	29.8		(613.2)
Income taxes (credits)	(204.6)	(17.3)	173.2	(1)	(48.7)

Net income (loss)	$(388.8)	$(32.2)	$(143.4)		$(564.5)

Net income (loss) per share	$(23.91)				$(13.67)

Average shares outstanding	16,262,473				41,287,914

Underwriting ratio:
Claim ratio	237.6%	176.5%			225.8%
Expense ratio	23.9	8.7			22.6

Composite ratio	261.5%	185.2%			248.4%

Notes

(1)	Income Taxes — The allocation of current and deferred income taxes is based on RFIG’s relative contribution to ORI’s consolidated income tax expense or benefit with current credit for net losses to the extent recoveries are available through group income offsets or carry-back claims. RFIG’s financial statements reflect the application of this methodology to all periods presented. Under a separate return approach, taxes would be allocated to ORI’s subsidiaries as if they were separate taxpayers and stand-alone entities. Under this approach, it is more likely than not that full realization of RFIG’s deferred tax assets would not be achieved relative to the full year 2011 and first quarter 2012. The tables above demonstrate the impact on RFIG’s financial statements as if taxes were allocated to RFIG using a separate return approach.

(2)	Stop Loss Agreement — Following the 100% quota share assumption of the CCI run-off business in 2012, RCIC expects to enter into a stop loss reinsurance agreement with an ORI general insurance subsidiary. In substance the stop loss agreement will cover the Company’s quota share exposures in excess of an 85% loss ratio retention (for up to 70 additional loss ratio points) during the term of the reinsurance contract.

(3)	Represents consolidation elimination adjustments.

Republic Financial Indemnity Group, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

($ in Millions, Except Share Data)

As of March 31, 2012:	Historical RFIG	Adjustments		Pro forma
Assets:
Cash and fixed maturity securities	$1,642.3	$32.4	(2)	$1,675.8
		1.0	(3)
Equity securities	—	—		—
Other invested assets	12.9	—		12.9
Accounts and premiums receivable	26.0	.9	(2)	26.9
Federal income taxes recoverable: Current	162.1	—		162.1
Deferred	34.6	(34.6	)(1)	—
Reinsurance balances recoverable	78.7	—		78.7
Prepaid federal income taxes	1.0	—		1.0
Sundry assets	67.3	—		67.3

Total	$2,025.2	$(0.2)		$2,025.0

Liabilities and Shareholders’ Equity:
Policy liabilities	$146.6	$7.9	(2)	$154.5
Benefit and claim reserves	1,640.6	25.4	(2)	1,666.0
Debt	177.8	—		177.8
Sundry liabilities	77.7	—		77.7
Shareholders’ equity	(17.5)	(34.6	)(1)	(51.1)
		1.0	(3)

Total	$2,025.2	$(0.2)		$2,025.0

Book Value Per Share	$(0.54)			$(1.24)

Common Shares Outstanding	32,787,914			41,287,914

Notes

(1)	The allocation of current and deferred income taxes is based on RFIG’s relative contribution to ORI’s consolidated income tax expense or benefit with current credit for net losses to the extent recoveries are available through group income offsets or carry-back claims. RFIG’s financial statements reflect the application of this methodology to all periods presented. Under a separate return approach, taxes would be allocated to ORI’s subsidiaries as if they were separate taxpayers and stand-alone entities. Under this approach, it is more likely than not that full realization of RFIG’s deferred tax assets would not be achieved. The table above demonstrates the impact on RFIG’s March 31, 2012 balance sheet as if taxes were allocated to RFIG using a separate return approach.

(2)	Represents the assumption as reinsurance by RCIC a 100% quota share portfolio of all CCI premium and loss reserves from the ORI insurance company subsidiary that underwrote this coverage.

(3)	Private placement of 8,500,000 newly issued shares of common stock at $0.12 per share (partial leveraged buyout).

BUSINESS

Who We Are

Republic Financial Indemnity Group, Inc. (“RFIG”) is currently a majority-owned subsidiary of Old Republic. RFIG is a holding company which, through its wholly-owned operating subsidiaries, Republic Mortgage Insurance Company (“RMIC”), Republic Mortgage Insurance Company of North Carolina (“RMICNC”), and Republic Mortgage Insurance Company of Florida (“RMICFL”), is principally engaged as a nationwide private mortgage insurer.

In mid-March , 2012, Old Republic reorganized its operations to combine its consumer credit indemnity (“CCI”) division with its mortgage guaranty operations. These two operations offer similar insurance coverages, share the same senior management leadership, and have been operating in run-off mode since 2008 and August, 2011, respectively. The term “run-off” means continuing to service existing insurance policies but not writing any new policies. Accordingly, the future results of RFIG will reflect the performance of the run-off of its mortgage guaranty business as well as its CCI business. See “—Recent Developments.”

The spin-off will separate our mortgage guaranty and CCI business from the remainder of Old Republic’s operations and holdings. Recessionary conditions in U.S. housing finance which began in 2007 have erased the long-term profitability of Old Republic’s mortgage guaranty and CCI insurance lines and led to substantial losses. As a result, capital funds identified with these lines at year-end 2006 have been fully depleted. While Old Republic still maintains a long-term strategic interest in these lines, it has stopped capital funding for them since they no longer meet its enterprise risk and capital management disciplines and objectives. In consideration of all these factors, Old Republic’s management and board of directors have concluded that a necessary future recapitalization of the combined mortgage guaranty and CCI businesses can best be effected by separating these operations from Old Republic’s consolidated holdings.

RMIC, our flagship mortgage guaranty insurance carrier, had been operating pursuant to a waiver of minimum state regulatory capital requirement since late 2009. This waiver expired on August 31, 2011. As a consequence, underwriting of new policies ceased and the existing book of business was placed in run-off operating mode. On January 19, 2012, the NCDOI, issued an Order, providing for its immediate administrative supervision of RMIC’ s run-off operations. The Order responds to the capital depletion at RMIC caused by an unprecedented level of losses experienced industry-wide. See “ — Run-off and Regulatory Supervision.”

In light of all the above factors our Mission as in independent company will be:

•	First and foremost to manage the MI and CCI run-off books of business in the most economical manner for the best interest of policyholders and their beneficiaries;

•

To operate as an administrative services company by offering our well-regarded policyholder and claim management services, and our information technology data base and processing facilities, to other unrelated parties that could gain economic benefits and efficiency from such services; and

•

To seek to recapitalize one or more of our MI and CCI insurance companies by accessing the capital markets for the new capital necessary for a re-entry into these insurance lines. Our re-entry will give important consideration to a redefined and legitimately robust business model that addresses currently, through reinsurance or similar means, the continued exposures of these lines to future economic catastrophe events such as those experienced since 2007.

Our Mortgage Guaranty Business - Historical Overview

Private mortgage insurance protects mortgage lenders and investors from default related losses on residential mortgage loans made primarily to homebuyers who make down payments of less than 20% of the home's purchase price. We insure only first mortgage loans, primarily on residential properties incorporating one-to-four family dwelling units. Our mortgage guaranty business was started in 1973.

There are two principal types of private mortgage insurance coverage: “primary” and “pool.” Primary mortgage insurance provides mortgage default protection on individual loans and covers a stated percentage of the unpaid loan principal, delinquent interest, and certain expenses associated with the default and subsequent foreclosure. In lieu of paying the stated coverage percentage, we may pay the entire claim amount, take title to the mortgaged property and subsequently sell the property to mitigate our loss. Our obligation to an insured lender with respect to a claim is determined by applying the policy’s coverage percentage to the claim amount. The traditional primary coverage percentage averaged 24.5% in 2011, although it ranges generally from 12% to 35%. Pool insurance, which is written on a group of loans in negotiated transactions, provides coverage that ranges up to 100% of the net loss on each individual loan included in the pool, subject to provisions regarding deductibles, caps on individual exposures, and aggregate stop loss provisions which limit aggregate losses to a specified percentage of the total original balances of all loans in the pool.

Traditional primary insurance is issued on an individual loan basis to mortgage bankers, brokers, commercial banks and savings institutions through a network of underwriting sites located throughout the country. Traditional primary loans are individually reviewed (except for loans insured under delegated approval programs) and priced according to filed premium rates. In underwriting traditional primary business, we generally adhere to the underwriting guidelines published by the Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”), the Federal National Mortgage Association (“FNMA” or “Fannie Mae”), or other large mortgage purchasers on a negotiated basis. Delegated underwriting programs allow approved lenders to commit us to insure loans provided they adhere to a set of predetermined underwriting guidelines.

Bulk and other insurance is issued on groups of loans through a centralized risk assessment and underwriting department. These groups of loans are priced in the aggregate, on a bid or negotiated basis. Coverage for insurance issued in this manner can be provided through primary insurance policies (loan level coverage) or pool insurance policies (aggregate coverage). We consider transactions designated as bulk insurance to be exposed to higher risk (as determined by characteristics such as origination channel, loan amount, credit quality, and loan documentation) than those designated as other insurance. The Company ceased writing business in the bulk channel in 2008.

Before insuring any loans, we issue to each approved customer a master policy outlining the terms and conditions under which coverage will be provided. Primary business is then executed via the issuance of a commitment/certificate for each loan submitted and approved for insurance. In the case of business providing pool coverage, a separate pool insurance policy is issued covering the particular loans applicable to each transaction.

As to all types of mortgage insurance products, the amount of premium charge depends on various underwriting criteria such as loan-to-value ratios, the level of coverage being provided, the borrower's credit history, the type of loan instrument (whether fixed rate/fixed payment or an adjustable rate/adjustable payment), documentation type, and whether or not the insured property is categorized as an investment or owner occupied property. Coverage is non-cancelable by us (except in the case of non-payment of premium or certain master policy violations) and premiums are paid under single, annual, or monthly payment plans. Single premiums are paid at the inception of coverage and provide coverage for the entire policy term. Annual and monthly premiums are renewable on their anniversary dates with the premium charge determined on the basis of the original or outstanding loan amount. The majority of our direct premiums are written under monthly premium plans. Premiums may be paid by borrowers as part of their monthly mortgage payment and passed through to us by the servicer of the loan or they may be paid directly by the originator of, or investor in the mortgage loan.

We have historically provided traditional primary and bulk mortgage guaranty insurance coverage on U.S. residential mortgage loans. Insurance in force is the total principal balance of our insured loans, and risk in force is the total amount of coverage for which we are at risk under our certificates of insurance. In run-off, we receive only the ongoing premiums of the remaining traditional primary and pool insurance in force, which we refer to as renewal premiums, net of any premium ceded to captive reinsurers and refunds resulting from policy cancellations or rescission of coverage. In most cases, renewal premium rates were determined at origination of coverage, based on perceived risk of the policy at that time, and cannot be subsequently changed.

Traditional primary insurance policies comprised 92.3%, 92.4% and 92.0% of our net risk in force at March 31, 2012, December 31, 2011, and December 31, 2010, respectively, while bulk insurance comprised substantially all of the remaining balance. For more information on our obligations under traditional primary and bulk insurance, see “Defaults” and “Claims” below.

Republic Financial Indemnity Group, Inc. is an insurance holding company that was incorporated in Delaware in 1979 as Old Republic Mortgage Guaranty Group, Inc. The name of the corporation was changed in March 2012. Our mortgage guaranty home office operations are located at 101 North Cherry Street, Winston-Salem, North Carolina 27101. Our telephone number at that location is (336) 661-0015. Our CCI operations and executive offices are located at 307 N. Michigan Avenue, Chicago, IL 60601, and our telephone number at that location is (312) 346-8100.

Run-off and Regulatory Supervision

RMIC, our flagship mortgage guaranty insurance carrier, had been operating pursuant to a waiver of minimum state regulatory capital requirement since late 2009. This waiver expired on August 31, 2011. As a consequence, underwriting of new policies ceased and the existing book of business was placed in run-off operating mode. On January 19, 2012, the NCDOI issued an Order, providing for its immediate administrative supervision of RMIC’ s run-off operations. The Order responds to the capital depletion at RMIC caused by an unprecedented level of losses experienced industry-wide.

Supervision is an administrative proceeding under North Carolina law. It gives the NCDOI more oversight and control with the objective of allowing the insurer to develop a corrective plan subject to the NCDOI's approval. It is unlike receivership which involves rehabilitation or liquidation of a company pursuant to a formal, court-ordered proceeding. Receivership results in a company's assets and management passing to a receiver who is overseen by a court. Under the Order, RMIC continues to manage the business through the Company's employees, and retains its status as a wholly-owned subsidiary of RFIG. The Order specifies that RMIC may not, without the prior written approval of the Commissioner, among other things:

•	dispose of or encumber any of its assets or its business in force;

•	lend, invest or transfer any of its funds or property;

•	incur any debt, obligation or liability, or merge or consolidate with another company;

•	enter into any new reinsurance arrangement or terminate any insurance policy, except for nonpayment of premiums due;

•	make any material change in management, or increase salaries or benefits to management;

•

pay more than fifty percent of any claim allowed under any policy issued by RMIC, with the remaining fifty percent to be deferred and credited to a temporary surplus account on the books of RMIC for an initial period not to exceed one year; and

•	make any other change in its operations that the Commission considers material.

The primary impact on policyholders and their beneficiaries is the Order’s requirement that RMIC may not pay more than fifty percent of any claims allowed under any policy of insurance it has issued. The remaining fifty percent of any claim is to be deferred and credited to a temporary statutory surplus account on the books of RMIC during an initial period not to exceed one year. Accordingly, all claim payments made on January 19, 2012 and thereafter are to be made at the rate of fifty percent.

In this run-off operating mode, RMIC collects renewal premiums, participates in industry modification activities, and services policies in force as of August 31, 2011. We have not written any new mortgage insurance business since August 31, 2011. Servicing in force policies during run-off includes:

•	billing and collecting premiums on policies that remain in force;

•	cancelling coverage at the insured’s request;

•	working with borrowers in default to remedy the default and/or mitigate losses;

•	reviewing policies for the existence of misrepresentation, fraud or non-compliance with stated programs; and

•	settling all legitimately filed claims per the provisions of the policies and the Order.

The term "settled," as used in this information statement in the context of the payment of a claim, refers to the satisfaction of RMIC’s obligations following the submission of valid claims by our policyholders. Prior to January 19, 2012, valid claims were settled solely by a cash payment. As required by the Order, effective on and after January 19, 2012, valid claims are settled by a combination of 50% in cash and 50% in the form of a deferred payment obligation, or DPO.

The DPO is a subordinated obligation of RMIC with no stated repayment terms. At March 31, 2012, the recorded DPO amounted to approximately $93 million or 7.7% of total invested assets and 4.9% of liabilities. The recording of a DPO does not impact reported settled losses as we continue to report the entire amount of a claim in our results of operations. The accounting treatment for the recording of DPOs on our balance sheet on a statutory basis is similar to a surplus note that is reported as a component of statutory surplus which serves to increase reported statutory surplus. However, in our financial statements prepared in accordance with GAAP included in this information statement, the DPOs are reported as liabilities. Any repayment of the DPO is dependent on the financial condition and future prospects of RMIC and is subject to the approval of the NCDOI.

Failure to comply with the provisions of the Order or any other violation of the North Carolina Insurance Code may result in the imposition of fines or penalties or subject RMIC to further legal proceedings, including the institution by the NCDOI of receivership proceedings for the conservation, rehabilitation or liquidation of RMIC. Any such actions could lead RFIG to institute a proceeding seeking relief from creditors under U.S. bankruptcy laws, or otherwise consider dissolution of the Company.

In light of the regulatory supervision to which RMIC is subject as already discussed, absent substantial capital additions and future regulatory and other approvals, the ability of RFIG and its insurance subsidiaries to reemerge as an active underwriter of new business is currently unknown if not doubtful. The ultimate parent, Old Republic, has, based on its enterprise risk management objectives, communicated its unwillingness and inability to provide additional capital funds in an amount sufficient to restore and maintain minimum risk-to-capital ratios. Accordingly, recapitalization of RFIG will be dependent on the possible availability of funds from capital market sources.

All of these circumstances raise substantial doubt about RFIG’s and its insurance subsidiaries' ability to continue as going concerns. However, the financial statements included in this information statement have been prepared on the assumption that RFIG will continue as a going concern. Under this assumption, RFIG contemplates the realization of assets, liquidation of liabilities, and settlement of deferred payment obligations in the ordinary course of running off the business over several years. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

RMIC is also subject to comprehensive regulation by the insurance departments of the various other states in which it is licensed to transact business.

Underwriting Results

The following table reflects underwriting statistics covering premiums and related loss, expense, and composite ratios for the mortgage guaranty coverages underwritten by RFIG.

	($ in Millions)
	Quarters Ended March 31,		Years Ended December 31,
	2012	2011	2011	2010
Net Premiums Earned	$103.2	$113.9	$444.9	$498.8
Claim Ratio	173.6%	186.7%	237.6%	153.6%
Expense Ratio	13.6	15.1	23.9	14.4

Composite Ratio	187.2%	201.8%	261.5%	168.0%

Mortgage guaranty claim ratios for the periods presented were affected mostly by varying claim payment trends and reserve provisions as well as captive and pool transactions. Claim costs for this year's first quarter were 15.7% lower year-over-year as the continued downward trend in newly reported cases, relatively stable cure rates, and lower paid claims more than offset ongoing declines in claim rescission and denial activity. We negotiated the termination of various captive reinsurance and pool insurance contracts during 2010. Taken together all of these transactions reduced the incurred claim ratio by 15.0 percentage points for the year ended December 31, 2010. Reserve provisions have been impacted by the levels of reported delinquencies emanating from the downturn in the national economy, widespread stress in housing and mortgage finance markets, and increasing unemployment. Trends in expected and actual claim frequency and severity have been impacted to varying degrees by several factors including, but not limited to, significant declines in home prices which limit a troubled borrower's ability to sell the mortgaged property in an amount sufficient to satisfy the remaining debt obligation, more restrictive mortgage lending standards which limit a borrower's ability to refinance the loan, increases in housing supply relative to recent demand, historically high levels of coverage rescissions and claims denials as a result of material misrepresentation in key underwriting information or non-compliance with prescribed underwriting guidelines, and changes in claim settlement costs. The latter costs are influenced by the amount of unpaid principal outstanding on delinquent loans as well as the rising expenses of settling claims due to higher investigation costs, legal fees, and accumulated interest expenses.

Risk in Force

We had $13.8 billion of net traditional primary risk in force as of March 31, 2012 compared to $14.4 billion and $16.5 billion as of December 31, 2011, and 2010, respectively. Net traditional primary risk in force is stated net of risk ceded to captive insurers.

The following table reflects the percentage of traditional primary risk in force on our book of business by policy year as of the periods presented.

	Traditional Primary Risk in Force
	March 31, 2012	December 31,
		2011	2010
Policy Year
2003 & Prior	9.6%	9.9%	11.8%
2004	6.9	7.0	7.3
2005	10.1	10.1	10.6
2006	11.1	11.0	11.2
2007	26.7	26.5	26.6
2008	18.7	18.6	18.8
2009	8.2	8.3	8.5
2010	5.4	5.4	5.2
2011	3.3	3.2	—

Total	100.0%	100.0%	100.0%

Net bulk risk in force was $.9 billion at March 31, 2012 compared to $1.0 billion and $1.1 billion as of December 31, 2011 and 2010, respectively.

The following table reflects the percentage of bulk risk in force on our book of business by policy year as of the periods presented.

	Bulk Risk in Force
	March 31,	December 31,
	2012	2011	2010
Policy Year
2003 and Prior	8.8%	8.6%	7.9%
2004	12.6	12.4	11.6
2005	25.9	26.2	28.0
2006	39.5	39.5	39.1
2007	13.2	13.3	13.4

Total	100.0%	100.0%	100.0%

An analysis of the quality of our insured portfolio is provided in "Management’s Discussion and Analysis of Financial Condition and Results of Operations".

Investments

In common with other insurance organizations, RFIG invests most capital and operating funds in income producing securities. Investments must comply with applicable insurance laws and regulations which prescribe the nature, form, quality, and relative amounts of investments which may be made by insurance companies. Generally, these laws and regulations permit insurance companies to invest within varying limitations in state, municipal and federal government obligations, corporate debt, preferred and common stocks, certain types of real estate, and first mortgage loans. RFIG's investment policy is therefore to acquire and retain primarily investment grade, publicly traded, fixed maturity securities. The investment policy is also influenced by the terms of the insurance coverages written, by its expectations as to the timing of claim and benefit payments, and by income tax considerations. As a consequence of all these factors, the Company's invested assets are managed in consideration of enterprise-wide risk management objectives intended to assure solid funding of its subsidiaries’ long-term obligations to insurance policyholders and other beneficiaries, as well as evaluations of their long-term effect on stability of capital accounts. Accordingly, the investment portfolio contains no direct insurance risk-correlated asset exposures to real estate, mortgage-backed securities, collateralized debt obligations ("CDO's"), derivatives, junk bonds, hybrid securities, or illiquid private equity investments. In a similar vein, the Company does not engage in hedging transactions or securities lending operations, nor does it invest in securities whose values are predicated on non-regulated financial instruments exhibiting amorphous or unfunded counter-party risk attributes. The Company does not have any exposure to European sovereign debt instruments.

Management considers investment grade securities to be those rated by Standard & Poor's Corporation ("Standard & Poor's") or Moody's Investors Service, Inc. ("Moody's") that fall within the top four rating categories, or securities which are not rated but have characteristics similar to securities so rated. The Company had no bond or note investments in default as to principal and/or interest at March 31, 2012 or December 31, 2011. The status and fair value changes of each investment is reviewed on at least a quarterly basis, and estimates of other-than-temporary impairments in the portfolio's value are evaluated and established at each balance sheet date. Substantially all of the Company's invested assets as of March 31, 2012 have been classified as "available for sale" pursuant to the existing investment policy.

The Company's investment policies are not designed to maximize or emphasize the realization of investment gains. The combination of gains and losses from sales or impairments of securities are reflected as realized gains and losses in the income statement. Dispositions of securities result principally from scheduled maturities of bonds and notes and sales of fixed income and equity securities available for sale. Dispositions of securities at a realized gain or loss reflect such factors as ongoing assessments of issuers' business prospects, rotation among industry sectors, changes in credit quality, and tax planning considerations.

Marketing

As previously noted, RMIC, our flagship mortgage guaranty insurance carrier, had been operating pursuant to a waiver of minimum state regulatory capital requirements since late 2009. This waiver expired on August 31, 2011. As a consequence, underwriting of new policies ceased and the existing book of business was placed in run-off operating mode. Prior to August 31, 2011, traditional primary mortgage insurance was marketed principally through a direct sales force which called on mortgage bankers, brokers, commercial banks, savings institutions and other mortgage originators. No sales commissions or other forms of remuneration were paid to the lending institutions or others for the procurement or development of business. Our ten largest mortgage guaranty customers were responsible for 36.0% and 34.4% of traditional primary new insurance written in 2011 and 2010, respectively. The largest single customer accounted for 14.4% of traditional primary new insurance written in 2011 compared to 10.6% in 2010. No new business has been written since August 31, 2011.

Loss Reserves

Our insurance subsidiaries establish reserves for reported claims, claims incurred but not reported, and claim adjustment expenses, as required in the circumstances. Such reserves are based on regulatory accounting requirements and generally accepted accounting principles. In accordance with insurance industry practices, claim reserves are based on estimates of the amounts that will be paid over a period of time and changes in such estimates are reflected in the financial statements of the periods during which they occur.

Reinsurance recoverable asset balances represent amounts due from or credited by assuming reinsurers for paid and unpaid claims and policy reserves. Such reinsurance balances that are recoverable from non-admitted foreign and certain other reinsurers such as captive insurance companies owned by assureds are substantially collateralized by securities. Estimates of unrecoverable amounts are included in our net claim and claim expense reserves since reinsurance does not relieve us from our direct obligations to assureds or their beneficiaries.

Our total claims exposure to our largest reinsurer, Bank of America Reinsurance Corporation, was $18.7 million, which represented 21.7% of total consolidated reinsured liabilities as of December 31, 2011. Prior to entering run-off, we entered into various captive reinsurance agreements. Under the typical captive reinsurance agreement, a captive reinsurer, generally an affiliate of the lender, assumed a portion of the risk associated with the lender’s book of business insured by RMIC in exchange for a percentage of the premiums collected. All of our captive reinsurance agreements include, among other things, minimum capital requirements and excess-of-loss provisions that provide for defined aggregate layers of coverage and a maximum exposure limit for the captive reinsurer. In accordance with the excess-of-loss provisions, we retain the first loss position on the first aggregate layer of risk and reinsure a second defined aggregate layer with the captive reinsurer. We generally retain the remaining risk above the defined aggregate layer reinsured with the captive reinsurer. Ceded premiums, net of ceded commissions, under these agreements generally ranged from 25% to 40% of premiums. Captive reinsurance agreements do not relieve RMIC from its obligations to policyholders. Failure of the captive reinsurer to honor its obligations under the captive reinsurance agreement could result in losses to RMIC; consequently, we limit our recoverables to the collateral held in the trust account for the benefit of the Company.

RMIC requires each captive reinsurer to establish a trust to support its obligations under the captive reinsurance agreement. If certain capitalization requirements of the trust are not maintained, RMIC retains the right to terminate the captive reinsurance agreement. The termination of the captive reinsurance agreement is referred to as a "commutation." Upon commutation, RMIC generally receives all remaining trust assets, reduces the reinsurance recoverable for amounts due from the captive reinsurer, and ceases ceding premium to the captive reinsurer.

Commutations of captive reinsurance agreements generally result in an increase in our invested assets and a corresponding decrease in reinsurance recoverable during the period the agreements are commuted. The commutations have minimal impact on results of operations or financial condition, as the amount recorded as reinsurance recoverable under the captive reinsurance agreements is limited to the captive reinsurers’ accumulated trust balances. Captive reinsurance commutations contributed $13.6 million of additional premiums covering future losses during 2010. No similarly significant transactions occurred during 2011.

Roughly 15% of the mortgage guaranty traditional primary risk in force is subject to lender sponsored captive reinsurance arrangements structured primarily on an excess of loss basis. All bulk and other mortgage guaranty insurance risk in force is retained. Exclusive of reinsurance, the average direct primary mortgage guaranty exposure is approximately (in whole dollars) $38,400 per insured loan.

Competition

The insurance business is highly competitive and in the past we have competed with several other insurance companies. Many of these competitors had substantially greater financial resources than RFIG. The rates charged for our mortgage guaranty business are primarily regulated by the states and are also subject to extensive competition among major insurance organizations. The basic methods of competition available to RFIG, aside from rates, are service to customers, expertise in tailoring insurance programs to the specific needs of its clients, efficiency and flexibility of operations, and personal involvement by its key executives. Historically, we competed in varying degrees with the Federal Housing Administration (“FHA”) and the Veterans Administration (“VA”). In recent years, the FHA's market share of insured mortgages has increased significantly, mostly due to the more restrictive underwriting guidelines and premium rate increases imposed by private mortgage insurers. Through RMIC 's affiliate, RMIC Corporation, we also competed by providing contract underwriting services to lenders, enabling the lender to improve the efficiency of their operations by outsourcing all or part of their mortgage loan underwriting processes. As already noted, we ceased underwriting new mortgage guaranty insurance effective August 31, 2011.

Foreclosure Prevention Initiatives and Moratoriums

Several programs have been initiated by the federal government, the GSEs, and certain lenders that are, in general, designed to prevent foreclosures and provide relief to homeowners. These programs may involve modifications to the original terms of existing mortgages or their complete refinancing. These programs seek to provide borrowers a more affordable mortgage by modifying the interest rate, extending the term of the mortgage or, in limited cases, reducing the principal amount of the mortgage. We are active participants in many of these programs, including government-initiated programs such as the Home Affordable Modification Program (“HAMP”) and the Home Affordable Refinance Program (“HARP”).

HAMP provides incentives to borrowers, servicers, and lenders to modify loans that are currently in default. HAMP and other such programs have been responsible for a large percentage of our cures since 2009. The number of policies cured under these programs has declined in 2011 from levels experienced in 2010. In January 2012, the federal government announced that it was revising HAMP again by expanding eligibility requirements and increasing the incentive it pays servicers/lenders for principal forgiveness. For the first time beginning in the second quarter of 2012, the U.S. government will also pay Fannie Mae and Freddie Mac an incentive fee for principal forgiveness. HAMP was scheduled to expire at the end of 2012 but the government extended the program until December 2013. We cannot estimate the impact of these changes on the number of loans eligible for participation or the effect on our financial condition.

In determining the number of policies participating in HAMP as well as other foreclosure prevention programs, we rely on information provided to us primarily by the GSEs and servicers. However, we do not believe that we receive timely information on all participating loans or on the current status of the participating loans and we do not have the necessary information to determine the number of our policies in force that would be eligible for such modification programs. Furthermore, a number of the policies that have completed the trial modification period have subsequently re-defaulted and we believe the number of policies that re-default could increase in the future. This could be exacerbated by adverse conditions in the housing market or economy in general. The ultimate impact of HAMP and other modification programs is dependent on the number of policies that are successfully modified and do not re-default. Currently, we are unable to estimate with any degree of precision the number of policies that will ultimately cure and not re-default and are, therefore, unable to estimate the ultimate impact of these programs on our results of operations and financial condition. If HAMP or similar programs prove to be effective in preventing ultimate foreclosure, future settled claim activity could be reduced.

If a loan is modified or refinanced as part of one of these programs, the previously reported default would be cured, but we would maintain insurance on the loan and would be subject to the same ongoing risk if the policy were to re-default. Policies that re-default under these programs may ultimately result in losses that are greater than the loss that would have occurred if the policy were never modified. However, the Company feels that the program will overall have a positive impact on the portfolio. We do not provide loss reserves to account for the potential for re-default. These programs could also adversely affect us to the degree that borrowers who otherwise could make their mortgage payment choose to default in an attempt to become eligible for modification.

HARP was launched in 2009 but revised in the third quarter of 2011. This program is designed to provide a borrower who is current on all mortgage payments with the opportunity to take advantage of existing lower interest rates through a refinancing that would make the loan more affordable. Under the original HARP program, only fixed-rate loans with a maximum current loan-to-value ("LTV") ratio of 125% were eligible, although this restriction was later removed. The LTV limit for ARMs continues to be 105% of the current value.

Loan servicers and certain government entities have also implemented temporary foreclosure moratoriums in recent years for various reasons, some of which were in response to documentation problems and other issues with foreclosure proceedings. Because the completion of a valid foreclosure is a requirement for the filing of a claim for loss, these moratoriums serve to temporarily reduce our settled claims, but they may lead to greater ultimate claim costs due to the accrual of interest and other expenses. While some of these moratoriums have subsequently been terminated, unresolved legal matters remain for certain mortgages. These moratoriums have delayed our claims settled and increased the time a policy remains in our default inventory.

In February 2012, the federal government and state attorneys general reached a $25 billion agreement with five of the nation’s largest banks regarding claims that alleged, among other things, fraudulent foreclosure practices. The funds generally will be used for principal reductions, refinancing underwater borrowers, forbearance and short sales, and foreclosure prevention programs. The banks have three years to implement the plan and comply with terms. Only loans serviced by these five banks are eligible for participation in the settlement and loans owned or guaranteed by the GSEs, which comprise the majority of our insured risk, are ineligible. A great deal of uncertainty currently remains over how the program will be implemented as well as borrower eligibility, but currently we do not believe the agreement will have a meaningful impact on our future results of operations or financial condition.

Cancellation of Insurance

Generally, both primary and pool insurance remain effective until one of the following events occurs: the policy is cancelled at the insured’s request; we terminate the policy for non-payment of premium; the policy defaults and we satisfy our obligations under the insurance contract; or we rescind coverage or deny a claim (see "Loss Mitigation" below for more information on rescission activity and denials). While operating in run-off, the cancellation of a policy will reduce insurance in force and future premiums because we cannot replace the cancelled insurance with new mortgage insurance coverage. Upon policy cancellation, we may be required to refund any unearned premium depending on the type of policy or, in the case of rescinded coverage, we customarily refund some portion of the premium paid on the policy.

When an individual borrower goes into default on an insured mortgage loan, the servicer may continue or discontinue remitting premium payments on that policy. In either case, as long as the policy was in force at the time the default occurred, we remain liable for the insured risk unless we rescind coverage. However, if the default subsequently cures and the servicer fails to remit the premium due through the current effective date, we may terminate the policy for non-payment of premium. Historically and as of December 31, 2011, many servicers have continued to remit premium payments for the majority of our policies in default. For more information on the default and claim process, see "Defaults" and "Claims" below.

Lenders may cancel mortgage insurance coverage when an insured loan is paid off, which generally occurs when a property is sold or a loan is refinanced. Any refinancing activity that takes place is most likely to occur with better performing loans or in areas experiencing comparatively better economic or home price conditions. If significant non-HARP refinancing activity were to occur, the percentage of our insurance in force covering poor performing loans, loans from economically distressed areas, or loans from areas experiencing unfavorable home price depreciation would increase. Because we are in run-off, we would be particularly adversely affected if this occurs because we are unable to write new insurance in areas experiencing home price appreciation or favorable economic conditions.

The following table provides information on premium and persistency trends for the periods shown:

	Earned Premiums ($ in millions)		Persistency
	Direct	Net	Traditional Primary	Bulk
Years Ended December 31:
2010	$529.5	$498.8	82.1%	88.0%
2011	468.1	444.9	83.2	85.3
Quarters Ended March 31:
2011	120.0	113.9	81.6	86.3
2012	$108.2	$103.2	82.8%	86.1%

Contract Underwriting

RMIC Corporation provided fee-based contract underwriting services to certain approved mortgage originators. Contract underwriting involved examining a prospective borrower’s information contained in a lender’s mortgage application file and making a determination as to whether the borrower should be approved for a mortgage loan subject to the lender’s underwriting guidelines. These services were provided for loans that required mortgage insurance, as well as for loans that did not require mortgage insurance.

If we failed to properly underwrite a loan subject to the lender’s underwriting guidelines or otherwise did not fulfill our obligations under the contract underwriting agreement with the lender, we could be required to provide monetary or other remedies to the lender customer. While we have ceased providing contract underwriting services, we generally remain exposed to potential liability for our previous underwriting activities. The length of exposure varies by agreement with the longest exposure being seven years from the date contract underwriting services were provided. Contract underwriting services provided after 2008 generally have shorter exposure periods. While expenses for contract underwriting remedies have historically been immaterial to our results of operations, in part due to the favorable conditions in the residential real estate market, these expenses have increased in recent years. During 2011 and 2010, net payments for contract underwriting remedies were $4.6 million and $4.5 million, respectively, and the reserve established for contract underwriting remedies was $11.9 million at December 31, 2011. There can be no assurance that expenses for contract underwriting remedies will continue to decrease in the future or that our reserve will be sufficient to cover our ultimate liability for these remedies.

Defaults

The claim process on mortgage guaranty insurance begins with the lender’s notification to the insurer of a default on an insured loan. We define a default as an insured mortgage loan for which two or more consecutive monthly payments have been missed. The master policies require lenders to notify us of default on a mortgage payment within ten days of either (i) the date on which the borrower becomes four months in default or (ii) the date on which any legal proceeding affecting the loan commences, whichever occurs first. Notification is required within 45 days of default if it occurs when the first payment is due. We refer to the risk in force on loans that are in default as "risk in default." Risk in default does not account for accrued interest or other expenses that would be part of a claim for loss.

The incidence of default is affected by a variety of factors, including changes in borrower income, unemployment, divorce, illness, the level of interest rates, and the level of home price appreciation or depreciation. Home prices nationwide have been under immense pressure since 2007 and many areas have experienced significant declines. The mortgage insurance industry has little historical experience in projecting defaults in a market environment characterized by widespread declining home prices. We believe such price declines have helped precipitate a number of additional defaults. We have also experienced a large number of defaults where the certificate of insurance was not issued in compliance with our master policies due to fraud, misrepresentation or other underwriting violations that occurred during loan origination. When such activity is discovered, insurance coverage on the affected certificate is generally rescinded. While this has always been a portion of our claims settlement activity, rescission activity has been significantly higher since 2007 than in prior periods. See "Rescission and Denial Activity" below for more information.

Borrowers may cure defaults by making all delinquent loan payments or by selling the property and satisfying all amounts due under the mortgage. The probability a default is cured is affected by a variety of factors including: the borrower’s equity at the time of default; the borrower’s (or the lender’s) ability to sell the home for an amount sufficient to satisfy all amounts due under the mortgage; the effectiveness of loss mitigation efforts; general conditions in the housing market; and the borrower’s participation in loan modification programs such as HAMP.

See "Management’s Discussion and Analysis of Financial Condition and Results of Operations" for a summary of our default statistics.

Claims

Defaults that are not cured usually result in the submission of a claim, although the submission of many claims has been delayed due to the foreclosure moratoriums and other legal challenges previously discussed. During the default period, we work with the insured in an effort to reduce losses through the loss mitigation efforts described below. The time frame from when we first receive a notice of default until the ultimate claim is settled is dependent on, among other factors, the foreclosure laws of the applicable state and historically has ranged from six to 18 months. Over the past two years, the time frame between the first notice of default to the ultimate claim payment has increased significantly for a variety of reasons including:

•	government and private industry efforts to prevent foreclosures through loan modification programs and other initiatives;

•	delays in submitting and processing claims by the servicers of the defaulted loans due to substantial volume increases in defaults;

•	legal challenges by homeowners and individual states over the foreclosure process; and

•	foreclosure moratoriums.

Historically, the settlement of claims is not evenly spread throughout the insurance coverage period. In general, relatively few claims were settled during the first year following loan origination. Loss exposures typically manifest themselves as recurring losses usually concentrated between the second and fifth year following issuance of any one year's new policies. A period of rising claim settlements historically followed that initial year of coverage. Thereafter, the number of claim settlements historically declined at a gradual rate, although the rate of decline could be affected by local economic conditions. Loans originated in 2006 through 2008 have performed significantly worse than previously originated loans. We believe this is primarily the result of: (1) deterioration in the housing and financial markets evidenced by a decline in home prices and reduced credit availability; (2) a larger percentage of loans originated with high LTVs during these years; (3) lax underwriting standards by certain mortgage loan originators; and (4) the onset of new high risk loan programs . It is difficult to project the future claim pattern of these books of business given the early accelerations, the risk composition of the underlying loans and the general conditions in the housing market which remain poor. Furthermore, default and claim activity on loans originated prior to 2006 have adversely deviated from historical patterns as weak economic conditions, home price declines, and reduced credit have affected even these more seasoned loans.

Under the terms of our master policies, the lender is required to file a claim with us no later than 60 days after it has acquired the borrower’s title to the underlying property through foreclosure, a negotiated short sale or a deed-in-lieu of foreclosure. A primary insurance claim amount includes (i) the amount of unpaid principal due under the loan; (ii) the amount of accumulated delinquent interest due on the loan (excluding late charges) to the date of claim filing; (iii) expenses advanced by the insured under the terms of the master policies, such as hazard insurance premiums, property maintenance expenses and property taxes prorated to the date of claim filing; and (iv) certain foreclosure and other expenses, including attorneys’ fees. Such claim amounts are subject to review and possible adjustment by us.

Generally, within 60 days after a valid claim has been filed, we have the option of either (i) settling the coverage percentage of the claim as specified on the certificate of insurance, with the insured retaining title to the underlying property and receiving all proceeds from the eventual sale of the property, or (ii) settling the full claim amount in exchange for the lender’s conveyance of good and marketable title to the property to us, and selling the property for our own account. During 2011 and 2010, due to the extent of the decline in home prices, we did not exercise the option to purchase properties in settlement of claims and we do not expect this will be a viable option going forward given the claims settlement provision of the Order. At December 31, 2011, we did not hold any properties as a result of electing to settle the full amount of the claim.

Our master policies also exclude any cost or expense related to the repair or remedy of any physical damage (other than "normal wear and tear") to the property collateralizing an insured mortgage loan. Such physical damage may be caused by accident, natural occurrence or other conditions.

Rescission and Denial Activity

Whenever we determine that an application contains a material misrepresentation, we either advise the insured in writing of our findings prior to rescinding coverage or exercise our unilateral right to rescind coverage for that loan, stating the reasons for that action in writing and returning the applicable premium. The rescission of coverage in instances of materially faulty representations or warranties provided in applications for insurance is a necessary and prevailing practice throughout the insurance industry. In the case of mortgage guaranty insurance, rescissions have occurred regularly over the years but have been generally immaterial. Since 2008, however, we have experienced a much greater incidence of rescissions due to increased levels of observed fraud and misrepresentations in insurance applications pertaining to business underwritten between 2004 and the first half of 2008. As a result, we have incorporated certain assumptions regarding the expected levels of coverage rescissions and claim denials in our reserving methodology since 2008. Such estimates, which are evaluated at each balance sheet date, take into account observed trends in rescission and denial rates. The table below shows the estimated effects of coverage rescissions and claim denials on loss reserves and paid and incurred losses.

	($ in millions)
	March 31,		December 31,
	2012	2011	2011	2010
Estimated reduction in beginning reserve	$313.2	$710.3	$710.3	$1,712.2
Total incurred claims and settlement expenses
(increased) by changes in estimated recissions:
Current year	39.1	89.9	223.1	394.1
Prior year	(36.1)	(77.6)	(340.8)	(215.7)

Sub-total	3.0	12.3	(117.6)	178.3
Estimated rescission reduction in paid claims	(50.9)	(108.4)	(279.5)	(1,180.3)

Estimated reduction in ending reserve	$265.3	$614.3	$313.2	$710.3

As above-noted, the estimated reduction in ending loss reserves reflects, in large measure, a variety of judgments relative to the level of expected coverage rescissions and claim denials on loans that are in default as of each balance sheet date. The provision for insured events of the current year resulted from actual and anticipated rescissions and claim denials attributable to newly reported delinquencies in each respective year. The provision for insured events of prior years resulted from actual rescission and claim denial activity or revisions in assumptions regarding expected rescission or claim denial rates on outstanding prior year delinquencies. The trends since 2010 reflect a continuing reduction in the level of actual and anticipated rescission and claim denial rates on total outstanding delinquencies. Claims not paid by virtue of rescission or denial represent our estimated contractual risk, before consideration of the impacts of any reinsurance and deductibles or aggregate loss limits, on cases that are settled by the issuance of a rescission or denial notification. 2010 rescissions include $431.4 million related to certain pool insurance contracts which were terminated during the year. Variances between the estimated rescission and actual claim denial rate are reflected in the periods during which they occur.

Although the insured has no right under the policy to appeal a Company claim decision, the insured may, at any time, contest in writing our findings or action with respect to a loan or a claim. In such cases, we consider any additional information supplied by the insured. This consideration may lead to further investigation, retraction or confirmation of the initial determination. If we conclude that we will reinstate coverage, we advise the insured in writing that we will do so immediately upon receipt of the premium previously returned. Reserves are not adjusted for potential reversals of rescissions or adverse rulings for loans under dispute since such reversals of claim rescissions and denials have historically been immaterial to the reserve estimation process.

There is currently a single instance in which we seek to recover from an insured for previously paid claims. In its counterclaim in the pending arbitration with Countrywide (Countrywide Fin'l Corp. v. Republic Mortg. Ins. Co., Case No. 72 195 Y 0011510 (AAA). The Countrywide parties are Countrywide Financial Corporation, Countrywide Home Loans, Inc., Bank of America, N.A., in its own capacity and as successor by merger of BAC Home Loan Servicing L.P.), RMIC is seeking to rescind a June 2006 amendment to a mortgage insurance policy that it contends was fraudulently induced by Countrywide. The amendment made coverage for a loan immediately incontestable for borrower misrepresentation. The Company seeks a declaration that the amendment is null and void and to recover the claim amounts totaling at least $26.6 million that it paid notwithstanding the existence of borrower misrepresentations that otherwise would have supported a rescission of coverage for those loans. We do not anticipate recoveries from previously paid claims in our reserving process until such time as a recovery is deemed probable and the amount can be reasonably estimated.

Loss Mitigation

Once a default notice is received, we attempt to mitigate our loss. Loss mitigation techniques include pre-foreclosure sales, property sales after foreclosure, advances to assist distressed borrowers who have suffered a temporary economic setback, and the use of repayment schedules, refinances, loan modifications, forbearance agreements and deeds in lieu of foreclosure. When available, such mitigation efforts typically result in reduced losses from the coverage percentage stated in the certificate of insurance. Currently, our ability to employ these types of loss mitigation techniques is severely limited, primarily the result of depressed house prices and other adverse housing market conditions. As a result, we generally settle claims at or exceeding our risk in default depending on additional expenses included in the claim amount as described above.

With the approval of the servicers, we also employ third party vendors to contact borrowers in default in an attempt to assist them with modifications, including the complexities of HAMP. In addition to loss mitigation techniques that reduce or eliminate claims, when we settle a claim we also may obtain deficiency judgments against borrowers in those states that allow such actions so that we can recoup some of our losses. Deficiency judgments historically have not been a significant component of our loss mitigation activities and have been an immaterial amount of our paid claims in 2011 and 2010.

Recent Developments

In mid-March 2012, Old Republic combined its CCI division with its mortgage guaranty segment. The CCI and the mortgage guaranty operations offer similar insurance coverages, share the same senior management leadership, and have been operating in run-off mode since 2008 and August, 2011, respectively. CCI policies provide limited indemnity coverage to lenders and other financial intermediaries for the risk of non-payment of loan balances by individual buyers and borrowers. The coverage is for the risk of non-payment of loan balances. Claim costs are typically affected by unemployment, bankruptcy, and other wide-ranging economic circumstances leading to failures to pay.

The CCI run-off business is operated through Republic Credit Indemnity Companies, Inc., a wholly-owned subsidiary of RFIG, and its wholly-owned subsidiaries, Republic Insured Credit Services, Inc. ("RICS"), Republic Equity Credit Services, Inc. ("RECS"), and, effective April 1, 2012, by Republic Credit Indemnity Company with respect to run-off underwriting exposures.

The CCI product is a property and casualty insurance coverage underwritten by Old Republic Insurance Company ("ORINSCO") since 1955. From its inception, the coverage has been marketed, underwritten and claims administered for ORINSCO by ORI's wholly-owned managing underwriting agency, Republic Insured Credit Services, Inc. The original model for the coverage was the FHA Title I program, a program designed to assist consumers to obtain affordable home improvement loans by insuring loans made by private lenders to improve properties that meet certain requirements.

CCI coverage insures lenders against losses due to defaults on loans secured by liens against real property, generally single family residential property. From financial accounting and capital management standpoints the CCI product is categorized as a financial indemnity, long-tail insurance line. In varying applications and degrees, the underwriting principles applicable to CCI coverage take into account such factors as:

•	the credit worthiness and financial standing of the institution and assured(s);

•	the credit history and worthiness of the debtor or financial service provider;

•	the underwriting and servicing practices of the lending or financial intermediary and its performance in adherence to underwriting rules and standards;

•	the spread and diversification of risks; and,

•	similar loss mitigation opportunities.

CCI is underwritten on a policy year by policy year basis and covers portfolios of loans extended by such lenders or financial intermediaries as large and small banks, credit unions, savings & loans, and mortgage bankers. CCI coverage typically provides for a maximum loss payment equal to 10% of the original insured amounts.

ORINSCO prepares periodic analyses of its loss reserve estimates using reserving methodology that is akin to that used for other long-tail property and liability insurance lines. Loss estimates are established initially for the most recent accident years. Initial reserve levels are adjusted prospectively as actual claims emerge and greater permanence of longer term trends is established. A variety of external factors, including loan default and employment trends are considered in establishing our periodic loss reserve estimates. Expected loan loss recoveries are also taken into account on the basis of past experience and expectations about borrowers' future ability to repay defaulted debt balances.

Due to a general deterioration in the credit quality of such loans being made by lenders and the advent of the current recessionary conditions, ORINSCO voluntarily elected to discontinue writing new business in 2008 and to allow its earlier written business to run-off in the ordinary course. Licensing and policy forms and rate filing efforts are underway to position Republic Credit Indemnity Company ("RCIC") to replace ORINSCO as the CCI product underwriter. With the return of a favorable underwriting environment, RCIC would be free to resume writing new CCI business. It is not known when that might occur, and we have not established any timetable for a resumption of new business.

Notwithstanding the Quota Share Reinsurance Agreement and the Stop Loss Reinsurance Agreement discussed below, ORINSCO remains primarily liable under its CCI policies in the run-off business subject to this agreement. In connection with the combination of the CCI and mortgage guaranty businesses, we have entered into two reinsurance arrangements with subsidiaries of Old Republic pertaining to the CCI business:

Quota Share Reinsurance Agreement. Effective April 1, 2012, ORINSCO reinsured its liabilities with Republic Credit Indemnity Company ("RCIC") under a Quota Share Reinsurance Agreement covering 100% of the policy liabilities, except for the litigation expenses and exposures on certain existing lawsuits. Those liabilities are limited. RCIC is not responsible for those liabilities once its cumulative loss ratio under the Quota Share Reinsurance Agreement reaches 155% and any excess of such liabilities would remain with ORINSCO until RCIC's cumulative loss ratio drops below 155% in subsequent years. ORINSCO pays RCIC a premium for the reinsurance coverage equal to 100% of the earned premiums less a ceding commission allowance for all production costs, premium taxes, board and bureau assessments, other external expenses, and a 1.25% annual processing fee adjustable by the year-over-year change in the consumer price index ("CPI"). The processing fee is subject to an annual minimum of $400,000, similarly adjustable by the annual change in the CPI.

Stop Loss Reinsurance Agreement. The liabilities assumed by RCIC under the Quota Share Reinsurance Agreement are in turn reinsured in part under a Stop Loss Reinsurance Agreement between RCIC and Old Republic General Insurance Corporation ("ORGENCO"), an Old Republic General Insurance Group subsidiary, under which ORGENCO reimburses RCIC for losses once RCIC's cumulative loss ratio reaches 85% for up to 70 additional loss ratio points. RCIC pays ORGENCO a reinsurance premium equal to 10% of the premium RCIC earns under the Quota Share Reinsurance Agreement. If cumulative losses during the stated term of the retrospective premium adjustment calculation are less than the total reinsurance premiums paid during that term, 50% of the excess reinsurance premium would be refunded to RCIC.

For a description of the pro forma financial effect of the combination of the CCI line with the mortgage guaranty line, see "Selected Historical Financial Data" and "Unaudited Pro Forma Combined Financial Statements."

Regulation

In common with all insurance companies, RFIG’s insurance subsidiaries are subject to the regulation and supervision of the jurisdictions in which they do business. The method of such regulation varies, but, generally, regulation has been delegated to state insurance commissioners who are granted broad administrative powers relating to: the licensing of insurers and their agents; the nature of and limitations on investments; approval of policy forms; reserve requirements; and trade practices. In addition to these types of regulation, many classes of insurance, including most of RFIG’s insurance coverages, are subject to rate regulations which require that rates be reasonable, adequate, and not unfairly discriminatory.

The FNMA and the FHLMC sometimes also referred to as Government Sponsored Enterprises ("GSEs") have various qualifying requirements for private mortgage guaranty insurers which write mortgage insurance on loans acquired by the FNMA and FHLMC from mortgage lenders. These requirements call for compliance with the applicable laws and regulations of the insurer's domiciliary state and those states in which it conducts business and maintenance of contingency reserves in accordance with applicable state laws. The requirements also contain guidelines pertaining to captive reinsurance transactions. The GSEs also place additional restrictions on qualified insurers who fail to maintain the equivalent of a AA financial strength rating from at least two nationally recognized statistical rating agencies. Since 2008, substantially all national mortgage guaranty insurance companies, including RFIG’s mortgage insurance subsidiaries, have experienced ratings downgrades below AA. As a result, all of these companies were required to submit capital remediation plans to FNMA and FHLMC in order to continue as approved mortgage guaranty insurers for loans purchased by the GSEs. On January 19, 2012, the NCDOI issued a Summary Order providing for its immediate supervision of the Company's flagship mortgage guaranty insurance carrier as discussed elsewhere in this information statement.

RMIC and RMICNC are North Carolina-domiciled mortgage guaranty insurance companies. The NCDOI is the primary regulator of both RMIC and RMICNC. RMICFL is a Florida-domiciled mortgage guaranty insurance company and is regulated by the Florida Office of Insurance Regulation ("FOIR"). The North Carolina and Florida insurance laws grant broad powers to the NCDOI and FOIR commissioners to enforce rules or exercise discretion over almost all significant aspects of our insurance business. RMIC ceased issuing new commitments for mortgage guaranty insurance coverage in the second half of 2011 and is operating its business in run-off under the Order issued by the NCDOI, as discussed above.

Either by notice or consent order, the following states have either suspended or provided notice of their intent to suspend RMIC's license: AK, AR, GA, ID, IL, KY, LA, MO, NC, OK, TN, UT, VA, WV, and we expect other states will take similar action in the future. RMIC has confirmed with each state in which its license has been suspended that it should continue to service its existing in-force book of business. As such, while RMIC no longer issues coverage on new policies, it continues to process modifications on existing certificates of insurance, process premiums and settle claims in the normal course of business.

Because RFIG is an insurance holding company, the North Carolina and Florida insurance laws regulate, among other things, certain transactions in RFIG’s common stock and certain transactions between RFIG and its insurance subsidiaries. Specifically, no person may, directly or indirectly, offer to acquire or acquire beneficial ownership of more than 10% under North Carolina law and 5% under Florida law, of any class of outstanding securities of RFIG or its subsidiaries unless such person files a statement and other documents with the NCDOI or FOIR, respectively, and obtains their prior approval. These restrictions generally apply to all persons controlling or under common control with the insurance companies. "Control" is presumed to exist if such percentages or more of RFIG’s voting securities are owned or controlled, directly or indirectly, by a person, although the insurance regulatory authorities may find that "control", in fact, does or does not exist where a person owns or controls either a lesser or greater amount of securities. Other states in addition to North Carolina may regulate affiliated transactions and the acquisition of control of RFIG or its insurance subsidiaries.

The insurance laws of North Carolina and Florida generally limit the payments of dividends by an insurance company unless it has sufficient capital and surplus. Given RMIC’s current financial condition and operating outlook, it is prohibited from paying dividends to RFIG. The capital accounts of both RMIC and RMICNC consist, in part, of interest bearing surplus notes held by RFIG. In light of these companies' continuing losses, no interest payments are permitted on such notes.

Insurance regulations require appropriations to a statutory contingency reserve in annual amounts equal to 50% of mortgage guaranty premiums earned. Appropriated amounts may not be withdrawn for a period of ten years, except as may be permitted by the state based on the level of insured losses or by special approval of state insurance regulators. Given the significant level of our cumulative losses in 2007 through 2011, most of the contingency reserve has been released and we currently do not have a contingency reserve established in RMIC or RMICNC.

All of our insurance subsidiaries are subject to examination of their affairs by the insurance departments of every state in which they are licensed to transact business. The insurance regulatory authorities periodically conduct financial condition examinations of insurance companies and the results of the examinations are filed with all state insurance departments. The most recent examination of RMIC and RMICNC for the fiscal year ended December 31, 2007 was concluded on February 20, 2009, and no adjustments or material recommendations were made as a result of this examination.

The market for private mortgage insurance exists almost entirely as a result of restrictions within the federal charters of the GSEs which require an acceptable form of credit enhancement on loans purchased by the GSEs that have loan-to-value ("LTV") ratios in excess of 80%. These institutions establish the levels of required coverage, the underwriting standards for the loans they will purchase and the loss mitigation efforts that must be followed on insured loans. In response to their deteriorating financial conditions, the GSEs were placed in conservatorship under the Federal Housing Finance Agency ("FHFA") in September 2008. As their conservator, the FHFA could change the GSEs' business practices with respect to mortgage credit enhancement, or new federal legislation prompted by the increasing role of the deferral government in the residential mortgage market could alter their charters or restructure the GSEs in ways that may reduce or eliminate their roles in the residential mortgage market. The current Federal administration has recommended winding down and gradually eliminating the GSEs' role in housing finance. Any such changes could have a material adverse effect on the mortgage insurance industry and RMIC's and its affiliates' ability to re-enter the market.

Technology

RMIC's technical foundation is a low cost technology solution based around a full-featured servicing platform, completely integrated with common servicers and electronic data interchange standards that require no significant external service or license fees. Furthermore, the servicing systems are not tied into origination platforms or applications in a way that increases servicing costs and the different forms of servicing products can be added or subtracted from the mix resulting in best execution and lowest cost per policy servicing transaction.

Available Information

We expect to maintain our web site. Information contained on, or that can be accessed through, our web site does not constitute part of this information statement. We have included our web site address as a factual reference and do not intend it as an active link to our web site. Through our web site we plan to make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. This material may be accessed by visiting the Investors/SEC Filings section of our web site at www.rmic.com. These filings are also accessible on the SEC’s website, www.sec.gov. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) 732-0330. In addition, copies of our annual report on Form 10-K and our other SEC filings will be made available, free of charge, upon written request.

Employees

As of March 31, 2012, we employed approximately 260 persons, the majority of whom are full-time employees. Employees are not covered by any collective bargaining agreement. We consider our employee relations to be good.

Properties

Our mortgage guaranty home office operations are located at 101 North Cherry Street, Winston-Salem, North Carolina 27101 and consist of approximately 70,000 square feet of leased office space. Our CCI operations and executive offices are located at 307 N. Michigan Avenue, Chicago, Illinois 60601 and consist of approximately 23,500 square feet of office space. We consider our facilities to be adequate for our current operations.

Legal Proceedings

Legal proceedings against RFIG and its subsidiaries routinely arise in the normal course of business and usually pertain to claim matters related to insurance policies and contracts issued by its insurance subsidiaries. Other, non-routine legal proceedings which may prove to be material to RFIG or a subsidiary are discussed below.

On December 19, 2008, Old Republic Insurance Company and Old Republic Insured Credit Services, Inc., ("Old Republic") filed suit against Countrywide Bank FSB, Countrywide Home Loans, Inc. ("Countrywide") and Bank of New York Mellon, BNY Mellon Trust of Delaware in the Circuit Court, Cook County, Illinois (Old Republic Insurance Company, et al. v. Countrywide Bank FSB, et al.). The suit seeks rescission of various credit indemnity policies issued to insure home equity loans and home equity lines of credit which Countrywide had securitized or held for its own account, and a declaratory judgment and money damages based upon material misrepresentations either by Countrywide as to the credit characteristics of the loans or by the borrowers in their loan applications. Countrywide filed a counterclaim alleging a breach of contract, bad faith and seeking a declaratory judgment challenging the factual and procedural bases that Old Republic had relied upon to deny or rescind coverage for individual defaulted loans under those policies, as well as unspecified compensatory and punitive damages.

On November 3, 2010, Bank of America, N.A. ("B of A") filed suit against Old Republic Insurance Company ("ORIC") in the U.S. District Court of the Western District of North Carolina (Bank of America, N.A. v. Old Republic Insurance Company) alleging breach of contract, breach of the duty of good faith and fair dealing, and bad faith with respect to ORIC's handling of certain claims under a policy of credit indemnity insurance issued to B of A. The policy is not related to those issued to Countrywide, which are the subject of the above-noted separate litigation. The B of A suit seeks a declaratory judgment with respect to the interpretation of certain policy terms, B of A's compliance with certain terms and conditions of the policy, and the propriety of certain positions and procedures taken by ORIC in response to claims filed by B of A. The suit also seeks money damages in excess of $320 million, pre-and post-judgment interest and unspecified punitive damages. On January 23, 2012, ORIC filed a counterclaim seeking damages based on B of A's alleged interference with ORIC's subrogation rights.

On December 31, 2009, two of the Company's mortgage insurance subsidiaries, Republic Mortgage Insurance Company and Republic Mortgage Insurance Company of North Carolina (together "RMIC") filed a Complaint for Declaratory Judgment in the Supreme Court of the State of New York, County of New York, against Countrywide Financial Corporation, Countrywide Home Loans, Inc., The Bank of New York Mellon Trust Company, N.A., BAC Home Loans Servicing, LP, and Bank of America N.A. as successor in interest to Countrywide Bank, N.A. (together "Countrywide") (Republic Mortgage Insurance Company, et al. v. Countrywide Financial Corporation, et al.). The suit relates to five mortgage insurance master policies (the "Policies") issued by RMIC to Countrywide or to the Bank of New York Mellon Trust Company as co-trustee for trusts containing securitized mortgage loans that were originated or purchased by Countrywide. RMIC has rescinded its mortgage insurance coverage on over 1,500 of the loans originally covered under the Policies based upon material misrepresentations of the borrowers in their loan applications or the negligence of Countrywide in its loan underwriting practices or procedures. Each of the coverage rescissions occurred after a borrower had defaulted and RMIC reviewed the claim and loan file submitted by Countrywide. The suit seeks the Court's review and interpretation of the Policies' incontestability provisions and its validation of RMIC's investigation procedures with respect to the claims and underlying loan files.

On January 29, 2010, in response to RMIC's suit, Countrywide served RMIC with a demand for arbitration under the arbitration clauses of the same Policies. The demand raises largely the same issues as those raised in RMIC's suit against Countrywide, but from Countrywide's perspective, as well as Countrywide's and RMIC's compliance with the terms, provisions and conditions of the Policies. The demand includes a prayer for punitive, compensatory and consequential damages. RMIC filed a motion to stay the arbitration, and Countrywide filed a motion to dismiss RMIC's lawsuit and to compel the arbitration. On July 26, 2010, the Court granted Countrywide's motion, ordering the matters be submitted to arbitration and dismissing the lawsuit. The arbitration is proceeding.

After its First Amended Complaint was dismissed on May 4, 2011, on July 19, 2011, J.P. Morgan Chase Bank, N.A. ("Chase") filed a Second Amended Complaint against RMIC in the U.S. District Court for the District of New Jersey arising out of RMIC's rescissions of coverage on approximately 377 mortgage loans. (J.P. Morgan Chase Bank, N.A. v. Republic Mortgage Insurance Company). The new lawsuit abandons the earlier claim, which the Court dismissed, that RMIC could not unilaterally rescind coverage. Instead, Chase alleges that RMIC's rescissions were improper either because the coverage had become incontestable; or the rescissions relied upon evidence that was either improperly obtained or insufficient, unreliable or immaterial; or the rescissions were not permitted by applicable law. Based on these allegations, Chase asserts claims for breach of contract, breach of good faith and fiduciary duties, negligence and violations of Colorado and Louisiana insurance laws and seeks declaratory relief and unspecified compensatory, treble and punitive damages. On September 26, 2011, RMIC filed a motion for entry of an order dismissing various claims in the Second Amended Complaint with prejudice and requiring Chase to provide a more definitive statement of any remaining claims. That motion is awaiting the Court's action.

On February 18, 2011, the Federal Deposit Insurance Corporation, as receiver of AmTrust Bank, filed a suit against Old Republic Insurance Company ("ORIC") in the U.S. District Court for the Northern District of Ohio arising out of ORIC's termination of a credit indemnity policy issued to insure home equity loans made or held by AmTrust. The suit (Federal Deposit Insurance Corporation v. Old Republic Insurance Company) alleges breach of contract and seeks a declaratory judgment that ORIC's attempted termination and/or cancellation of the policy did not terminate coverage of the insured loans and that ORIC remains obligated to provide coverage for such loans under the policy. The suit seeks damages in excess of $46 million, declaratory relief, pre-and post-judgment interest, attorneys' fees and costs. The suit was settled on April 27, 2012 in return for a complete termination of the policy in question. The company's obligations under this settlement were considered during its periodic loss reserving process.

Eight purported class action suits alleging RESPA violations have been filed in the Federal District Courts for the Central District of California, two in the Eastern District of Pennsylvania, two in the Western District of Pennsylvania, two in the Eastern District of California, and one in the Southern District of New York, respectively, between December 9, 2011 and April 19, 2012. The suits target J.P. Morgan Chase Bank, N.A., the PNC Financial Services Group, Inc. as successor to National City Bank, N.A., Citibank, N.A., Wachovia Bank, N.A., HSBC Bank USA, N.A., Bank of America, and Fifth Third Bank, each of their wholly-owned captive insurance subsidiaries and a number of the mortgage guaranty insurance companies, including RMIC. (Samp, Komarchuk, Whitaker v. J.P. Morgan Chase Bank, N.A., et al.; White, Hightower v. The PNC Financial Services Group, Inc., et al.; Menichino v. CitiBank, N.A., et al.; Ranjha v. Wachovia Bank, N.A., et al.; McCarn v. HSBC Bank USA, N.A., et al.; Riddle v. Bank of America, et al.; Manners v. Fifth Third Bank, et al.; and Rulison v. ABN AMRO/CitiBank, N.A., et al.) On March 14, 2012, the suit against Wachovia Bank and the mortgage insurers was voluntarily dismissed without prejudice by the plaintiffs. The lawsuits, filed by the same law firms in all but the most recent case, are substantially identical in alleging that the mortgage guaranty insurers had reinsurance arrangements with the defendant banks' captive insurance subsidiaries under which payments were made in violation of the anti-kickback and fee splitting prohibitions of Sections 8(a) and 8(b) of RESPA. Each of the suits seeks unspecified damages, costs, fees and the return of the allegedly improper payments. A class has not been certified in any of the suits.

On January 27, 2012, a purported national class action suit was filed in the Federal District Court, Northern District of California, Oakland Division. This suit names as defendants ORI and five of its subsidiaries, including RMIC. The suit alleges unfair, unlawful and fraudulent business practices in violation of California's Business & Professions Code and the payment of commissions and kickbacks in violation of the California Insurance Code and RESPA. The suit seeks declaratory injunctive relief, restitution and treble damages in unspecified amounts, and costs and fees.

Under GAAP, an estimated loss is accrued only if the loss is probable and reasonably estimable. The Company and its subsidiaries have defended and intend to continue defending vigorously against each of the aforementioned actions. The Company does not believe it probable that any of these actions will have a material adverse effect on its consolidated financial condition, results of operations, or cash flows, though there can be no assurance in those regards. Nor is the Company able to make a reasonable estimate or range of estimates of any potential liability under these lawsuits, the counterclaim, and the arbitration, all of which seek unquantified damages, attorneys' fees, and expenses. It is also unclear what effect, if any, the run-off operations of RMIC and depletion of its capital will have in the actions against it.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

QUARTERS ENDED MARCH 31, 2012 and 2011

($ in Millions, Except Share Data)

OVERVIEW

This management analysis of financial position and results of operations pertains to the consolidated accounts of the Republic Financial Indemnity Group, Inc. and its subsidiaries ("RFIG" or "the Company"). Prior to its mid-March, 2012 name change, the Company operated as the Old Republic Mortgage Guaranty Group, Inc., a wholly-owned subsidiary of Old Republic International Corporation ("Old Republic" or "ORI"). RFIG's insurance subsidiaries are: Republic Mortgage Insurance Company ("RMIC"), Republic Mortgage Insurance Company of North Carolina ("RMICNC"), and Republic Mortgage Company of Florida ("RMICFL").

The consolidated accounts are presented in conformity with the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC") of accounting principles generally accepted in the United States of America ("GAAP"). RFIG utilizes GAAP largely to comply with the financial reporting requirements of the FASB and the Securities and Exchange Commission ("SEC"). From time to time the FASB and the SEC issue various pronouncements most of which require additional financial statement disclosures and provide related application guidance. Of particular relevance to the Company's financial statements are recent disclosure requirements pertaining to uncertainties affecting income tax provisions, and methodologies for establishing the fair value of financial instruments and recording of other-than-temporary impairments of securities. The requisite disclosures and explanations for these matters are covered in the pertinent sections of this Management Analysis and/or footnotes to the Company's consolidated financial statements included in this information statement.

As a state regulated financial institution vested with the public interest, however, business of the Company's insurance subsidiaries is managed pursuant to the laws, regulations, and accounting practices of the various states in which they operate. In comparison with GAAP, the statutory accounting practices reflect greater conservatism and comparability among insurers, and are intended to address the primary financial security interests of policyholders and their beneficiaries. Additionally, these practices also affect a significant number of important factors such as product pricing, risk bearing capacity and capital adequacy, determination of Federal income taxes payable currently, and the upstreaming of dividends by insurance subsidiaries to their parent holding company. The major differences between these statutory financial accounting practices and GAAP are summarized in Note 1(a) to the Company's 2011 consolidated financial statements included elsewhere in this information statement.

The insurance business is distinguished from most others in that the prices (premiums) charged for various insurance products are set without certainty of the ultimate benefit and claim costs that will emerge or be incurred, often many years after issuance of a policy. This basic fact casts RFIG as a risk-taking enterprise managed for the long run. Management therefore conducts the business with a primary focus on achieving favorable underwriting results over cycles, and on the maintenance of financial soundness in support of the insurance subsidiaries' long-term obligations to insurance beneficiaries. To achieve these objectives, adherence to insurance risk management principles is stressed, and asset diversification and quality are emphasized.

In addition to income arising from RFIG's basic underwriting and related services functions, investment income is earned from invested funds generated by those functions and from shareholder's capital. Investment management aims for stability of income from interest and dividends, protection of capital, and sufficient liquidity to meet insurance underwriting and other obligations as they become payable over time. Securities trading and the realization of capital gains are not objectives. The investment philosophy is therefore best characterized as emphasizing value, credit quality, and relatively long-term holding periods. The Company's ability to hold both fixed maturity and equity securities for long periods of time is in turn enabled by the scheduling of maturities in contemplation of an appropriate matching of assets and liabilities.

In light of the above factors, the Company's affairs are necessarily managed for the long run and without significant regard to the arbitrary strictures of quarterly or even annual reporting periods that American industry must observe. The recessionary conditions which have affected housing finance and related industries such as mortgage guaranty insurance since 2007 have shown this business to be exposed to long-developing catastrophic events. As further discussed in the "Basis of Presentation" footnote to the consolidated financial statements, these recessionary conditions have erased RFIG’s long-term profitability and produced substantial losses. As a result, the Company’s capital funds have been largely depleted. On August 31, 2011, RFIG’s insurance subsidiaries discontinued writing new business in all states and limited themselves to servicing the run-off of existing business. Additionally, RMIC is operating pursuant to a Summary Order issued by the North Carolina Department of Insurance placing it under supervision as of January 19, 2012. These circumstances raise substantial doubt about the Company and its insurance subsidiaries’ ability to continue as going concerns.

This management analysis should be read in conjunction with the consolidated financial statements and the footnotes appended to them included elsewhere in this information statement.

EXECUTIVE SUMMARY

Operating performance in this year's first quarter reflected lower claim cost ratios when compared with those registered in the same period of 2011 and all of last year. Key indicators of year-over-year performance follow:

Quarters Ended March 31,	2012	2011	% Change
Net premiums earned	$103.2	$113.9	(9.4)%
Net investment income	10.3	16.6	(37.9)
Claim costs	179.3	212.7	(15.7)
Pretax operating income (loss)	(81.8)	(101.1)	19.1
Realized investment gains (losses)	—	1.4	(99.9)
Income taxes (credits)	(28.6)	(35.1)	18.7
Net income (loss)	$(53.2)	$(64.5)	17.5%

Claim ratio	173.6%	186.7%	(7.0)%
Expense ratio	13.6	15.1	(9.9)

Composite ratio	187.2%	201.8%	(7.2)%

Diluted earnings per share:
Net operating income (loss)	$(2.75)	$(4.03)	31.8%
Net realized investment gains (losses)	—	.06	(100.0)

Net income (loss)	$(2.75)	$(3.97)	30.7%

The recognition of realized investment gains or losses can be highly discretionary and arbitrary due to such factors as the timing of individual securities sales, recognition of estimated losses from write-downs of impaired securities, tax-planning considerations, and changes in investment management judgments relative to the direction of securities markets or the future prospects of individual investees or industry sectors. Likewise, non-recurring items which may emerge from time to time can distort the comparability of the Company's results from period to period. Accordingly, management uses net operating income, a non-GAAP financial measure, to evaluate and better explain operating performance, and believes its use enhances an understanding of the Company's basic business results. Operating income (loss), however, does not replace net income determined in accordance with GAAP as a measure of total profitability.

Mortgage guaranty earned premiums for 2012 continued to decline. The 9.4 percent quarter-over-quarter reduction in the top line was mostly due to the gradual depletion of a book of business in run-off operating mode, and to premium refunds from claim rescission activity. Last year’s first quarter earned premiums reflected a decline of 16.4 percent even though the Company was still actively engaged in new business production, albeit at a much reduced level than existed during pre-recessionary years.

Net investment income declined due to a lower invested asset base driven by the aggregate effects of lower premium volume and claim disbursements, together with the low yield environment affecting the investment portfolio.

Claim costs for this year’s first quarter were 15.7 percent lower year-over-year as the continued downward trend in newly reported cases, relatively stable cure rates, and lower paid claims, more than offset on-going declines in claim rescission and denial activity. The claim ratio improved moderately to 173.6 percent in comparison to 186.7 percent posted in 2011’s initial quarter. The following table shows the composition of incurred claim costs:

Quarters Ended March 31,	2012	2011
Components of incurred claim ratio as a percent of earned premiums:
Paid claims:
Excluding captive and pool transactions	222.5%	253.0%
Captive and pool transactions	—	(0.3)

Paid claim ratio	222.5	252.7

Claim reserve provisions:
Excluding captive and pool transactions	(48.9)	(66.1)
Captive and pool transactions	—	0.1

Claim reserve provision ratio	(48.9)	(66.0)

Incurred claim ratio: as reported	173.6%	186.7%

As reported in earlier periods, the Company’s flagship mortgage guaranty insurance carrier, Republic Mortgage Insurance Company ("RMIC"), had been operating pursuant to a waiver of minimum state regulatory capital requirements since late 2009. This waiver expired on August 31, 2011. As a consequence, underwriting of new policies ceased and the existing book of business was placed in run-off operating mode. Afterwards, on January 19, 2012, RMIC received a Summary Order ("Order") from the North Carolina Department of Insurance placing the Company under supervision. Among other considerations, the Order instructed RMIC to reduce the cash payment on all claims by 50 percent during an initial period not to exceed one year. The remaining 50 percent deferred payment obligation ("DPO") is to be included in RMIC's statutory capital and will be paid at a future date if and when necessary funds are available.

The Company utilizes a proprietary standard model to forecast and evaluate the potential long-term performance of its book of business. Of necessity, the model takes into account actual premium and claim experience of prior periods, as well as a large number of assumptions and judgments about future outcomes that are highly sensitive to a wide range of estimates. Many of these relate to matters over which the Company has no control, including: 1) The conflicted interests, as well as the varying mortgage servicing and foreclosure practices of a large number of insured lending institutions; 2) General economic and industry-specific trends and events; and 3) The evolving or future social and economic policies of the U.S. Government vis-à-vis such critical sectors as the banking, mortgage lending, and housing industries, as well as its policies for resolving the insolvencies and future role of Fannie Mae and Freddie Mac.

These matters notwithstanding, the Company’s standard model of forecasted results extending through 2020 continues to reflect ultimate profitability for the book of business. While the establishment of a premium deficiency reserve is therefore unwarranted, the model nonetheless contemplates that results for years 2012-2013 will more likely than not reflect an operating loss far in excess of RMIC’s statutory capital balance. As long as the Order remains in place, the claim cost attenuation enabled by the DPO treatment should mitigate the adverse effect of accentuated claim costs on the statutory capital balance.

As already noted, in March of this year Old Republic announced that it was combining its CCI division with its Mortgage Guaranty ("MI") segment. The two operations offer similar insurance coverages, share the same senior management leadership, and have been operating in run-off mode since 2008 and August 2011, respectively. Concurrent with this action, the Old Republic Mortgage Guaranty Group ("ORMGG") was re-named as the Republic Financial Indemnity Group, Inc. ("RFIG"). RFIG will include a credit indemnity insurer, three existing mortgage insurers, and four related services entities, all of which will be separately held.

Despite recent years' poor results, RFIG maintains a long-term strategic interest in these lines. Any re-activation of the business, however, will require recapitalization of the Company, greater clarity about the future roles of Fannie Mae and Freddie Mac or any successor to them, and the necessary establishment of industry-wide risk management disciplines that address the long-term catastrophe exposures of these financial guaranties. At this juncture, there is no indication that these matters will be addressed by the industry or government institutions or that a recapitalization will occur; there is thus no assurance that an economically viable re-activation of RFIG's business will take place. Accordingly, the run-off will devolve within constraints of Old Republic's currently committed capital resources to RFIG. As of March 31, 2012, the total statutory capital, inclusive of accumulated DPO balances of $92.7, for the three mortgage insurance subsidiaries was approximately $165.5. As of the same date, RFIG's GAAP capitalization amounted to $160.3, and consisted of long-term debt of $177.8 due to the ORI parent company, and a common shareholder's equity (deficit) of ($17.5).

Cash, Invested Assets, and Shareholder's Equity - The following table reflects RFIG's cash and invested assets as well as shareholder's equity (deficit) at the dates shown:

				% Change
	March 31, 2012	Dec. 31, 2011	March 31, 2011	March '12/ Dec '11	March '12/ March '11
Cash and invested assets: Fair value basis	$1,655.2	$1,682.5	$2,022.4	(1.6)%	(18.2)%

Original cost basis	$1,637.2	$1,666.1	$1,953.8	(1.7)%	(16.2)%

Shareholder's equity (deficit): Total	$(17.5)	$16.2	$374.6	(208.0)%	(104.7)%

Consolidated cash flow from operating activities produced deficits of $72.8 and $128.3 for the quarters ended March 31, 2012 and 2011, respectively, as claims payments exceeded the declining premium base. The lower deficit in 2012 was primarily driven by the establishment of the DPO.

The consolidated investment portfolio reflects a current allocation of approximately 76 percent to fixed-maturity securities while the remaining 24 percent is dedicated to short-term investments. As has been the case for many years, Old Republic's invested assets are managed in consideration of enterprise-wide risk management objectives. These are intended to assure solid funding of its insurance subsidiaries' long-term obligations to policyholders and other beneficiaries, and the necessary long-term stability of capital accounts.

The investment portfolio contains no direct insurance risk-correlated asset exposures to real estate, mortgage-backed securities, collateralized debt obligations ("CDO's"), derivatives, junk bonds, hybrid securities, or illiquid private equity investments. In a similar vein, the Company does not engage in hedging or securities lending transactions, nor does it invest in securities whose values are predicated on non-regulated financial instruments exhibiting amorphous or unfunded counter-party risk attributes.

With the exception of the Company's 2012 acquisition of the CCI servicing operations, substantially all changes in the shareholder's equity account reflect the Company's net loss or changes in market valuations of invested assets during the periods shown.

DETAILED MANAGEMENT ANALYSIS

This section of the Management Analysis of Financial Position and Results of Operations is additive to and should be read in conjunction with the Executive Summary which precedes it.

FINANCIAL ACCOUNTING AND REPORTING POLICIES

The Company's annual and interim financial statements incorporate a large number and types of estimates relative to matters which are highly uncertain at the time the estimates are made. The estimation process required of an insurance enterprise is by its very nature highly dynamic inasmuch as it necessitates a continuous evaluation, analysis, and quantification of factual data as it becomes known to the Company. As a result, actual experienced outcomes can differ from the estimates made at any point in time and thus affect future periods' reported revenues, expenses, net income or loss, and financial condition.

RFIG believes that its most critical accounting estimates relate to: a) the determination of other-than-temporary impairments ("OTTI") in the value of fixed maturity and equity investments; b) the valuation of deferred income tax assets; c) the recoverability of reinsured paid and/or outstanding losses; and d) the establishment of reserves for losses and loss adjustment expenses. The major assumptions and methods used in setting these estimates are discussed in the Management Analysis of Financial Position and Results of Operations for the year ended December 31, 2011 included elsewhere in this information statement.

In recent years, the Financial Accounting Standards Board ("FASB") has issued various releases requiring additional financial statement disclosures, and to provide guidance relative to the application of such releases. Of particular relevance to the Company's financial statements are recent disclosure requirements pertaining to uncertainties affecting income tax provisions, and methodologies for establishing the fair value of financial instruments, and recording of other-than-temporary impairments of securities. The requisite disclosures and explanations of these matters have been included in the footnotes to the Company's consolidated financial statements included elsewhere in this information statement.

FINANCIAL POSITION

The Company's financial position at March 31, 2012 reflected decreases in assets, and common shareholder's equity of .1%, and 208.0%, respectively, and an increase in liabilities of 1.6% when compared to the immediately preceding year-end. Cash and invested assets represented 81.7% and 83.0% of consolidated assets as of March 31, 2012 and December 31, 2011, respectively. As of March 31, 2012, the cash and invested asset base declined by 1.6% to $1,655.2.

Investments - During the first quarter, the majority of investable funds was committed to short to intermediate-term fixed maturity securities. At both March 31, 2012 and 2011, all of the Company's investments consisted of marketable securities. RFIG continues to adhere to its long-term policy of investing primarily in investment grade, marketable securities. The portfolio contains no direct insurance risk-correlated asset exposures to real estate, mortgage-backed securities, collateralized debt obligations ("CDO's"), derivatives, junk bonds, hybrid securities, or illiquid private equity investments. In a similar vein, the Company does not engage in hedging transactions or securities lending operations, nor does it invest in securities whose values are predicated on non-regulated financial instruments exhibiting amorphous or unfunded counter-party risk attributes. The Company does not have any exposure to European sovereign debt instruments. At March 31, 2012, RFIG had no fixed maturity investments in default as to principal and/or interest.

Relatively high short-term maturity investment positions continued to be maintained as of March 31, 2012. Such positions reflect a large variety of seasonal and intermediate-term factors including current operating needs, expected operating cash flows, quarter-end cash flow seasonality, and investment strategy considerations. Accordingly, the future level of short-term investments will vary and respond to the interplay of these factors and may, as a result, increase or decrease from current levels.

RFIG does not own or utilize derivative financial instruments for the purpose of hedging, enhancing the overall return of its investment portfolio, or reducing the cost of its debt obligations. With regard to its equity portfolio, the Company does not own any options nor does it engage in any type of option writing. Traditional investment management tools and techniques are employed to address the yield and valuation exposures of the invested assets base. The long-term fixed maturity investment portfolio is managed so as to limit various risks inherent in the bond market. Credit risk is addressed through asset diversification and the purchase of investment grade securities. Reinvestment rate risk is reduced by concentrating on non-callable issues, and by taking asset-liability matching considerations into account. Purchases of mortgage and asset backed securities, which have variable principal prepayment options, are generally avoided. Market value risk is limited through the purchase of bonds of intermediate maturity. The combination of these investment management practices is expected to produce a more stable long-term fixed maturity investment portfolio that is not subject to extreme interest rate sensitivity and principal deterioration.

The fair value of the long-term fixed maturity investment portfolio is sensitive to fluctuations in interest rates, but not materially affected by changes in anticipated cash flows caused by any prepayments. The impact of interest rate movements on the long-term fixed maturity investment portfolio generally affects net unrealized gains or losses. As a general rule, rising interest rates enhance currently available yields but typically lead to a reduction in the fair value of existing fixed maturity investments. By contrast, a decline in such rates reduces currently available yields but usually serves to increase the fair value of the existing fixed maturity investment portfolio. All such changes in fair value are reflected, net of deferred income taxes, directly in the shareholder's equity account, and as a separate component of the statement of comprehensive income. Given management's inability to forecast or control the movement of interest rates, the maturity spectrum of the fixed maturity securities portfolio is set within parameters of estimated liability payouts, and the overall portfolio is focused on high quality investments. By so doing, RFIG believes it is reasonably assured of its ability to hold securities to maturity as it may deem necessary in changing environments, and of ultimately recovering their aggregate cost. This conceptual framework of RFIG's investment policy therefore makes the GAAP balance sheet fair valuation of its fixed maturity investment portfolio less relevant to the long-term liquidity management of the Company.

Possible future declines in fair values for RFIG's bond and stock portfolios would negatively affect the common shareholder's equity account at any point in time, but would not necessarily result in the recognition of realized investment losses. The Company reviews the status and fair value changes of each of its investments on at least a quarterly basis during the year, and estimates of other-than-temporary impairments in the portfolio's value are evaluated and established at each quarterly balance sheet date. In reviewing investments for other-than-temporary impairment, the Company, in addition to a security's market price history, considers the totality of such factors as the issuer's operating results, financial condition and liquidity, its ability to access capital markets, credit rating trends, most current audit opinion, industry and securities markets conditions, and analyst expectations to reach its conclusions. Sudden fair value declines caused by such adverse developments as newly emerged or imminent bankruptcy filings, issuer default on significant obligations, or reports of financial accounting developments that bring into question the validity of previously reported earnings or financial condition, are recognized as realized losses as soon as credible publicly available information emerges to confirm such developments. Absent issuer-specific circumstances that would result in a contrary conclusion, any equity security with an unrealized investment loss amounting to a 20% or greater decline for a six month period is considered other-than-temporarily-impaired. In the event the Company's estimate of other-than-temporary impairments is insufficient at any point in time, future periods' net income (loss) would be affected adversely by the recognition of additional realized or impairment losses, but its financial condition would not necessarily be affected adversely inasmuch as such losses, or a portion of them, could have been recognized previously as unrealized losses.

The following tables show certain information relating to the Company's fixed maturity portfolios as of the dates shown:

Credit Quality Ratings of Fixed Maturity Securities (a)

	March 31, 2012	December 31, 2011
Aaa	16.4%	17.7%
Aa	8.8	8.9
A	42.7	42.6
Baa	31.9	30.5

Total investment grade	99.8	99.7
All other (b)	.2	.3

Total	100.0%	100.0%

(a)	Credit quality ratings used are those assigned primarily by Moody's for U.S. Governments, Agencies and Corporate issuers and by Standard & Poor's ("S&P") for U.S. and Canadian Municipal issuers, which are converted to equivalent Moody's ratings classifications.
(b)	"All other" includes non-investment grade or non-rated issuers.

Gross Unrealized Losses Stratified by Industry Concentration for Non-Investment Grade Fixed Maturity Securities

	March 31, 2012
	Amortized Cost		Gross Unrealized Losses
Fixed Maturity Securities by Industry Concentration:
Industrial	$1.1		$—

Total	$1.1	(c)	$—

(c)	Represents .1% of the total fixed maturity securities portfolio.

Gross Unrealized Losses Stratified by Industry Concentration for Investment Grade Fixed Maturity Securities

	March 31, 2012
	Amortized Cost		Gross Unrealized Losses
Fixed Maturity Securities by Industry Concentration:
Utilities	$55.8		$.6
Technology	22.5		.3
Consumer Non-durables	30.2		.2
Retail	9.8		.2
Other (includes 10 industry groups)	105.2		.8

Total	$223.7	(d)	$2.2

(d)	Represents 18.2% of the total fixed maturity securities portfolio.

Gross Unrealized Losses Stratified by Maturity Ranges for All Fixed Maturity Securities

	March 31, 2012
	Amortized Cost of Fixed Maturity Securities		Gross Unrealized Losses
	All	Non- Investment Grade Only	All	Non- Investment Grade Only
Maturity Ranges:
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	19.5	1.1	.1	—
Due after five years through ten years	195.3	—	1.9	—
Due after ten years	9.9	—	.1	—

Total	$224.9	$1.1	$2.2	$—

Gross Unrealized Losses Stratified by Duration and Amount of Unrealized Losses

	March 31, 2012
	Amount of Gross Unrealized Losses
	Less than 20% of Cost	20% to 50% of Cost	More than 50% of Cost	Total Gross Unrealized Loss
Number of Months in Loss Position:
Fixed Maturity Securities:
One to six months	$2.2	$—	$—	$2.2
Seven to twelve months	—	—	—	—
More than twelve months	—	—	—	—

Total	$2.2	$—	$—	$2.2

Number of Issues in Loss Position:
Fixed Maturity Securities:
One to six months	69	—	—	69
Seven to twelve months	1	—	—	1
More than twelve months	—	—	—	—

Total	70	—	—	70	(e)

(e)	At March 31, 2012 the number of fixed maturity securities issues in an unrealized loss position represent 14.9% as to the total number of such issues held.

The aging of issues with unrealized losses employs balance sheet date fair value comparisons with an issue's original cost net of other-than-temporary impairment adjustments. The percentage reduction from such adjusted cost reflects the decline as of a specific point in time (March 31, 2012 in the above table) and, accordingly, is not indicative of a security's value having been consistently below its cost at the percentages shown nor throughout the periods shown.

Age Distribution of Fixed Maturity Securities

	March 31, 2012	December 31, 2011
Maturity Ranges:
Due in one year or less	17.6%	20.4%
Due after one year through five years	33.5	31.2
Due after five years through ten years	47.5	46.1
Due after ten years through fifteen years	1.2	2.1
Due after fifteen years	.2	.2

Total	100.0%	100.0%

Average Maturity in Years	5.2	5.2

Duration (f)	4.5	4.5

(f)	Duration is used as a measure of bond price sensitivity to interest rate changes. A duration of 4.5 as of March 31, 2012 implies that a 100 basis point parallel increase in interest rates from current levels would result in a possible decline in the fair value of the long-term fixed maturity investment portfolio of approximately 4.5%.

Composition of Unrealized Gains (Losses)

	March 31, 2012	December 31, 2011
Fixed Maturity Securities:
Amortized cost	$1,231.6	$1,297.9
Estimated fair value	1,249.7	1,314.3

Gross unrealized gains	20.2	19.4
Gross unrealized losses	(2.2)	(3.0)

Net unrealized gains (losses)	$18.0	$16.4

Other Assets - Among other major assets, substantially all of the Company's receivables are not past due. Reinsurance recoverable balances on paid or estimated unpaid losses are deemed recoverable from solvent reinsurers, or are collateralized by equivalently valued cash and investments, or have otherwise been reduced by allowances for estimated amounts unrecoverable.

Liquidity - The RFIG parent holding company meets its liquidity needs principally through dividends paid by its subsidiaries and the limited cash resources accumulated and retained over time. The insurance subsidiaries' ability to pay cash dividends to the parent company is generally restricted by law or subject to approval of the insurance regulatory authorities of the states in which they are domiciled. In light of the subsidiaries' net losses and gradually depleting capital resources during the past five years, no dividends have been paid to the parent company. At March 31, 2012, RFIG, together with a non-regulated service subsidiary, had $9.2 in readily available liquidity. Given its limited liquidity resources, it is unlikely that RFIG will be able to meet its contractual debt obligations for the forseeable future, if ever.

Capitalization - RFIG's total capitalization of $160.3 at March 31, 2012 consisted of common shareholder's equity (deficit) of $(17.5), and long-term debt of $177.8 due to ORI. With the exception of the Company's 2012 acquisition of the CCI servicing operations, changes in the common shareholder's equity account reflect primarily net losses incurred and net unrealized securities gains or losses for the periods reported upon.

Under state insurance regulations, the Company's three insurance subsidiaries are required to operate at a maximum risk to capital ratio of 25:1 or otherwise hold minimum amounts of capital based on specified formulas. RFIG's flagship insurance carrier had been operating pursuant to a waiver of minimum state regulatory capital requirements since late 2009. This waiver expired on August 31, 2011.As a result, the Company's insurance subsidiaries discontinued writing new business in all states and limited themselves to servicing the run-off of their existing businesses.

RESULTS OF OPERATIONS

Revenues: Premiums & Fees

Premium revenues stem primarily from monthly installments paid on long-duration, guaranteed renewable insurance policies. Substantially all such premiums are written and earned in the month coverage is effective. With respect to relatively few annual or single premium policies, earned premiums are largely recognized on a pro-rata basis over the terms of the policies. Revenue recognition for insured loans, however, is not appropriately or necessarily matched to the risk exposure and the consequent recognition of both normal and catastrophic loss occurrences.

The following tables provide information on production and related risk exposure trends:

Mortgage Guaranty Production by Type
New Insurance Written:	Traditional Primary	Bulk	Other	Total
Years Ended December 31:
2010	$3,990.2	$—	$—	$3,990.2
2011	2,099.8	—	—	2,099.8
Quarters Ended March 31:
2011	688.2	—	—	688.2
2012	$1.6	$—	$—	$1.6

New Risk Written by Type:	Traditional Primary	Bulk	Other	Total
Years Ended December 31:
2010	$930.0	$—	$—	$930.0
2011	511.0	—	—	511.0
Quarters Ended March 31:
2011	160.2	—	—	160.2
2012	$.4	$—	$—	$.4

	Earned Premiums		Persistency
Premium and Persistency Trends by Type:	Direct	Net	Traditional Primary	Bulk
Years Ended December 31:
2010	$529.5	$498.8	82.1%	88.0%
2011	468.1	444.9	83.2	85.3
Quarters Ended March 31:
2011	120.0	113.9	81.6	86.3
2012	$108.2	$103.2	82.8%	86.1%

While there is no consensus in the marketplace as to the precise definition of "sub-prime", RFIG generally views loans with credit (FICO) scores less than 620, loans underwritten with reduced levels of documentation and loans with loan to value ratios in excess of 95% as having a higher risk of default. Risk in force concentrations by these attributes are disclosed in the following tables for both traditional primary and bulk production. Premium rates for loans exhibiting greater risk attributes are typically higher in anticipation of potentially greater defaults and claim costs. Additionally, bulk insurance policies, which represent 6.5% of total net risk in force as of March 31, 2012, are frequently subject to deductibles and aggregate stop losses which serve to limit the overall risk on a pool of insured loans. As the decline in the housing markets has accelerated and mortgage lending standards have tightened, rising defaults and the attendant increases in reserves and paid claims on higher risk loans have become more significant drivers of increased claim costs.

Net Risk in Force
Net Risk in Force By Type:	Traditional Primary	Bulk	Other	Total
As of December 31:
2010	$16,557.4	$1,187.0	$256.1	$18,000.6
2011	14,476.9	1,017.7	176.3	15,671.0
As of March 31:
2011	16,058.7	1,149.5	248.6	17,457.0
2012	$13,862.0	$976.9	$172.6	$15,011.6

Analysis of Risk in Force
Risk in Force Distribution By FICO Scores:	FICO less than 620	FICO 620 to 680	FICO Greater than 680	Unscored/ Unavailable
Traditional Primary:
As of December 31:
2010	6.4%	27.5%	64.7%	1.4%
2011	6.2	26.8	65.7	1.3
As of March 31:
2011	6.3	27.3	65.0	1.4
2012	6.3%	26.9%	65.6%	1.2%

Bulk(a):
As of December 31:
2010	23.2%	32.1%	44.6%	.1%
2011	24.0	32.2	43.7	.1
As of March 31:
2011	23.5	32.1	44.3	.1
2012	24.1%	32.3%	43.5%	.1%

Risk in Force Distribution By Loan to Value ("LTV") Ratio:	LTV 85.0 and below	LTV 85.01 to 90.0	LTV 90.01 to 95.0	LTV Greater than 95.0
Traditional Primary(b):
As of December 31:
2010	5.3%	37.0%	31.9%	25.8%
2011	5.1	36.2	32.9	25.8
As of March 31:
2011	5.2	36.9	32.1	25.8
2012	5.0%	35.9%	32.9%	26.2%

Bulk(a):
As of December 31:
2010	57.7%	22.8%	9.6%	9.9%
2011	57.1	22.9	9.8	10.2
As of March 31:
2011	57.4	22.9	9.8	9.9
2012	57.2%	22.9%	9.9%	10.0%

(a)	Bulk pool risk in-force, which represented 30.9% of total bulk risk in-force at March 31, 2012, has been allocated pro-rata based on insurance in-force.
(b)	The LTV distribution reflects base LTV ratios which are determined prior to the impact of single premiums financed and paid at the time of loan origination.

Risk in Force Distribution By Top Ten States:

	Traditional Primary
	TX	FL	GA	IL	CA	NC	PA	NJ	OH	VA
As of December 31:
2010	8.7%	7.5%	5.2%	5.0%	5.1%	4.7%	4.2%	3.1%	3.3%	2.9%
2011	8.8	7.5	5.2	5.0	5.0	4.8	4.3	3.3	3.3	3.0
As of March 31:
2011	8.7	7.5	5.2	4.9	5.1	4.7	4.2	3.1	3.3	3.0
2012	8.8%	7.5%	5.2%	5.0%	4.9%	4.8%	4.3%	3.3%	3.3%	3.0%

	Bulk (a)
	TX	FL	GA	IL	CA	AZ	PA	NJ	OH	NY
As of December 31:
2010	5.3%	9.9%	4.3%	4.0%	15.8%	3.5%	3.1%	3.3%	3.9%	6.0%
2011	5.4	9.9	4.3	4.0	14.9	3.2	3.1	3.5	3.9	6.5
As of March 31:
2011	5.3	10.0	4.3	4.0	15.6	3.5	3.1	3.3	3.9	6.1
2012	5.4%	9.9%	4.3%	4.0%	14.6%	3.1%	3.2%	3.5%	4.0%	6.6%

Risk in Force Distribution By Level of Documentation:	Full Documentation	Reduced Documentation
Traditional Primary:
As of December 31:
2010	92.4%	7.6%
2011	92.8	7.2
As of March 31:
2011	92.5	7.5
2012	92.8%	7.2%

Bulk (a):
As of December 31:
2010	57.7%	42.3%
2011	58.4	41.6
As of March 31:
2011	57.8	42.2
2012	58.6%	41.4%

Risk in Force Distribution By Loan Type:	Fixed Rate & ARMs with Resets >=5 Years	ARMs with Resets <5 years
Traditional Primary:
As of December 31:
2010	96.8%	3.2%
2011	97.0	3.0
As of March 31:
2011	96.8	3.2
2012	97.0%	3.0%

Bulk (a):
As of December 31:
2010	69.6%	30.4%
2011	71.0	29.0
As of March 31:
2011	69.8	30.2
2012	71.7%	28.3%

(a)	Bulk pool risk in-force, which represented 30.9% of total bulk risk in-force at March 31, 2012, has been allocated pro-rata based on insurance in-force.

Revenues: Net Investment Income

Net investment income is affected by trends in interest and dividend yields for the types of securities in which the Company's funds are invested during each reporting period. The following tables reflect the segmented and consolidated invested asset bases as of the indicated dates, and the investment income earned and resulting yields on such assets. Since the Company can exercise little control over fair values, yields are evaluated on the basis of investment income earned in relation to the cost of the underlying invested assets, though yields based on the fair values of such assets are also shown in the statistics below.

	Invested Assets at Amortized Cost	Fair Value Adjust- ment	Invested Assets at Fair Value
As of December 31:
2010	$2,039.2	$71.9	$2,111.1
2011	1,654.0	16.3	1,670.3
As of March 31:
2011	1,934.2	68.7	2,003.0
2012	$1,623.3	$18.0	$1,641.4

	Net Investment Income	Yield at
		Original Cost	Fair Value
Years Ended December 31:
2010	$84.9	3.77%	3.65%
2011	59.2	3.21	3.13
Quarters Ended of March 31:
2011	16.6	3.34	3.23
2012	$10.3	2.51%	2.49%

Revenues: Net Realized Gains (Losses)

The Company's investment policies are not designed to maximize or emphasize the realization of investment gains. Rather, these policies aim for a stable source of income from fixed maturity securities, protection of capital, and the providing of sufficient liquidity to meet insurance underwriting and other obligations as they become payable in the future. Dispositions of fixed maturity securities generally arise from scheduled maturities and early calls; for the first quarters of 2012 and 2011: 98.4% and 95.3%, respectively, of all such dispositions resulted from these occurrences. Dispositions of securities at a realized gain or loss reflect such factors as ongoing assessments of issuers' business prospects, rotation among industry sectors, changes in credit quality, and tax planning considerations. Additionally, the amount of net realized gains and losses registered in any one accounting period are affected by the aforementioned assessments of securities' values for other-than-temporary impairment. As a result of the interaction of all these factors and considerations, net realized investment gains or losses can vary significantly from period-to-period, and, in the Company's view, are not indicative of any particular trend or result in the basics of its insurance business.

The following table reflects the composition of net realized gains or losses for the periods shown.

	Realized Gains (Losses) on Disposition of Securities			Impairment Losses on Securities
	Fixed maturity securities	Equity securities	Total	Fixed maturity securities	Equity securities	Total	Net realized gains (losses)
Years Ended
December 31:
2010	$42.8	$.6	$43.4	$—	$—	$—	$43.4
2011	80.9	3.6	84.6	—	—	—	84.6
Quarters Ended
March 31:
2011	1.4	—	1.4	—	—	—	1.4
2012	$—	$—	$—	$—	$—	$—	$—

Expenses: Claims

The Company records the claims and related settlement costs that have been incurred during each accounting period. Total claim costs are affected by the amount of paid claims and the adequacy of reserve estimates established for current and prior years' claim occurrences at each balance sheet date.

The following table shows a breakdown of gross and net of reinsurance claim reserve estimates as of March 31, 2012 and December 31, 2011:

	Claim and Loss Adjustment Expense Reserves
	March 31, 2012		December 31, 2011
	Gross	Net	Gross	Net
Claim reserves	$1,631.7	$1,563.4	$1,690.5	$1,613.9
Unallocated loss adjustment expense reserves	8.8	8.8	8.8	8.8

Total claim and loss adjustment expense reserves	$1,640.6	$1,572.3	$1,699.4	$1,622.8

The Company's reserve for loss and loss adjustment expenses represents the accumulation of estimates of ultimate losses, including incurred but not reported losses and loss adjustment expenses. The establishment of claim reserves by the Company's insurance subsidiaries is a reasonably complex and dynamic process influenced by a large variety of factors as further discussed below. Consequently, reserves established are a reflection of the opinions of a number of persons, of the application and interpretation of historical precedent and trends, of expectations as to future developments, and of management's judgment in interpreting all such factors. At any point in time, the Company is exposed to possibly higher or lower than anticipated claim costs; the resulting changes in estimates are recorded in operations of the periods during which they are made. Increases to prior reserve estimates are often referred to as unfavorable development whereas any changes that decrease previous estimates of ultimate liability are referred to as favorable development.

Overview of Loss Reserving Process

Mortgage guaranty insurance reserves for unpaid claims and claim adjustment expenses are recognized only upon an instance of default, which is defined as an insured mortgage loan for which two or more consecutive monthly payments have been missed. Loss reserves are based on statistical calculations that take into account the number of reported insured mortgage loan defaults as of each balance sheet date, as well as experience-based estimates of loan defaults that have occurred but have not as yet been reported. Further, the loss reserve estimating process takes into account a large number of variables, including trends in claim severity, potential salvage recoveries, expected cure rates for reported loan delinquencies at various stages of default, the level of coverage rescissions and claims denials due to material misrepresentation in key underwriting information or non-compliance with prescribed underwriting guidelines, and management judgments relative to future employment levels, housing market activity, and mortgage loan interest costs, demand, and extensions.

The Company has the legal right to rescind mortgage insurance coverage unilaterally as expressly stated in its policies. Moreover, two federal courts that have recently considered that policy wording have each affirmed that right (See First Tennessee Bank N.A. v. Republic Mortg. Ins. Co., Case No. 2:10-cv-02513-JPM-cgc (W.D. Tenn., Feb. 25, 2011) and JPMorgan Chase Bank N.A. v. Republic Mortg. Ins. Co., Civil Action No. 10-06141 (SRC) (D. NJ, May 4, 2011), with each decision citing supporting state law legal precedent). RMIC's mortgage insurance policy provides that the insured represents that all statements made and information provided to it in an application for coverage for a loan, without regard to who made the statements or provided the information, have been made and presented for and on behalf of the insured; and that such statements and information are neither false nor misleading in any material respect, nor omit any fact necessary to make such statements and information not false or misleading in any material respect. According to the policy, if any of those representations are materially false or misleading with respect to a loan, the Company has the right to cancel or rescind coverage for that loan retroactively to commencement of the coverage. Whenever the Company determines that an application contains a material misrepresentation, it either advises the insured in writing of its findings prior to rescinding coverage or exercises its unilateral right to rescind coverage for that loan, stating the reasons for that action in writing and returning the applicable premium. The rescission of coverage in instances of materially faulty representations or warranties provided in applications for insurance is a necessary and prevailing practice throughout the insurance industry. In the case of mortgage guaranty insurance, rescissions have occurred regularly over the years but have been generally immaterial. Since 2008, however, the Company has experienced a much greater incidence of rescissions due to increased levels of observed fraud and misrepresentations in insurance applications pertaining to business underwritten between 2004 and the first half of 2008 in particular. As a result, the Company has incorporated certain assumptions regarding the expected levels of coverage rescissions and claim denials in its reserving methodology since 2008. Such estimates, which are evaluated at each balance sheet date, take into account observed trends in rescission and denial rates. The table below shows the estimated effects of coverage rescissions and claim denials on loss reserves and paid and incurred losses.

	March 31, 2012	March 31, 2011	December 31, 2011	December 31, 2010
Estimated reduction in beginning reserve	$313.2	$710.3	$710.3	$1,712.2
Incurred claims and claim adjustment expenses reduced (increased) by changes in estimated rescissions:
Current year	39.1	89.9	223.1	394.1
Prior year	(36.1)	(77.6)	(340.8)	(215.7)

Sub-total	3.0	12.3	(117.6)	178.3
Estimated rescission reduction in paid claims	(50.9)	(108.4)	(279.5)	(1,180.3)

Estimated reduction in ending reserve	$265.3	$614.3	$313.2	$710.3

As above-noted, the estimated reduction in ending loss reserves reflects, in large measure, a variety of judgments relative to the level of expected coverage rescissions and claim denials on loans that are in default as of each balance sheet date. The provision for insured events of the current year resulted from actual and anticipated rescissions and claim denials attributable to newly reported delinquencies in each respective year. The provision for insured events of prior years resulted from actual rescission and claim denial activity or revisions in assumptions regarding expected rescission or claim denial rates on outstanding prior year delinquencies. The trends since 2010 reflect a continuing reduction in the level of actual and anticipated rescission and claim denial rates on total outstanding delinquencies. Claims not paid by virtue of rescission or denial represent the Company's estimated contractual risk, before consideration of the impacts of any reinsurance and deductibles or aggregate loss limits, on cases that are settled by the issuance of a rescission or denial notification. 2010 rescissions include $431.4 related to certain pool insurance contracts which were terminated during that year. Variances between the estimated rescission and actual claim denial rates are reflected in the periods during which they occur.

Although the insured has no right under the policy to appeal a Company claim decision, the insured may, at any time, contest in writing the Company's findings or action with respect to a loan or a claim. In such cases, the Company considers any additional information supplied by the insured. This consideration may lead to further investigation, retraction or confirmation of the initial determination. If the Company concludes that it will reinstate coverage, it advises the insured in writing that it will do so immediately upon receipt of the premium previously returned. Reserves are not adjusted for potential reversals of rescissions or adverse rulings for loans under dispute since such reversals of claim rescissions and denials have historically been immaterial to the reserve estimation process.

There is currently a single instance in which the Company is seeking to recover from an insured for previously paid claims. In its counterclaim in the pending arbitration with Countrywide (Countrywide Fin'l Corp. v. Republic Mortg. Ins. Co., Case No. 72 195 Y 0011510 (AAA). The Countrywide parties are Countrywide Financial Corporation, Countrywide Home Loans, Inc., Bank of America, N.A., in its own capacity and as successor by merger of BAC Home Loan Servicing L.P.), RMIC is seeking to rescind a June 2006 amendment to a mortgage insurance policy that it contends was fraudulently induced by Countrywide. The amendment made coverage for a loan immediately incontestable for borrower misrepresentation. The Company seeks a declaration that the amendment is null and void and to recover the claim amounts totaling at least $26.6 that it paid notwithstanding the existence of borrower misrepresentations that otherwise would have supported a rescission of coverage for those loans. The Company does not anticipate recoveries from previously paid claims in its reserving process until such time as a recovery is deemed probable and the amount can be reasonably estimated.

Incurred Loss Experience

The Company believes that its overall reserving practices have been consistently applied over many years in the interest of reporting reasonably expected ultimate net costs of incurred claims. However, no representation is made nor is any guaranty given that ultimate net claim and related costs will not develop in future years to be greater or lower than currently established reserve estimates.

During 2010's second half, various news accounts cited possible widespread issues pertaining to the loan foreclosure procedures of lending institutions. Basically, these news reports point to faulty documentation of such foreclosure procedures. In the Company's opinion, a delay in the foreclosure proceedings will have the effect of delaying the filing and ultimate payment of claims. It is not anticipated that this will increase the number of delinquent loans that ultimately go to claim but will likely result in distressed loans remaining in the later stage of delinquency until the ultimate foreclosure is resolved.

The percentage of net claims and related settlement expenses incurred as a percentage of premiums and related fee revenues of the Company were as follows:

Years Ended December 31:
2010	153.6%
2011	237.6
Quarters Ended of March 31:
2011	186.7
2012	173.6%

The claim ratios for the periods presented were affected mostly by varying claim payment trends and reserve provisions as well as captive and pool transactions. Claim costs for this year's first quarter were 15.7% lower year-over-year as the continued downward trend in newly reported cases, relatively stable cure rates, and lower paid claims more than offset ongoing declines in claim rescission and denial activity. Old Republic's mortgage guaranty subsidiaries negotiated the termination of various captive reinsurance and pool insurance contracts during 2010. Taken together all of these transactions reduced the incurred claim ratio by 15.0 percentage points for the year ended December 31, 2010. Reserve provisions have been impacted by the levels of reported delinquencies emanating from the downturn in the national economy, widespread stress in housing and mortgage finance markets, and increasing unemployment. Trends in expected and actual claim frequency and severity have been impacted to varying degrees by several factors including, but not limited to, significant declines in home prices which limit a troubled borrower's ability to sell the mortgaged property in an amount sufficient to satisfy the remaining debt obligation, more restrictive mortgage lending standards which limit a borrower's ability to refinance the loan, increases in housing supply relative to recent demand, historically high levels of coverage rescissions and claims denials as a result of material misrepresentation in key underwriting information or non-compliance with prescribed underwriting guidelines, and changes in claim settlement costs.

The latter costs are influenced by the amount of unpaid principal outstanding on delinquent loans as well as the rising expenses of settling claims due to higher investigation costs, legal fees, and accumulated interest expenses.

Certain average claims-related trends are shown below:

	Average Paid Claim Amount (a)		Reported Delinquency Ratio at End of Period		Claims Rescissions and Denials
	Traditional Primary	Bulk	Traditional Primary	Bulk
Years Ended December 31:
2010	$47,954	$58,184	15.55%	24.54%	$748.8
2011	48,254	54,956	14.89	21.90	279.5
Quarters Ended March 31:
2011	47,552	57,626	14.47	25.47	108.4
2012	$46,019	$54,823	14.16%	21.12%	$50.9

(a)	Amounts are in whole dollars.

	Traditional Primary Delinquency Ratios for Top Ten States (b):
	TX	FL	GA	IL	CA	NC	PA	NJ	OH	VA
As of December 31:
2010	9.6%	32.6%	17.3%	19.2%	22.6%	11.9%	11.5%	20.7%	16.0%	11.7%
2011	8.4	32.2	15.4	20.6	17.1	12.2	12.1	23.5	15.4	11.5
As of March 31:
2011	8.3	31.1	15.9	18.5	20.9	11.0	10.7	20.7	14.9	10.9
2012	7.4%	31.9%	13.9%	20.5%	16.4%	11.3%	11.3%	23.6%	14.5%	10.5%

	Bulk Delinquency Ratios for Top Ten States (b):
	TX	FL	GA	IL	CA	AZ	PA	NJ	OH	NY
As of December 31:
2010	15.2%	37.0%	22.3%	28.6%	27.7%	24.6%	20.6%	27.9%	23.2%	23.2%
2011	14.1	34.0	19.5	26.3	21.8	19.7	20.1	28.2	19.1	23.0
As of March 31:
2011	15.2	38.9	24.1	30.2	27.8	25.0	21.0	30.8	23.6	23.5
2012	13.1%	33.1%	18.2%	26.5%	19.8%	16.8%	18.7%	29.2%	18.5%	23.3%

	Total Delinquency Ratios for Top Ten States (includes "other" business) (b):
	TX	FL	GA	IL	CA	NC	PA	NJ	OH	NY
As of December 31:
2010	9.9%	32.1%	17.1%	19.1%	23.2%	10.9%	12.1%	21.5%	16.6%	18.0%
2011	8.8	31.6	15.4	20.5	18.1	11.7	12.7	24.0	15.7	19.0
As of March 31:
2011	8.7	31.4	16.2	18.7	22.2	10.6	11.5	21.9	15.6	17.6
2012	7.8%	31.2%	14.0%	20.8%	17.3%	11.1%	11.9%	24.2%	15.0%	19.5%

(b)	As determined by risk in force as of March 31, 2012, these 10 states represent approximately 50.2%, 58.5%, and 50.4%, of traditional primary, bulk, and total risk in force, respectively.

Reinsurance Programs

To maintain premium production within its capacity and limit maximum losses and risks for which it might become liable under its policies, RFIG may cede a portion or all of its premiums and liabilities on certain classes of insurance, individual policies, or blocks of business to other insurers and reinsurers. Further discussion of the Company's reinsurance programs can be found in the consolidated financial statements included elsewhere in this information statement.

Expenses: Underwriting Acquisition and Other Expenses

The following table sets forth the Company's expense ratios for the periods shown:

Years Ended December 31:
2010	14.4%
2011	23.9
Quarters Ended March 31:
2011	15.1
2012	13.6%

The expense ratios for these periods are reflective of the continued emphasis on operating efficiency which was, however, negated by ongoing reductions in the earned premium base. The full year 2011 expense ratio reflects an accrual of employment severance and similar costs, and the elimination of previously deferred acquisition costs.

Expenses: Total

The composite ratios of the above summarized net claims and underwriting expenses that reflect the sum total of all the factors enumerated above were as follows:

Years Ended December 31:
2010	168.0%
2011	261.5
Quarters Ended March 31:
2011	201.8
2012	187.2%

Expenses: Income Taxes

The effective consolidated income tax rates (credits) were (35.0%) and (35.3%) in the first quarter of 2012 and 2011, respectively. The rates for each period reflect primarily the varying proportions of pretax operating (loss) in combination with fully taxable investment income, realized investment gains or losses, and underwriting and service income, as well as judgments about the recoverability of deferred tax assets.

At present RFIG's taxable income or loss is included in the consolidated tax return of its parent company. Pursuant to an existing tax sharing agreement, RFIG pays to, or recovers taxes from its parent company based on its relative contribution to ORI's consolidated income tax expense or benefit. RFIG's future recoverability of current or deferred income taxes has been dependent on the applicability of both the tax sharing agreement and the reporting of taxable income by the other members of the ORI tax consolidated group.

Following the spin-off, RFIG will no longer be included in Old Republic’s consolidated tax return, and its existing tax sharing agreement with Old Republic will terminate. RFIG will instead file its own consolidated tax return on behalf of itself and its includible subsidiaries. RFIG’s future recoverability of current or deferred income taxes will depend principally on the taxable income of the members of RFIG’s own consolidated tax group.

OTHER INFORMATION

Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as RFIG are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.

Some of the oral or written statements that may be made in RFIG's reports and news and earnings releases, can constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Of necessity, any such forward-looking statements involve assumptions, uncertainties, and risks that may affect RFIG's future performance. Mortgage guaranty results in particular can be affected by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Mortgage guaranty results may also be affected by various risk-sharing arrangements with business producers as well as the risk management and pricing policies of government sponsored enterprises.

A more detailed listing and discussion of the risks and other factors which affect the Company's risk-taking insurance business are described in "Risk Factors" included elsewhere in this information statement.

Any forward-looking statements or commentaries speak only as of their dates. RFIG undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2011 and 2010

($ in Millions, Except Share Data)

OVERVIEW

This management analysis of financial position and results of operations pertains to the consolidated accounts of the Republic Financial Indemnity Group, Inc. and its subsidiaries ("RFIG" or "the Company"). Prior to its mid-March, 2012 name change, the Company operated as the Old Republic Mortgage Guaranty Group, Inc., a wholly-owned subsidiary of Old Republic International Corporation ("Old Republic" or "ORI"). RFIG's insurance subsidiaries are: Republic Mortgage Insurance Company ("RMIC"), Republic Mortgage Insurance Company of North Carolina ("RMICNC"), and Republic Mortgage Company of Florida ("RMICFL").

The consolidated accounts are presented in conformity with the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC") of accounting principles generally accepted in the United States of America ("GAAP"). RFIG utilizes GAAP largely to comply with the financial reporting requirements of the FASB and the Securities and Exchange Commission ("SEC"). From time to time the FASB and the SEC issue various pronouncements most of which require additional financial statement disclosures and provide related application guidance. Of particular relevance to the Company's financial statements are recent disclosure requirements pertaining to uncertainties affecting income tax provisions, and methodologies for establishing the fair value and recording of other-than-temporary impairments of securities. The requisite disclosures and explanations for these matters are covered in the pertinent sections of this Management Analysis and/or footnotes to the Company's consolidated financial statements included elsewhere in this information statement.

As a state regulated financial institution vested with the public interest, however, business of the Company's insurance subsidiaries is managed pursuant to the laws, regulations, and accounting practices of the various states in which they operate. In comparison with GAAP, the statutory accounting practices reflect greater conservatism and comparability among insurers, and are intended to address the primary financial security interests of policyholders and their beneficiaries. Additionally, these practices also affect a significant number of important factors such as product pricing, risk bearing capacity and capital adequacy, determination of Federal income taxes payable currently, and the upstreaming of dividends by insurance subsidiaries to their parent holding company. The major differences between these statutory financial accounting practices and GAAP are summarized in Note 1(a) to the consolidated financial statements included elsewhere in this information statement.

The insurance business is distinguished from most others in that the prices (premiums) charged for various insurance products are set without certainty of the ultimate benefit and claim costs that will emerge or be incurred, often many years after issuance of a policy. This basic fact casts RFIG as a risk-taking enterprise managed for the long run. Management therefore conducts the business with a primary focus on achieving favorable underwriting results over cycles, and on the maintenance of financial soundness in support of the insurance subsidiaries' long-term obligations to insurance beneficiaries. To achieve these objectives, adherence to insurance risk management principles is stressed, and asset diversification and quality are emphasized.

In addition to income arising from RFIG's basic underwriting and related services functions, investment income is earned from invested funds generated by those functions and from shareholder's capital. Investment management aims for stability of income from interest and dividends, protection of capital, and sufficient liquidity to meet insurance underwriting and other obligations as they become payable over time. Securities trading and the realization of capital gains are not objectives. The investment philosophy is therefore best characterized as emphasizing value, credit quality, and relatively long-term holding periods. The Company's ability to hold both fixed maturity and equity securities for long periods of time is in turn enabled by the scheduling of maturities in contemplation of an appropriate matching of assets and liabilities.

In light of the above factors, the Company's affairs are necessarily managed for the long run and without significant regard to the arbitrary strictures of quarterly or even annual reporting periods that American industry must observe. The recessionary conditions which have affected housing finance and related industries such as mortgage guaranty insurance since 2007 have shown this business to be exposed to long-developing catastrophic events. As further discussed in the "Basis of Presentation" footnote to the consolidated financial statements, these recessionary conditions have erased RFIG’s long-term profitability and produced substantial losses. As a result, the Company’s capital funds have been largely depleted. On August 31, 2011, RFIG’s insurance subsidiaries discontinued writing new business in all states and limited themselves to servicing the run-off of existing business. Additionally, RMIC is operating pursuant to a Summary Order issued by the North Carolina Department of Insurance placing it under supervision as of January 19, 2012. These circumstances raise substantial doubt about the Company and its insurance subsidiaries’ ability to continue as going concerns.

This management analysis should be read in conjunction with the consolidated financial statements and the footnotes appended to them included elsewhere in this information statement.

EXECUTIVE SUMMARY

Operating performance for 2011 and 2010 was mostly affected by downtrends in earned premiums and record-high incurred claim costs. Key indicators of year-over-year performance follow:

Years Ended December 31,	2011	2010	% Change
Net premiums earned	$444.9	$498.8	(10.8)%
Net investment income	59.2	84.9	(30.3)
Claim costs	1,057.1	766.2	38.0
Pretax operating income (loss)	(678.1)	(260.8)	(160.0)
Realized investment gains (losses)	84.6	43.4	94.7
Income taxes (credits)	(204.6)	(79.4)	(157.7)
Net income (loss)	$(388.8)	$(137.8)	(182.1)%

Claim ratio	237.6%	153.6%	54.7%
Expense ratio	23.9	14.4	66.0

Composite ratio	261.5%	168.0%	55.7%

Diluted earnings per share:
Net operating income (loss)	$(27.29)	$(10.21)	(167.3)%
Net realized investment gains (losses)	3.38	1.73	95.4

Net income (loss)	$(23.91)	$(8.48)	(182.0)%

The recognition of realized investment gains or losses can be highly discretionary and arbitrary due to such factors as the timing of individual securities sales, recognition of estimated losses from write-downs of impaired securities, tax-planning considerations, and changes in investment management judgments relative to the direction of securities markets or the future prospects of individual investees or industry sectors. Likewise, non-recurring items which may emerge from time to time can distort the comparability of the Company's results from period to period. Accordingly, management uses net operating income, a non-GAAP financial measure, to evaluate and better explain operating performance, and believes its use enhances an understanding of the Company's basic business results. Operating income (loss), however, does not replace net income determined in accordance with GAAP as a measure of total profitability.

During 2010, RFIG's insurance subsidiaries negotiated the terminations of various captive reinsurance and pool insurance contracts. No similarly significant transactions occurred during 2011. From a financial accounting standpoint, premiums obtained with terminations of captive reinsurance agreements are recognized as income when they are received rather than being deferred to future periods when the related claim costs are expected to arise. On the other hand, terminations of pool insurance contracts cause a reduction of incurred claims due to the positive effect of reserves transferred, but negative cash flows ensue. Taken together, these terminations had the following effects on key elements of reported results and operating cash flows for the year ended December 31, 2010.

Increase in net premiums earned	$13.6
Reduction in incurred claim costs	51.8
Increase in pretax operating income (loss)	65.4
Effect on operating cash flows	$(173.2)

Since the advent of the current economic crisis, new production has not added significantly to the Company's inventory of risk in force. Ongoing weakness from the downturn in overall mortgage originations, lower industry-wide penetration of the nation's current mortgage market, and the effects of more selective underwriting guidelines employed since late 2007 have been contributing factors. Together with premium refunds related to claim rescissions and the above-noted termination of pool insurance contracts which effectively ended subsequent periods' premium inflows, these factors led to a continued decline in earned premiums during the periods reported upon. As noted the Company's business was placed in run-off operating mode during the third quarter of 2011, effectively terminating new premium production from that point forward.

Net investment income declined in each of the past two years as a result of a lower invested asset base driven by the aggregate effect of higher claim disbursements, lower premium volume, termination of insured mortgage pools, and a low yield environment for quality securities to which the investment portfolio is directed.

The above-noted impact of captive and pool transactions on premiums and claims notwithstanding, claim costs rose by 29.2 percent in 2011 and declined by 27.9 percent in 2010. While newly reported defaults have generally been in a downtrend, other offsetting factors have led to historically high claim costs. The combination of higher claim payments, and changes in actual and estimated claim rescissions or denials on new and previously reported defaults are most accountable for the variability of claim costs. The following table shows the major components of the resulting claim ratios inclusive of the above-noted effects of captive reinsurance and pool insurance contract terminations.

Years Ended December 31,	2011	2010
Components of incurred claim ratio as a percent of earned premiums:
Paid claims:
Excluding captive and pool transactions	238.3%	190.4%
Captive and pool transactions	(.7)	31.8

Paid claim ratio	237.6	222.2

Claim reserve provisions:
Excluding captive and pool transactions	(.1)	(21.8)
Captive and pool transactions	.1	(46.8)

Claim reserve provision ratio	—	(68.6)

Incurred claim ratio: As reported	237.6%	153.6%

Excluding captive and pool transactions	238.2%	168.6%

2011 expense ratios reflect charges covering employment severance and similar costs, and the elimination of $29.1 in previously deferred acquisition costs no longer deemed recoverable in future run-off periods. The aggregate charges and their effect on 2011 expense ratios amounted to $39.4 and 8.9 percentage points. Additionally, full year 2011 operating results reflect a third quarter $10.7 write-off of the historical goodwill account. For 2010 the expense ratio reflects moderate benefits from expense management.

The Company's flagship insurance carrier, Republic Mortgage Insurance Company ("RMIC"), had been operating pursuant to a waiver of minimum state regulatory capital requirements since late 2009. The waiver expired on August 31, 2011. As a consequence, underwriting of new policies ceased and the existing book of business was placed in run-off operating mode. On January 19, 2012, RMIC received a Summary Order ("Order") from the North Carolina Department of Insurance, immediately placing the Company under administrative supervision. Among other measures, RMIC was directed to reduce claim payments by 50 percent for up to one year's time. The remaining 50 percent is to be recorded as a deferred payment obligation and credited to a temporary statutory surplus account. In these circumstances, the run-off will devolve within constraints of RFIG's year-end 2011 overall capitalization of $191.2 consisting of debt ($175.0) and common equity ($16.2) all of which are held by ORI.

The Company utilizes a standard proprietary model to forecast and evaluate the potential long-term performance of its book of business. Of necessity, the model takes into account actual premium and claim experience of prior periods, as well as a large number of assumptions and judgments about future outcomes that are highly sensitive to a wide range of estimates. Many of these relate to matters which are beyond the Company's control, including: 1) the conflicted interests, as well as the mortgage servicing and foreclosure practices of a large number of insured lending institutions; 2) general economic and industry-specific trends and events; and 3) the evolving or future social and economic policies of the U.S. Government vis-à-vis such critical sectors as the banking, mortgage lending, and housing industries, as well as its policies for resolving the insolvencies and future role of Fannie Mae and Freddie Mac.

These matters notwithstanding, the Company's standard model of forecasted results extending through 2020 continues to reflect ultimate profitability for the book of business. The establishment of a premium deficiency reserve as of December 31, 2011 is therefore unwarranted. Management believes however, that based on the model output, results for years 2012-2013 will more likely than not reflect net losses for one or both of RMIC and RMICNC and for the Company as a whole.

Despite recent years' poor results, RFIG maintains a long-term strategic interest in this important line of insurance. Any re-activation of the business, however, will require recapitalization of the Company, greater clarity about the future roles of Fannie Mae and Freddie Mac or any successor to them, and the necessary establishment of industry-wide risk management disciplines that address the long-term catastrophe exposures of these financial guaranties. At this juncture, there is no indication that these matters will be addressed by the industry or government institutions or that a recapitalization will occur; there is thus no assurance that an economically viable re-activation of RFIG's business will take place.

Cash, Invested Assets, and Shareholder's Equity - The following table reflects RFIG's cash and invested assets as well as shareholder's equity at the dates shown:

As of December 31,	2011	2010	% Change
Cash and invested assets: Fair value basis	$1,682.5	$2,130.4	(21.0)%

Original cost basis	$1,666.1	$2,058.9	(19.1)%

Shareholder's equity	$16.2	$441.1	(96.3)%

Cash flow from operating activities produced deficits of $489.6 and $457.7 for the years ended December 31, 2011 and 2010, respectively, as claim payments exceeded the declining premium base.

The investment portfolio reflects a current allocation of approximately 79 percent to fixed-maturity securities as of year end 2011, while the remaining 21 percent is dedicated to short-term investments. As has been the case for many years, the Company's invested assets are managed in consideration of enterprise-wide risk management objectives. These are intended to assure solid funding of its insurance subsidiaries' long-term obligations to policyholders and to other beneficiaries, and to the necessary long-term stability of capital accounts.

The investment portfolio contains no direct insurance risk-correlated asset exposures to real estate, mortgage-backed securities, collateralized debt obligations ("CDO's"), derivatives, junk bonds, hybrid securities, or illiquid private equity investments. In a similar vein, the Company does not engage in hedging transactions or securities lending transactions, nor does it invest in securities whose values are predicated on non-regulated financial instruments exhibiting amorphous or unfunded counter-party risk attributes.

Substantially all changes in the shareholder's equity account reflect the Company's net loss or changes in market valuations of invested assets during the periods shown.

DETAILED MANAGEMENT ANALYSIS

This section of the Management Analysis of Financial Position and Results of Operations is additive to, and should be read in conjunction with the Executive Summary which precedes it.

CRITICAL ACCOUNTING ESTIMATES

The Company's financial statements incorporate a large number and types of estimates relative to matters which are highly uncertain at the time the estimates are made. The estimation process required of an insurance enterprise is by its very nature highly dynamic inasmuch as it necessitates a continuous evaluation, analysis, and quantification of factual data as it becomes known to the Company. As a result, actual experienced outcomes can differ from the estimates made at any point in time and thus affect future periods' reported revenues, expenses, net income or loss, and financial condition.

RFIG believes that its most critical accounting estimates relate to: a) the determination of other-than-temporary impairments ("OTTI") in the value of fixed maturity and equity investments; b) the valuation of deferred income tax assets; c) the recoverability of reinsured paid and/or outstanding losses; and d) the establishment of reserves for losses and loss adjustment expenses. The major assumptions and methods used in setting these estimates are discussed in the pertinent sections of this Management Analysis and are summarized as follows:

(a) Other-than-temporary impairments in the value of investments:

Management completes a detailed analysis each quarter to assess whether the decline in the value of any investment below its cost basis is deemed other-than-temporary. All securities in an unrealized loss position are reviewed. Absent issuer-specific circumstances that would result in a contrary conclusion, any equity security with any unrealized investment loss amounting to a 20% or greater decline for a six month period is considered OTTI. The decline in value of a security so considered is included in the determination of net income, and a new cost basis is established for financial reporting purposes. No significant OTTI charges were incurred in either 2011 or 2010.

(b) The valuation of deferred income tax assets

The asset and liability method of calculating deferred income taxes is utilized. This method results in the establishment of deferred tax assets and liabilities, calculated at currently enacted tax rates that are applicable to the cumulative temporary differences between financial statement and tax bases of assets and liabilities. Deferred income tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some, or all, of the deferred tax assets will not be realized. At December 31, 2011 and 2010, the net deferred tax asset (liability) was $36.1 and $(67.7), respectively. No valuation allowance against deferred tax assets was recorded at each corresponding year end. In valuing the deferred tax assets, the Company considered certain factors including primarily the scheduled reversals of certain deferred tax liabilities, the impact of available carry back and carry forward periods, estimates of future taxable income, the applicability of the tax sharing agreement, and management's ability to exercise prudent and feasible tax planning strategies. A change in any of these estimates could result in the need to record a valuation allowance through a charge to earnings, and the spin-off could affect the estimates. See Note 1(j) of the Notes to Consolidated Financial Statements for further discussion of the Company's consolidated income tax balances.

(c) The recoverability of reinsured paid and/or outstanding losses

The reinsured portion of gross paid losses and claim reserves are established as assets at the same time as the gross losses are paid or recorded as reserves. Accordingly, these assets are subject to the same estimation processes and valuations as the related gross amounts discussed at (d) below. As of year end 2011 and 2010, paid and outstanding reinsurance recoverable balances amounted to 5.1% and 7.9%, respectively, of the related gross reserves.

(d) The reserves for losses and loss adjustment expenses

As discussed in pertinent sections of this management analysis, the reserves for losses and related loss adjustment expenses are based on a wide variety of factors and calculations. For the most recent calendar year, prior accident years' consolidated claim costs developed unfavorably while the preceding year developed favorably. This development had the consequent effect of (increasing) or reducing consolidated annual loss costs. As a percentage of each year's consolidated earned premiums, the (unfavorable) favorable developments amounted to -61.4% in 2011 and 3.0% in 2010. Most of the variances in prior years' positive or negative claim developments have been due to a highly volatile claim environment as discussed further under Results of Operations Expenses: Claims.

In all the above regards, it is anticipated that future periods' financial statements will continue to reflect changes in estimates. As in the past, such changes will result from altered circumstances, the continuum of newly emerging information and its effect on past assumptions and judgments, the effects of securities markets valuations, and changes in inflation rates and future economic conditions beyond the Company's control. As a result, RFIG cannot predict, quantify, or guaranty the likely impact that probable changes in estimates will have on its future financial condition or results of operations.

FINANCIAL POSITION

The Company's financial position at December 31, 2011 reflected decreases in assets, liabilities, and common shareholder's equity of 20.1%, 4.1%, and 96.3%, respectively when compared to the immediately preceding year-end. Cash and invested assets represented 83.0% and 83.9% of consolidated assets as of December 31, 2011 and 2010, respectively. As of December 31, 2011, the cash and invested asset base declined by 21.0% to $1,682.5.

Investments - During 2011 and 2010, the majority of investable funds was committed to short to intermediate-term fixed maturity securities. At both December 31, 2011 and 2010, all of the Company's investments consisted of marketable securities. RFIG continues to adhere to its long-term policy of investing primarily in investment grade, marketable securities. The portfolio contains no direct insurance risk-correlated asset exposures to real estate, mortgage-backed securities, collateralized debt obligations ("CDO's"), derivatives, junk bonds, hybrid securities, or illiquid private equity investments. In a similar vein, the Company does not engage in hedging transactions or securities lending operations, nor does it invest in securities whose values are predicated on non-regulated financial instruments exhibiting amorphous or unfunded counter-party risk attributes. The Company does not have any exposure to European sovereign debt instruments. At December 31, 2011, RFIG had no fixed maturity investments in default as to principal and/or interest.

Relatively high short-term maturity investment positions continued to be maintained as of December 31, 2011. Such positions reflect a large variety of seasonal and intermediate-term factors including current operating needs, expected operating cash flows, quarter-end cash flow seasonality, and investment strategy considerations. Accordingly, the future level of short-term investments will vary and respond to the interplay of these factors and may, as a result, increase or decrease from current levels.

RFIG does not own or utilize derivative financial instruments for the purpose of hedging, enhancing the overall return of its investment portfolio, or reducing the cost of its debt obligations. With regard to its equity portfolio, the Company does not own any options nor does it engage in any type of option writing. Traditional investment management tools and techniques are employed to address the yield and valuation exposures of the invested assets base. The long-term fixed maturity investment portfolio is managed so as to limit various risks inherent in the bond market. Credit risk is addressed through asset diversification and the purchase of investment grade securities. Reinvestment rate risk is reduced by concentrating on non-callable issues, and by taking asset-liability matching considerations into account. Purchases of mortgage and asset backed securities, which have variable principal prepayment options, are generally avoided. Market value risk is limited through the purchase of bonds of intermediate maturity. The combination of these investment management practices is expected to produce a more stable long-term fixed maturity investment portfolio that is not subject to extreme interest rate sensitivity and principal deterioration.

The fair value of the long-term fixed maturity investment portfolio is sensitive to fluctuations in interest rates, but not materially affected by changes in anticipated cash flows caused by any prepayments. The impact of interest rate movements on the long-term fixed maturity investment portfolio generally affects net unrealized gains or losses. As a general rule, rising interest rates enhance currently available yields but typically lead to a reduction in the fair value of existing fixed maturity investments. By contrast, a decline in such rates reduces currently available yields but usually serves to increase the fair value of the existing fixed maturity investment portfolio. All such changes in fair value are reflected, net of deferred income taxes, directly in the shareholder's equity account, and as a separate component of the statement of comprehensive income. Given management's inability to forecast or control the movement of interest rates, the maturity spectrum of the fixed maturity securities portfolio is set within parameters of estimated liability payouts, and the overall portfolio is focused on high quality investments. By so doing, RFIG believes it is reasonably assured of its ability to hold securities to maturity as it may deem necessary in changing environments, and of ultimately recovering their aggregate cost. This conceptual framework of RFIG's investment policy therefore makes the GAAP balance sheet fair valuation of its fixed maturity investment portfolio less relevant to the long-term liquidity management of the Company. (See Contractual Obligations below.)

Possible future declines in fair values for RFIG's bond and stock portfolios would negatively affect the common shareholder's equity account at any point in time, but would not necessarily result in the recognition of realized investment losses. The Company reviews the status and fair value changes of each of its investments on at least a quarterly basis during the year, and estimates of other-than-temporary impairments in the portfolio's value are evaluated and established at each quarterly balance sheet date. In reviewing investments for other-than-temporary impairment, the Company, in addition to a security's market price history, considers the totality of such factors as the issuer's operating results, financial condition and liquidity, its ability to access capital markets, credit rating trends, most current audit opinion, industry and securities markets conditions, and analyst expectations to reach its conclusions. Sudden fair value declines caused by such adverse developments as newly emerged or imminent bankruptcy filings, issuer default on significant obligations, or reports of financial accounting developments that bring into question the validity of previously reported earnings or financial condition, are recognized as realized losses as soon as credible publicly available information emerges to confirm such developments. Absent issuer-specific circumstances that would result in a contrary conclusion, any equity security with an unrealized investment loss amounting to a 20% or greater decline for a six month period is considered other-than-temporarily-impaired. In the event the Company's estimate of other-than-temporary impairments is insufficient at any point in time, future periods' net income (loss) would be affected adversely by the recognition of additional realized or impairment losses, but its financial condition would not necessarily be affected adversely inasmuch as such losses, or a portion of them, could have been recognized previously as unrealized losses.

The following tables show certain information relating to the Company's fixed maturity and equity portfolios as of the dates shown:

Credit Quality Ratings of Fixed Maturity Securities (a)

	December 31,
	2011	2010
Aaa	17.7%	26.8%
Aa	8.9	14.5
A	42.6	29.8
Baa	30.5	28.3

Total investment grade	99.7	99.4
All other (b)	.3	.6

Total	100.0%	100.0%

(a)	Credit quality ratings used are those assigned primarily by Moody's for U.S. Governments, Agencies and Corporate issuers and by Standard & Poor's ("S&P") for U.S. and Canadian Municipal issuers, which are converted to equivalent Moody's ratings classifications.
(b)	"All other" includes non-investment grade or non-rated issuers.

Gross Unrealized Losses Stratified by Industry Concentration for Non-Investment Grade Fixed Maturity Securities

	December 31, 2011
	Amortized Cost		Gross Unrealized Losses
Fixed Maturity Securities by Industry Concentration:
Basic Industry	$2.0		$.1
Industrial	1.1		—

Total	$3.2	(c)	$.1

(c)	Represents .2% of the total fixed maturity securities portfolio.

Gross Unrealized Losses Stratified by Industry Concentration for Investment Grade Fixed Maturity Securities

	December 31, 2011
	Amortized Cost		Gross Unrealized Losses
Fixed Maturity Securities by Industry Concentration:
Health Care	$28.0		$.4
Technology	35.0		.4
Banking	12.3		.3
Consumer Non-durables	23.3		.2
Other (includes 11 industry groups)	156.9		1.3

Total	$255.7	(d)	$2.8

(d)	Represents 19.7% of the total fixed maturity securities portfolio.

Gross Unrealized Losses Stratified by Maturity Ranges for All Fixed Maturity Securities

	December 31, 2011
	Amortized Cost of Fixed Maturity Securities		Gross Unrealized Losses
	All	Non- Investment Grade Only	All	Non- Investment Grade Only
Maturity Ranges:
Due in one year or less	$15.9	$—	$—	$—
Due after one year through five years	50.9	1.1	.3	—
Due after five years through ten years	179.1	2.0	2.4	.1
Due after ten years	12.8	—	.1	—

Total	$258.9	$3.2	$3.0	$.1

Gross Unrealized Losses Stratified by Duration and Amount of Unrealized Losses

	December 31, 2011
	Amount of Gross Unrealized Losses
	Less than 20% of Cost	20% to 50% of Cost	More than 50% of Cost	Total Gross Unrealized Loss
Number of Months in Loss Position:
Fixed Maturity Securities:
One to six months	$2.9	$—	$—	$2.9
Seven to twelve months	—	—	—	—
More than twelve months	—	—	—	—

Total	$3.0	$—	$—	$3.0

Number of Issues in Loss Position:
Fixed Maturity Securities:
One to six months	87	—	—	87
Seven to twelve months	1	—	—	1
More than twelve months	—	—	—	—

Total	88	—	—	88	(e)

(e)	At December 31, 2011 the number of fixed maturity securities issues in an unrealized loss position represents 17.9% as to the total number of such issues held.

The aging of issues with unrealized losses employs balance sheet date fair value comparisons with an issue's original cost net of other-than-temporary impairment adjustments. The percentage reduction from such adjusted cost reflects the decline as of a specific point in time (December 31, 2011 in the above table) and, accordingly, is not indicative of a security's value having been consistently below its cost at the percentages shown nor throughout the periods shown.

Age Distribution of Fixed Maturity Securities

	December 31,
	2011	2010
Maturity Ranges:
Due in one year or less	20.4%	17.7%
Due after one year through five years	31.2	55.4
Due after five years through ten years	46.1	25.7
Due after ten years through fifteen years	2.1	1.2
Due after fifteen years	.2	—

Total	100.0%	100.0%

Average Maturity in Years	5.2	3.6

Duration (f)	4.5	3.1

(f)	Duration is used as a measure of bond price sensitivity to interest rate changes. A duration of 4.5 as of December 31, 2011 implies that a 100 basis point parallel increase in interest rates from current levels would result in a possible decline in the fair value of the long-term fixed maturity investment portfolio of approximately 4.5%.

Composition of Unrealized Gains (Losses)

	December 31,
	2011	2010
Fixed Maturity Securities:
Amortized cost	$1,297.9	$1,625.5
Estimated fair value	1,314.3	1,695.5

Gross unrealized gains	19.4	72.0
Gross unrealized losses	(3.0)	(2.0)

Net unrealized gains (losses)	$16.4	$69.9

Equity Securities:
Original cost	$—	$22.5
Adjusted cost(*)	—	22.4
Estimated fair value	—	24.4

Gross unrealized gains	—	2.1
Gross unrealized losses	—	.1

Net unrealized gains (losses)	$—	$1.9

(*) net of OTTI adjustments

Other Assets - Among other major assets, substantially all of the Company's receivables are not past due. Reinsurance recoverable balances on paid or estimated unpaid losses are deemed recoverable from solvent reinsurers, or are collateralized by equivalently valued cash and investments, or have otherwise been reduced by allowances for estimated amounts unrecoverable.

Liquidity - The RFIG, parent holding company meets its liquidity needs principally through dividends paid by its subsidiaries and the limited cash resources accumulated and retained over time. The insurance subsidiaries' ability to pay cash dividends to the parent company is generally restricted by law or subject to approval of the insurance regulatory authorities of the states in which they are domiciled. In light of the subsidiaries' net losses and gradually depleting capital resources during the past five years, no dividends have been paid to the parent company. At December 31, 2011, RFIG, together with a non-regulated service subsidiary, had $14.2 in readily available liquidity. Given its limited liquidity resources, it is unlikely that RFIG will be able to meet its contractual debt obligations for the foreseeable future, if ever.

Capitalization - RFIG's total capitalization of $191.2 at December 31, 2011 consisted of common shareholder's equity of $16.2, and long-term debt of $175.0 due to ORI. Changes in the common shareholder's equity account reflect primarily net losses incurred and net unrealized securities gains or losses for the periods reported upon.

Under state insurance regulations, the Company's three insurance subsidiaries are required to operate at a maximum risk to capital ratio of 25:1 or otherwise hold minimum amounts of capital based on specified formulas. RFIG's flagship insurance carrier had been operating pursuant to a waiver of minimum state regulatory capital requirements since late 2009. This waiver expired on August 31, 2011. As a result, the Company's insurance subsidiaries discontinued writing new business in all states and limited themselves to servicing the run-off of their existing businesses.

Contractual Obligations - The following table shows certain information relating to contractual obligations as of December 31, 2011:

	Payments Due in the Following Years
	Total	2012	2013 and 2014	2015 and 2016	2017 and After
Contractual Obligations:
Debt	$175.0	$—	$—	$—	$175.0
Interest on debt	227.5	8.3	16.6	16.6	185.9
Operating leases	17.9	2.0	3.1	2.8	9.8
Estimated timing of gross payments on claim & claim expense reserves (a)	1,699.4	943.6	646.5	85.5	23.7

Total	$2,119.8	$953.9	$666.3	$104.9	$394.4

(a)	Amounts are reported gross of reinsurance. As discussed herein with respect to the nature of loss reserves and the estimating process utilized in their establishment, claim and claims expense reserves do not have a contractual maturity date. Estimated gross loss payments stratified in the above table are based primarily on historical claim payment patterns, are subject to change due to a wide variety of factors, do not reflect anticipated recoveries under the terms of reinsurance contracts, and cannot be predicted with certainty. Actual future loss payments may differ materially as to amount and timing from the estimates shown in the above table.

RESULTS OF OPERATIONS

Revenues: Premiums & Fees

Premium revenues stem primarily from monthly installments paid on long-duration, guaranteed renewable insurance policies. Substantially all such premiums are written and earned in the month coverage is effective. With respect to relatively few annual or single premium policies, earned premiums are largely recognized on a pro-rata basis over the terms of the policies. Revenue recognition for insured loans, however, is not appropriately or necessarily matched to the risk exposure and the consequent recognition of both normal and catastrophic loss occurrences.

Earned premiums continued to decline during 2011 due to lower volumes of new insurance written, a continuation of elevated premium refund levels related to claim rescissions, the termination of certain pool insurance contracts in 2010, and the discontinuance of new insurance production since the business was placed in run-off effective August 31, 2011. Declining premium revenue trends for the past two years have been mitigated somewhat by greater business persistency levels for business produced in prior years, and by a continuing decline in premiums ceded to lender-owned (captive) reinsurance companies. Moreover, with the advent of the current economic crisis, new mortgage guaranty production has not added significantly to the Company's net risk in force base. Ongoing weakness from the downturn in overall mortgage originations, lower industry-wide penetration of the nation's current mortgage market, the effects of more selective underwriting guidelines employed since late 2007, and premium refunds related to claim rescissions have also been contributing factors to these downward trends. Additionally, during 2010 and 2009, RFIG negotiated the terminations of various captive reinsurance and pool insurance contracts. From a financial accounting standpoint, premiums obtained upon terminations of captive reinsurance agreements are recognized as income when they are received rather than being deferred to future periods when the related claim costs are expected to arise. On the other hand terminations of pool insurance contracts cause a reduction of incurred claims due to the positive effect of reserves transferred, stem future periods' premium inflows, and lead to negative cash flows. Net premiums earned in 2010 were enhanced by $13.6 as a result of these transactions. No similarly significant transactions occurred during 2011.

The following tables provide information on production and related risk exposure trends:

Mortgage Guaranty Production by Type
New Insurance Written:	Traditional Primary	Bulk	Other	Total
Years Ended December 31:
2010	$3,990.2	$—	$—	$3,990.2
2011	$2,099.8	$—	$—	$2,099.8

New Risk Written by Type:	Traditional Primary	Bulk	Other	Total
Years Ended December 31:
2010	$930.0	$—	$—	$930.0
2011	$511.0	$—	$—	$511.0

	Earned Premiums		Persistency
Premium and Persistency Trends by Type:	Direct	Net	Traditional Primary	Bulk
Years Ended December 31:
2010	$529.5	$498.8	82.1%	88.0%
2011	$468.1	$444.9	83.2%	85.3%

While there is no consensus in the marketplace as to the precise definition of "sub-prime", RFIG generally views loans with credit (FICO) scores less than 620, loans underwritten with reduced levels of documentation and loans with loan to value ratios in excess of 95% as having a higher risk of default. Risk in force concentrations by these attributes are disclosed in the following tables for both traditional primary and bulk production. Premium rates for loans exhibiting greater risk attributes are typically higher in anticipation of potentially greater defaults and claim costs. Additionally, bulk insurance policies, which represent 6.5% of total net risk in force as of year end 2011, are frequently subject to deductibles and aggregate stop losses which serve to limit the overall risk on a pool of insured loans. As the decline in the housing markets has accelerated and mortgage lending standards have tightened, rising defaults and the attendant increases in reserves and paid claims on higher risk loans have become more significant drivers of increased claim costs.

Net Risk in Force
Net Risk in Force By Type:	Traditional Primary	Bulk	Other	Total
As of December 31:
2010	$16,557.4	$1,187.0	$256.1	$18,000.6
2011	$14,476.9	$1,017.7	$176.3	$15,671.0

Analysis of Risk in Force
Risk in Force Distribution By FICO Scores:	FICO less than 620	FICO 620 to 680	FICO Greater than 680	Unscored/ Unavailable
Traditional Primary:
As of December 31:
2010	6.4%	27.5%	64.7%	1.4%
2011	6.2%	26.8%	65.7%	1.3%

Bulk(a):
As of December 31:
2010	23.2%	32.1%	44.6%	.1%
2011	24.0%	32.2%	43.7%	.1%

Risk in Force Distribution By Loan to Value ("LTV") Ratio:	LTV 85.0 and below	LTV 85.01 to 90.0	LTV 90.01 to 95.0	LTV Greater than 95.0
Traditional Primary(b):
As of December 31:
2010	5.3%	37.0%	31.9%	25.8%
2011	5.1%	36.2%	32.9%	25.8%

Bulk(a):
As of December 31:
2010	57.7%	22.8%	9.6%	9.9%
2011	57.1%	22.9%	9.8%	10.2%

(a)	Bulk pool risk in-force, which represented 31.0% of total bulk risk in-force at December 31, 2011, has been allocated pro-rata based on insurance in-force.
(b)	The LTV distribution reflects base LTV ratios which are determined prior to the impact of single premiums financed and paid at the time of loan origination.

Risk in Force Distribution By Top Ten States:

	Traditional Primary
	TX	FL	GA	IL	CA	NC	PA	OH	NJ	VA
As of December 31:
2010	8.7%	7.5%	5.2%	5.0%	5.1%	4.7%	4.2%	3.3%	3.1%	2.9%
2011	8.8%	7.5%	5.2%	5.0%	5.0%	4.8%	4.3%	3.3%	3.3%	3.0%

	Bulk (a)
	TX	FL	GA	IL	CA	AZ	PA	OH	NJ	NY
As of December 31:
2010	5.3%	9.9%	4.3%	4.0%	15.8%	3.5%	3.1%	3.9%	3.3%	6.0%
2011	5.4%	9.9%	4.3%	4.0%	14.9%	3.2%	3.1%	3.9%	3.5%	6.5%

Risk in Force Distribution By Level of Documentation:	Full Documentation	Reduced Documentation
Traditional Primary:
As of December 31:
2010	92.4%	7.6%
2011	92.8%	7.2%

Bulk (a):
As of December 31:
2010	57.7%	42.3%
2011	58.4%	41.6%

Risk in Force Distribution By Loan Type:	Fixed Rate & ARMs with Resets >=5 Years	ARMs with Resets <5 years
Traditional Primary:
As of December 31:
2010	96.8%	3.2%
2011	97.0%	3.0%

Bulk (a):
As of December 31:
2010	69.6%	30.4%
2011	71.0%	29.0%

(a)	Bulk pool risk in-force, which represented 31.0% of total bulk risk in-force at December 31, 2011, has been allocated pro-rata based on insurance in-force.

Revenues: Net Investment Income

Net investment income declined by 30.3% and 7.6% in 2011 and 2010, respectively. This revenue source is affected by changes in the invested asset base which are mainly driven by operating cash flows, by a concentration of investable assets in interest-bearing securities, and by changes in market rates of return. Yield trends reflect the relatively short maturity of RFIG's fixed maturity securities portfolio as well as continuation of a relatively low yield environment during the past several years.

The following tables reflect the invested asset base as of the indicated dates, and the investment income earned and resulting yields on such assets. Since the Company can exercise little control over fair values, yields are evaluated on the basis of investment income earned in relation to the cost of the underlying invested assets, though yields based on the fair values of such assets are also shown in the statistics below.

	Invested Assets at Adjusted Cost	Fair Value Adjust- ment	Invested Assets at Fair Value
As of December 31:
2010	$2,039.2	$71.9	$2,111.1
2011	$1,654.0	$16.3	$1,670.3

	Net Investment Income	Yield at
		Original Cost	Fair Value
Years Ended
December 31:
2010	$84.9	3.77%	3.65%
2011	$59.2	3.21%	3.13%

Revenues: Net Realized Gains (Losses)

The Company's investment policies are not designed to maximize or emphasize the realization of investment gains. Rather, these policies aim for a stable source of income from fixed maturity securities, protection of capital, and the providing of sufficient liquidity to meet insurance underwriting and other obligations as they become payable in the future. Dispositions of fixed maturity securities generally arise from scheduled maturities and early calls. In 2011 and 2010: 25.8% and 33.4%, respectively, of all such dispositions resulted from these types of occurrences.

Dispositions of securities at a realized gain or loss reflect such factors as ongoing assessments of issuers' business prospects, rotation among industry sectors, changes in credit quality, and tax planning considerations. Additionally, the amount of net realized gains and losses registered in any one accounting period are affected by the aforementioned assessments of securities' values for other-than-temporary impairment. As a result of the interaction of all these factors and considerations, net realized investment gains or losses can vary significantly from period-to-period, and, in the Company's view, are not indicative of any particular trend or result in the basics of its insurance business. The following table reflects the composition of net realized gains or losses for the periods shown.

	Realized Gains (Losses) on Disposition of Securities			Impairment Losses on Securities			Net realized gains (losses)
	Fixed maturity securities	Equity securities	Total	Fixed maturity securities	Equity securities	Total
Years Ended
December 31:
2010	$42.8	$.6	$43.4	$—	$—	$—	$43.4
2011	$80.9	$3.6	$84.6	$—	$—	$—	$84.6

Expenses: Claims

The Company records the claims and related settlement costs that have been incurred during each accounting period. Total claim costs are affected by the amount of paid claims and the adequacy of reserve estimates established for current and prior years' claim occurrences at each balance sheet date. The following table shows a breakdown of gross and net of reinsurance claim reserve estimates as of December 31, 2011 and 2010:

	Claim and Loss Adjustment Expense Reserves
	December 31,
	2011		2010
	Gross	Net	Gross	Net
Claim reserves	$1,690.5	$1,613.9	$1,729.7	$1,614.0
Unallocated loss adjustment expense reserves	8.8	8.8	9.0	9.0

Total claim and loss adjustment expense reserves	$1,699.4	$1,622.8	$1,738.7	$1,623.0

The Company's reserve for loss and loss adjustment expenses represents the accumulation of estimates of ultimate losses, including incurred but not reported losses and loss adjustment expenses. The establishment of claim reserves by the Company's insurance subsidiaries is a reasonably complex and dynamic process influenced by a large variety of factors as further discussed below. Consequently, reserves established are a reflection of the opinions of a number of persons, of the application and interpretation of historical precedent and trends, of expectations as to future developments, and of management's judgment in interpreting all such factors. At any point in time, the Company is exposed to possibly higher or lower than anticipated claim costs; the resulting changes in estimates are recorded in operations of the periods during which they are made. Increases to prior reserve estimates are often referred to as unfavorable development whereas any changes that decrease previous estimates of ultimate liability are referred to as favorable development.

Overview of Loss Reserving Process

Mortgage guaranty insurance reserves for unpaid claims and claim adjustment expenses are recognized only upon an instance of default, which is defined as an insured mortgage loan for which two or more consecutive monthly payments have been missed. Loss reserves are based on statistical calculations that take into account the number of reported insured mortgage loan defaults as of each balance sheet date, as well as experience-based estimates of loan defaults that have occurred but have not as yet been reported. Further, the loss reserve estimating process takes into account a large number of variables, including trends in claim severity, potential salvage recoveries, expected cure rates for reported loan delinquencies at various stages of default, the level of coverage rescissions and claims denials due to material misrepresentation in key underwriting information or non-compliance with prescribed underwriting guidelines, and management judgments relative to future employment levels, housing market activity, and mortgage loan interest costs, demand, and extensions.

The Company has the legal right to rescind mortgage insurance coverage unilaterally as expressly stated in its policies. Moreover, two federal courts that have recently considered that policy wording have each affirmed that right (See First Tennessee Bank N.A. v. Republic Mortg. Ins. Co., Case No. 2:10-cv-02513-JPM-cgc (W.D. Tenn., Feb. 25, 2011) and JPMorgan Chase Bank N.A. v. Republic Mortg. Ins. Co., Civil Action No. 10-06141 (SRC) (D. NJ, May 4, 2011), with each decision citing supporting state law legal precedent). RMIC's mortgage insurance policy provides that the insured represents that all statements made and information provided to it in an application for coverage for a loan, without regard to who made the statements or provided the information, have been made and presented for and on behalf of the insured; and that such statements and information are neither false nor misleading in any material respect, nor omit any fact necessary to make such statements and information not false or misleading in any material respect. According to the policy, if any of those representations are materially false or misleading with respect to a loan, the Company has the right to cancel or rescind coverage for that loan retroactively to commencement of the coverage. Whenever the Company determines that an application contains a material misrepresentation, it either advises the insured in writing of its findings prior to rescinding coverage or exercises its unilateral right to rescind coverage for that loan, stating the reasons for that action in writing and returning the applicable premium. The rescission of coverage in instances of materially faulty representations or warranties provided in applications for insurance is a necessary and prevailing practice throughout the insurance industry. In the case of mortgage guaranty insurance, rescissions have occurred regularly over the years but have been generally immaterial. Since 2008, however, the Company has experienced a much greater incidence of rescissions due to increased levels of observed fraud and misrepresentations in insurance applications pertaining to business underwritten between 2004 and the first half of 2008 in particular. As a result, the Company has incorporated certain assumptions regarding the expected levels of coverage rescissions and claim denials in its reserving methodology since 2008. Such estimates, which are evaluated at each balance sheet date, take into account observed trends in rescission and denial rates. The table below shows the estimated effects of coverage rescissions and claim denials on loss reserves and paid and incurred losses.

	2011	2010
Estimated reduction in beginning reserve	$710.3	$1,712.2
Incurred claims and claim adjustment expenses reduced
(increased) by changes in estimated rescissions:
Current year	223.1	394.1
Prior year	(340.8)	(215.7)

Sub-total	(117.6)	178.3
Estimated rescission reduction in paid claims	(279.5)	(1,180.3)

Estimated reduction in ending reserve	$313.2	$710.3

As above-noted, the estimated reduction in ending loss reserves reflects, in large measure, a variety of judgments relative to the level of expected coverage rescissions and claim denials on loans that are in default as of each balance sheet date. The provision for insured events of the current year resulted from actual and anticipated rescissions and claim denials attributable to newly reported delinquencies in each respective year. The provision for insured events of prior years resulted from actual rescission and claim denial activity or revisions in assumptions regarding expected rescission or claim denial rates on outstanding prior year delinquencies. The trends for 2010 and 2011 reflect a continuing reduction in the level of actual and anticipated rescission and claim denial rates on total outstanding delinquencies. Claims not paid by virtue of rescission or denial represent the Company's estimated contractual risk, before consideration of the impacts of any reinsurance and deductibles or aggregate loss limits, on cases that are settled by the issuance of a rescission or denial notification. 2010 rescissions include $431.4 related to certain pool insurance contracts which were terminated during that year. Variances between the estimated rescission and actual claim denial rates are reflected in the periods during which they occur.

Although the insured has no right under the policy to appeal a Company claim decision, the insured may, at any time, contest in writing the Company's findings or action with respect to a loan or a claim. In such cases, the Company considers any additional information supplied by the insured. This consideration may lead to further investigation, retraction or confirmation of the initial determination. If the Company concludes that it will reinstate coverage, it advises the insured in writing that it will do so immediately upon receipt of the premium previously returned. Reserves are not adjusted for potential reversals of rescissions or adverse rulings for loans under dispute since such reversals of claim rescissions and denials have historically been immaterial to the reserve estimation process.

There is currently a single instance in which the Company is seeking to recover from an insured for previously paid claims. In its counterclaim in the pending arbitration with Countrywide (Countrywide Fin'l Corp. v. Republic Mortg. Ins. Co., Case No. 72 195 Y 0011510 (AAA). The Countrywide parties are Countrywide Financial Corporation, Countrywide Home Loans, Inc., Bank of America, N.A., in its own capacity and as successor by merger of BAC Home Loan Servicing L.P.), RMIC is seeking to rescind a June 2006 amendment to a mortgage insurance policy that it contends was fraudulently induced by Countrywide. The amendment made coverage for a loan immediately incontestable for borrower misrepresentation. The Company seeks a declaration that the amendment is null and void and to recover the claim amounts totaling at least $26.6 that it paid notwithstanding the existence of borrower misrepresentations that otherwise would have supported a rescission of coverage for those loans. The Company does not anticipate recoveries from previously paid claims in its reserving process until such time as a recovery is deemed probable and the amount can be reasonably estimated.

The Company believes that its overall reserving practices have been consistently applied over many years in the interest of reporting reasonably expected ultimate net costs of incurred claims. However, no representation is made nor is any guaranty given that ultimate net claim and related costs will not develop in future years to be greater or lower than currently established reserve estimates. The following table shows an analysis of changes in aggregate reserves for the Company's losses, claims and settlement expenses for each of the years shown:

	Years Ended December 31,
	2011	2010
Gross reserves at beginning of year	$1,738.7	$2,228.4
Less: reinsurance losses recoverable	115.7	262.9

Net reserves at beginning of year	1,623.0	1,965.4

Incurred claims and claim adjustment expenses:
Provisions for insured events of the current year (a)	783.9	781.4
Change in provision for insured events of prior years (a)	273.2	(15.2)

Total incurred claims and claim adjustment expenses (a)	1,057.1	766.2

Payments:
Claims and claim adjustment expenses attributable to insured events of the current year	59.8	52.3
Claims and claim adjustment expenses attributable to insured events of prior years	997.6	1,056.1

Total payments (b)	1,057.4	1,108.5

Amount of reserves for unpaid claims and claim adjustment expenses at the end of each year, net of reinsurance losses recoverable (c)	1,622.8	1,623.0
Reinsurance losses recoverable	76.6	115.7

Gross reserves at end of year	$1,699.4	$1,738.7

(a)	In common with all other insurance lines, mortgage guaranty paid and incurred claim and claim adjustment expenses include only those costs actually or expected to be paid by the Company. Changes in mortgage guaranty aggregate case, IBNR, and loss adjustment expense reserves entering into the determination of incurred claim costs take into account, among a large number of variables, claim cost reductions for anticipated coverage rescissions and claim denials. As a result, the provision for insured events of the current year was reduced by an estimated $223.1 and $394.1, for 2011 and 2010, respectively. The provision for insured events of prior years in 2011 and 2010 was increased by an estimated $340.8 and $215.7, respectively. These changes were offset to varying degrees by: 1) differences between actual claim settlements relative to expected experience, and 2) by subsequent revisions to assumptions relating to claim frequency, severity, and the levels of associated claim settlement costs driven by consideration of underlying trends and expectations.
(b)	Rescissions reduced the Company's paid losses by an estimated $279.5 and $1,180.3 for 2011 and 2010, respectively. 2010 paid losses include $431.4 related to certain pool insurance contracts which were terminated during the year.
(c)	Year-end net IBNR reserves included in loss and loss expense reserves amount to $63.6 and $46.2 as of December 31, 2011 and 2010, respectively.

During 2010's second half, various news accounts cited possible widespread issues pertaining to the loan foreclosure procedures of lending institutions. Basically, these news reports point to faulty documentation of such foreclosure procedures. In the Company's opinion, a delay in the foreclosure proceedings will have the effect of delaying the filing and ultimate payment of claims. It is not anticipated that this will increase the number of delinquent loans that ultimately go to claim but will likely result in distressed loans remaining in the later stage of delinquency until the ultimate foreclosure is resolved.

For the two most recent calendar years, the table shows that the one-year development of reserves at the beginning of each year produced an unfavorable development in 2011 and a favorable development in 2010. The unfavorable development in 2011 increased that year's loss ratio by 61.4 percentage points.

The components of claims and related settlement expenses as a percentage of premiums earned are shown in the following table:

Years Ended December 31:	2011	2010
Provision for insured events of the current year	176.2%	156.6%
Change in provision for insured events of prior years	61.4	(3.0)

Consolidated benefits and claim ratio	237.6%	153.6%

The claim ratios for the years presented were affected mostly by varying claim payment trends and reserve provisions as well as captive and pool transactions. As indicated in the preceding Executive Summary, RFIG's subsidiaries negotiated the termination of various captive reinsurance and pool insurance contracts during 2010. Taken together all of these transactions reduced the incurred claim ratio by 15.0 percentage points for the year ended December 31, 2010. Reserve provisions entering into the determination of incurred losses have been impacted by the levels of reported delinquencies emanating from the downturn in the national economy, widespread stress in housing and mortgage finance markets, and higher unemployment levels. Trends in expected and actual claim frequency and severity have been impacted to varying degrees by several factors including, but not limited to, significant declines in home prices which limit a troubled borrower's ability to sell the mortgaged property in an amount sufficient to satisfy the remaining debt obligation, more restrictive mortgage lending standards which limit a borrower's ability to refinance the loan, increases in housing supply relative to recent demand, historically high levels of coverage rescissions and claims denials as a result of material misrepresentation in key underwriting information or non-compliance with prescribed underwriting guidelines, and changes in claim settlement costs. The latter costs are influenced by the amount of unpaid principal outstanding on delinquent loans as well as the rising expenses of settling claims due to higher investigations costs, legal fees, and accumulated interest expenses.

Certain average claims-related trends are shown below:

	Average Paid Claim Amount (a)		Reported Delinquency Ratio at End of Period		Claims Rescissions and Denials
	Traditional Primary	Bulk	Traditional Primary	Bulk
Years Ended December 31:
2010	$47,954	$58,184	15.55%	24.54%	$748.8
2011	$48,254	$54,956	14.89%	21.90%	$279.5

(a)	Amounts are in whole dollars.

	Traditional Primary Delinquency Ratios for Top Ten States (b):
	TX	FL	GA	IL	CA	NC	PA	OH	NJ	VA
As of December 31:
2010	9.6%	32.6%	17.3%	19.2%	22.6%	11.9%	11.5%	16.0%	20.7%	11.7%
2011	8.4%	32.2%	15.4%	20.6%	17.1%	12.2%	12.1%	15.4%	23.5%	11.5%

	Bulk Delinquency Ratios for Top Ten States (b):
	TX	FL	GA	IL	CA	AZ	PA	OH	NJ	NY
As of December 31:
2010	15.2%	37.0%	22.3%	28.6%	27.7%	24.6%	20.6%	23.2%	27.9%	23.2%
2011	14.1%	34.0%	19.5%	26.3%	21.8%	19.7%	20.1%	19.1%	28.2%	23.0%

	Total Delinquency Ratios for Top Ten States (includes "other" business) (b):
	TX	FL	GA	IL	CA	NC	PA	OH	NJ	VA
As of December 31:
2010	9.9%	32.1%	17.1%	19.1%	23.2%	10.9%	12.1%	16.6%	21.5%	10.6%
2011	8.8%	31.6%	15.4%	20.5%	18.1%	11.7%	12.7%	15.7%	24.0%	10.8%

b)	As determined by risk in force as of December 31, 2011, these 10 states represent approximately 50.1%, 58.8%, and 50.3%, of traditional primary, bulk, and total risk in force, respectively.

Volatility of Reserve Estimates and Sensitivity

There is a great deal of uncertainty in the estimates of loss and loss adjustment expense reserves, and unanticipated events can have both a favorable or unfavorable impact on such estimates. The Company believes that the factors most responsible, in varying and continually changing degrees, for such favorable or unfavorable development are as follows:

The Company's net claim reserve levels can be most adversely affected by such factors as: (1) changes in the mix of insured business toward loans that have a higher probability of default; (2) increases in the average risk per insured loan; (3) the levels of estimated rescission and claim denial activity; (4) the deterioration of regional or national economic conditions leading to a reduction in borrowers' income and thus their ability to make mortgage payments; and (5) reductions in housing values and/or increases in housing supply that can raise the rate at which defaults evolve into claims and affect their overall severity.

Reinsurance Programs

To maintain premium production within its capacity and limit maximum losses and risks for which it might become liable under its policies, RFIG may cede a portion or all of its premiums and liabilities on certain classes of insurance, individual policies, or blocks of business to other insurers and reinsurers. However, mortgage guaranty business has historically been reinsured through excess of loss contracts through insurers owned by or affiliated with lending institutions and financial and other intermediaries whose customers are insured by RFIG. Effective December 31, 2008, the Company discontinued excess of loss reinsurance cessions to lenders' captive insurance companies for all new production originated subsequent to the effective date of contract cancellations. Traditional pro-rata ("quota share") reinsurance arrangements continued to be offered by the Company until it stopped writing new business in August, 2011.

During 2010 and 2009, RFIG recaptured business previously ceded to several captives. In substance, the transactions are cut-off reinsurance commutation arrangements whereby the captives remit to the Company the reserves on existing claim obligations and a risk premium for claims that will occur after the recapture date. The impact of these transactions is summarized in the preceding Executive Summary and other relevant sections of this Management Analysis.

Expenses: Underwriting Acquisition and Other Expenses

The following table sets forth the Company's expense ratios for the periods shown:

Years Ended December 31:
2010	14.4%
2011	23.9%

The expense ratios for these years are reflective of the continued emphasis on operating efficiency which was, however, negated by ongoing reductions in the earned premium base. In addition, the 2011 expense ratio reflects an accrual of employment severance and similar costs, and the elimination of previously deferred acquisition costs.

Expenses: Total

The composite ratios of the above summarized net claims and underwriting expenses that reflect the sum total of all the factors enumerated above were as follows:

Years Ended December 31:
2010	168.0%
2011	261.5%

Expenses: Income Taxes

The effective consolidated income tax rates (credits) were (34.5%) in 2011 and (36.6%) in 2010. The rates for each year reflect primarily the varying proportions of pretax operating (loss) in combination with fully taxable investment income, realized investment gains or losses, and underwriting and service income, as well as judgments about the recoverability of deferred tax assets.

At present, RFIG's taxable income or loss is included in the consolidated tax return of its parent company, Old Republic. Pursuant to an existing tax sharing agreement, RFIG pays to, or recovers taxes from its parent company based on its relative contribution to ORI’s consolidated income tax expense or benefit. RFIG's future recoverability of current or deferred income taxes has been dependent on the applicability of both the tax sharing agreement and the reporting of taxable income by the other members of the ORI tax consolidated group.

Following the spin-off, RFIG will no longer be included in Old Republic’s consolidated tax return, and its existing tax sharing agreement with Old Republic will terminate. RFIG will instead file its own consolidated tax return on behalf of itself and its includible subsidiaries. RFIG’s future recoverability of current or deferred income taxes will depend principally on the taxable income of the members of RFIG’s own consolidated tax group.

OTHER INFORMATION

Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as RFIG are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.

Some of the oral or written statements that may be made in RFIG's reports and news and earnings releases can constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Of necessity, any such forward-looking statements involve assumptions, uncertainties, and risks that may affect RFIG's future performance. Mortgage guaranty results in particular can be affected by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Mortgage guaranty results may also be affected by various risk-

sharing arrangements with business producers as well as the risk management and pricing policies of government sponsored enterprises.

A more detailed listing and discussion of the risks and other factors which affect the Company's risk-taking insurance business are described in "Risk Factors" included elsewhere in this information statement.

Any forward-looking statements or commentaries speak only as of their dates. RFIG undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk represents the potential for loss due to adverse changes in the fair value of financial instruments as a result of changes in interest rates, equity prices, foreign exchange rates and commodity prices. RFIG's primary market risks consist of interest rate risk associated with investments in fixed maturities. The Company has no material equity price, foreign exchange or commodity risk.

The Company does not own or utilize derivative financial instruments for the purpose of hedging, enhancing the overall return of its investment portfolio, or reducing the cost of its debt obligations. With regard to its equity portfolio, the Company does not own any options nor does it engage in any type of option writing. Traditional investment management tools and techniques are employed to address the yield and valuation exposures of the invested assets base. The long-term fixed maturity investment portfolio is managed so as to limit various risks inherent in the bond market. Credit risk is addressed through asset diversification and the purchase of investment grade securities. Reinvestment rate risk is reduced by concentrating on non-callable issues, and by taking asset-liability matching considerations into account. Purchases of mortgage and asset backed securities, which have variable principal prepayment options, are generally avoided. Market value risk is limited through the purchase of bonds of intermediate maturity. The combination of these investment management practices is expected to produce a more stable long-term fixed maturity investment portfolio that is not subject to extreme interest rate sensitivity and principal deterioration.

The fair value of the Company's long-term fixed maturity investment portfolio is sensitive, however, to fluctuations in the level of interest rates, but not materially affected by changes in anticipated cash flows caused by any prepayments. The impact of interest rate movements on the long-term fixed maturity investment portfolio generally affects net unrealized gains or losses. As a general rule, rising interest rates enhance currently available yields but typically lead to a reduction in the fair value of existing fixed maturity investments. By contrast, a decline in such rates reduces currently available yields but usually serves to increase the fair value of the existing fixed maturity investment portfolio. All such changes in fair value are reflected, net of deferred income taxes, directly in the shareholder’s equity account, and as a separate component of the statement of comprehensive income. Given management's inability to forecast or control the movement of interest rates, RFIG sets the maturity spectrum of the fixed maturity securities portfolio within parameters of estimated liability payouts, and the overall portfolio is focused on high quality investments. By so doing, RFIG believes it is reasonably assured of its ability to hold securities to maturity as it may deem necessary in changing environments, and of ultimately recovering their aggregate cost.

The following table illustrates the hypothetical effect on the fixed income portfolio resulting from movements in interest rates at March 31, 2012 ($ in millions):

	Estimated Fair Value	Hypothetical Change in Interest Rates		Estimated Fair Value After Hypothetical Change in Interest Rates
Interest Rate Risk:
Fixed Maturities	$1,249.7	100	basis point rate increase	$1,193.7
		200	basis point rate increase	1,137.7
		100	basis point rate decrease	1,305.7
		200	basis point rate decrease	$1,361.7

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has incurred certain common costs allocated to it or arising from contractual arrangements with Old Republic as follows ($ in millions):

	Years Ended December 31,
	2011	2010
(a) Contractual investment portfolio management expenses paid to Old Republic
Asset Management Corporation	$.4	$.5
(b) Allocation of ORI corporate insurance costs	.9	1.1
(c) Allocation of an approximate 70% share of the basic compensation paid to
ORI's President for management services provided to RFIG since 2010	.3	.2
(d) Shared Board of Directors' services allocated to RFIG insurance subsidiaries	.1	.2
(e) Costs related to RFIG employees' participation in ORI's Employees Savings
and Stock Ownership Plan	.4	.5
(f) Costs related to RFIG employees' participation in the ORI stock option plan	.4	1.0
(g) Claim litigation services provided by an ORI general services subsidiary	.2	—

Total	$2.7	$3.5

(h) In June 2011, the Company sold a $5.0 variable rate surplus note, originally purchased from an ORI insurance company for a cash consideration of that amount. Interest income of $.1 and $.2 was recorded in 2011 and 2010, respectively.

(i) In December 2008, the Company advanced $2.7 to the Old Republic Employee Savings and Stock Ownership Plan in which its employees participate. $2.1 and $2.3 of the advance remained outstanding as of December 31, 2011 and 2010, respectively. The loan is renewable annually on March 31st with a final scheduled maturity in 2018. Interest is payable quarterly at a variable interest rate indexed to the London Interbank Offered Rate ("LIBOR") plus 350 basis points. The effective interest rate at December 31, 2011 was 3.76%. During the years ended December 31, 2011 and 2010, the Company received immaterial amounts of principal repayments and interest.

(j) See Note 2 - Debt, and Note 7 - Events Subsequent to December 31, 2011, in the 2011 consolidated financial statements included elsewhere in this information statement for information about other transactions among the Company and ORI and its subsidiaries.

See "Recent Sales of Unregistered Securities" for a description of certain issuances of our securities to Old Republic, our executive officers and certain other investors.

Procedures for the Approval of Related Party Transactions

In addition to a Code of Business Conduct and Ethics and a Code of Ethics for the principal executive officer and senior financial officers, we expect that RFIG will adopt a conflict of interest policy which is circulated annually and acknowledged by all directors, officers and key employees of the Company and its subsidiaries. This policy will state that no director, officer, or employee of the Company or its subsidiaries may acquire or retain any interest that conflicts with the interest of the Company. This includes direct or indirect interests in entities doing business with the Company or its subsidiaries. If such a conflict occurs, the director, officer or employee is required to make a written disclosure of the conflict to the Company.

The directors, officers and affected employees are required to notify the Company of the actual or potential existence of a related party transaction, as defined by SEC rules. Directors are required to notify the Chairman of the Board, unless the Chairman is an affected director, in which case he or she is required to notify the Vice Chairman. Executive Officers are required to notify the CEO, unless the CEO is the affected executive, in which case he or she is required to notify the Chairman or Vice Chairman, as appropriate. Under the procedures, the CEO, Chairman or Vice Chairman, as applicable, must conduct a preliminary inquiry into the facts relating to any existing or potential related party transaction. If, based upon the inquiry and the advice of legal counsel, the CEO, Chairman or Vice Chairman, as applicable, believes that an actual or potential related party transaction exists, then he or she is required to notify the entire Board. In turn, the Board is required to conduct a full inquiry into the facts and circumstances concerning a conflicted transaction and to determine the appropriate actions, if any, for the Company to take. Any director who is the subject of an existing or potential related party transaction will not participate in the decision-making process of the Board relating to what actions, if any, shall be taken by the Company with respect to such transaction.

RELATIONSHIP WITH OLD REPUBLIC AFTER THE SPIN-OFF

After the spin-off, the relationship with Old Republic will encompass the following:

•	Two of Old Republic's executive officers will serve on RFIG's Board of Directors. Messrs. Aldo C. Zucaro and Spencer LeRoy, III will serve as Chairman and Vice Chairman of RFIG, respectively.

•

Old Republic is expected to continue to reinsure its run-off CCI business with RCIC through a 100% quota share reinsurance agreement for all CCI premium and loss reserves. In addition, the Company expects to enter into a stop loss reinsurance agreement with an ORI general insurance subsidiary. In substance the stop loss reinsurance will cover the Company's quota share exposures in excess of a cumulative 85% loss ratio retention (for up to 70 additional loss ratio points) during the term of the reinsurance contract. For a more detailed discussion of the aforementioned quota share and stop loss reinsurance agreements see "Business—Recent Developments."

•

Old Republic is expected to continue to provide asset management services to RFIG’s insurance subsidiaries pursuant to existing asset management agreements between those subsidiaries and Old Republic Asset Management Corporation. It is also expected that any subsequent renewal of these agreements following the completion of the spin-off would be approved by RFIG board members unaffiliated with Old Republic.

•

We expect to enter into several agreements with Old Republic in connection with the spin-off that will govern our relationship with Old Republic following the spin-off. The forms of these agreements will be filed with the SEC as exhibits to the registration statement into which this information statement is incorporated. The terms of these agreements have not yet been finalized, but we expect these agreements will include:

•

A Separation and Distribution Agreement setting forth, among other things, the principal corporate transactions required to effect the spin-off, and certain terms governing the relationship between Old Republic and us following the spin-off.

•	A Tax Indemnity Agreement between Old Republic and RFIG that will allocate tax liabilities for periods before and after the spin-off, including taxes that relate to the distribution.

•	A Services Agreement between Old Republic and RFIG covering mostly post-spin-off transition services by Old Republic for RFIG and subsidiaries.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information concerning the individuals expected to be directors and executive officers of our company upon completion of the spin-off. Four directors listed (Messrs. Henry, LeRoy, Nard, and Zucaro) currently serve as directors or executive officers of Old Republic. Two directors (Messrs. LeRoy and Zucaro) will continue to serve in those roles with Old Republic upon completion of the spin-off. None of our executive officers will continue as executive officers of Old Republic upon completion of the spin-off. Given the background information cited next to each director’s name below, the Board of Directors believes that each of the directors and director nominees are eminently qualified to serve RFIG’s shareholders and other stakeholders.

Name	Director's Term Ends (a)	Age	Position with RFIG
George Cochran	5/13	57	Director (b)
Kevin Henry	5/13	65	Chief Operating Officer & Director (b)
David Kimmel	5/14	49	Director (b)
Spencer LeRoy III	5/14	66	Director, Vice Chairman of the Board
Karl W. Mueller	—	52	Senior Vice President & Chief Financial Officer (c)
Christopher S. Nard	5/15	48	President, Chief Executive Officer, & Director
James Schacht	5/15	70	Director (b)
Aldo C. Zucaro	5/13	73	Director, Chairman of the Board

(a)	Directors are elected for a three-year term. RFIG's initial Board terms have been arranged to achieve a three-year term rotation for all members beginning in May, 2013.
(b)	It is anticipated that the identified individuals will be appointed RFIG directors as of the effective date of the spin-off.
(c)	Mr. Mueller will relinquish his position on the effective date of the spin-off and will be replaced by an individual not as yet selected.

George Cochran - Mr. Cochran is currently Chairman, Financial Institutions Group at Macquarie Capital Advisors. He has spent most of his career in investment banking. Prior to joining Macquarie, he was Chairman of Fox-Pitt Kelton Cochran Caronia Waller an investment banking firm with an insurance industry specialty which was acquired by Macquarie in 2009. He was founder in 1997 of the predecessor investment banking firm of Cochran Caronia and Weller. Mr. Cochran began his career at Lloyd's of London, and received his MBA from Northwestern University's J.L. Kellogg School of Management.

Kevin Henry - Mr. Henry has been associated with RMIC for 35 years. He will serve as our Chief Operating Officer, effective June 1, 2012. During his career he has had executive assignments in the underwriting, policy servicing, and claims functions of the Company.

David Kimmel - Mr. Kimmel is a Managing Partner and Founder of Summit Capital LLC. He has over 25 years of experience in advising clients regarding strategic and financial matters and M&A and capital markets transactions. Prior to Summit Capital, Mr. Kimmel held senior investment banking positions, most recently at Deutsche Bank and JP Morgan Securities prior to that. He began his investment banking career at Kidder, Peabody & Co. Incorporated in 1985 specializing in insurance, M&A advisory and capital raising. Mr. Kimmel holds a MBA in Finance from the Kellogg School of Management at Northwestern University and B.S. in Finance from the University of Illinois.

Spencer LeRoy III - Mr. LeRoy will serve as our vice chairman of the board. Mr. LeRoy has been senior vice president, general counsel and secretary of Old Republic International Corporation for more than five years. Prior to joining Old Republic, Mr. LeRoy was a law partner at Lord, Bissell & Brook LLP (now Locke Lord LLP) in Chicago, Illinois. Mr. LeRoy is an experienced attorney, familiar with our business and the legal and regulatory environment in which we operate. His experience and insight will be of significant value to our board.

Karl W. Mueller - CPA, joined Old Republic International Corporation as the Senior Vice President and Chief Financial Officer on October 1, 2004. Prior to joining ORI, Mr. Mueller was an audit partner with KPMG LLP based in Chicago with 23 years of relevant experience serving clients in the financial services industry. For the 13 years prior to his departure from KPMG his focus had been serving clients in the insurance industry. He will relinquish his position as Senior Vice President and Chief Financial Officer of RFIG as of the effective date of the spin-off.

Christopher S. Nard - Mr. Nard will serve as our president and chief executive officer and a director, effective June 1, 2012. Mr. Nard most recently served as president and chief operating officer of Old Republic International Corporation since July 2010. Prior to that, he served as president and chief executive officer of Republic Mortgage Guaranty Companies since May 2005. Mr. Nard has extensive experience in our business. His executive experience and leadership capabilities will be of significant value to our board.

James W. Schacht - As President of the Schacht Group, Mr. Schacht advises national and international clients on insurance regulation, restructuring and insolvency, litigation and public policy issues. Prior to forming his own firm in 2008, Mr. Schacht led Navigant Consulting's Restructuring, Run-off and Insolvency practice. He served both Coopers and Lybrand and PricewaterhouseCoopers LLP as leader of the insurance regulatory practice for ten years. He spent 31 years with the Illinois Department of Insurance, serving as Illinois Director of Insurance on three occasions at the request of two governors, as well as Special Deputy Receiver for fifteen years. He has a Bachelor of Science Degree in Accounting.

Aldo C. Zucaro - Mr. Zucaro will serve as our Chairman of the Board. He has served as Chairman of the Board, Chief Executive Officer and Director of Old Republic and various subsidiaries for more than five years. A CPA by training, he brings a significant background as a former insurance specialist partner with Coopers & Lybrand (now PricewaterhouseCoopers LLP), and long-term experience with the insurance industry in general, and Old Republic in particular since 1970. As Chairman and Chief Executive Officer of Old Republic International Corporation, and with extensive experience in the insurance industry, Mr. Zucaro brings to the board a comprehensive knowledge and understanding of our business.

The Board of Directors

Under Delaware law, the business and affairs of our company will be managed under the direction of our board of directors. The RFIG certificate of incorporation and by-laws provide that the number of directors may be fixed by the board from time to time, provided that there are always at least five and no more than nine directors. As of the distribution date, the board of directors of RFIG is expected to consist of the individuals listed in the table above.

Upon completion of the spin-off, our directors will be divided into three classes serving staggered three-year terms. Class I directors will have an initial term expiring in 2013, Class II directors will have an initial term expiring in 2014 and Class III directors will have an initial term expiring in 2015. Class I will be comprised of Messrs. Cochran, Henry, and Zucaro, Class II will be comprised of Messrs. Kimmel and LeRoy, and Class III will be comprised of Messrs. Nard and Schacht.

At each annual meeting of shareholders, directors will be elected to succeed the class of directors whose terms have expired to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. Following this classification of the board, in general, at least two annual meetings of shareholders will be necessary for shareholders to effect a change in a majority of the members of the board of directors.

Committees of the Board of Directors

Upon completion of the spin-off, the committees of our board of directors are expected to consist of an Audit Committee and an Executive Committee. Our board of directors will adopt a written charter for each of these committees, which will be posted to our website prior to the completion of the spin-off. Other Board functions such as compensation, finance, and governance will be performed by the Executive Committee. To the extent that the Executive Committee includes a management representative, the latter would recuse himself/herself from any discussion dealing with any compensation and related matters, or executive succession and appointments.

Audit Committee. The Audit Committee is expected to monitor the integrity of the Company’s financial statements and the effectiveness of the Company’s internal controls over financial reporting, its compliance with legal and regulatory requirements, and the qualifications and performance of the Company’s internal auditors and to appoint, compensate, retain and oversee the Company’s independent registered public accounting firm. It is expected to operate pursuant to a written charter approved each year by the Board of Directors, perform an annual self-evaluation, and be required to annually make a report. The Audit Committee will consist solely of independent directors.

Executive Committee. The Executive Committee is expected to be empowered to exercise the Board of Directors’ authority between scheduled meetings, except as provided in the By-laws or otherwise limited by the provisions of the General Corporation Law of the State of Delaware. The Committee is expected to operate pursuant to a written charter and to be authorized to evaluate the performance of the CEO, the Executive Officers and other senior members of the Company’s management, to review and approve the Company’s investment policy, to review and approve the Company’s dividend and capitalization policies, to monitor the Company’s enterprise risk management, and to annually review and evaluate executive succession plans and appointments. The Executive Committee is expected to consist of three or five directors, a majority of whom will be independent directors.

Director Compensation

We expect annual directors' fees of $60,000, one-fourth of which will be payable at the beginning of each quarter. The fees will be paid to our independent directors. Fees otherwise payable to Messrs. LeRoy and Zucaro will be paid to Old Republic International Corporation as their employer. No fees will be paid to directors who hold executive positions with RFIG and its subsidiaries.

Executive Compensation

Our executive compensation program is described in "Executive Compensation".

Compensation Committee Interlocks and Insider Participation

None of our executive officers have served as members of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

Role of the Board of Directors in Risk Oversight

The board of directors will be responsible for the oversight of risk, while management will be responsible for the day-to-day management of risk. The board of directors, directly and through its committees, will carry out its oversight role by regularly reviewing and discussing with management the risks inherent in the operation of our business and applicable risk mitigation efforts. Management will meet regularly to discuss our business strategies, challenges, risks and opportunities and will review those items with the board of directors at regularly scheduled meetings.

We do not believe that our expected compensation policies and practices will encourage excessive and unnecessary risk-taking. The anticipated design of our compensation policies and practices will encourage employees to remain focused on both short- and long-term financial and operational goals. For example, we expect that our future cash incentive compensation will measure performance on the basis of multiple, consecutive years' results, will be based on a wide variety of factors, and will be subject to the Executive Committee’s business judgment and discretion. In addition, in the event that we should adopt an equity incentive plan, we expect that our equity awards will typically vest over a number of years, to encourage employees to focus on sustained stock price appreciation over an extended period of time instead of on short-term financial results.

Communication with the Board of Directors

Shareholders of RFIG and other interested parties may communicate with the independent directors or the Board of Directors as a whole, or with any individual director. The communications must be in writing and sent to Republic Financial Indemnity Group, Inc., c/o Investor Relations, 307 N. Michigan Ave, Chicago, IL 60601. Upon receipt, the communication will be promptly forwarded to the intended recipient.

Corporate Governance Documents

Overview

We expect to adopt various documents setting forth principles of corporate governance, standards of business conduct, and principles of ethics supporting our goal of creating long-term shareholder value and conducting our business with integrity and an unrelenting passion for providing value to our customers and their beneficiaries. We expect that all of our corporate governance materials, including our corporate governance guidelines, our standards of business conduct, and our director code of ethics and board committee charters, will be accessible on our website. These materials are expected to be available also in print to any shareholder without charge upon request to our Secretary. We expect that our board of directors will regularly review these materials, and applicable law and regulations, and modify the materials as may be warranted in the future.

Corporate Governance Guidelines

We expect to adopt corporate governance guidelines. These will set forth our practices and policies with respect to the composition of board of directors and selection of directors, meetings, executive sessions, and committees of our board of directors, and the expectations we have of our directors. We expect that RFIG's guidelines will be in substantial agreement with Old Republic's.

Code of Ethics

We expect to adopt written standards of business conduct, and a code of ethics, applicable to all of our directors, corporate officers, and employees, setting forth our expectations for the conduct of business. Our Code of Ethics will mirror Old Republic's version pursuant to which we have abided as its subsidiary prior to the spin-off.

Conflicts of Interest

We expect to adopt a conflict of interest policy, as described in "Certain Relationships and Related Party Transactions-Procedures for the Approval of Related Party Transactions." Our policy will be substantially the same as Old Republic's. In this regard, however, the policy will require that Messrs. LeRoy and Zucaro recuse themselves from participating in Board approvals of any contracts between Old Republic and RFIG and its subsidiaries.

EXECUTIVE COMPENSATION

Following completion of the spin-off, it is anticipated that our employees generally will participate in welfare and other employee benefit plans and programs including continuation of a 401K plan in existence at RMIC. Appropriate incentive plans will be considered in the future as the Company progresses toward profitability.

Historical Compensation of Our Named Executive Officers

As described in "Management—Directors and Executive Officers," Mr. Nard will become our president and chief executive officer and Mr. Henry will become our chief operating officer. At this time we cannot predict who will be our "named executive officers" other than Messrs. Nard and Henry, and, who among executive officers will be the three other most highly compensated executive officers after the spin-off. We do not expect to disclose historical compensation information with respect to our expected named executive officers, since we do not believe such disclosure would accurately reflect the compensation plans and philosophies that we intend to implement as a separate publicly traded company and, in the case of Messrs. Nard and Henry, these individuals were not employees of RFIG during fiscal 2011. We intend to basically continue with Old Republic's compensation plans and programs. A more detailed description of our expected compensation programs can be found below under the heading "Compensation Discussion and Analysis" below.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the executive and general compensation policies applied by Old Republic during fiscal 2011, and the ways in which we anticipate that our compensation policies will continue after we become an independent public company. While some of our programs initially will be largely the same as those applicable to employees of Old Republic, we anticipate that following the spin-off our board of directors will develop programs that may differ to any extent deemed appropriate and necessary.

All executive compensation decisions for our named executive officers prior to the spin-off have been made by Old Republic, and to the extent applicable, the Compensation Committee of Old Republic’s Board of Directors ("Old Republic Compensation Committee"). Executive compensation decisions following the spin-off will be made by the Executive Committee of our board.

Executive Performance Considered in Reaching Compensation Decisions

Old Republic rewards performance which the Old Republic Compensation Committee believes will lead to both short-term and long-term success. The Old Republic Compensation Committee evaluates the Old Republic chief executive officer performance and compensation primarily in the context of the following factors.

•	Vision and planning for Old Republic’s future, principally on a long-term basis;

•	Strategies established and implemented to realize these plans;

•	Leadership qualities;

•	Judgment in making decisions regarding plans and general management of Old Republic’s affairs;

•	Commitment to achieving goals, especially when faced with adversity;

•	Ability in setting objectives and promoting the best interests of Old Republic’s shareholders, the beneficiaries of its subsidiaries’ insurance policies, and those of other stakeholders; and

•	Adherence to high ethical standards that promote and protect Old Republic’s good name and reputation.

No particular component is given any greater weight than another. Rather, each Old Republic Compensation Committee member subjectively reviews these characteristics in the aggregate and exercises his or her best business judgment in reaching conclusions. The Old Republic Compensation Committee evaluates the chief executive officer’s compensation itself and the other executive officers’ performance and compensation in consultation with the chief executive officer in the context of the above noted factors. The performance of non-policy-making senior members of Old Republic’s management is likewise reviewed by the Old Republic Compensation Committee in consultation with the chief executive officer.

Following the completion of the spin-off, we expect to evaluate our executive compensation program around these same considerations.

Elements of Compensation and the Factors and Rationale in Determining Compensation Amounts

The compensation paid by Old Republic to its chief executive officer, other executive officers and senior members of Old Republic’s management is usually composed of the following basic elements:

•	Annual Salary;

•

Incentive awards, including both cash and deferred amounts, based on earnings and return on equity achieved by the Company and its subsidiaries over multi-year periods and, in certain cases, subjectively determined bonuses based on a business man's assessment of individual performances;

•	Stock option awards; and

•	Miscellaneous other benefits such as 401K and health insurance programs.

Following the completion of the spin-off, we expect to evaluate our executive compensation program around these same considerations.

Old Republic’s Compensation Program Philosophy and Design

RFIG intends to initially adopt and follow substantially all the Old Republic compensation policies to which it has adhered through the years of its ownership by Old Republic.

Compensation levels are set to enable Old Republic and its subsidiaries to attract, reward and retain key executives and other associates critical to its long-term success. Old Republic believes that compensation paid to executive officers with major policy setting responsibilities should be closely aligned with the performance of Old Republic on both a short-term and long-term basis. In this regard, performance is evaluated principally on the basis of achieved returns on equity and growth in operating earnings over multi-year periods. For all other senior members of Old Republic’s management and key employees, compensation is based in part on the foregoing financial factors, as well as on their individual performances in supportive staff positions.

Neither the chief executive officer, the chief financial officer, nor any other executive officer of Old Republic have employment contracts. They and all other associates of Old Republic and its subsidiaries are employees "at-will". Compensation for most senior members of Old Republic’s management is set annually by the Old Republic Compensation Committee based either on its sole determination or in consultation with senior management. Old Republic does not set any salary, incentive award or stock option targets or conditions for its executive officers which will automatically result in salary increases or awards based solely on the achievement of such targets or conditions. Rather, Old Republic attempts to make the total compensation paid to executive officers, the most senior members of Old Republic’s management and its other employees, reflective of the financial performance actually achieved by Old Republic and the divisions or operating units for which they work. In certain cases, employees’ individual performance is subjectively evaluated and their incentive compensation is set at levels reasonably competitive with other companies in the insurance industry. In all of these regards, Old Republic does not measure each individual element of compensation against similar elements paid by other companies or its peer group, nor is any compensation element or the total compensation paid to any executive based solely on comparisons with those of other companies or their executives.

Components of Compensation Program

Old Republic’s compensation program is comprised of the following components:

Annual Salary

Old Republic’s objective in establishing annual salaries for all of its employees is to set them at amounts which:

•	Are reasonably competitive in the context of prevailing salary scales in the insurance industry; and

•	Provide a fixed, reasonable source of annual income.

The primary factors considered in varying degrees in establishing annual salaries for executive officers and other senior members of Old Republic’s management are:

•	Business size and complexity of the operations with which the person is associated;

•	The person’s level of responsibility and experience; and

•	The success of the business unit to which the person is assigned and the evaluation of his or her contribution to that success.

When making these evaluations, prevailing salary scales in the insurance industry, the annual consumer price index, trends in salary levels in published or private compilations and reports, and data contained in the proxy statements of selected publicly held insurance organizations are taken into account. No formula, set benchmark or matrix is used in determining annual salary adjustments. The decision regarding each executive officer is subjectively based upon all of the above factors, with the Compensation Committee members exercising their business judgment in consultation with the chief executive officer, as to executive officers other than the chief executive officer himself.

The salaries of the executive officers are reviewed on an annual basis during the first quarter of the year, and concurrently with a promotion or other significant change in responsibilities. Prior compensation, prior cash and/or deferred incentive awards and bonuses, and prior gains from the exercise of stock options are not taken into account when setting current annual salaries for the chief executive officer and other executive officers of Old Republic.

Incentive Awards and Bonuses

Old Republic uses incentive awards, comprised of cash and deferred amounts, as well as bonuses. Incentive awards and bonuses are intended to reward and retain eligible executive officers, other senior members of Old Republic’s management and certain key employees, and afford them an opportunity and incentive to increase their compensation based on management’s and the Compensation Committee’s review of their performance.

RFIG expects to consider using some of these incentive elements if and when it becomes profitable in the future.

Performance Recognition Plans

Under Old Republic’s Key Employee Performance Recognition Plan ("KEPRP"), prior to it being suspended in 2007, a performance recognition pool was calculated each year for allocation among eligible key employees of Old Republic and its participating subsidiaries, including the chief executive officer, chief financial officer, executive officers and other senior members of the Old Republic management. Employees eligible to share in this pool were selected by the Compensation Committee in consultation with the chief executive officer and the president. The chief executive officer recommends the total amount of the pool for participants in the plan and the Compensation Committee then makes the sole determination with regard to the chief executive officer’s and President’s performance, eligibility and awards in addition to the chief executive officer-recommended pool. Up to 50% of any one year’s pool amount may be carried forward for up to three years for later allocation. In designating eligible employees and determining individual amounts to be allocated, the Compensation Committee consults with the chief executive officer and the president taking into consideration the positions and responsibilities of the employees, the perceived value of their accomplishments to Old Republic, their expected future contributions to Old Republic and other relevant factors. The Compensation Committee’s evaluation of all such factors have been subjective and based on the business judgment of its members.

We expect to establish a similar plan administered by RFIG's Executive Committee if and when RFIG meets minimum profit objectives in the future.

Stock Option Awards

Old Republic believes that its chief executive officer, executive officers, other senior members of Old Republic’s management and other key employees who make a substantial contribution to long-term performance should have an equity interest in Old Republic. The objective of the plan is to encourage:

•	an alignment of stockholder and employee interests;

•	employee efforts to grow shareholder value; and

•	a long-term commitment to Old Republic by participating employees.

Accordingly, stock option grants have not been limited solely to the chief executive officer and executive officers but have been available to a number of Old Republic employees. The factors considered when making stock option awards include:

•	the achievements of the individual;

•	the overall performance of Old Republic; and

•	the anticipated contributions of awardees to Old Republic’s future success.

No formula, set benchmark or matrix is used in determining stock option awards. The relative significance of the above factors with respect to awards granted to the chief executive officer and other executive officers is determined subjectively by the Compensation Committee using its business judgment, and in consultation with the chief executive officer.

Pension Plans

Old Republic has not offered a traditional, defined benefit plan for employees of various participating subsidiaries since 2004. The pension plans have been closed to new participants as of that date.

Other Benefits

Old Republic’s philosophy on compensation does not encompass the disbursement of significant values by way of perquisites or personal benefits to its executive officers and other employees. Such benefits, as are in fact provided, include the personal value attributed to the use of Old Republic-supplied automobiles, the personal value of club memberships, and the value of personal meals. Old Republic and most of its subsidiaries, including RMIC, provide other employment benefits that are generally available to most other employees and include: 401(k) profit sharing plans based on each subsidiary’s or operating unit’s profitability; group life insurance plans; group health insurance plans; paid holidays and vacations.

Our Anticipated Executive Compensation Programs After the Spin-Off

Following the completion of the spin-off, we expect that our executive compensation program will initially contain many of these same elements as Old Republic's. As indicated elsewhere in this information statement, ten members of our management team purchased shares of stock in RFIG in mid-May 2012, and, as a result have a vested equity interest in our immediate and long-term success, with interests aligned with our shareholders. The Order issued by the NCDOI is another consideration applicable to RFIG’s compensation decisions following the spin-off. The NCDOI must approve any increase in management’s compensation so long as the Order is in effect. We are not yet able to determine what impact the Order’s restrictions on compensation will have on our compensation decisions following the spin-off.

Impact of the Spin-Off on Equity-Based Compensation

Upon the completion of the spin-off, all unvested options of Old Republic held by our employees , including those being transferred to us from Old Republic through the CCI acq uistion, will become immediately vested and, along with any options currently vested and not exercised, will be exercisable during the period running from the date of the completion of the spin-off until the earlier to occur of the expiration of the option or the fourth anniversary from the date of the completion of the spin-off.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the distribution, 79.4% of all of the outstanding shares of our common stock (41,287,914 shares) will be owned beneficially and of record by Old Republic. After the distribution, Old Republic will own approximately 0.9% of our common stock.

The following tabulation shows with respect to (i) each person who is known to be the beneficial owner of more than 5% of the common stock of Old Republic; (ii) each person expected to be a director or executive officer of RFIG as of June 1, 2012; and (iii) all such directors and executive officers, as a group, the total number of shares of common stock that is expected to be owned of record and beneficially following the spin-off. All information in this table is based upon information available to Old Republic as set forth in its most recent Proxy Statement dated March 21, 2012, except as otherwise noted, and the percent of the class of stock so owned as of the same date. All information is presented as if the spin-off has occurred prior to the dates of ownership information used in the table:

		ORI Common Stock			RFIG Common Stock(2)
Title of Class	Name of Beneficial Owner	Beneficial Ownership		Percent Of Class	Pro Forma Beneficial Ownership	Percent Of Class

Shareholders’ beneficial ownership of more than 5% of the Common Stock
	State Street Corporation	28,035,114	(1)	10.8	3,504,389	8.5
	State Street Financial Center
	One Lincoln Street
	Boston, Massachusetts 02111

	Tradewinds Global Investors, Inc., LLC	26,654,832	(1)	10.3	3,331,854	8.1
	2049 Century Park East, 20th Floor
	Los Angeles, California 90067

	Capital Research Global Investors	18,185,000	(1)	7.0	2,273,125	5.5
	333 South Hope Street
	Los Angeles, California 90071

	Franklin Resources, Inc.	17,131,652	(1)	6.6	2,141,457	5.2
	One Franklin Parkway
	San Mateo, California 94403-1906

	Old Republic International Corporation	14,963,716		5.8	1,870,465	4.5
	Employees Savings and Stock Ownership
	Trust
	307 N. Michigan Avenue
	Chicago, Illinois 60601

	BlackRock, Inc.	13,388,910	(1)	5.2	1,673,614	4.1
	40 East 52nd Street
	New York, NY 10022

Directors and Officers' Holdings (a)
	Old Republic Common Stock

	Held in Employee Benefit Plans (d)				RFIG Common Stock (2/e)
Name of Beneficial Holder		Other Beneficially Owned	Total	Percent of Class	Pro Forma Beneficial Ownership		Percent of Class
George Cochran (Director) (b)	N/A	1,248	1,248	N/M	1,562,656	(e)	3.8%
Kevin Henry (Chief Operating Officer and Director) (b)	13,097	—	13,097	N/M	601,637	(e)	1.5%
David Kimmel (Director) (b)	N/A	—	—	—	1,562,500	(e)	3.8%
Spencer LeRoy (Director)	18,442	76,716	95,158	N/M	11,895		N/M
Karl W. Mueller (Chief Financial Officer) (a,c)	7,902	6,707	14,609	N/M	1,826		N/M
Christopher S. Nard (President, Chief Executive Officer and Director) (a)	12,390	39,508	51,898	N/M	1,206,487	(e)	2.9%
James Schacht (Director) (b)	N/A	—	—	—	625,000	(e)	1.5%
Aldo C. Zucaro (Director) (a)	447,235	1,178,136	1,625,371	0.6%	203,171		0.5%

(a)	Based on information as of March 21, 2012 included in Old Republic's Proxy Statement.
(b)	Messrs. Cochran, Kimmel, and Schacht are slated to be appointed directors as of the effective date of the spin-off.
(c)	Mr. Mueller will relinquish his position as of the effective date of the spin-off.
(d)	Reflects the number of shares held as of December 31, 2011 through the Old Republic International Corporation Employees Savings and Stock Ownership Plan ("ESSOP").
(e)	Includes RFIG common shares acquired through the mid-May 2012 partial LBO described under "Recent Sales of Unregistered Securities" as follows: 1,562,500 as to Mr. Cochran, 600,000 as to Mr. Henry, 1,562,500 as to Mr. Kimmel, 1,200,000 shares as to Mr. Nard, and 625,000 as to Mr. Schacht.

N/M Not meaningful / N/A Not applicable

(1)	Reflects the number of shares of Old Republic common stock shown in the most recent Schedule 13G filings with the SEC through February 15, 2012. State Street Corporation reports it has no sole voting or dispositive power but shared voting and dispositive power for 28,035,114 shares of Old Republic common stock; Tradewinds Global Investors, Inc., LLC reports it has the sole power to vote 20,755,354 shares and no shared voting power, as well as sole dispositive power for 26,654,832 and no shared dispositive power; Capital Research Global Investors reports it is an investment adviser and has sole voting and dispostive power for 18,185,000 shares; for Franklin Resouces, Inc., Franklin Advisory Servcies, LLC has sole voting and sole dispositve power for 16,089,748 and 16,302,148 shares, respectively, Franklin Templeton Portfolio Advisors has sole voting and dispostive power for 818,502 shares, the remaining voting and dispostivie powers rests with other Franklin affiliates, there is no shared voting or dispositive power outside the group; BlackRock, Inc. reports sole voting and dispositive power for all shares shown.
(2)	Assumes distribution of one RFIG common share for every eight shares of Old Republic common stock held on the record date.

DESCRIPTION OF CAPITAL STOCK

The following is a description of RFIG’s capital stock. The following is only a summary of certain provisions of the our Amended and Restated Certificate of Incorporation (the "certificate of incorporation"). Such summary does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the certificate of incorporation, which is incorporated by reference as exhibit 3.1 to our registration statement on Form 10.

Authorized Stock

Under the certificate of incorporation, we have the authority to issue 175,000,000 shares of capital stock divided into three classes. We have authority to issue 100,000,000 shares of common stock, par value $.01 per share, 50,000,000 shares of class B common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. The class B common stock is identical to the common stock, except that it carries only 1/10th of a vote.

Common Stock

As of May 18, 2012 a total of 41,287,914 shares of our common stock were issued and outstanding inclusive of the shares sold by RFIG in mid-May 2012 through a partial 20.6% leveraged buy out. (No shares of our class B common stock are currently issued and outstanding.)

The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and is not entitled to preemptive rights. Our common stock is neither redeemable nor convertible into other securities and there are no sinking fund provisions.

Subject to the preferences applicable to any shares of preferred stock outstanding at the time, holders of common stock are entitled to dividends when and as declared by our board of directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

Preferred Stock

Our board of directors, without further shareholder authorization, may issue from time to time up to 25,000,000 shares of preferred stock, par value $0.01 per share. As of May 18, 2012, no shares of any series of our preferred stock were issued and outstanding.

Generally. Preferred stock may be issued from time to time in one or more series with or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications and limitations or restrictions thereof, as shall be stated and expressed in our certificate of incorporation or any amendment thereof or in any designation approved by our board of directors for the purpose of establishing any such series of our preferred stock. Shareholders do not have any pre-emptive rights with respect to any of the presently authorized but unissued shares of preferred stock. All shares of preferred stock will, if issued, be fully paid and non-assessable.

Certain Charter Provisions and Other Agreements

Our certificate of incorporation and by-laws and certain other agreements to which we are a party contain certain provisions, described below, that could delay, defer or prevent a change in control if the board of directors determines that such a change in control is not in the best interests of our company and its shareholders and could have the effect of making it more difficult to acquire our company or remove incumbent management.

Charter and By-Law Provisions. The terms of the authorized series of our preferred stock and the power in the board of directors to issue additional shares of preferred stock, common stock and class B common stock without shareholder approval could render more difficult or discourage a merger, tender offer or proxy contest for assumption of control by a holder of our securities.

Our certificate of incorporation requires the approval of holders of 80% of the outstanding shares of all classes of stock entitled to vote in the election of directors considered as one class for (i) a merger or consolidation of our company with, (ii) the sale, lease, exchange, mortgage, pledge or other disposition of all, substantially all, or any substantial part (as defined) of the assets of our company or a subsidiary to, or (iii) the transfer of a substantial amount (as defined) of securities of our company in exchange for the securities or assets of, any other person, firm, corporation or other entity, other than our subsidiary. This requirement does not apply if our board of directors approves the transaction under certain circumstances. This provision of the certificate of incorporation cannot be amended or repealed except by a vote of 80% of the outstanding shares of all classes of stock entitled to vote in the election of directors, such shares to be considered as one class.

Our certificate of incorporation prohibits any merger or certain other business combinations to be effected between the Company and any person or entity that owns more than 10% of our outstanding stock entitled to vote (an "Acquiring Entity") unless it is approved by the holders of not less than 66 2/3% of the outstanding shares of all classes of stock entitled to vote in the election of directors considered as one class (other than shares beneficially owned by the Acquiring Entity) or is approved unanimously by our board of directors or is in compliance with certain other conditions. The conditions specified include a requirement that the price to be paid to the remaining shareholders of the Company in cash or securities be not less than the greatest of: (i) the highest price paid by the Acquiring Entity for its stock in the Company, (ii) a price that reflects the same premium over market price paid by the Acquiring Entity to other shareholders of the Company, (iii) a price that is equal to the book value of our common stock, and (iv) a price that reflects the same earnings multiple at which the Acquiring Entity’s stock is selling. This provision of our certificate of incorporation cannot be amended except by a vote of 66 2/3% of the outstanding shares of all classes of stock of entitled to vote in the election of directors, such shares to be considered as one class, excluding stock of which an Acquiring Entity, if any, is the beneficial owner.

Pursuant to our certificate of incorporation, directors are divided into three classes and elected to serve staggered three-year terms. Under Delaware law, directors serving staggered terms can be removed from office only for cause. Additionally, special meetings of our shareholders, for any purpose may be called by the president and must be called by the president or secretary at the request in writing of a majority of our board of directors, or at the request in writing of shareholders owning a majority in amount of the entire capital stock of issued and outstanding and entitled to vote.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

RIGHTS AGREEMENT

The Company’s Rights Agreement is expected to provide that each right, as amended, when it becomes exercisable, will entitle the registered holder to purchase from the Company one one-hundredth of a share of series A junior participating preferred stock of the Company at a price of $100 per one-hundredth of a share of series A junior participating preferred stock (the "Purchase Price"), subject to adjustment.

The rights become exercisable upon the earlier to occur of (i) the public announcement that a person has acquired beneficial ownership of 5% or more of the outstanding shares of the Company’s common stock (an "Acquiring Person"); or (ii) 10 days following the commencement of a tender offer or exchange offer the consummation of which would result in a person becoming an Acquiring Person. The rights will expire at the close of business on [            ], unless earlier redeemed by the Company.

In the event that any person becomes an Acquiring Person, each holder of a right will thereafter have the right to receive, upon exercise and payment of the purchase price, that number of shares of common stock or one-hundredths of a share of series A junior participating preferred stock (or, in certain circumstances, other securities of the Company) having a value (immediately prior to such triggering event) equal to two times the exercise price of the right until the earliest of (i) June 26, 2017, (ii) the redemption of the rights, or (iii) the exchange of the rights for the Company’s common stock.

In the event that, (i) the Company merges with an Acquiring Person or merges with any other person in which merger all holders of our common stock are not treated alike, or (ii) more than 50% of the Company’s assets or earning power is sold or transferred, to an Acquiring Person, or, to any other person if in such transaction all holders of common stock are not treated alike, then each holder of a right shall have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the right.

Shares of series A junior participating preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of series A junior participating preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but, if greater, will be entitled to an aggregate dividend per share of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the series A junior participating preferred stock will be entitled to a minimum preferential liquidation payment of $100 per share; thereafter, and after the holders of common stock receive a liquidation payment of $1.00 per share, the holders of the series A junior participating preferred stock and the holders of common stock will share the remaining assets in the ratio of 100 to 1 (as adjusted) for each share of series A junior participating preferred stock and common stock so held, respectively.

Each one-one hundredth share of the series A junior participating preferred stock will be entitled to one vote and shall be voted with the common stock as one class. In the event of any merger, consolidation or other transaction in which the common stock is exchanged, each share of series A junior participating preferred stock will be entitled to receive 100 times the amount received per share of common stock. In the event that the amount of accrued and unpaid dividends on the series A junior participating preferred stock is equivalent to six full quarterly dividends or more, the holders of the series A junior participating preferred stock shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of common stock until all cumulative dividends on the series A junior participating preferred stock have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding securities sold by RFIG during the past three years:

Common Stock

On May 18, 2012, we sold 8,500,000 shares or our common stock in a private placement to a number of investors including ten of our management employees and three unaffiliated individual investors who are slated to become RFIG directors. The purchase price paid was $0.12 per share, ten percent (10%) of which was paid in cash and the balance by nonrecourse promissory notes secured by the shares purchased. The balance of the purchase price is subject to adjustment under either of two payment options which the purchasers may elect. Under the first option, the purchase price for the shares will be adjusted ninety calendar days following the completion of the spin-off based in part on the trading price of our common stock during such ninety-day period. Each purchaser will have ninety days following the purchase price adjustment to satisfy the balance of the note by paying cash or through a cashless exchange by surrendering pledged shares back to RFIG in satisfaction of the note, or a combination thereof. Of the 8,500,000 shares sold to these investors a portion of such shares may be surrendered back to RFIG in satisfaction of the notes. Alternatively, if the shares become registered during the ninety-day period, the purchaser may elect to sell 40% in the open market. The purchase price will not be adjusted and will remain $0.12 for those shares. The purchase price for the remaining 50% will be adjusted based upon the trading prices for our common stock during the one hundred eighty-day period following the completion of the spin-off and must be paid within thirty days after the price adjustment. RFIG has agreed to file a registration statement with the SEC to register the shares sold in the private placement and to make a good faith effort to have the registration statement declared effective within ninety days following the sale of the shares.

In March, 2012, RFIG issued 16,525,441 common shares to Old Republic in exchange for all the stock of Republic Credit Indemnity Companies, Inc. ("RCICI"), an insurance holding company recently formed by Old Republic . RCICI was organized to encompass the Consumer Credit Indemnity Division of Old Republic’s General Insurance Group (property and liability) subsidiary.

Debenture

On March 14, 2012, we issued to Old Republic our Series A Variable Rate Senior Debenture No. 5 in the aggregate principal amount of $180 million. The debenture was issued in exchange for certain existing notes of RFIG to Old Republic and an additional loan of $5 million made by Old Republic to RFIG. This debenture bears interest at a variable rate of 4.5% per annum above the London Interbank Offered Rate, determined as of the last business day of each month, provided that the maximum interest rate shall not exceed 8.5%, and further provided that until January 31, 2013, the interest rate shall be fixed at 4.76%. Interest is payable quarterly in arrears. The debenture ranks senior to all subordinated debt that we may issue, and we are not permitted to create any indebtedness that ranks senior to or on a parity with the debenture without the prior written consent of the holder. In addition, the debenture provides that we may not borrow $5 million or more without the holder’s prior written approval. The holder of the debenture may declare all amounts due and accrued thereon immediately due and payable in the event 15% or more of all classes of our voting capital stock are acquired in one transaction or a series of related transactions.

Warrants

In consideration of various loans made by Old Republic to RFIG, represented by the Series A Variable Rate Senior Debenture No. 5 dated March 14, 2012, we issued to Old Republic on March 14, 2012, warrants to purchase 18,000,000 shares of our common stock at an exercise price of $0.12 per share. The warrants are exercisable until December 31, 2038 following the first to occur of (i) March 31, 2015; (ii) the entry of a final judgment for the payment of $5 million or more (excluding any amounts covered by insurance) rendered against the Company or any subsidiary of the Company, which judgment is not discharged or stayed within 60 days after the date that the right to appeal has expired if no such appeal has commenced or the date on which all rights to appeal have been extinguished; (iii) certain events of bankruptcy, insolvency, rehabilitation or reorganization of the Company or any of our subsidiaries; (iv) a "person" or "group" within the meaning of the Exchange Act, other than the Company, its subsidiaries, and its and their employee benefit plans, becoming the direct or indirect beneficial owner of the Company's common equity representing more than 15% of the voting power of the Company's common equity; (v) consummation of any share exchange, consolidation or merger of the Company or any other transaction or series of transactions pursuant to which our common stock will be converted into cash, securities or other property, or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person other than one of the Company's subsidiaries, other than a transaction where (a) the holders of all classes of the Company's common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event, or (b) 100% of the consideration received or to be received by the holders of our common stock, excluding cash payments for fractional shares, in connection with the transaction or transactions consists of publicly traded securities and as a result of such transaction or transactions the warrant becomes convertible into such publicly traded securities, excluding cash payments for fractional shares; or (vi) the Company's stockholders approve any plan or proposal for the liquidation or dissolution of the Company.

In the warrant agreement, we agreed to register with the SEC the resale of the shares underlying the warrants within 90 days after the Form 10 registration statement, of which this information statement is an exhibit, is declared effective by the SEC.

The issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act. The recipients of securities in each transaction exempt under Section 4(2) of the Securities Act represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in each such transaction. The sales of these securities were made without general solicitation or advertising and without the involvement of any underwriter.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law grants a Delaware corporation broad power to indemnify its officers, directors, employees and agents, in connection with actual or threatened actions, suits or proceedings, provided that such officer, director, employee or agent acted in good faith and in a manner such officer, director, employee or agent reasonably believed to be in, or not opposed to, the corporation’s best interests, and for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty, but the statute also provides that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, any violation of Section 174 of the Delaware General Corporation Law and the receipt of improper personal benefits cannot be eliminated or limited in this manner.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, or "DGCL", our certificate of incorporation provides that a director of RFIG shall not be personally liable to RFIG or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which a director derived an improper personal benefit.

In general, our bylaws provide that RFIG shall indemnify its directors and officers to the fullest extent permitted by law. As permitted by Section 145(a) of DGCL, our bylaws provide that we shall indemnify each of our directors and officers against expenses (including attorney’s fees) incurred in connection with any proceeding (other than an action by or in the right of RFIG) involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of RFIG and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. As permitted by Section 145(b) of DGCL, our bylaws provide that we shall indemnify each of our officers and directors against expenses (including attorney’s fees) incurred in connection with any action brought by or in the right of RFIG, except that if the director or officer is adjudged to be liable to RFIG, no indemnification shall be made unless and to the extent that the Court of Chancery or any other court shall deem proper, notwithstanding the adjudication of liability.

The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of disinterested members of the board of directors (even if they constitute less than a forum), by a committee of disinterested directors, by independent legal counsel or by our stockholders. However, as required by Section 145(c) of DGCL, we must indemnify a director or officer who was successful on the merits in defense of any suit. As permitted by Section 145(e) of DGCL, we may pay expenses incurred by a director or officer in advance, upon receipt of an undertaking that the advance will be repaid if it is ultimately determined that the director or officer is not entitled to indemnity.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 under the Exchange Act relating to the common stock being distributed in the spin-off. This information statement forms a part of that registration statement but does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information relating to us and the shares of our common stock, reference is made to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s Public Reference Room, located at 100 F Street, NE, Washington, D.C. 20549 or on the SEC’s website at http://www.sec.gov. You may obtain a copy of the registration statement from the SEC’s Public Reference Room upon payment of prescribed fees. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

As a result of the spin-off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. Those periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s Public Reference Room and the SEC’s website at http://www.sec.gov.

We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

We plan to make available free of charge on our Web site, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. All of these documents will be made available free of charge on our website, www.rmic.com, and will be provided free of charge to any shareholders requesting a copy by writing to: Republic Financial Indemnity Group, Inc., 307 North Michigan Avenue, Attention: Investor Relations.

The information on our Web site is not, and shall not be deemed to be, a part of this information statement or incorporated into any other filings we make with the SEC.

No person is authorized to give any information or to make any representations with respect to the matters described in this information statement other than those contained in this information statement or in the documents incorporated by reference in this information statement and, if given or made, such information or representation must not be relied upon as having been authorized by us or Old Republic. Neither the delivery of this information statement nor consummation of the spin-off shall, under any circumstances, create any implication that there has been no change in our affairs or those of Old Republic since the date of this information statement, or that the information in this information statement is correct as of any time after its date.

Republic Financial Indemnity Group, Inc. and Subsidiaries Consolidated Balance Sheets ($ in Millions, Except Share Data)

	December 31,
	2011	2010
Assets:
Investments (Other than investments in related parties):
Available for sale:
Fixed maturity securities (at fair value) (amortized cost: $1,297.9 and $1,625.5)	$1,314.3	$1,695.5
Equity securities (at fair value) (cost: $- and $22.4)	—	24.4
Short-term investments (at fair value which approximates cost)	356.0	391.1

Total Investments	1,670.3	2,111.1

Other Assets:
Investments in, and indebtedness of related parties	53.7	56.0
Accrued investment income	12.1	19.2
Accounts and notes receivable	23.0	32.7
Federal income tax recoverable: Current	131.4	16.1
Deferred	36.1	—
Prepaid federal income taxes	1.0	102.9
Reinsurance recoverable on: Paid losses	9.4	22.4
Policy and claim reserves	76.7	115.8
Deferred policy acquisition costs	—	31.9
Sundry assets	13.4	29.5

Total Other Assets	357.2	426.8

Total Assets	$2,027.6	$2,537.9

Liabilities and Common Shareholder’s Equity:
Liabilities:
Losses, claims and settlement expenses	$1,699.4	$1,738.7
Unearned premiums	57.7	64.5

Total Policy Liabilities and Accruals	1,757.1	1,803.3
Commissions, expenses, fees and taxes	11.1	9.7
Reinsurance balances and funds	5.3	5.9
Federal income tax payable: Deferred	—	67.7
Indebtedness to related parties	177.0	151.7
Sundry liabilities	60.6	58.3

Total Liabilities	2,011.3	2,096.8

Common Shareholder’s Equity:
Common stock	0.1	0.1
Additional paid-in capital	209.4	209.4
Retained earnings (accumulated deficit)	(204.0)	184.8
Accumulated other comprehensive income (loss)	10.6	46.6

Total Common Shareholder’s Equity	16.2	441.1

Total Liabilities and Common Shareholder’s Equity	$2,027.6	$2,537.9

At December 31, 2011 and 2010, there were 100,000,000 common shares of $0.01 par value common stock authorized, of which 16,262,473 shares were outstanding. As of the same dates, there were 50,000,000 Class B shares of $0.01 par value common stock authorized, none of which were outstanding. On March 30, 2012, the outstanding Class B stock was converted into Class A stock, and the latter was reclassified into a greater number of authorized and outstanding common shares. Shares for all periods presented have been restated to reflect this transaction. See Notes 3(b) and 7(b).

See accompanying Notes to Consolidated Financial Statements.

Republic Financial Indemnity Group, Inc. and Subsidiaries Consolidated Statements of Income ($ in Millions, Except Share Data)

	Years Ended December 31,
	2011	2010
Revenues:
Net premiums earned	$444.9	$498.8
Net investment income	59.2	84.9
Other income	1.9	4.6

Total operating revenues	506.1	588.4
Realized investment gains (losses)	84.6	43.4

Total revenues	590.8	631.9

Benefits, Claims and Expenses:
Claims and settlement expenses	1,057.1	766.2
Underwriting, acquisition and other expenses	108.3	76.3
Interest and other charges	18.7	6.6

Total expenses	1,184.3	849.3

Income (loss) before income taxes (credits)	(593.5)	(217.3)

Income Taxes (Credits):
Current	(119.7)	(15.8)
Deferred	(84.9)	(63.6)

Total	(204.6)	(79.4)

Net Income (Loss)	$(388.8)	$(137.8)

Net Income (Loss) Per Share:
Basic and diluted	$(23.91)	$(8.48)

Average Shares Outstanding:
Basic and diluted	16,262,473	16,262,473

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2011	2010
Net income (loss) as reported	$(388.8)	$(137.8)

Other comprehensive income (loss):
Post-tax net unrealized gains (losses) on securities	(36.1)	(3.7)
Other adjustments	.1	—

Net adjustments	(36.0)	(3.7)

Comprehensive income (loss)	$(424.8)	$(141.6)

See accompanying Notes to Consolidated Financial Statements.

Republic Financial Indemnity Group, Inc. and Subsidiaries Consolidated Statements of Common Shareholder’s Equity ($ in Millions, Except Share Data)

	Years Ended December 31,
	2011	2010
Common Stock:
Balance, beginning and end of year	$.1	$.1

Additional Paid-in Capital:
Balance, beginning of year	$209.4	$208.4
Stock based compensation	—	1.0

Balance, end of year	$209.4	$209.4

Retained Earnings (Accumulated Deficit):
Balance, beginning of year	$184.8	$322.6
Net income (loss)	(388.8)	(137.8)

Balance, end of year	$(204.0)	$184.8

Accumulated Other Comprehensive Income (Loss)
Balance, beginning of year	$46.6	$50.4
Net unrealized gains (losses) on securities, net of tax	(36.1)	(3.7)
Other adjustments	.1	—

Balance, end of year	$10.6	$46.6

See accompanying Notes to Consolidated Financial Statements.

Republic Financial Indemnity Group, Inc. and Subsidiaries Consolidated Statements of Cash Flows ($ in Millions, Except Share Data)

	Years Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(388.8)	$(137.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred policy acquisition costs	31.9	2.2
Premiums and other receivables	6.6	6.4
Unpaid claims and related items	(.2)	(342.3)
Unearned premiums	(6.8)	(10.4)
Income taxes	(200.2)	(73.2)
Prepaid federal income taxes	101.9	118.5
Reinsurance balances and funds	12.4	(20.6)
Realized investment (gains) losses	(84.6)	(43.4)
Accounts payable, accrued expenses and other	38.3	43.0

Total	(489.6)	(457.7)

Cash flows from investing activities:
Dispositions of fixed maturity securities:
Maturities and early calls	315.8	249.4
Sales	909.5	497.7
Sales of:
Equity securities	26.0	15.7
Other – net	.2	—
Purchases of:
Fixed maturity securities	(826.4)	(281.5)
Equity securities	—	(6.0)
Other – net	(.9)	(.9)
Repayment of affiliate notes and loans	5.2	.1
Net decrease (increase) in short-term investments	35.0	(17.0)
Other – net	—	—

Total	464.6	457.7

Cash flows from financing activities:
Proceeds from notes and loans to related parties	25.0	—
Other – net	—	—

Total	24.9	—

Increase (decrease) in cash	—	—
Cash, beginning of year	—	—

Cash, end of year	$—	$—

Supplemental cash flow information:
Cash paid (received) during period for: Interest	$7.7	$7.1

Income Taxes	$(4.4)	$(6.2)

See accompanying Notes to Consolidated Financial Statements.

Republic Financial Indemnity Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

($ in Millions, Except Share Data)

Basis of Presentation

The Republic Financial Indemnity Group, Inc. ("RFIG") is a subsidiary of Old Republic International Corporation ("Old Republic" or "ORI"), a Chicago-based insurance holding company. RFIG operated under its former name of Old Republic Mortgage Guaranty Group, Inc. until its name change early in 2012. In this report, "RFIG", or "the Company" refers to Republic Financial Indemnity Group, Inc. and its subsidiaries as the context requires. The Company’s insurance subsidiaries are: Republic Mortgage Insurance Company ("RMIC"), Republic Mortgage Insurance Company of North Carolina ("RMICNC"), and Republic Mortgage Insurance Company of Florida ("RMICFL").

Mortgage guaranty policies protect mortgage lenders and investors from default-related losses on residential first mortgage loans. Such loans are made primarily to home buyers who make down payments of less than 20% of a home's purchase price.

Recessionary conditions in U.S. housing and related mortgage finance which began in 2007 have erased RFIG's long-term profitability and produced substantial losses. As a result, the Company's capital funds have been largely depleted. The loss of statutory capital was most pronounced for the flagship carrier, RMIC.

Sixteen states have insurance laws or regulations which require a mortgage insurer to maintain a minimum amount of statutory capital relative to the level of risk in force, the most common measure being a risk to capital ratio of 25 to 1. The failure to maintain the prescribed minimum capital level in a particular state would generally require a mortgage insurer to immediately stop writing new business until it reestablishes the required level of capital or receives a waiver of the requirement from a state's insurance regulatory authority. RMIC breached the minimum capital requirement during the third quarter of 2010. It had previously requested and, subsequently received waivers or forbearance of the minimum capital requirements from the regulatory authorities in substantially all affected states. Following several brief extensions, the waiver from the domiciliary state of North Carolina expired on August 31, 2011. As a result, both RMIC and RMICNC discontinued writing new business in all states and limited themselves to servicing the run-off of their existing business. RMICFL does not write direct business and simply reinsures a small portion of RMIC's direct and assumed business.

As further described in Note 7(a), on January 19, 2012, the North Carolina Department of Insurance ("NCDOI") issued a Summary Order (the "Order") immediately placing RMIC under administrative supervision. Among other measures, RMIC was directed to reduce claim payments by 50% for up to one year's time. The remaining 50% is to be recorded as a deferred payment obligation and credited to a temporary statutory surplus account. The imposition of supervision and the restriction on claims payments will significantly reduce the rate at which RMIC's statutory capital is eroded by losses. As a result, management believes the Order makes RMIC's statutory insolvency less likely. However, the Order could be amended or withdrawn by the NCDOI at any time or allowed to lapse after a year's time. There is therefore no assurance that the 50% payment limitation will remain in place for an extended period, nor that RMIC will ultimately regain enough capital to re-enter the market and write new business, or that the Order will preclude the statutory impairment of RMIC at a later date. Absent substantial capital additions and future regulatory and other approvals, the ability of the Company and its insurance subsidiaries to reemerge as an active underwriter of new business is highly doubtful. The ultimate parent, ORI, has communicated its unwillingness and inability to provide additional capital funds in an amount sufficient to restore and maintain minimum risk-to-capital ratios. Accordingly, recapitalization of the Company will be dependent on the possible availability of capital market sources.

The above circumstances raise substantial doubt about the Company and its insurance subsidiaries' ability to continue as going concerns. However, the accompanying financial statements have been prepared on the assumption that the Company will continue as a going concern. Under this assumption RFIG contemplates the realization of assets, liquidation of liabilities, and settlement of deferred payment obligations in the ordinary course of running off the business over several years. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 1 - Summary of Significant Accounting Policies - The significant accounting policies employed by RFIG and its subsidiaries are set forth in the following summary.

(a) Accounting Principles - The Company's insurance subsidiaries are managed pursuant to the laws and regulations of the various states in which they operate. As a result, the subsidiaries operate and maintain their accounts in conformity with accounting practices prescribed or permitted by North Carolina and Florida insurance regulatory authorities. Federal income taxes, dividends to shareholder(s), and other financial transactions are based and reliant on financial statements and reports complying with such practices. The statutory accounting requirements vary from the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC") of accounting principles generally accepted in the United States of America ("GAAP") in the following major respects: (1) the costs of selling insurance policies are charged to operations immediately, while the related premiums are taken into income over the terms of the policies; (2) investments in fixed maturity securities designated as available for sale are generally carried at amortized cost rather than their estimated fair value; (3) certain assets classified as "non-admitted assets" are excluded from the balance sheet through a direct charge to earned surplus; (4) changes in allowed deferred income tax assets or liabilities are recorded directly in earned surplus and not through the income statement; (5) contingency reserves intended to provide for future catastrophic losses are established as a liability through a charge to earned surplus whereas GAAP does not allow similar provisions for future catastrophic losses; and (6) surplus notes and the aforementioned deferred payment obligations are classified as equity. In consolidating the statutory financial statements of its insurance subsidiaries, the Company has therefore made necessary adjustments to conform their accounts with GAAP. The following table reflects a summary of all such adjustments:

	Shareholder's Equity		Net Income (Loss)
	December 31,		Years Ended December 31,
	2011	2010	2011	2010
Statutory totals of insurance company subsidiaries	$113.6	$344.5	$(422.6)	$(196.3)
GAAP totals of non-insurance company subsidiaries and consolidation adjustments	12.2	18.0	(5.8)	(.4)

Unadjusted totals	125.9	362.6	(428.5)	(196.8)
Adjustments to conform to GAAP statements:
Deferred policy acquisition costs	—	31.9	(31.9)	(2.2)
Fair value of fixed maturity securities	16.5	70.2	—	—
Non-admitted assets	2.6	3.7	—	—
Deferred income taxes	34.9	(80.2)	87.0	66.9
Contingency reserves	8.2	184.6	—	—
Surplus notes	(155.0)	(130.0)	—	—
Sundry adjustments	(17.1)	(1.8)	(15.4)	(5.7)

Total adjustments	(109.7)	78.4	39.6	59.0

Consolidated GAAP totals	$16.2	$441.1	$(388.8)	$(137.8)

The preparation of financial statements in conformity with either statutory practices or GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

(b) Consolidation Practices - The consolidated financial statements include the accounts of the Company and those of its insurance underwriting and service subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(c) Statement Presentation - Amounts shown in the consolidated financial statements and applicable notes are stated (except as otherwise indicated and as to share data) in millions, which amounts may not add to totals shown due to truncation. Necessary reclassifications are made in prior periods' financial statements whenever appropriate to conform to the most current presentation.

(d) Investments - The Company may classify its invested assets in terms of those assets relative to which it either (1) has the positive intent and ability to hold until maturity, (2) has available for sale or (3) has the intention of trading. As of December 31, 2011 and 2010, all the Company's invested assets were classified as "available for sale."

Fixed maturity securities classified as "available for sale" and common stocks (equity securities) are included at fair value with changes in such values, net of deferred income taxes, reflected directly in shareholder's equity. Fair values for fixed maturity securities and equity securities are based on quoted market prices or estimates using values obtained from independent pricing services as applicable.

The Company reviews the status and fair value changes of each of its investments on at least a quarterly basis during the year, and estimates of other-than-temporary impairments ("OTTI") in the portfolio's value are evaluated and established at each quarterly balance sheet date. In reviewing investments for OTTI, the Company, in addition to a security's market price history, considers the totality of such factors as the issuer's operating results, financial condition and liquidity, its ability to access capital markets, credit rating trends, most current audit opinion, industry and securities markets conditions, and analyst expectations to reach its conclusions. Sudden fair value declines caused by such adverse developments as newly emerged or imminent bankruptcy filings, issuer default on significant obligations, or reports of financial accounting developments that bring into question the validity of previously reported earnings or financial condition, are recognized as realized losses as soon as credible publicly available information emerges to confirm such developments. Absent issuer-specific circumstances that would result in a contrary conclusion, any equity security with an unrealized investment loss amounting to a 20% or greater decline for a six month period is considered OTTI. In the event the Company's estimate of OTTI is insufficient at any point in time, future periods' net income (loss) would be adversely affected by the recognition of additional realized or impairment losses, but its financial position would not necessarily be affected adversely inasmuch as such losses, or a portion of them, could have been recognized previously as unrealized losses in shareholder's equity. The Company did not recognize any OTTI adjustments for the years ended December 31, 2011 and 2010.

The amortized cost and estimated fair values by type and contractual maturity of fixed maturity securities are shown in the following tables. Expected maturities will differ from contractual maturities since borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Original or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed Maturity Securities by Type:
December 31, 2011:
U.S. Governments	$220.4	$3.2	$—	$223.7
Tax-exempt	8.4	—	—	8.4
Corporate	1,069.0	16.1	2.9	1,082.1

	$1,297.9	$19.4	$3.0	$1,314.3

December 31, 2010:
U.S. Governments	$383.0	$6.1	$.2	$388.8
Tax-exempt	149.8	4.1	.1	153.9
Corporate	1,092.6	61.7	1.6	1,152.7

	$1,625.5	$72.0	$2.0	$1,695.5

Equity Securities:
December 31, 2011	$—	$—	$—	$—

December 31, 2010	$22.4	$2.1	$.1	$24.4

	Amortized Cost	Estimated Fair Value
Fixed Maturity Securities Stratified by Contractual Maturity at December 31, 2011:
Due in one year or less	$264.3	$267.1
Due after one year through five years	404.6	412.2
Due after five years through ten years	598.3	604.0
Due after ten years	30.5	30.9

	$1,297.9	$1,314.3

Bonds with a statutory carrying value of $15.0 as of December 31, 2011 were on deposit with governmental authorities by the Company's insurance subsidiaries to comply with insurance laws.

The following table reflects the Company's gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in an unrealized loss position. Fair value and issuer's cost comparisons follow:

	12 Months or Less		Greater than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2011:
Fixed Maturity Securities:
U.S. Governments	$15.9	$—	$—	$—	$15.9	$—
Tax-exempt	—	—	—	—	—	—
Corporate	239.9	2.9	—	—	239.9	2.9

Subtotal	255.9	3.0	—	—	255.9	3.0
Equity Securities	—	—	—	—	—	—

Total	$255.9	$3.0	$—	$—	$255.9	$3.0

December 31, 2010:
Fixed Maturity Securities:
U.S. Governments	$74.9	$.2	$—	$—	$74.9	$.2
Tax-exempt	10.3	.1	—	—	10.3	.1
Corporate	95.5	1.3	6.8	.3	102.3	1.6

Subtotal	180.7	1.7	6.8	.3	187.5	2.0
Equity Securities	—	—	7.3	.1	7.3	.1

Total	$180.7	$1.7	$14.2	$.4	$194.9	$2.2

At December 31, 2011, the Company held 88 fixed maturity and 1 equity security in an unrealized loss position, representing 17.9% as to fixed maturities and 50.0% as to equity securities of the total number of such issues it held. At December 31, 2010, the Company held 75 fixed maturity and 2 equity securities in an unrealized loss position, representing 11.5% as to fixed maturities and 22.2% as to equity securities of the total number of such issues it held. Of the securities in an unrealized loss position, none and 3 fixed maturity securities and 1 and 2 equity securities, had been in a continuous unrealized loss position for more than 12 months as of December 31, 2011 and 2010, respectively. The unrealized losses on these securities are primarily attributable to a post-purchase rising interest rate environment and/or a decline in the credit quality of some issuers. As part of its assessment of other-than-temporary impairments, the Company considers its intent to continue to hold and the likelihood that it will not be required to sell investment securities in an unrealized loss position until cost recovery, principally on the basis of its asset and liability maturity matching procedures.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price) at the measurement date. A fair value hierarchy is established that prioritizes the sources ("inputs") used to measure fair value into three broad levels: inputs based on quoted market prices in active markets (Level 1); observable inputs based on corroboration with available market data (Level 2); and unobservable inputs based on uncorroborated market data or a reporting entity's own assumptions (Level 3). Following is a description of the valuation methodologies and general classification used for securities measured at fair value.

The Company uses quoted values and other data provided by a nationally recognized independent pricing source as inputs into its quarterly process for determining fair values of its fixed maturity and equity securities. To validate the techniques or models used by pricing sources, the Company's review process includes, but is not limited to: (i) initial and ongoing evaluation of methodologies used by outside parties to calculate fair value; and (ii) comparing the fair value estimates to its knowledge of the current market and to independent fair value estimates provided by the investment custodian. The independent pricing source obtains market quotations and actual transaction prices for securities that have quoted prices in active markets and uses its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of "matrix pricing" in which the independent pricing source uses observable market inputs including, but not limited to, investment yields, credit risks and spreads, benchmarking of like securities, broker-dealer quotes, reported trades and sector groupings to determine a reasonable fair value.

Level 1 securities include U.S. Treasury notes, publicly traded common stocks, the quoted net asset value ("NAV") mutual funds, and short-term investments in highly liquid money market instruments. Level 2 securities generally include corporate bonds, municipal bonds and certain U.S. government agency securities.

The following tables show a summary of invested assets measured at fair value segregated among the various input levels described above:

December 31, 2011:	Level 1	Level 2	Level 3	Total
Available for sale:
Fixed maturity securities:
U.S. Governments	$16.9	$206.7	$—	$223.7
Tax-exempt	—	8.4	—	8.4
Corporate	—	1,082.1	—	1,082.1
Equity securities	—	—	—	—
Short-term investments	$356.0	$—	$—	$356.0

December 31, 2010:	Level 1	Level 2	Level 3	Total
Available for sale:
Fixed maturity securities:
U.S. Governments	$52.4	$336.4	$—	$388.8
Tax-exempt	—	153.9	—	153.9
Corporate	—	1,152.7	—	1,152.7
Equity securities	24.4	—	—	24.4
Short-term investments	$391.1	$—	$—	$391.1

Investment income is reported net of allocated expenses and includes appropriate adjustments for amortization of premium and accretion of discount on fixed maturity securities acquired at other than par value. Dividends on equity securities are credited to income on the ex-dividend date. Realized investment gains and losses, which result from sales or write-downs of securities, are reflected as revenues in the income statement and are determined on the basis of amortized value at date of sale for fixed maturity securities, and cost in regard to equity securities; such bases apply to the specific securities sold. Unrealized investment gains and losses, net of any deferred income taxes, are recorded directly as a component of accumulated other comprehensive income in shareholder's equity. At December 31, 2011, the Company and its subsidiaries had no non-income producing fixed maturity securities.

The following table reflects the composition of net investment income, net realized gains or losses, and the net change in unrealized investment gains or losses for each of the years shown.

	Years Ended December 31,
	2011	2010
Investment income from:
Fixed maturity securities	$56.3	$81.4
Equity securities	.2	.5
Short-term investments	.2	.4
Other sources	3.0	3.2

Gross investment income	59.7	85.7
Investment expenses	.5	.7

Net investment income	$59.2	$84.9

Realized gains (losses) on:
Fixed maturity securities:
Gains	$81.1	$42.9
Losses	(.2)	—

Net	80.9	42.8

Equity securities	3.6	.6

Total	84.6	43.4
Income taxes (credits)	29.6	15.3

Net realized gains (losses)	$55.0	$28.1

Changes in unrealized investment gains (losses) on:
Fixed maturity securities	$(53.5)	$(9.4)
Less: Deferred income taxes (credits)	(18.7)	(3.2)

Net changes in unrealized investment gains (losses)	$(34.8)	$(6.1)

Equity securities	$(1.9)	$3.6
Less: Deferred income taxes (credits)	(.6)	1.2

Net changes in unrealized investment gains (losses)	$(1.2)	$2.3

(e) Revenue Recognition - The Company's premiums stem primarily from monthly installments paid on long-duration, guaranteed renewable insurance policies. Substantially all such premiums are written and earned in the month coverage is effective. With respect to relatively few annual or single premium policies, earned premiums are largely recognized on a pro-rata basis over the terms of the policies. Recognition of normal or catastrophic claim costs, however, occurs only upon an instance of default, defined as the occurrence of two or more consecutively missed monthly payments. Accordingly, GAAP revenue recognition for insured loans is not appropriately matched to the risk exposure and the consequent recognition of both normal and most significantly, future catastrophic loss occurrences, for which current reserve provisions are not permitted. As a result, GAAP earnings for any individual year or series of years may be materially adversely affected by cyclical catastrophic loss events such as the Company and mortgage insurance industry have experienced since mid year 2007. Reported GAAP earnings and financial condition form, in part, the basis for significant judgments and strategic evaluations made by management, analysts, investors, and other users of the financial statements issued by mortgage guaranty companies. The risk exists that such judgments and evaluations are at least partially based on GAAP financial information that does not match revenues and expenses and is therefore not reflective of the long-term normal and catastrophic risk exposures assumed by mortgage guaranty insurers at any point in time.

During 2010, RFIG's insurance subsidiaries negotiated the terminations of various captive reinsurance and pool insurance contracts. No similarly significant transactions occurred during 2011. From a financial accounting standpoint, premiums obtained upon terminations of captive reinsurance agreements are recognized as income when they are received rather than being deferred to future periods when the related claim costs are expected to arise. While terminations of pool insurance contracts cause a reduction of incurred claims due to the positive effect of reserves released, greater cash outflows ensue. Taken together, these terminations had the following effects on key elements of reported results and operating cash flows for the year ended December 31, 2010.

Increase in net premiums earned	$13.6
Reduction in incurred claim costs	51.8
Increase in pretax operating income (loss)	65.4
Effect on operating cash flows	$(173.2)

The Company utilizes a standard proprietary model to forecast and evaluate the potential long-term performance of its book of business. Of necessity, the model takes into account actual premium and claim experience of prior periods, as well as a large number of assumptions and judgments about future outcomes that are highly sensitive to a wide range of estimates. Many of these relate to matters which are beyond the Company's control, including: 1) the conflicted interests, as well as the mortgage servicing and foreclosure practices of a large number of insured lending institutions; 2) general economic and industry-specific trends and events; and 3) the evolving or future social and economic policies of the U.S. Government vis-à-vis such critical sectors as the banking, mortgage lending, and housing industries, as well as its policies for resolving the insolvencies and future role of Fannie Mae and Freddie Mac.

These matters notwithstanding, the Company’s standard model of forecasted results extending through 2020 continues to reflect ultimate profitability for the book of business. The establishment of a premium deficiency reserve as of December 31, 2011 is therefore unwarranted. Management believes however, that based on the model output, results for years 2012-2013 will more likely than not reflect net losses for one or both of RMIC and RMICNC and for the Company as a whole.

(f) Deferred Policy Acquisition Costs - The Company's insurance subsidiaries, defer certain costs which vary with and are primarily related to the production of business. Deferred costs consist principally of premium taxes, marketing, and policy issuance expenses. Deferred acquisition costs are amortized over the periods during which premiums will be paid. To the extent that future revenues on existing policies are not adequate to cover related costs and expenses, deferred policy acquisition costs are charged to earnings. During 2011, the entire balance of previously deferred acquisition costs of $29.1 were written-off as they were no longer deemed recoverable in future run-off periods. The following table shows a reconciliation of deferred acquisition costs between succeeding balance sheet dates.

	Years Ended December 31,
	2011		2010
Deferred, beginning of year	$31.9		$34.1

Acquisition costs deferred:
Premium taxes	7.0		11.6
Salaries and other marketing expenses	11.2		17.2

Sub-total	18.2		28.8
Amortization charged to income (*)	(50.1	)(*)	(31.1)

Change for the year	(31.9)		(2.2)

Deferred, end of year	$—		$31.9

(*) 2011 includes the above-noted $29.1 write-off of all deferred acquisition costs.

In October 2010, the FASB issued new guidance related to the accounting for costs associated with acquiring or renewing insurance contracts. The guidance identifies those costs relating to the successful acquisition of new or renewal insurance contracts that should be capitalized. This guidance is effective as of January 1, 2012 and will not have any effect on the Company since it ceased writing new business in all states as of August 31, 2011.

(g) Unearned Premiums - Unearned premium reserves are generally calculated by application of pro-rata factors to premiums from annual or single premium policies in force. At December 31, 2011 and 2010, unearned premiums were $57.7 and $64.5, respectively.

(h) Losses, Claims and Settlement Expenses - The establishment of claim reserves is a reasonably complex and dynamic process influenced by a large variety of factors. These factors principally include past experience applicable to the anticipated costs of various types of claims, recurring accounting, statistical, and actuarial studies, the professional experience and expertise of the Company's claim department personnel and ongoing changes in claim frequency or severity patterns such as those caused by changes in general and industry-specific economic conditions. Consequently, the reserves established as of any balance sheet date are a reflection of the opinions of a large number of persons, of the application and interpretation of historical precedent and trends, of expectations as to future developments, and of management's judgment in interpreting all such factors. At any point in time, the Company is exposed to possibly higher or lower than anticipated claim costs due to all of these factors.

Mortgage guaranty insurance reserves for unpaid claims and claim adjustment expenses are recognized only upon an instance of default, defined as an insured mortgage loan for which two or more consecutive monthly payments have been missed. Loss reserves are based on statistical calculations that take into account the number of reported insured mortgage loan defaults as of each balance sheet date, as well as experience-based estimates of loan defaults that have occurred but have not as yet been reported ("IBNR"). Further, the loss reserve estimating process takes into account a large number of variables including trends in claim severity, expected cure rates for reported loan delinquencies at various stages of default, the level of coverage rescissions and claims denials due to material misrepresentation in key underwriting information or non-compliance with prescribed underwriting guidelines, and management judgments relative to future employment levels, housing market activity, and mortgage loan interest costs.

Historically, coverage rescissions and claims denials resulting from material misrepresentation in key underwriting information or non-compliance with terms of the master policy have not been material. In recent years, however, in response to the significant increase in detected fraud and misrepresentation, the Company has incorporated certain assumptions regarding the expected levels of coverage rescissions and claim denials into its reserving methodology. Such estimates, which are evaluated as of each balance sheet date, are based on judgments relative to the level of expected coverage rescissions and claim denials on loans that are in default as of each balance sheet date taking into account observed trends in rescission and claim denial rates. On-going litigation and arbitration proceedings with respect to previously rescinded or denied claims are not considered in the establishment of reserves for estimated losses, claims and settlement expenses. The following table shows the estimated effects of coverage rescissions and claim denials on loss reserves and paid and incurred losses.

	2011	2010
Estimated reduction in beginning reserve	$710.3	$1,712.2
Incurred claims and claim adjustment expenses reduced
(increased) by changes in estimated rescissions:
Current year	223.1	394.1
Prior year	(340.8)	(215.7)

Sub-total	(117.6)	178.3
Estimated rescission reduction in paid claims	(279.5)	(1,180.3)

Estimated reduction in ending reserve	$313.2	$710.3

The provision for insured events of the current year resulted from actual and anticipated rescissions and claim denials attributable to newly reported delinquencies in each respective year. The provision for insured events of prior years resulted from actual rescission and claim denial activity or revisions in assumptions regarding expected rescission or claim denial rates on outstanding prior year delinquencies. The trends for 2010 and 2011 reflect a continuing reduction in the level of actual and anticipated rescission and claim denial rates on total outstanding delinquencies. Claims not paid by virtue of rescission or denial represent the Company's estimated contractual risk, before consideration of the impacts of any reinsurance and deductibles or aggregate loss limits, on cases that are settled by the issuance of a rescission or denial notification. 2010 rescissions include $431.4 related to certain pool insurance contracts which were terminated during the year. Variances between the estimated rescission and actual claim denial rates are reflected in the periods during which they occur and may result in incurred losses that are greater or less than originally estimated.

In addition to the above reserve elements, the Company establishes reserves for loss settlement costs that are not directly related to individual claims. Such reserves are based on prior years' cost experience and trends, and are intended to cover the unallocated costs of the claim department’s administration of known and IBNR claims.

The following table shows an analysis of changes in aggregate reserves for the Company's losses, claims and settlement expenses for each of the years shown:

	Years Ended December 31:
	2011	2010
Gross reserves at beginning of year	$1,738.7	$2,228.4
Less: reinsurance losses recoverable	115.7	262.9

Net reserves at beginning of year	1,623.0	1,965.4

Incurred claims and claim adjustment expenses:
Provisions for insured events of the current year (a)	783.9	781.4
Change in provision for insured events of prior years (a)	273.2	(15.2)

Total incurred claims and claim adjustment expenses (a)	1,057.1	766.2

Payments:
Claims and claim adjustment expenses attributable to insured events of the current year	59.8	52.3
Claims and claim adjustment expenses attributable to insured events of prior years	997.6	1,056.1

Total payments (b)	1,057.4	1,108.5

Amount of reserves for unpaid claims and claim adjustment expenses at the end of each year, net of reinsurance losses recoverable (c)	1,622.8	1,623.0
Reinsurance losses recoverable	76.6	115.7

Gross reserves at end of year	$1,699.4	$1,738.7

(a)

In common with all other insurance lines, mortgage guaranty paid and incurred claim and claim adjustment expenses include only those costs actually or expected to be paid by the Company. Changes in mortgage guaranty aggregate case, IBNR, and loss adjustment expense reserves entering into the determination of incurred claim costs take into account, among a large number of variables, claim cost reductions for anticipated coverage rescissions and claim denials. As a result, the provision for insured events of the current year was reduced by an estimated $223.1 and $394.1, for 2011 and 2010, respectively. The provision for insured events of prior years in 2011 and 2010 was increased by an estimated $340.8 and $215.7, respectively. These changes were offset to varying degrees by: 1) differences between actual claim settlements relative to expected experience, and 2) by subsequent revisions to assumptions relating to claim frequency, severity, and the levels of associated claim settlement costs driven by consideration of underlying trends and expectations.
(b)	Rescissions reduced the Company's paid losses by an estimated $279.5 and $1,180.3 for 2011 and 2010, respectively. 2010 paid losses include $431.4 related to certain pool insurance contracts which were terminated during the year.
(c)	Year end net IBNR reserves included in loss and loss expense reserves amounted to $63.6 and $46.2 as of December 31, 2011 and 2010, respectively.

For the two most recent calendar years, the above table indicates that the one-year development of reserves at the beginning of each year produced an unfavorable development of -16.8% ($-273.2) for 2011 whereas 2010 produced a favorable development of .8% ($15.2). The factors most responsible, in varying and continually changing degrees, for reserve redundancies or deficiencies are believed to include: changes in sales and prices of homes that can impact claim costs upon the disposition of foreclosed properties; changes in regional or local economic conditions and employment levels; greater or lesser numbers of coverage rescissions and claim denials due to material misrepresentation of key underwriting information or non-compliance with prescribed underwriting guidelines; and the extent of loan refinancing activity that can reduce the period of time over which a policy remains at risk.

In management's opinion, the Company's overall reserving practices have been consistently applied over many years to record reasonably expected ultimate net costs of incurred claims. However, no representation is made nor is any guaranty given that ultimate net claim and related costs will not develop in future years to be greater or lower than currently established reserve estimates. Changes in estimates are recorded in operations of the periods during which they are made.

(i) Reinsurance - The cost of reinsurance is recognized over the terms of reinsurance contracts. Amounts recoverable from reinsurers for loss and loss adjustment expenses are estimated in a manner consistent with the claim liability associated with the reinsured business. The Company evaluates the financial condition of its reinsurers on a regular basis. Allowances are established for amounts deemed uncollectible and are included in the Company's net claim and claim expense reserves.

(j) Income Taxes - The Company files a consolidated federal income tax return with its ultimate parent, ORI, and its various subsidiaries. The method of allocation between the companies is subject to a written tax sharing agreement approved by the Board of Directors.

Deferred income taxes included in the accompanying consolidated financial statements will not necessarily become payable or recoverable in the future. Future recoverability of current or deferred income taxes will be dependent on the continued applicability of both the tax sharing agreement as well as the reporting of taxable income by the other members of the ORI tax consolidated group.

The Company uses the asset and liability method of calculating deferred income taxes. The method results in the establishment of deferred tax assets and liabilities, calculated at currently enacted tax rates that are applied to the cumulative temporary differences between financial statement and tax bases of assets and liabilities. The overall provision for combined current and deferred income taxes (credits) reflected in the consolidated statements of income does not bear the usual relationship to income before income taxes (credits) as the result of permanent and other differences between pretax income or loss and taxable income or loss determined under existing tax regulations. The more significant differences, their effect on the statutory income tax rate (credit), and the resulting effective income tax rates (credits) are summarized below:

	Years Ended December 31,
	2011	2010
Statutory tax rate (credit)	(35.0)%	(35.0)%
Tax rate increases (decreases):
Tax-exempt interest	(.2)	(1.7)
Dividends received exclusion	—	(.1)
Goodwill impairment	.6	—
Other items – net	.1	.2

Effective tax rate (credit)	(34.5)%	(36.6)%

The tax effects of temporary differences that give rise to significant portions of the Company's net deferred tax assets or (liabilities) are shown in the table below. The deferred tax assets as of each of the above dates were evaluated and it was concluded that no valuation allowance was warranted. In valuing the deferred tax assets, the Company considered certain factors including primarily the scheduled reversals of certain deferred tax liabilities, the impact of available carryback and carryforward periods, as well as the availability of certain tax planning strategies. Based on these considerations and the continued application of the above-noted tax sharing agreement, the Company estimates that the deferred tax assets at year end 2011 will more likely than not be fully realized.

	December 31,
	2011	2010
Deferred Tax Assets:
Losses, claims, and settlement expenses	$17.5	$20.0
Unearned premium reserves	4.0	4.5
Pension and deferred compensation plans	2.8	4.4
Impairment losses on investments	—	.1
AMT credit carryforward	14.6	—
Other timing differences	4.9	5.2

Total deferred tax assets	44.1	34.4

Deferred Tax Liabilities:
Deferred policy acquisition costs	—	11.1
Mortgage guaranty insurers' contingency reserves	.4	63.5
Fixed maturity securities adjusted to cost	.3	1.2
Net unrealized investment gains	5.7	25.1
Other timing differences	1.3	1.0

Total deferred tax liabilities	7.9	102.1

Net deferred tax assets (liabilities)	$36.1	$(67.7)

The allocation of current and deferred income taxes is based on the Company's relative contribution to ORI's consolidated income tax expense or benefit with current credit for net losses to the extent recoveries are available through group income offsets or carry-back claims. The Company's financial statements reflect the application of this methodology to all periods presented. Under a separate return approach, taxes would be allocated to ORI's subsidiaries as if they were separate taxpayers and stand-alone entities. Under this approach, it is more likely than not that full realization of RFIG’s deferred tax assets would not be achieved in 2011. If a separate return approach had been applied to RFIG's 2010 financial statements, there would not have been any net impact to the

Company's financial position or results of operations. The following table demonstrates the impact on the Company’s 2011 financial statements as if taxes were allocated to RFIG using a separate return approach.

		(Unaudited)
December 31, 2011	As Reported	Pro Forma Adjustments	Pro Forma RFIG
Income taxes (credits): Current	$(119.7)	$119.7	$—
Deferred	(84.9)	36.1	(48.8)
Total	(204.6)	155.8	(48.8)
Net income (loss)	(388.8)	(155.8)	(544.6)
Shareholder's equity (deficit)	$16.2	$(155.8)	$(139.6)

Pursuant to special provisions of the Internal Revenue Code pertaining to mortgage guaranty insurers, a contingency reserve (established in accordance with insurance regulations designed to protect policyholders against extraordinary volumes of claims) is deductible from gross income. The tax benefits obtained from such deductions must, however, be invested in a special type of non-interest bearing U.S. Treasury Tax and Loss Bonds which aggregated $1.0 at December 31, 2011. For Federal income tax purposes, amounts deducted from the contingency reserve are taken into gross statutory taxable income in the period in which they are released. Contingency reserves may be released when incurred losses exceed thresholds established under state law or regulation, upon special request and approval by state insurance regulators, or in any event, upon the expiration of ten years. During 2011, the Company released contingency reserves of $398.8 and consequently, $62.5 of U.S. Treasury Tax and Loss Bonds were redeemed in 2011. In addition, $101.2 of U.S. Treasury Tax and Loss Bonds were redeemed in 2011 relating to contingency reserve releases recorded in 2010. Purchases of U.S. Tax and Loss Bonds amounted to $61.7 during 2011.

Tax positions taken or expected to be taken in a tax return by the Company are recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. To the best of management's knowledge there are no expected tax uncertainties that would result in significant increases or decreases to unrecognized tax benefits within the next twelve month period. The IRS is currently examining ORI’s 2008 consolidated Federal income tax return, along with its amended returns for the year 2005 through 2007 relative to a claim for recovery of taxes previously paid. ORI’s consolidated 2006 Federal income tax return has been examined and no significant adjustments have been identified. The Company classifies interest and penalties as income tax expense in the consolidated statement of income.

(k) Property and Equipment - Property and equipment is generally depreciated or amortized over the estimated useful lives of the assets, (3 to 15 years), substantially by the straight-line method. Depreciation and amortization expenses related to property and equipment were $1.6 and $1.7 in 2011 and 2010, respectively. Expenditures for maintenance and repairs are charged to income as incurred, and expenditures for major renewals and additions are capitalized.

(l) Goodwill and Intangible Assets - The following table presents the components of the Company's goodwill balance:

January 1, 2010	$10.7
Acquisitions	—
Impairments	—

December 31, 2010	10.7
Acquisitions	—
Impairments	(10.7)

December 31, 2011	$—

Goodwill resulting from business combinations is not amortizable against operations but must be tested annually for possible impairment of its continued value. During 2011, the historical goodwill balance of $10.7 was impaired in its entirety.

(m) Employee Benefit Plans - Substantially all employees of the Company are eligible to participate in the Employee Savings and Stock Ownership Plan offered and administered by ORI. Certain of the Company’s employees also participate in an individual employee performance deferred salary arrangement, and a stock based compensation plan, the latter of which is offered and administered by ORI. RFIG also offers a qualified defined contribution plan covering substantially all employees. Company contributions to the latter plan are made on the basis of a formula approved by the Board of Directors. The costs related to all these benefit plans are summarized below:

	Years Ended December 31,
	2011	2010
ORI Employees Savings and Stock Ownership Plan	$.4	$.5
ORI Stock based compensation	.4	1.0
Individual employees' performance deferred salary compensation	5.9	4.8
Other employee benefit plans	$.5	$.5

(n) Concentration of Credit Risk - The Company is not exposed to material concentrations of credit risks as to any one issuer.

Note 2 - Debt

As of December 31, 2011 and 2010, the Company had notes of $175.0 and $150.0, respectively, due to ORI. These obligations were assumed between 2008 and early 2011 in consideration of cash of $125.0 and a $50.0 note payable by an ORI insurance holding company subsidiary. The Company's notes are issued for a 30 year term and bear a variable interest rate indexed to the London Interbank Offered Rate ("LIBOR") plus 450 basis points. The effective rates were 4.73% and 4.77%, for 2011 and 2010, respectively. Resulting interest expenses amounted to $8.0 and $7.1, for the years ended December 31, 2011 and 2010, respectively.

See Note 7(b) - Events Subsequent to December 31, 2011 for information about the exchange of these notes for a new note due December 31, 2038.

Note 3 - Shareholder's Equity

(a) Preferred Stock - At December 31, 2011, there were 25,000,000 shares of preferred stock authorized, though none were issued or outstanding.

See Note 7(b) - Events Subsequent to December 31, 2011 for information about the re-authorized number of preferred shares.

(b) Common Stock - At December 31, 2011, there were 100,000,000 shares of common stock authorized, of which 16,262,473, were issued to ORI. At the same date, there were 50,000,000 authorized shares of Class B common stock of which none were issued or outstanding.

See Note 7(b) - Events Subsequent to December 31, 2011 for information about the reclassification of the shares of common stock.

(c) Cash Dividend Restrictions - The payment of cash dividends by the Company is principally dependent upon the amount of its insurance subsidiaries' statutory policyholders' surplus available for dividend distribution. The insurance subsidiaries' ability to pay cash dividends is in turn generally restricted by law or subject to approval of the insurance regulatory authorities of the states in which they are domiciled. These authorities recognize only statutory accounting practices for determining financial position, results of operations, and the ability of an insurer to pay dividends to its shareholders. The Company did not pay any dividends during 2011 and 2010, nor were its insurance subsidiaries able to do so due to the depletion of capital funds resulting from net losses incurred. Based on the subsidiaries' financial condition at December 31, 2011, no dividends may be paid in 2012 or, in all likelihood, in the foreseeable future.

Note 4 - Commitments and Contingent Liabilities:

(a) Reinsurance and Retention Limits - In order to maintain premium production within their capacity and to limit maximum losses for which they might become liable under policies they've underwritten, the Company’s insurance subsidiaries, as is the common practice in the insurance industry, may cede all or a portion of their premiums and related liabilities on certain classes of business to other insurers and reinsurers. Although the ceding of insurance does not ordinarily discharge an insurer from liability to a policyholder, it is industry practice to establish the reinsured part of risks as the liability of the reinsurer. To the extent that any reinsurance companies, might be unable to meet their obligations under existing reinsurance agreements, the Company would be liable for the defaulted amounts. As deemed necessary, reinsurance ceded to other companies is secured by letters of credit, cash, and/or securities.

Approximately 15% of mortgage guaranty traditional primary insurance in force is subject to lender sponsored captive reinsurance arrangements structured primarily on an excess of loss basis. All bulk and other insurance risk in force is retained. Exclusive of reinsurance, the average direct primary mortgage guaranty exposure is approximately (in whole dollars) $38,400 per insured loan.

Reinsurance recoverable asset balances represent amounts due from or credited by assuming reinsurers for paid and unpaid claims and premium reserves. Such reinsurance balances are typically recoverable from un-rated domestic or foreign reinsurers such as lender-owned captive insurance companies owned by assureds, and are substantially collateralized by securities. RFIG evaluates on a regular basis the financial condition of its assuming reinsurers. Estimates of amounts unrecoverable are reflected in the Company’s net claim and claim expense reserves. Historically no material charges have been incurred as a result of the non-recoverability of such balances and credits.

At December 31, 2011, the Company’s ten largest reinsurers represented approximately 97.6% of the total consolidated reinsurance recoverable on paid and unpaid losses, with Bank of America Reinsurance Corporation, the largest reinsurer representing 21.8% of the total recoverable balance. Of the balances due from these ten reinsurers, 4.1% was recoverable from foreign unrated companies and 95.9% from domestic unrated companies.

The following information applies to reinsurance and related data for the three years ended December 31, 2011.

	Years Ended December 31,
	2011	2010
Written premiums: Direct	$461.3	$518.8
Assumed	—	(.2)
Ceded	$23.2	$30.1

Earned premiums: Direct	$468.1	$529.5
Assumed	.1	(.1)
Ceded	$23.2	$30.6

Claims ceded	$42.2	$76.4

Insurance in force as of December 31:
Direct	$70,520.9	$82,911.0
Assumed	446.0	756.7
Ceded	$1,452.7	$2,036.0

During 2010, the Company negotiated the termination of business previously ceded to certain lender-owned captive reinsurance companies. In substance, the transactions were cut-off reinsurance commutation arrangements whereby the captives remitted to the Company the reserves on existing claim obligations and a risk premium for claims that will occur after the recapture date. The effect of these transactions is summarized in Note 1(e).

(b) Leases - The Company leases office space, equipment, and automobiles under non-cancelable leases having original terms from one through fifteen years. Rental expenses for operating leases amounted to $2.8 and $3.2 in 2011 and 2010, respectively. At December 31, 2011, aggregate minimum rental commitments (net of expected sub-lease receipts) under noncancellable operating leases are summarized as follows: 2012: $2.0; 2013: $1.7; 2014: $1.4; 2015: $1.4; 2016: $1.4; 2017 and after: $9.8.

(c) General - In the normal course of business, the Company and its subsidiaries are subject to various contingent liabilities. These include possible income tax assessments resulting from tax law interpretations or issues raised by taxing or regulatory authorities, catastrophic claim occurrences not indemnified by reinsurers such as noted at 4(a) above, or failure to collect all amounts on its investments or balances due from assureds and reinsurers. The Company does not have a basis for anticipating any significant losses or costs that could result from any known or existing contingencies.

(d) Legal Proceedings - Legal proceedings against the Company and its subsidiaries routinely arise in the normal course of business and usually pertain to claim matters related to insurance policies and contracts. Other, non-routine legal proceedings which may prove to be material to the Company or a subsidiary are discussed below.

On December 31, 2009, Republic Mortgage Insurance Company and Republic Mortgage Insurance Company of North Carolina (together "RMIC") filed a Complaint for Declaratory Judgment in the Supreme Court of the State of New York, County of New York, against Countrywide Financial Corporation, Countrywide Home Loans, Inc., The Bank of New York Mellon Trust Company, N.A., BAC Home Loans Servicing, LP, and Bank of America N.A. as successor in interest to Countrywide Bank, N.A. (together "Countrywide") (Republic Mortgage Insurance Company, et al. v. Countrywide Financial Corporation, et al.). The suit relates to five mortgage insurance master policies (the "Policies") issued by RMIC to Countrywide or to the Bank of New York Mellon Trust Company as co-trustee for trusts containing securitized mortgage loans that were originated or purchased by Countrywide. RMIC has rescinded its mortgage insurance coverage on over 1,500 of the loans originally covered under the Policies based upon material misrepresentations of the borrowers in their loan applications or the negligence of Countrywide in its loan underwriting practices or procedures. Each of the coverage rescissions occurred after a borrower had defaulted and RMIC reviewed the claim and loan file submitted by Countrywide. The suit seeks the Court's review and interpretation of the Policies' incontestability provisions and its validation of RMIC's investigation procedures with respect to the claims and underlying loan files.

On January 29, 2010, in response to RMIC's suit, Countrywide served RMIC with a demand for arbitration under the arbitration clauses of the same Policies. The demand raises largely the same issues as those raised in RMIC's suit against Countrywide, but from Countrywide's perspective, as well as Countrywide's and RMIC's compliance with the terms, provisions and conditions of the Policies. The demand includes a prayer for punitive, compensatory and consequential damages. RMIC filed a motion to stay the arbitration, and Countrywide filed a motion to dismiss RMIC's lawsuit and to compel the arbitration. On July 26, 2010, the Court granted Countrywide's motion, ordering the matters be submitted to arbitration and dismissing the lawsuit. The arbitration is proceeding.

After its First Amended Complaint was dismissed on May 4, 2011, on July 19, 2011, J.P. Morgan Chase Bank, N.A. ("Chase") filed a Second Amended Complaint against RMIC in the U.S. District Court for the District of New Jersey arising out of RMIC's rescissions of coverage on approximately 377 mortgage loans. (J.P. Morgan Chase Bank, N.A. v. Republic Mortgage Insurance Company). The new lawsuit abandons the earlier claim, which the Court dismissed, that RMIC could not unilaterally rescind coverage. Instead, Chase alleges that RMIC's rescissions were improper either because the coverage had become incontestable; or the rescissions relied upon evidence that was either improperly obtained or insufficient, unreliable or immaterial; or the rescissions were not permitted by applicable law. Based on these allegations, Chase asserts claims for breach of contract, breach of good faith and fiduciary duties, negligence and violations of Colorado and Louisiana insurance laws and seeks declaratory relief and unspecified compensatory, treble and punitive damages. On September 26, 2011, RMIC filed a motion for entry of an order dismissing various claims in the Second Amended Complaint with prejudice and requiring Chase to provide a more definitive statement of any remaining claims. That motion is awaiting the Court's actions.

Eight purported class action suits alleging RESPA violations have been filed in the Federal District Courts for the Central District of California, two in the Eastern District of Pennsylvania, two in the Western District of Pennsylvania, two in the Eastern District of California, and one in the Southern District of New York, between December 9, 2011 and April 19, 2012. The suits target J.P. Morgan Chase Bank, N.A., the PNC Financial Services Group, Inc. as successor to National City Bank, N.A., Citibank, N.A., Wachovia Bank, N.A., HSBC Bank USA, N.A., Bank of America, and Fifth Third Bank, each of their wholly-owned captive insurance subsidiaries and a number of the mortgage guaranty insurance companies, including RMIC. (Samp, Komarchuk, Whitaker v. J.P. Morgan Chase Bank, N.A., et al.; White, Hightower v. The PNC Financial Services Group, Inc., et al.; Menichino v. CitiBank, N.A., et al.; Ranjha v. Wachovia Bank, N.A., et al.; McCarn v. HSBC Bank USA, N.A., et al.; Riddle v. Bank of America, et al.; Manners v. Fifth Third Bank, et al.; and Rulison v. ABN AMRO/CitiBank, N.A., et al.) On March 14, 2012, the suit against Wachovia Bank and the mortgage insurers was voluntarily dismissed without prejudice by the plaintiffs. The lawsuits, filed by the same law firms in all but the most recent case, are substantially identical in alleging that the mortgage guaranty insurers had reinsurance arrangements with the defendant banks' captive insurance subsidiaries under which payments were made in violation of the anti-kickback and fee splitting prohibitions of Sections 8(a) and 8(b) of RESPA. Each of the suits seeks unspecified damages, costs, fees and the return of the allegedly improper payments. A class has not been certified in any of the suits.

On January 27, 2012, a purported national class action suit was filed in the Federal District Court, Northern District of California, Oakland Division. This suit names as defendants ORI and five of its subsidiaries, including RMIC. The suit alleges unfair, unlawful and fraudulent business practices in violation of California's Business & Professions Code and the payment of commissions and kickbacks in violation of the California Insurance Code and RESPA. The suit seeks declaratory injunctive relief, restitution and treble damages in unspecified amounts, and costs and fees.

Commensurate with the regulatory approval of various reinsurance agreements discussed in Notes 7(c) and 7(d), RFIG may also be effected by the following legal proceedings.

On December 19, 2008, Old Republic Insurance Company and Old Republic Insured Credit Services, Inc., ("Old Republic") filed suit against Countrywide Bank FSB, Countrywide Home Loans, Inc. ("Countrywide") and Bank of New York Mellon, BNY Mellon Trust of Delaware in the Circuit Court, Cook County, Illinois (Old Republic Insurance Company, et al. v. Countrywide Bank FSB, et al.). The suit seeks rescission of various credit indemnity policies issued to insure home equity loans and home equity lines of credit which Countrywide had securitized or held for its own account, and a declaratory judgment and money damages based upon material misrepresentations either by Countrywide as to the credit characteristics of the loans or by the borrowers in their loan applications. Countrywide filed a counterclaim alleging a breach of contract, bad faith and seeking a declaratory judgment challenging the factual and procedural bases that Old Republic had relied upon to deny or rescind coverage for individual defaulted loans under those policies, as well as unspecified compensatory and punitive damages.

On November 3, 2010, Bank of America, N.A. ("B of A") filed suit against Old Republic Insurance Company ("ORIC") in the U.S. District Court of the Western District of North Carolina (Bank of America, N.A. v. Old Republic Insurance Company) alleging breach of contract, breach of the duty of good faith and fair dealing, and bad faith with respect to ORIC's handling of certain claims under a policy of credit indemnity insurance issued to B of A. The policy is not related to those issued to Countrywide, which are the subject of the above-noted separate litigation. The B of A suit seeks a declaratory judgment with respect to the interpretation of certain policy terms, B of A's compliance with certain terms and conditions of the policy, and the propriety of certain positions and procedures taken by ORIC in response to claims filed by B of A. The suit also seeks money damages in excess of $320, pre-and post-judgment interest and unspecified punitive damages. On January 23, 2012, ORIC filed a counterclaim seeking damages based on B of A's alleged interference with ORIC's subrogation rights.

On February 18, 2011, the Federal Deposit Insurance Corporation, as receiver of AmTrust Bank, filed a suit against Old Republic Insurance Company ("ORIC") in the U.S. District Court for the Northern District of Ohio arising out of ORIC's termination of a credit indemnity policy issued to insure home equity loans made or held by AmTrust. The suit (Federal Deposit Insurance Corporation v. Old Republic Insurance Company) alleges breach of contract and seeks a declaratory judgment that ORIC's attempted termination and/or cancellation of the policy did not terminate coverage of the insured loans and that ORIC remains obligated to provide coverage for such loans under the policy. The suit seeks damages in excess of $46, declaratory relief, pre-and post-judgment interest, attorneys' fees and costs. The suit was settled on April 27, 2012 in return for a complete termination of the policy in question. The company's obligations under this settlement were considered during its periodic loss reserving process.

Under GAAP, an estimated loss is accrued only if the loss is probable and reasonably estimable. The Company and its subsidiaries have defended and intend to continue defending vigorously against each of the aforementioned actions. The Company does not believe it probable that any of these actions will have a material adverse effect on its consolidated financial condition, results of operations, or cash flows, though there can be no assurance in such regards. Nor is the Company able to make a reasonable estimate or range of estimates of any potential liability under these lawsuits, the counterclaim, and the arbitration, all of which seek unquantified damages, attorneys' fees, and expenses. It is also unclear what effect, if any, the run-off operating mode of the Company's insurance subsidiaries and the continued depletion of the capital will have on the legal actions.

Note 5-Transactions with Affiliates-As a wholly-owned ORI subsidiary, the Company has incurred certain common costs allocated to it or arising from contractual arrangements with ORI and its affiliates as follows:

		Years Ended December 31,
		2011	2010
(a)	Contractual investment portfolio management expenses paid to Old Republic Asset Management Corporation	$.4	$.5
(b)	Allocation of ORI corporate insurance costs	.9	1.1
(c)	Allocation of an approximate 70% share of the basic compensation paid to ORI's President for management services provided to RFIG since 2010	.3	.2
(d)	Shared Board of Directors' services allocated to RFIG insurance subsidiaries	.1	.2
(e)	Costs related to RFIG employees' participation in ORI's Employees Savings and Stock Ownership Plan	.4	.5
(f)	Costs related to RFIG employees' participation in the ORI stock option plan	.4	1.0
(g)	Claim litigation services provided by an ORI general services subsidiary	.2	—

	Total	$2.7	$3.5

(h) In June 2011, the Company sold a $5.0 variable rate surplus note, originally purchased from an ORI insurance company for a cash consideration of that amount. Interest income of $.1 and $.2 was recorded in 2011 and 2010, respectively.

(i) In December 2008, the Company advanced $2.7 to the Old Republic Employee Savings and Stock Ownership Plan in which its employees participate. $2.1 and $2.3 of the advance remained outstanding as of December 31, 2011 and 2010, respectively. The loan is renewable annually on March 31st with a final scheduled maturity in 2018. Interest is payable quarterly at a variable interest rate indexed to the London Interbank Offered Rate ("LIBOR") plus 350 basis points. The effective interest rate at December 31, 2011 was 3.76%. During the years ended December 31, 2011 and 2010, the Company received immaterial amounts of principal repayments and interest.

(j) See Note 2 - Debt, and Note 7 - Events Subsequent to December 31, 2011, for information about other transactions among the Company and ORI and its subsidiaries.

Note 6 - Consolidated Quarterly Results - Unaudited - The Company's consolidated quarterly operating data for the two years ended December 31, 2011 is presented below. In management's opinion, quarterly operating data for insurance enterprises such as the Company is not indicative of results to be achieved in succeeding quarters or years. The long-term nature of the business, mortgage lending industry issues affecting premium production and claim emergence patterns, and changes in operating cash flows and investment yields affecting income producing invested assets are some of the factors necessitating a review of operating results and succeeding balance sheets over several years to obtain a proper indication of performance trends. These matters notwithstanding, management is of the opinion that all adjustments consisting of normal recurring adjustments necessary to a fair statement of quarterly results have been reflected in the following table.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Year Ended December 31, 2011:
Operating Summary:
Net premiums, fees, and other income	$114.5	$112.2	$110.9	$109.2
Net investment income and realized gains (losses)	18.1	17.7	24.9	83.1
Total revenues	132.6	129.9	135.8	192.3
Benefits, claims, and expenses	232.4	304.1	363.7	284.0
Net income (loss)	$(64.5)	$(113.0)	$(151.7)	$(59.5)

Net income (loss) per share:
Basic and diluted	$(3.97)	$(6.95)	$(9.33)	$(3.66)

Average shares outstanding:	16,262,473	16,262,473	16,262,473	16,262,473

Year Ended December 31, 2010:
Operating Summary:
Net premiums, fees, and other income	$137.3	$130.1	$121.7	$114.2
Net investment income and realized gains (losses)	23.7	35.9	22.9	45.7
Total revenues	161.1	166.1	144.6	160.0
Benefits, claims, and expenses	194.6	174.3	236.5	243.8

Net income (loss)	$(20.4)	$(4.3)	$(59.0)	$(54.0)

Net income (loss) per share:
Basic and diluted	$(1.26)	$(.27)	$(3.63)	$(3.32)

Average shares outstanding:	16,262,473	16,262,473	16,262,473	16,262,473

Note 7 - Events Subsequent to December 31, 2011 - Subsequent to December 31, 2011 and through the date of issuance of these consolidated financial statements, the following events and transactions took place:

(a) Continuity of RFIG's Business - The various circumstances discussed under "Basis of Presentation" raise substantial doubt about the Company's and its insurance subsidiaries' ability to continue as going concerns. Absent substantial capital additions and future regulatory and other approvals, the ability of the Company and its insurance subsidiaries to reemerge as an active underwriter of new business is highly doubtful. The ultimate parent, ORI, has communicated its unwillingness and inability to provide additional capital funds in an amount sufficient to restore and maintain minimum risk-to-capital ratios. Accordingly, recapitalization of the Company will be dependent on the possible availability of capital market sources.

(b) Capitalization Changes - In March 2012, RFIG's capitalization was changed pursuant to an amendment to its Articles of Incorporation. The table below shows the changes:

	Authorized, Issued and Outstanding Common and Preferred Stock
	As of December 31, 2011			As of March 31, 2012
	Class A	Class B	Preferred	Common	Class B	Preferred
	Common	Common	Stock	Stock	Common	Stock
Authorized shares	50,000	50,000	50,000	100,000,000	50,000,000	25,000,000
Par value per share	—	—	—	$.01	$.01	$.01
Liquidation or stated value per share	$—	$1,000	$—	$—	$—	$—
Shares issued and outstanding	1,000	27,835	—	16,262,473	—	—

In March, 2012 the Company's $175.0 notes payable to ORI (See Note 2—Debt) were increased to $180.0 after a cash receipt of $5.0 from ORI. The notes were then consolidated into a single new note with detachable warrants to acquire RFIG common shares. The new note expires on December 31, 2038 and bears a variable interest rate indexed to the London Interbank Offered Rate ("LIBOR") plus 450 basis points, not to exceed a maximum rate of 8.5%. The new note is collateralized by the surplus notes previously issued by RMIC and RMICNC in the aggregate amount of $155.0 and the stock of the Company's three mortgage insurance subsidiaries.

Concurrent with the issuance of the new note, a total of 18,000,000 warrants were issued with the right to purchase one RFIG common share for $0.12 per share per warrant. The warrants may be exercised in whole or in part at any time after March 31, 2015 except that earlier exercise could occur in the event of certain exigent circumstances such as the acquisition of more than 15% of any RFIG voting securities by any one investor or group of investors acting in concert.

(c) Acquisition of and Combination with Old Republic's Credit Indemnity Division - Unaudited - In March, 2012, RFIG issued 16,525,441 common shares in exchange for all the stock of Republic Credit Indemnity Companies, Inc. ("RCICI"), an insurance holding company recently formed by ORI. RCICI was organized to encompass the Consumer Credit Indemnity ("CCI") Division of ORI's General Insurance Group (property and liability) subsidiary. On the date of exchange, RCICI's balance sheet consisted of the following accounts:

Cash and short-term funds	$15.0
Investment in three CCI agency and related services companies at ORI's historical GAAP carrying value	1.5

Total assets	$16.5

Liabilities	$—

Common shareholder's equity:
Capital stock	.1
Paid in capital	16.0
Retained earnings	.3

Total common shareholder's equity	16.5

Total liabilities and common shareholder's equity	$16.5

Subject to pending regulatory approval, RCICI, as a wholly-owned subsidiary of RFIG, has agreed to:

(1)	Acquire for cash of $3.2 all of the stock of the Republic Credit Indemnity Company ("RCIC"), an inactive property and liability insurer owned by an ORI subsidiary; and
(2)	Assume (currently planned as of April 1, 2012) as reinsurance by RCIC a 100% quota share portfolio of all CCI premium and loss reserves from the ORI insurance company subsidiary that underwrote this coverage. As of December 31, 2011, all such reserves amounted to $39.7.

On a pro forma basis and based on the latest available data as of December 31, 2011, the totality of RFIG's acquisition of RCIC and the two above-noted transactions would be represented by the following assets, liabilities, and common shareholder's equity.

Cash and short-term funds	$54.4
Investment in three CCI agency and related services companies(*)	1.5
Premiums receivable	.2

Total assets	$56.2

Losses, claims and settlement expenses	$31.2
Unearned premiums	8.4

Total liabilities	39.7

Common shareholder's equity
Capital stock	.1
Paid in capital	16.0
Retained earnings	.3

Total common shareholder's equity	16.5

Total liabilities and common shareholder's equity	$56.2

(*)	For purposes of this pro forma information, the accounts of the CCI agencies are shown on an equity basis. Full consolidation would not alter significantly the substance of the information in this table.

The latest available historical consolidated and combined results for 2011 of the three CCI agencies and the divisional insurance underwriting operations covered by the above-noted 100% quota share assumption were as follows:

Net premiums earned	$58.3

Claims and claim expenses	102.9
Underwriting, acquisition and other expenses	5.1

Total	108.0

Pretax income (loss)	(49.6)
Income taxes (credits)	(17.3)

Net (loss)	$(32.2)

The following summary table shows a 2011 pro forma combination of RFIG's business combined with the above consolidated and combined accounts of the CCI line as if the RCIC transaction had occurred on January 1, 2011:

Pro Forma Year Ended December 31, 2011:	RFIG Historical Per Accompanying Financial Statements	RCIC Historical Per Above Table	RFIG and RCIC Combined

Revenues:
Net premiums earned	$444.9	$58.3	$503.2
Net investment income	59.2	—	59.3
Other income	1.9	—	2.0

Total operating revenues	506.1	58.4	564.6
Realized investment gains (losses)	84.6	—	84.6

Total revenues	590.8	58.4	649.2

Claims and expenses:
Claims and settlement expenses	1,057.1	102.9	1,160.1
Underwriting, acquisition and other expenses	108.3	5.1	113.5
Interest and other charges	18.7	—	18.7

Total expenses	1,184.3	108.0	1,292.4

(Loss) before income taxes (credits)	(593.5)	(49.6)	(643.1)
Income taxes (credits)	(204.6)	(17.3)	(222.0)

Net (loss)	$(388.8)	$(32.2)	$(421.1)

Pro forma net (loss) per share (Notes (3b) and (7b)):	$(23.91)	$(1.95)	$(12.84)

Pro forma common shares outstanding	16,262,473	16,525,441	32,787,914

Underwriting ratio:
Claim ratio	237.6%	176.5%	230.5%
Expense ratio	23.9	8.7	22.1

Composite ratio	261.5%	185.2%	252.6%

Following the above-noted 100% quota share assumption of the CCI run-off business in 2012, the Company expects to enter into a stop loss reinsurance agreement with an ORI general insurance subsidiary. In substance the stop loss agreement will cover RCIC's quota share exposures in excess of an 85% loss ratio retention (for up to 70 additional loss ratio points) during the term of the reinsurance contract.

(d) Approval of reinsurance agreements - The quota share and stop loss agreements discussed above were approved by the required participating companies' state of domicile on May 3, 2012.

(e) Private placement - On May 18, 2012, the Company completed a private placement of 8,500,000 newly issued shares of common stock at $0.12 per share.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

Republic Financial Indemnity Group, Inc.:

We have audited the accompanying consolidated balance sheets of Republic Financial Indemnity Group, Inc. and Subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, common shareholder’s equity and cash flows for each of the years in the two-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Financial Indemnity Group, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in notes Basis of Presentation and 7(a) to the consolidated financial statements, the Company has suffered depleted capital from substantial losses and as a result of expiration of regulatory capital waivers discontinued writing new business as of August 31, 2011. The Company’s primary subsidiary, Republic Mortgage Insurance Company, is operating subject to a North Carolina Department of Insurance Summary Order issued January 19, 2012, immediately placing Republic Mortgage Insurance Company under administrative supervision. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in notes Basis of Presentation and 7(a). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP

Chicago, Illinois

April 24, 2012, except as to Notes 4(d), 7(d)

          and 7(e) which are as of May 21, 2012

Republic Financial Indemnity Group, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in Millions, Except Share Data)

	(Unaudited) March 31, 2012	December 31, 2011
Assets:
Investments (Other than investments in related parties):
Available for sale:
Fixed maturity securities (at fair value)(amortized cost: $1,231.6 and $1,297.9)	$1,249.7	$1,314.3
Equity securities (at fair value)(cost: $- and $-)	—	—
Short-term investments (at fair value which approximates cost)	391.6	356.0

Total investments	1,641.4	1,670.3

Other Assets:
Cash	0.9	—
Investments in, and indebtedness of related parties	53.7	53.7
Accrued investment income	12.9	12.1
Accounts and notes receivable	26.0	23.0
Federal income tax recoverable: Current	162.1	131.4
Deferred	34.6	36.1
Prepaid federal income taxes	1.0	1.0
Reinsurance recoverable on: Paid losses	10.3	9.4
Policy and claim reserves	68.3	76.7
Sundry assets	13.6	13.4

Total other assets	383.8	357.2

Total assets	$2,025.2	$2,027.6

Liabilities and Common Shareholder's Equity:
Liabilities:
Losses, claims and settlement expenses	$1,640.6	$1,699.4
Unearned premiums	53.8	57.7
Other policyholders' benefits	92.7	—

Total policy liabilities and accruals	1,787.2	1,757.1
Commissions, expenses, fees and taxes	13.6	11.1
Reinsurance balances and funds	5.5	5.3
Indebtedness to related parties	179.8	177.0
Sundry liabilities	56.4	60.6

Total liabilities	2,042.8	2,011.3

Common Shareholder's Equity:
Common stock	0.3	0.1
Additional paid-in capital	227.2	209.4
Retained earnings (accumulated deficit)	(256.9)	(204.0)
Accumulated other comprehensive income (loss)	11.7	10.6

Total common shareholder's equity (deficit)	(17.5)	16.2

Total liabilities and common shareholder's equity	$2,025.2	$2,027.6

At March 31, 2012 and December 31, 2011, there were 100,000,000 common shares of $0.01 par value common stock authorized, of which 32,787,914 and 16,262,473 shares were outstanding as of March 31, 2012 and December 31, 2011, respectively. As of the same dates, there were 50,000,000 Class B shares of $0.01 par value common stock authorized, none of which were outstanding. On March 30, 2012, the outstanding Class B stock was converted into Class A stock, and the latter was reclassified into a greater number of authorized and outstanding common shares. Shares for all periods presented have been restated to reflect this transaction.

See accompanying Notes to Consolidated Financial Statements.

Republic Financial Indemnity Group, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

($ in Millions, Except Share Data)

	Quarters Ended March 31,
	2012	2011
Revenues:
Net premiums earned	$103.2	$113.9
Net investment income	10.3	16.6
Other income	6.6	0.5

Total operating revenues	120.2	131.2
Realized investment gains (losses)	—	1.4

Total revenues	120.2	132.6

Benefits, Claims and Expenses:
Claims and settlement expenses	179.3	212.7
Underwriting, acquisition and other expenses	20.6	17.8
Interest and other charges	2.0	1.8

Total expenses	202.0	232.4

Income (loss) before income taxes (credits)	(81.8)	(99.7)

Income Taxes (Credits):
Current	(29.8)	(9.2)
Deferred	1.2	(25.9)

Total	(28.6)	(35.1)

Net Income (Loss)	$(53.2)	$(64.5)

Net Income (Loss) Per Share:
Basic and diluted	$(2.75)	$(3.97)

Average Shares Outstanding:
Basic and diluted	19,349,643	16,262,473

Consolidated Statements of Comprehensive Income (Unaudited)

	Quarters Ended March 31,
	2012	2011
Net income (loss) as reported	$(53.2)	$(64.5)

Other comprehensive income (loss):
Post-tax net unrealized gains (losses) on securities	1.0	(2.0)
Other adjustments	—	—

Net adjustments	1.0	(2.0)

Comprehensive income (loss)	$(52.1)	$(66.5)

See accompanying Notes to Consolidated Financial Statements.

Republic Financial Indemnity Group, Inc. and Subsidiaries

Consolidated Statements of Common Shareholder’s Equity (Unaudited)

($ in Millions, Except Share Data)

	Quarters Ended March 31,
	2012	2011
Common Stock:
Balance, beginning and end of period	$.1	$.1

Additional Paid-in Capital:
Balance, beginning of period	$209.4	$209.4
Acquisition of subsidiary	16.0	—
Issuance of warrants	2.1	—
Stock based compensation	(.3)	.1

Balance, end of period	$227.2	$209.6

Retained Earnings (Accumulated Deficit):
Balance, beginning of period	$(204.0)	$184.8
Net income (loss)	(53.2)	(64.5)
Acquisition of subsidiary	.3	—

Balance, end of period	$(256.9)	$120.3

Accumulated Other Comprehensive Income (Loss):
Balance, beginning of period	$10.6	$46.6
Net unrealized gains (losses) on securities, net of tax	1.0	(2.0)
Other adjustments	—	—

Balance, end of period	$11.7	$44.6

See accompanying Notes to Consolidated Financial Statements.

Republic Financial Indemnity Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

($ in Millions, Except Share Data)

	Quarters Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(53.2)	$(64.5)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred policy acquisition costs	—	0.6
Premiums and other receivables	(0.3)	1.8
Unpaid claims and related items	(50.4)	(75.3)
Unearned premiums and other policyholders' benefits	88.9	(1.8)
Income taxes	(29.1)	(45.3)
Prepaid federal income taxes	—	39.4
Reinsurance balances and funds	(0.9)	4.5
Realized investment (gains) losses	—	(1.4)
Accounts payable, accrued expenses and other	(27.7)	13.6

Total	(72.8)	(128.3)

Cash flows from investing activities:
Dispositions of fixed maturity securities:
Maturities and early calls	63.7	88.1
Sales	1.0	4.3
Purchases of:
Fixed maturity securities	(1.0)	(64.2)
Other - net	—	(0.3)
Net decrease (increase) in short-term investments	(10.7)	75.4
Other - net	—	—

Total	52.9	103.3

Cash flows from financing activities:
Proceeds from transactions with related parties	20.0	25.0
Other - net	0.8	—

Total	20.8	24.9

Increase (decrease) in cash	0.9	—
Cash, beginning of period	—	—

Cash, end of period	$0.9	$—

Supplemental cash flow information:
Cash paid (received) during period for: Interest	$2.0	$1.7

Income Taxes	$0.4	$10.1

See accompanying Notes to Consolidated Financial Statements.

Republic Financial Indemnity Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

($ in Millions, Except Share Data)

1. Accounting Policies and Basis of Presentation:

The accompanying consolidated financial statements have been prepared in conformity with the Financial Accounting Standards Board's (“FASB”) Accounting Standards codification (“ASC”) of accounting principles generally accepted in the United States of America (“GAAP”).

As reported in earlier periods, the Company's flagship mortgage guaranty insurance carrier, Republic Mortgage Insurance Company (“RMIC”), had been operating pursuant to a waiver of minimum state regulatory capital requirements since late 2009. This waiver expired on August 31, 2011. As a consequence, underwriting of new policies ceased and the existing book of business was placed in run-off operating mode. Afterwards, on January 19, 2012, RMIC received a Summary Order (“Order”) from the North Carolina Department of Insurance placing the Company under supervision. Among other considerations, the Order instructed RMIC to reduce the cash payment on all claims by 50 percent during an initial period not to exceed one year. The remaining 50 percent deferred payment obligation (“DPO”) is to be included in RMIC's statutory capital and will be paid at a future date if and when necessary funds are available.

The imposition of supervision and the restriction on claims payments will significantly reduce the rate at which RMIC's statutory capital is eroded by losses. As a result, management believes the Order makes RMIC's statutory insolvency less likely. However, the Order could be amended or withdrawn by the NCDOI at any time or allowed to lapse after a year's time. There is therefore no assurance that the 50% payment limitation will remain in place for an extended period, nor that RMIC will ultimately regain enough capital to re-enter the market and write new business, or that the Order will preclude the statutory impairment of RMIC at a later date. Absent substantial capital additions and future regulatory and other approvals, the ability of the Company and its insurance subsidiaries to reemerge as an active underwriter of new business is highly doubtful. The ultimate parent, ORI, has communicated its unwillingness and inability to provide additional capital funds in an amount sufficient to restore and maintain minimum risk-to-capital ratios. Accordingly, recapitalization of the Company will be dependent on the possible availability of capital market sources.

The above circumstances raise substantial doubt about the Company and its insurance subsidiaries' ability to continue as going concerns. However, the accompanying financial statements have been prepared on the assumption that the Company will continue as a going concern. Under this assumption RFIG contemplates the realization of assets, liquidation of liabilities, and settlement of deferred payment obligations in the ordinary course of running off the business over several years. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Pertinent accounting and disclosure pronouncements issued from time to time by the FASB are adopted by the Company as they become effective. The FASB recently issued guidance requiring additional disclosures over the fair value of financial instruments. The disclosures relative to these matters are included in the pertinent notes herein.

The financial accounting and reporting process relies on estimates and on the exercise of judgment. In the opinion of management all adjustments, consisting only of normal recurring accruals necessary for a fair presentation of the results have been recorded for the interim periods. Amounts shown in the consolidated financial statements and applicable notes are stated (except as otherwise indicated and as to share data) in millions, which amounts may not add to totals shown due to truncation. Necessary reclassifications are made in prior periods' financial statements whenever appropriate to conform to the most current presentation.

2. Common Share Data:

Earnings Per Share - Consolidated basic earnings per share excludes the dilutive effect of common stock equivalents and is computed by dividing income (loss) available to common stockholders by the weighted-

average number of common shares actually outstanding for the period. Diluted earnings per share are similarly calculated with the inclusion of dilutive common stock equivalents. The following table provides a reconciliation of net income (loss) and number of shares used in basic and diluted earnings per share calculations.

	Quarters Ended March 31,
	2012	2011
Numerator:
Net Income (loss)	$(53.2)	$(64.5)

Numerator for basic earnings per share-income (loss) available to common stockholders	$(53.2)	$(64.5)

Numerator for diluted earnings per share-income (loss) available to common stockholders after assumed conversions	$(53.2)	$(64.5)

Denominator:
Denominator for basic earnings per share-weighted-average shares	19,349,643	16,262,473
Effect of dilutive securities	—	—

Denominator for diluted earnings per share -adjusted weighted-average shares	19,349,643	16,262,473

Earnings per share: Basic	$(2.75)	$(3.97)

Diluted	$(2.75)	$(3.97)

Anti-dilutive common share equivalents excluded from earnings per share computation - warrants	3,362,637	—

3. Investments:

The Company may classify its invested assets in terms of those assets relative to which it either (1) has the positive intent and ability to hold until maturity, (2) has available for sale or (3) has the intention of trading. As of March 31, 2012 and December 31, 2011, all the Company's invested assets were classified as “available for sale.”

Fixed maturity securities classified as “available for sale” and common stocks (equity securities) are included at fair value with changes in such values, net of deferred income taxes, reflected directly in shareholder's equity. Fair values for fixed maturity securities and equity securities are based on quoted market prices or estimates using values obtained from independent pricing services as applicable.

The Company reviews the status and fair value changes of each of its investments on at least a quarterly basis during the year, and estimates of other-than-temporary impairments (“OTTI”) in the portfolio's value are evaluated and established at each quarterly balance sheet date. In reviewing investments for OTTI, the Company, in addition to a security's market price history, considers the totality of such factors as the issuer's operating results, financial condition and liquidity, its ability to access capital markets, credit rating trends, most current audit opinion, industry and securities markets conditions, and analyst expectations to reach its conclusions. Sudden fair value declines caused by such adverse developments as newly emerged or imminent bankruptcy filings, issuer default on significant obligations, or reports of financial accounting developments that bring into question the validity of previously reported earnings or financial condition, are recognized as realized losses as soon as credible publicly available information emerges to confirm such developments. Absent issuer-specific circumstances that would result in a contrary conclusion, any equity security with an unrealized investment loss amounting to a 20% or greater decline for a six month period is considered OTTI. In the event the Company's estimate of OTTI is insufficient at any point in time, future periods' net income (loss) would be adversely affected by the recognition of additional realized or impairment losses, but its financial position would not necessarily be affected adversely inasmuch as such losses, or a portion of them, could have been recognized previously as unrealized losses in shareholder's equity. The Company recognized no OTTI adjustments for the quarters ended March 31, 2012 and 2011.

The amortized cost and estimated fair values by type and contractual maturity of fixed maturity securities are shown in the following tables. Expected maturities will differ from contractual maturities since borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed Maturity Securities by Type:
March 31, 2012:
U.S. Governments	$193.9	$2.7	$—	$196.6
Tax-exempt	1.0	—	—	1.0
Corporate	1,036.7	17.5	2.2	1,052.0

	$1,231.6	$20.2	$2.2	$1,249.7

December 31, 2011:
U.S. Governments	$220.4	$3.2	$—	$223.7
Tax-exempt	8.4	—	—	8.4
Corporate	1,069.0	16.1	2.9	1,082.1

	$1,297.9	$19.4	$3.0	$1,314.3

	Amortized Cost	Estimated Fair Value
Fixed Maturity Securities Stratified by Contractual Maturity at March 31, 2012:
Due in one year or less	$216.1	$218.4
Due after one year through five years	412.9	422.1
Due after five years through ten years	585.4	591.8
Due after ten years	17.0	17.3

	$1,231.6	$1,249.7

The following table reflects the Company's gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in an unrealized loss position. Fair value and issuer's cost comparisons follow:

	12 Months or Less		Greater than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
March 31, 2012:
Fixed Maturity Securities:
U.S. Governments	$—	$—	$—	$—	$—	$—
Tax-exempt	—	—	—	—	—	—
Corporate	222.6	2.2	—	—	222.6	2.2

Subtotal	222.6	2.2	—	—	222.6	2.2
Equity Securities	—	—	—	—	—	—

Total	$222.6	$2.2	$—	$—	$222.6	$2.2

December 31, 2011:
Fixed Maturity Securities:
U.S. Governments	$15.9	$—	$—	$—	$15.9	$—
Tax-exempt	—	—	—	—	—	—
Corporate	239.9	2.9	—	—	239.9	2.9

Subtotal	255.9	3.0	—	—	255.9	3.0
Equity Securities	—	—	—	—	—	—

Total	$255.9	$3.0	$—	$—	$255.9	$3.0

At March 31, 2012, the Company held 70 fixed maturity and 1 equity security in an unrealized loss position, representing 14.9% as to fixed maturities and 50.0% as to equity securities of the total number of such issues it held. At December 31, 2011, the Company held 88 fixed maturity and 1 equity security in an unrealized loss position, representing 17.9% as to fixed maturities and 50.0% as to equity securities of the total number of such issues it held. Of the securities in an unrealized loss position, no fixed maturity securities and 1 equity security had been in a continuous unrealized loss position for more than 12 months as of both March 31, 2012 and December 31, 2011. The unrealized losses on these securities are primarily attributable to a post-purchase rising interest rate environment and/or a decline in the credit quality of some issuers. As part of its assessment of other-than-temporary impairments, the Company considers its intent to continue to hold and the likelihood that it will not be required to sell investment securities in an unrealized loss position until cost recovery, principally on the basis of its asset and liability maturity matching procedures.

Fair Value Measurements - Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price) at the measurement date. A fair value hierarchy is established that prioritizes the sources (“inputs”) used to measure fair value into three broad levels: inputs based on quoted market prices in active markets (Level 1); observable inputs based on corroboration with available market data (Level 2); and unobservable inputs based on uncorroborated market data or a reporting entity's own assumptions (Level 3). Following is a description of the valuation methodologies and general classification used for securities measured at fair value.

The Company uses quoted values and other data provided by a nationally recognized independent pricing source as inputs into its quarterly process for determining fair values of its fixed maturity and equity securities. To validate the techniques or models used by pricing sources, the Company's review process includes, but is not limited to: (i) initial and ongoing evaluation of methodologies used by outside parties to calculate fair value; and (ii) comparing the fair value estimates to its knowledge of the current market and to independent fair value estimates provided by the investment custodian. The independent pricing source obtains market quotations and actual transaction prices for securities that have quoted prices in active markets and uses its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing source uses observable market inputs including, but not limited to, investment yields, credit risks and spreads, benchmarking of like securities, broker-dealer quotes, reported trades and sector groupings to determine a reasonable fair value.

Level 1 securities include U.S. Treasury notes, publicly traded common stocks, the quoted net asset value ("NAV") mutual funds, and short-term investments in highly liquid money market instruments. Level 2 securities generally include corporate bonds, municipal bonds and certain U.S. government agency securities.

The following tables show a summary of invested assets measured at fair value segregated among the various input levels described above:

March 31, 2012:	Level 1	Level 2	Level 3	Total
Available for sale:
Fixed maturity securities:
U.S. Governments	$16.7	$179.9	$—	$196.6
Tax-exempt	—	1.0	—	1.0
Corporate	—	1,052.0	—	1,052.0
Equity securities	—	—	—	—
Short-term investments	$391.6	$—	$—	$391.6

December 31, 2011:	Level 1	Level 2	Level 3	Total
Available for sale:
Fixed maturity securities:
U.S. Governments	$16.9	$206.7	$—	$223.7
Tax-exempt	—	8.4	—	8.4
Corporate	—	1,082.1	—	1,082.1
Equity securities	—	—	—	—
Short-term investments	$356.0	$—	$—	$356.0

There were no transfers between Levels 1, 2, or 3 during the quarter ended March 31, 2012.

Investment income is reported net of allocated expenses and includes appropriate adjustments for amortization of premium and accretion of discount on fixed maturity securities acquired at other than par value. Dividends on equity securities are credited to income on the ex-dividend date. Realized investment gains and losses, which result from sales or write-downs of securities, are reflected as revenues in the income statement and are determined on the basis of amortized value at date of sale for fixed maturity securities, and cost in regard to equity securities; such bases apply to the specific securities sold. Unrealized investment gains and losses, net of any deferred income taxes, are recorded directly as a component of accumulated other comprehensive income in shareholder's equity. At March 31, 2012, the Company and its subsidiaries had no non-income producing fixed maturity securities.

The following table reflects the composition of net investment income, net realized gains or losses, and the net change in unrealized investment gains or losses for each of the years shown.

	Quarters Ended March 31,
	2012	2011
Investment income from:
Fixed maturity securities	$9.6	$15.8
Equity securities	—	—
Short-term investments	.1	—
Other sources	.6	.7

Gross investment income	10.4	16.7
Investment expenses	.1	.1

Net investment income	$10.3	$16.6

Realized gains (losses) on:
Fixed maturity securities:
Gains	$—	$1.4
Losses	—	—

Net	—	1.4

Equity securities	—	—

Total	—	1.4
Income taxes (credits)	—	.5

Net realized gains (losses)	$—	$.9

Changes in unrealized investment gains (losses) on:
Fixed maturity securities	$1.6	$(4.9)
Less: Deferred income taxes (credits)	.5	(1.7)

Net changes in unrealized investment gains (losses)	$1.0	$(3.2)

Equity securities	$—	$1.8
Less: Deferred income taxes (credits)	—	.6

Net changes in unrealized investment gains (losses)	$—	$1.1

4. Commitments and Contingent Liabilities:

Legal proceedings against the Company and its subsidiaries routinely arise in the normal course of business and usually pertain to claim matters related to insurance policies and contracts. Other, non-routine legal proceedings which may prove to be material to the Company or a subsidiary are discussed below.

On December 31, 2009, Republic Mortgage Insurance Company and Republic Mortgage Insurance Company of North Carolina (together “RMIC”) filed a Complaint for Declaratory Judgment in the Supreme Court of the State of New York, County of New York, against Countrywide Financial Corporation, Countrywide Home Loans, Inc., The Bank of New York Mellon Trust Company, N.A., BAC Home Loans Servicing, LP, and Bank of America N.A. as successor in interest to Countrywide Bank, N.A. (together “Countrywide”) (Republic Mortgage Insurance Company, et al. v. Countrywide Financial Corporation, et al.). The suit relates to five mortgage insurance master policies (the “Policies”) issued by RMIC to Countrywide or to the Bank of New York Mellon Trust Company as co-trustee for trusts containing securitized mortgage loans that were originated or purchased by Countrywide. RMIC has rescinded its mortgage insurance coverage on over 1,500 of the loans originally covered under the Policies based upon material misrepresentations of the borrowers in their loan applications or the negligence of Countrywide in its loan underwriting practices or procedures. Each of the coverage rescissions occurred after a borrower had defaulted and RMIC reviewed the claim and loan file submitted by Countrywide. The suit seeks the Court's review and interpretation of the Policies' incontestability provisions and its validation of RMIC's investigation procedures with respect to the claims and underlying loan files.

On January 29, 2010, in response to RMIC's suit, Countrywide served RMIC with a demand for arbitration under the arbitration clauses of the same Policies. The demand raises largely the same issues as those raised in RMIC's suit against Countrywide, but from Countrywide's perspective, as well as Countrywide's and RMIC's compliance with the terms, provisions and conditions of the Policies. The demand includes a prayer for punitive, compensatory and consequential damages. RMIC filed a motion to stay the arbitration, and Countrywide filed a motion to dismiss RMIC's lawsuit and to compel the arbitration. On July 26, 2010, the Court granted Countrywide's motion, ordering the matters be submitted to arbitration and dismissing the lawsuit. The arbitration is proceeding.

After its First Amended Complaint was dismissed on May 4, 2011, on July 19, 2011, J.P. Morgan Chase Bank, N.A. ("Chase") filed a Second Amended Complaint against RMIC in the U.S. District Court for the District of New Jersey arising out of RMIC's rescissions of coverage on approximately 377 mortgage loans. (J.P. Morgan Chase Bank, N.A. v. Republic Mortgage Insurance Company). The new lawsuit abandons the earlier claim, which the Court dismissed, that RMIC could not unilaterally rescind coverage. Instead, Chase alleges that RMIC's rescissions were improper either because the coverage had become incontestable; or the rescissions relied upon evidence that was either improperly obtained or insufficient, unreliable or immaterial; or the rescissions were not permitted by applicable law. Based on these allegations, Chase asserts claims for breach of contract, breach of good faith and fiduciary duties, negligence and violations of Colorado and Louisiana insurance laws and seeks declaratory relief and unspecified compensatory, treble and punitive damages. On September 26, 2011, RMIC filed a motion for entry of an order dismissing various claims in the Second Amended Complaint with prejudice and requiring Chase to provide a more definitive statement of any remaining claims. That motion is awaiting the Court's actions.

Eight purported class action suits alleging RESPA violations have been filed in the Federal District Courts for the Central District of California, two in the Eastern District of Pennsylvania, two in the Western District of Pennsylvania, two in the Eastern District of California, and one in the Southern District of New York, between December 9, 2011 and April 19, 2012. The suits target J.P. Morgan Chase Bank, N.A., the PNC Financial Services Group, Inc. as successor to National City Bank, N.A., Citibank, N.A., Wachovia Bank, N.A., HSBC Bank USA, N.A., Bank of America, and Fifth Third Bank, each of their wholly-owned captive insurance subsidiaries and a number of the mortgage guaranty insurance companies, including RMIC. (Samp, Komarchuk, Whitaker v. J.P. Morgan Chase Bank, N.A., et al.; White, Hightower v. The PNC Financial Services Group, Inc., et al.; Menichino v. CitiBank, N.A., et al.; Ranjha v. Wachovia Bank, N.A., et al.; McCarn v. HSBC Bank USA, N.A., et al.; Riddle v. Bank of America, et al.; Manners v. Fifth Third Bank, et al.; and Rulison v. ABN AMRO/CitiBank, N.A., et al.) On March 14, 2012, the suit against Wachovia Bank and the mortgage insurers was voluntarily dismissed without prejudice by the plaintiffs. The lawsuits, filed by the same law firms in all but the most recent case, are substantially identical in alleging that the mortgage guaranty insurers had reinsurance arrangements with the defendant banks' captive insurance subsidiaries under which payments were made in violation of the anti-kickback and fee splitting prohibitions of Sections 8(a) and 8(b) of RESPA. Each of the suits seeks unspecified damages, costs, fees and the return of the allegedly improper payments. A class has not been certified in any of the suits.

On January 27, 2012, a purported national class action suit was filed in the Federal District Court, Northern District of California, Oakland Division. This suit names as defendants ORI and five of its subsidiaries, including RMIC. The suit alleges unfair, unlawful and fraudulent business practices in violation of California's Business & Professions Code and the payment of commissions and kickbacks in violation of the California Insurance Code and RESPA. The suit seeks declaratory injunctive relief, restitution and treble damages in unspecified amounts, and costs and fees.

Commensurate with the regulatory approval of various reinsurance agreements discussed in Note 8, RFIG may also be effected by the following legal proceedings.

On December 19, 2008, Old Republic Insurance Company and Old Republic Insured Credit Services, Inc., (“Old Republic”) filed suit against Countrywide Bank FSB, Countrywide Home Loans, Inc. (“Countrywide”) and Bank of New York Mellon, BNY Mellon Trust of Delaware in the Circuit Court, Cook County, Illinois (Old Republic Insurance Company, et al. v. Countrywide Bank FSB, et al.). The suit seeks rescission of various credit indemnity policies issued to insure home equity loans and home equity lines of credit which Countrywide had securitized or held for its own account, and a declaratory judgment and money damages based upon material misrepresentations either by Countrywide as to the credit characteristics of the loans or by the borrowers in their loan applications. Countrywide filed a counterclaim alleging a breach of contract, bad faith and seeking a declaratory judgment challenging the factual and procedural bases that Old Republic had relied upon to deny or rescind coverage for individual defaulted loans under those policies, as well as unspecified compensatory and punitive damages.

On November 3, 2010, Bank of America, N.A. (“B of A”) filed suit against Old Republic Insurance Company ("ORIC") in the U.S. District Court of the Western District of North Carolina (Bank of America, N.A. v. Old Republic Insurance Company) alleging breach of contract, breach of the duty of good faith and fair dealing, and bad faith with respect to ORIC's handling of certain claims under a policy of credit indemnity insurance issued to B of A. The policy is not related to those issued to Countrywide, which are the subject of the above-noted separate litigation. The B of A suit seeks a declaratory judgment with respect to the interpretation of certain policy terms, B of A's compliance with certain terms and conditions of the policy, and the propriety of certain positions and procedures taken by ORIC in response to claims filed by B of A. The suit also seeks money damages in excess of $320, pre-and post-judgment interest and unspecified punitive damages. On January 23, 2012, ORIC filed a counterclaim seeking damages based on B of A's alleged interference with ORIC's subrogation rights.

On February 18, 2011, the Federal Deposit Insurance Corporation, as receiver of AmTrust Bank, filed a suit against Old Republic Insurance Company (“ORIC”) in the U.S. District Court for the Northern District of Ohio arising out of ORIC's termination of a credit indemnity policy issued to insure home equity loans made or held by AmTrust. The suit (Federal Deposit Insurance Corporation v. Old Republic Insurance Company) alleges breach of contract and seeks a declaratory judgment that ORIC's attempted termination and/or cancellation of the policy did not terminate coverage of the insured loans and that ORIC remains obligated to provide coverage for such loans under the policy. The suit seeks damages in excess of $46, declaratory relief, pre-and post-judgment interest, attorneys' fees and costs. The suit was settled on April 27, 2012 in return for a complete termination of the policy in question. The company's obligations under this settlement were considered during its periodic loss reserving process.

Under GAAP, an estimated loss is accrued only if the loss is probable and reasonably estimable. The Company and its subsidiaries have defended and intend to continue defending vigorously against each of the aforementioned actions. The Company does not believe it probable that any of these actions will have a material adverse effect on its consolidated financial condition, results of operations, or cash flows, though there can be no assurance in such regards. Nor is the Company able to make a reasonable estimate or range of estimates of any potential liability under these lawsuits, the counterclaim, and the arbitration, all of which seek unquantified damages, attorneys' fees, and expenses. It is also unclear what effect, if any, the run-off operating mode of the Company's insurance subsidiaries and the continued depletion of the capital will have on the legal actions.

5. Debt:

As of March 31, 2012 and December 31, 2011, the Company had notes of $180.0 and $175.0, respectively, due to ORI. In March, 2012 the Company's $175.0 notes payable to ORI were increased to $180.0 after a cash receipt of $5.0 from ORI. The notes were then consolidated into a single new note with detachable warrants to acquire RFIG common shares. The new note expires on December 31, 2038 and bears a variable interest rate indexed to the London Interbank Offered Rate (“LIBOR”) plus 450 basis points, not to exceed a maximum rate of 8.5%. The effective rates were 4.77% and 4.76% for March 31, 2012 and 2011, respectively. The new note is collateralized by the surplus notes previously issued by RMIC and RMICNC in the aggregate amount of $155.0 and the stock of our three mortgage insurance companies.

Concurrent with the issuance of the new note, a total of 18,000,000 warrants were issued with the right to purchase one RFIG common share for $0.12 per share per warrant. The warrants may be exercised in whole or in part at any time after March 31, 2015 except that earlier exercise could occur in the event of certain exigent circumstances such as the acquisition of more than 15% of any RFIG voting securities by any one investor or group of investors acting in concert. A portion of the note principal amount was allocated to the warrants and accounted for as additional paid-in capital equal to their relative fair value of $2.1.

6. Income Taxes:

Tax positions taken or expected to be taken in a tax return by the Company are recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. To the best of management's knowledge there are no expected tax uncertainties that would result in significant increases or decreases to unrecognized tax benefits within the next twelve month period. The IRS is currently examining ORI’s 2008 consolidated Federal income tax return, along with its amended returns for the year 2005 through 2007 relative to a claim for recovery of taxes previously paid. ORI’s consolidated 2006 Federal income tax return has been examined and no significant adjustments have been identified. The Company classifies interest and penalties as income tax expense in the consolidated statement of income.

The allocation of current and deferred income taxes is based on the Company's relative contribution to ORI's consolidated income tax expense or benefit with current credit for net losses to the extent recoveries are available through group income offsets or carry-back claims. The Company's financial statements reflect the application of this methodology to all periods presented. Under a separate return approach, taxes would be allocated to ORI's subsidiaries as if they were separate taxpayers and stand-alone entities. Under this approach, it is more likely than not that full realization of RFIG’s deferred tax assets would not be achieved in 2012. If a separate return approach had been applied to RFIG's March 2011 financial statements, there would not have been any net impact to the Company's financial position or results of operations. The following table demonstrates the impact on the Company’s 2012 financial statements as if taxes were allocated to RFIG using a separate return approach.

		(Unaudited)
March 31, 2012	As Reported	Pro Forma Adjustments	Pro Forma RFIG
Income taxes (credits): Current	$(29.8)	$29.8	$—
Deferred	1.2	34.6	35.8
Total	(28.6)	64.4	35.8
Net income (loss)	(53.2)	(64.4)	(117.6)
Shareholder's equity (deficit)	$(17.5)	$(64.4)	$(82.0)

7. Acquisition of and Combination with Old Republic's Credit Indemnity Division:

In March, 2012, RFIG issued 16,525,441 common shares in exchange for all the stock of Republic Credit Indemnity Companies, Inc. (“RCICI”), an insurance holding company recently formed by ORI. RCICI was organized to encompass the Consumer Credit Indemnity (“CCI”) Division of ORI's General Insurance Group (property and liability) subsidiary. On the date of exchange, RCICI's balance sheet consisted of the following accounts:

Cash and short-term funds	$15.0
Investment in three CCI agency and related services companies at ORI's historical GAAP carrying value	1.5

Total assets	$16.5

Liabilities	$—

Common shareholder's equity:
Capital stock	.1
Paid in capital	16.0
Retained earnings	.3

Total common shareholder's equity	16.5

Total liabilities and common shareholder's equity	$16.5

8. Subsequent Events:

(a) Acquisition and Combination with Old Republic Credit Indemnity Division - RCICI, as a wholly-owned subsidiary of RFIG, has agreed to:

(1)	Acquire for cash of $3.2 all of the stock of Republic Credit Indemnity Company (“RCIC”) an inactive property and liability insurer owned by an ORI subsidiary;

(2)	Assume (effective April 1, 2012) as reinsurance by RCIC, a 100% quota share portfolio of all CCI premium and loss reserves from the ORI insurance company subsidiary that underwrote this coverage. As of March 31, 2012, all such reserves amounted to $33.4; and

(3)	Enter into, through RCIC, a stop loss reinsurance agreement with an ORI general insurance subsidiary. In substance, the stop loss agreement will cover RCIC's quota share exposures in excess of 85% loss ratio retention (for up to 70 additional loss ratio points) during the term of the reinsurance contract.

The reinsurance agreements referred to above were approved by the required participating companies' state of domicile on May 3, 2012.

(b) Private placement - On May 18, 2012, the Company completed a private placement of 8,500,000 newly issued shares of common stock at $0.12 per share.